Exhibit 2.1

ASSET PURCHASE AGREEMENT

BY AND AMONG

THE SELLER,

EACH OF THE OWNERS,

CANO HEALTH, LLC,

and

VENTURA DE PAZ

DATED JULY 2, 2021

-i-

TABLE OF CONTENTS

(Continued)

-ii-

TABLE OF CONTENTS

(Continued)

-iii-

INDEX OF EXHIBITS

Exhibit A	–	Employment Agreements

Exhibit B	–	Consulting Agreement

Exhibit C	–	R&W Policy

Exhibit D	–	Bill of Sale

Exhibit E	-	Transition Services Agreement

Exhibit F	–	Related Party Leases

Exhibit G	–	Release of Claims

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is made as of July 2, 2021, by and among (i) Doctor’s Medical Center, LLC (“Seller”), (ii) each Owner (as defined herein), (iii) Cano Health, LLC, a Florida limited liability company (“Buyer”), and (iv) Ventura De Paz in his capacity as Owners’ Representative (“Owners’ Representative”) and with respect to Section 8.6. The Seller, Owners, Buyer, and Owners’ Representative are referred to collectively herein as the “Parties” and each individually as a “Party.”

WHEREAS, DMC Equity Holdings LLC, a Delaware limited liability company (“DMC Parent”), owns 100% of the issued and outstanding Equity Interests of the Seller (the “Seller Equity Interests”), and the Owners collectively own 100% of the issued and outstanding Equity Interests of DMC Parent (the “DMC Parent Equity Interests”);

WHEREAS, the Seller is engaged, in a primary care clinic setting, in the performance of professional medical services, diagnostic, therapeutic and ancillary services, nursing and other clinical services, outpatient managed care and fee-for-service healthcare services across multi-specialties and all other services incidental to the operation of a primary care medical practice (the “Business”);

WHEREAS, simultaneously with the execution of this Agreement, and as a further inducement to the Buyer to enter into this Agreement, each of Venus de Paz, Camila Valverde, Javier Machin Ramos, Mayra Torres and Dr. Samuel Nodal is entering into the employment agreements attached hereto as Exhibit A (the “Employment Agreements”); and

WHEREAS, the Buyer desires to, among other things, acquire substantially all the assets or assume certain Liabilities from the Seller, and the Seller desires to, among other things, sell or assign to the Buyer substantially all of the assets of the Seller in accordance with the terms and subject to the conditions contained in this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter contained, the Parties hereby agree as follows:

SECTION 1. DEFINITIONS.

1.1 Definitions. For purposes of this Agreement, the following capitalized terms shall have the meanings set forth below:

“Affiliate” means, with respect to any Person, any other Person controlling, controlled by or under common control with such particular Person, where “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person whether through the ownership of voting securities, as trustee, personal representative or executor, by contract, credit arrangement or otherwise.

“Ancillary Agreements” means each of the documents and instruments executed and delivered in connection with this Agreement, including the Employment Agreements, TSA and the Related Party Leases.

“Bonus and Severance Payments” means all accrued but unpaid (as of immediately prior to Closing) (a) management bonuses and (b) any severance payable to any former employee of the Seller (together with the employer portion of any payroll or employment Taxes (including such Taxes deferred pursuant to the CARES Act) associated with the foregoing).

“Business Day” means any day that is not a Saturday, Sunday or other day on which banks are required or authorized by Law to be closed in the State of Florida.

“Buyer Deductible” means an amount equal to $1,500,000.

“CARES Act” means the U.S. Coronavirus Aid, Relief, and Economic Security Act of 2020 (Public Law 116-136) and all rules, regulations and guidance issued by any Governmental Authority with respect thereto (including the U.S. Small Business Administration (the “Small Business Administration”)), and any successor statute (including for the avoidance of doubt the Consolidated Appropriations Act of 2021, P.L. 116-260), in each case as in effect from time to time.

“Cash Amount” means, as of any designated date or time, all cash, cash equivalents (including unrestricted marketable securities and short-term investments) and cash deposits of the Seller (whether on hand at the Seller or in bank accounts of the Seller), increased by amounts resulting from the clearance of checks, Automated Clearing House transactions or other instruments or transfers deposited in or made or transferred to the Seller’s bank accounts as of such date (whether or not such clearance occurs before, on or after such date), net of any outstanding checks delivered by the Seller to any third party that have not been cashed as of the Closing Date and excluding to the extent otherwise included in the amounts above any cash which is not freely usable and available to the Seller because such cash is subject to restrictions or limitations on use or distribution (other than uncleared amounts set forth above).

“Cash Consideration” means $300,000,000.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended from time to time prior to the Closing Date, and any rules or regulations promulgated thereunder.

“Company Employee Plan” means: (a) an employee benefit plan within the meaning of Section 3(3) of ERISA whether or not subject to ERISA, (b) stock option plans, stock purchase plans, bonus or incentive plans, severance pay plans, programs or arrangements, deferred compensation arrangements or agreements, employment agreements, compensation plans, programs, agreements or arrangements, change in control plans, programs or arrangements, supplemental income arrangements, vacation plans, and all other employee benefit plans, agreements, and arrangements, not described in (a) above and (c) plans or arrangements providing compensation to employee and non-employee directors, in each case in which the Seller contributes to, or provides benefits under or through such plan, or has any obligation to contribute to or provide benefits under or through such plan, or if such plan provides benefits to or otherwise covers any current or former employee, officer or director of the Seller (or their spouses, dependents, or beneficiaries).

“Company Intellectual Property” means all Intellectual Property owned or purported to be owned by the Seller, used or held for use by the Seller or that was developed by or for the Seller. “Company Intellectual Property” includes Company Patents, Company Marks, and Company Copyrights.

“Company Material Adverse Effect” means any change, condition, fact, effect, event or occurrence that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on (a) the assets, liabilities, condition (financial or otherwise), business or results of operations of the Seller taken as a whole, or (b) the ability of the Seller to consummate the transactions contemplated hereby on a timely basis; provided, however, that none of the following shall be deemed in itself, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or could reasonably be expected to be a Company Material Adverse Effect: (i) business, regulatory or other conditions that generally affect the sector in which the Seller operates; (ii) general economic conditions, including changes in the credit, debt or financial capital markets, securities markets, currency markets or other financial markets, in each case, in the United States or anywhere else in the world; (iii) any changes in, or actions required to be taken under, applicable Laws or GAAP; (iv) any global, national or regional political conditions, including hostilities, acts of war, sabotage or terrorism or military actions or any escalation, worsening or diminution of any such hostilities, acts of war, sabotage or terrorism or military actions existing or underway; (v) any hurricane, earthquake, flood, tsunami, tornado, mudslide, wild fire or other natural disaster and other force majeure events in the United States or any other country or region in the world; (vi) any virus, epidemic or pandemic, including COVID-19 and any COVID-19 Measures; (vii) compliance with the terms of, or the taking of any action required or contemplated by, this Agreement or the failure to take any action prohibited by this Agreement; (viii) any actions taken, or failure to take action, in each case, that Buyer has in writing approved, consented to or requested; (ix) the announcement or publication of the signing of this Agreement; and (x) any failure of the Seller to meet any internal projections or forecasts or estimates of revenues or earnings for any period (provided that the facts and circumstances giving rise to such failure may be deemed to constitute, and may be taken into account when determining whether there has been, a Company Material Adverse Effect if such facts and circumstances are not otherwise described in clauses (i) - (ix); except to the extent any of the matters described in the foregoing clauses (i) through (vi) have a disproportionate effect on the Seller, as compared to other participants in the industry in which the Seller operates.

“Company IT Assets” means any and all IT Assets used or held for use in connection with the operation of the business of the Seller as previously conducted, as currently conducted or as currently proposed to be conducted.

“Confidential Information” means all of Seller’s Trade Secrets, processes, patent applications, products, brands (including product specifications, recipes, formulas or manufacturing processes), product development, price, customer and supplier lists, pricing and marketing plans, policies and strategies, details of contracts operations methods, supplier information and relationships, product development techniques, business acquisition plans, new personnel acquisition plans and all other confidential or proprietary documents and information relating to the business and affairs of the Seller, including any notes, analyses, compilations, studies, forecasts, interpretations or other documents that are derived from, contain, reflect or are based upon any such information and the organization documents and other corporate records and information of the Seller.

“Consulting Agreement” means that certain consulting agreement by and between Ventura de Paz and the Buyer, substantially in the form attached hereto as Exhibit B.

“Contract” means any contract, license, sublicense, mortgage, purchase order, indenture, loan agreement, lease, sublease, agreement or instrument or any binding commitment to enter into any of the foregoing (in each case, whether written or oral) to which the Seller is a party or by which the Seller’s assets are bound.

“Copyrights” has the meaning set forth in the definition of “Intellectual Property” contained in this Section 1.1.

“COVID-19” means SARS CoV-2 or COVID-19, and any evolutions, intensification, resurgence or mutations thereof, or related or associated epidemics, pandemics, disease outbreaks or public health emergencies.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” social distancing, sequester or other applicable Law, order, directive, guidelines or recommendations by any Governmental Authority in connection with or in response to COVID-19, as well as any shut down, closure, workforce reduction, layoff, furlough instituted in connection with or in response to COVID-19.

“Disclosure Schedule,” “Disclosure Schedules” or “Schedule” means the Disclosure Schedules attached hereto and incorporated by reference herein, dated as of the date hereof, delivered by the Seller and Owners to the Buyer in connection with this Agreement.

“Effective Time” means 12:01 am on July 1, 2021.

“Environmental Requirements” means all Laws and any judicial or administrative interpretation thereof, including all judicial and administrative orders and determinations, and all Contracts, in each case concerning public health and pollution or protection of the environment, including all those relating to the presence, use, production, generation, handling, transport, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, Release, threatened Release, control or cleanup of any Hazardous Substances or hazardous or otherwise regulated materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise or radiation, as the foregoing are enacted and in effect prior to or on the Closing Date.

“Equity Interest” means, with respect to any Person, (a) any capital stock, partnership or membership interest, joint venture interest, unit of participation or other similar equity interest (however designated) in such Person and (b) any option, warrant, call, right (including purchase rights, conversion rights, exchange rights, preemptive rights, co-sale rights, rights of first refusal and similar rights) or other Contract which would entitle any other Person to acquire any such interest in such Person.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any entity, trade or business that is, or at any applicable time was, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the Seller.

“Excluded Taxes” (i) all Taxes of the Seller (or for which the Seller is liable) for any taxable period (other than with respect to the Purchased Assets, which are governed by clause (ii) below); (ii) all Taxes relating to the Purchased Assets and Assumed Liabilities for any taxable period ending on or before the Closing Date and the portion through the Closing Date of any Straddle Period; and (iii) all Transfer Taxes allocated to the Seller under Section 8.4(a).

“Federal Health Care Program” means all health benefit programs that are sponsored by a federal Governmental Authority and that the Seller participates in, whether pursuant to one or more Contracts with the applicable Governmental Authority or otherwise, including “Federal health care programs” as defined by 42 U.S.C. § 1320a-7b(f), Medicaid, Medicare, Medicare Advantage and TRICARE.

“Fraud” means an act, committed by a Party hereto, with intent to deceive another Party hereto and requires (1) a false representation of material fact made in Section 4 or Section 5 (in the case of the Seller or the Owners) or Section 6 (in the case of the Buyer); (2) with actual knowledge that such representation is false; (3) with an intention to induce the Party(ies) to whom such representation is made to act or refrain from acting in reliance upon it; (4) causing that Party, in justifiable reliance upon such false representation and with ignorance to the falsity of such representation, to take or refrain from taking action; and (5) causing such Party to suffer loss or damages by reason of such reliance; provided, however, that for the avoidance of doubt, “Fraud” shall not include any type of constructive or equitable fraud.

“Funds Flow” means that certain funds flow statement, dated as of the Closing Date, between the Buyer and the Seller.

“GAAP” means United States generally accepted accounting principles in effect at the date of preparation of the relevant document or statement or at the date of relevant analysis (as applicable), consistently applied throughout the periods involved.

“Governmental Authority” means any federal, state or local governmental department, county, municipality, commission, board, bureau, administrative or regulatory agency, or instrumentality, district or other jurisdiction of any nature, or any political subdivision thereof, government or governmental or quasi-governmental authority of any nature, or any court or commission of the foregoing or any arbitrator, mediator in binding mediation or similar dispute resolution party with binding effect.

“Hazardous Substance” means (a) substances that are defined or listed, in, or otherwise regulated pursuant to any applicable Laws as “hazardous substances,” “hazardous materials,” “hazardous wastes,” “toxic substances,” “pollutants,” “contaminants,” or any other similar term intended to define, list, or classify a substance by reason of such substance’s ignitability, corrosivity, reactivity, carcinogenicity, reproductive toxicity, “EP toxicity” or adverse effect on human health or the environment, (b) oil, petroleum, natural gas, natural gas liquids, synthetic gas, drilling fluids and other wastes associated with the exploration, development or production of crude oil, natural gas or geothermal resources, (c) any explosives or any radioactive materials, (d) asbestos in any form, (e) polychlorinated biphenyls, (f) toxic mold, mycotoxins or microbial matter (naturally occurring or otherwise) and (g) infectious waste.

“Health and Welfare Laws” means, to the extent applicable to a particular Person, all Laws relating to the provision of health care services, including clinical primary care services, dental services, optical services, massage services, management service organizations, patient health information, patient abuse, the quality and medical necessity of medical care, rate setting, equipment, personnel, corporate practice of medicine, health care providers, participation in government programs, the practice of medicine, rehabilitation, or therapy, professional licensure, pharmacology and the securing, administering and dispensing of drugs, devices, medicines and controlled substances, medical documentation, physician orders, medical or clinical record retention, laboratory services, research, unprofessional conduct, corporate practice of medicine, fee-splitting, referrals, billing and submission of false or fraudulent claims, claims processing, quality, safety, medical necessity, privacy and security, patient confidentiality, informed consent, the hiring of employees or acquisition of services or supplies from Persons debarred, suspended or excluded from participation in Governmental Health Care Programs, standards of care, quality assurance, risk management, utilization review, peer review, mandated reporting of incidents, occurrences, diseases and events and advertising or marketing of Seller’s services, the licensure, certification, or qualification of the Seller related to healthcare operations or any healthcare assets, healthcare operational, healthcare regulatory and healthcare compliance matters of the Seller, Federal Health Care Program conditions of participation, and the provision of and payment for healthcare services provided by the Seller including: (a) all federal, state, and local health care-related kickback, self-referral, fraud and abuse and patient inducement Laws, including the federal Anti-Kickback Statute (42 U.S.C. §1320a-7b), the federal civil False Claims Act (31 U.S.C. §3729 et seq.), the federal criminal False Claims Act (18 U.S.C. §287), the Florida False Claims Act (Fla. Stat. § 68.081), the Florida Patient Brokering Act (Fla. Stat. § 817.505) and Florida Medicaid Antikickback Statute (Fla. Stat. § 456.054, and § 817.505), the Florida Medicaid Provider Fraud Statute (Fla. Stat. § 409.920), the federal Program Fraud Civil Remedies Act (31 U.S.C. §§3801-3812), the federal Civil Monetary Penalties Law (including those aspects pertaining to beneficiary inducements) (42 U.S.C. §1320a-7a), the federal Exclusion Law (42 U.S.C. §1320a-7, 42 U.S.C. §1320a-7k(d)), the federal Eliminating Kickbacks in Recovery Act of 2018 (18 U.S.C. §220), the Stark Law (42 U.S.C. §1395nn, 42 C.F.R. §§411.350 et seq.), the federal Beneficiary Inducement Statute (42 U.S.C. §1320a-7a(a)(5)), the federal Public Contracts Anti-Kickback Law (41 U.S.C. §§8701 et seq.), the federal

Bribery Statute (18 U.S.C. §666), the federal Health Care Fraud Statute (18 U.S.C. §1347), the federal Controlled Substances Act (21 U.S.C. §801), the Medicare Prescription Drug, Improvement, and Modernization Act of 2003 (Pub. L. No. 108-173), the Food, Drug and Cosmetic Act of 1938, the Prescription Drug Marketing Act of 1987, the Clinical Laboratory Improvement Act (42 U.S.C. §263a, et seq.), and the regulations promulgated pursuant to such statutes; (b) HIPAA (42 U.S.C. §1320d et seq.), and other federal and state Laws governing information security and patient confidentiality and privacy, and the regulations promulgated thereunder; (c) Medicare (Title XVIII of the Social Security Act), Medicaid (Title XIX of the Social Security Act), TRICARE, or other Federal Health Care Program, and the regulations promulgated thereunder (including applicable licensing, certification, and any other requirements; (d) the Patient Protection and Affordable Care Act of 2010, as amended by the Health Care and Education Affordability Reconciliation Act of 2010, and the regulations promulgated thereunder; (e) applicable Laws regarding the professional standards of healthcare professionals; (f) Laws relating to fee splitting, anti-kickback, professional conduct, licensure, conflicts of interest, or the corporate practice of a learned profession or licensed healthcare profession; or the employment or contracting of such professionals such as Laws relating to the provision of management or administrative services in connection with the practice of health care professions, employment of professionals by non-professionals, patient brokering, patient or program chares, claims submissions, certificates of operations and authority; (g) any state requirements for business corporations or professional corporations or associations that provide medical services or practice medicine or related learned healthcare professions; (h) any Laws pertaining to standards of professional conduct, relating to the Business; (i) applicable Laws governing participation in Governmental Health Care Programs; any Laws pertaining to licensing, certification, accreditation and any other requirements relating to the provision of health care services or the billing, submission, or collection of claims or payments in connection with, any and all of the foregoing, by the Seller, and or any rule of a Payment Program; (j) all implementing regulations, rules, ordinances, and orders related to any of the foregoing; (k) all federal or state Laws relating to billing or claims for reimbursement submitted to any third-party payor; (l) any other federal or state Law relating to fraudulent, abusive or unlawful practices connected in any way with the provision of health care items or services, or the billing for or claims for reimbursement or payment for such items or services provided to a beneficiary of any state, federal or other governmental health care or health insurance program; (m) applicable state Laws relating to health care fraud and abuse and financial relationships between referral sources and referral recipients; and (n) any and all other applicable health care Laws, each of (a) through (n) as may be amended from time to time.

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996, as amended by the Health Information Technology for Economic and Clinical Health Act (Pub. L. No. 111-5), and all Laws promulgated pursuant thereto or in connection therewith, including but not limited to the HIPAA Privacy Rule (45 C.F.R. Parts 160 and 164), the Electronic Transactions Standards (45 C.F.R. Parts 160 and 162), the Security Standards (45 C.F.R. Parts 160, 162 and 164), and the Breach Notification Rule (45 C.F.R. Parts 160 and 164 Parts A and D) as amended by the HITECH Act, the 21st Century Cures Act (Pub. L. 114-255), and as otherwise may be amended from time to time by Congress and/or rulemaking authority of the Secretary of the Department of Health and Human Services.

“HITECH Act” means the Health Information Technology for Economic and Clinical Health Act, Title XIII of Division A and Title IV of Division B of the American Recovery and Reinvestment Act of 2009, Pub. Law No. 111-5 and its implementing regulations, including 42 C.F.R. § 495, as amended by the HIPAA Omnibus Rule, issued on January 25, 2013, effective as of March 26, 2013.

“Indebtedness” means, with respect to the Seller, all outstanding obligations of the Seller at the Closing in respect of, without duplication: (a) all indebtedness for borrowed money; (b) any obligations evidenced by any note, bond, debenture or other debt security or similar instruments (other than surety bonds, fidelity bonds, performance bonds, and letters of credit); (c) letters of credit, bankers’ acceptance or similar obligations or instruments, including any surety bonds, fidelity bonds or performance bonds, but in each case of this clause (c), only to the extent drawn upon; (d) capitalized leases under GAAP; (e) the deferred purchase price of property or services, including earn-outs, holdbacks, royalties and similar deferred payment obligations (other than trade payables incurred in the ordinary course of business); (f) any amounts arising out of interest rate and currency swap and hedging arrangements; (g) any management fees payable to Seller or Owners; (h) any payables related to Affiliate Transactions; (i) any obligation of another Person which is secured by a Lien on any property or asset of the Seller (whether or not such obligations are assumed by the Seller); (j) all guarantees provided by the Seller in respect of the Indebtedness or obligations referred to in the foregoing clauses (a) through (i); and (k) all principal, accrued and unpaid interest on and any prepayment premiums, penalties, “make whole amounts,” expenses, consent or other fees, breakage costs or similar contractual charges in respect of, any of the foregoing obligations computed as though payment is being made in respect thereof on the Closing Date, but only to the extent such amounts in this clause (k) are actually required to be paid or payable in connection with the prepayment of such obligations in connection with the Closing; provided, however that Indebtedness shall not include (i) any Transaction Expenses, (ii) any Bonus and Severance Payments, (iii) operating leases, and/or (iv) any Assumed Liabilities.

“Intellectual Property” means any and all of the following, as they exist in any jurisdiction throughout the world and under any international treaties or conventions: (a) patents, patent applications of any kind and patent rights (collectively, “Patents”); (b) registered and unregistered trademarks, service marks, trade names, trade dress, corporate names, logos, packaging design, slogans and Internet domain names, rights to social media accounts, and other indicia of source, origin or quality, together with all goodwill associated with any of the foregoing, and registrations and applications for registration of any of the foregoing (collectively, “Marks”); (c) copyrights in both published and unpublished works (including all compilations, databases and computer programs, manuals and other documentation and all derivatives, translations, adaptations and combinations of the above) and registrations and applications for registration of any of the foregoing (collectively, “Copyrights”); (d) trade secrets and other confidential or proprietary information (including customer and supplier lists, customer and supplier records, pricing and cost information, reports, software development methodologies, technical information, proprietary business information, process technology, plans, drawings, blue prints, know-how, inventions and invention disclosures (whether or not patented or patentable and whether or not reduced to practice), ideas, research in progress, algorithms, data, databases, data collections, designs, processes, formulae, drawings, schematics, blueprints, flow charts, models, strategies, prototypes, techniques, source code, source code documentation, testing procedures, testing results and business, financial, sales and marketing plans) and rights under applicable trade secret Law in the foregoing (collectively, “Trade Secrets”); (e) rights of publicity and privacy and data protection rights; and (f) any and all other intellectual property rights and/or proprietary rights recognized by Law.

“IT Assets” means software (including object code, binary code, source code, libraries, routines, subroutines or other code, and including commercial, open-source and freeware software), systems, servers, computers, hardware, firmware, middleware, networks, data communications lines, routers, hubs, switches and all other information technology equipment, and all associated documentation.

“Knowledge of the Seller” “to the Seller’s Knowledge” and words and phrases of similar import mean the actual knowledge, after reasonable inquiry, of the Seller or any Owner

“Law” means, to the extent applicable to a particular Person, any federal, national, state, local or similar statute, law, ordinance, regulation, rule, code, order, requirement or rule of law (including common law and Health and Welfare Laws), or any rule, mandatory policy, or manual requirement of a Payment Program or industry self-regulatory organization.

“Leased Real Property” means the real property leased, subleased or licensed by the Seller as tenant, subtenant, licensee or other similar party together with, to the extent leased, licensed or owned by the Seller, all buildings and other structures, facilities or leasehold improvements, currently or hereafter located thereon, all fixtures, systems, equipment and items of personal property and other assets of every kind, nature and description of the Seller located at or attached or appurtenant thereto and all easements, licenses, rights, options, privileges and appurtenances relating to any of the foregoing.

“Letter of Intent” means that certain letter, dated April 26, 2021, by and among the Seller and the Buyer, as amended by that certain letter, dated June 2, 2021.

“Liability” means any liability, debt, obligation, deficiency, Tax, penalty, assessment, fine, claim, cause of action or other loss, fee, cost or expense of any kind or nature whatsoever, whether asserted or unasserted, absolute or contingent, known or unknown, accrued or unaccrued, liquidated or unliquidated, and whether due or to become due and regardless of when asserted.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, claim, security interest, deeds of trust, bailment (in the nature of a pledge or for purposes of security), encroachments, licenses, leases, options, right of first refusal or first offer, right of way, easement, servitude, encumbrance or other transfer restrictions or securities interests of any kind in respect of such asset.

“Losses” (collectively) or “Loss” (individually) means all damages (including amounts paid in settlement in accordance with the provisions of this Agreement), losses, obligations, Liabilities, deficiencies, costs (including court costs, reasonable fees of accountants and other experts and reasonable attorneys’ fees, whether in respect of a third party claim or dispute between the Parties), Taxes, penalties, fines, fees, judgments, assessments, interest, monetary sanctions and expenses incurred by an Indemnified Party, including out-of-pocket expenses incident to investigating, responding to or defending any action or default, reasonable attorneys’ fees and costs incurred to comply with injunctions and other court and agency orders, but, in each case, excluding punitive and exemplary damages (unless such punitive or exemplary damages are actually paid to a third party (including a Governmental Authority, but excluding an Affiliate of any Party)).

“Marks” has the meaning set forth in the definition of “Intellectual Property” contained in this Section 1.1.

“Multiemployer Plan” shall have the meaning set forth in Section 3(37) of ERISA.

“Non-Recourse Party” means, with respect to a Party, any of such Party’s former, current and future beneficiaries, controlling Persons, directors, officers, employees, agents, Representatives, Affiliates, members, managers, general or limited partners, or assignees (or any former, current or future beneficiaries, controlling Persons, director, officer, employee, agent, Representative, Affiliate, member, manager, general or limited partner, or assignee of any of the foregoing), in each case serving in such capacity, provided however that, for the avoidance of doubt, such Persons shall not be considered a Non-Recourse Party to the extent such Person is a Party to this Agreement as the Seller or an Owner and to the extent this Agreement allows recovery against such Person.

“Order” means any order, injunction, judgment, decree, ruling, assessment or arbitration award of any Governmental Authority.

“Ordinary Course of Business” means an action taken by or on behalf of a Person that is consistent with the past practices of such Person and is taken in the ordinary course of the operations of such Person.

“Ordinary Course Business Expenses Amount” means $1,251,299.13, representing the aggregate amount of Ordinary Course of Business expenses of the Seller as of the Effective Time as described on Annex 1.1.

“Owners” means collectively the following (and each, an “Owner”):

(i) Ventura De Paz;

(ii) Franklin Llanes;

(iii) Patrick Gray;

(iv) Venus De Paz;

(v) Magaly Castaneda, and

(vi) VDP Dynasty Trust dated December 23, 2016.

“Pandemic Funding” means the CARES Act, Medicare Accelerated and Advance Payment Programs, Provider Relief Funds, and any other COVID-19 or pandemic related funding, stimulus, advance, deferral or loan program.

“Patents” has the meaning set forth in the definition of “Intellectual Property” contained in this Section 1.1.

“Payment Program” means any Federal Health Care Program and any health benefit program that is sponsored by any non-governmental Payor, state health care program, private insurer, health maintenance organization, preferred provider organization, other prepaid plan, health care service plan or other third party Payor to which the Seller submits claims for payment or reimbursement.

“Payor” means a private entity, whether an employer, third party administrator or insurer/managed care plan or Governmental Authority that pays, or is responsible for paying for diagnosis or treatment furnished to a patient on the basis of a contractual relationship with the patient or a member of his or her family, employment benefit or on the basis of the patient’s eligibility for federal, state, or local governmental benefits.

“Permits” means, with respect to any Person, any license, franchise, permit, consent, approval, right, registration, qualification, accreditation, privilege, immunity, certificate or other similar authorization (including any license to operate a facility within or outside of the State of Florida, DEA certification, Medicare, Medicaid and other provider numbers) issued by, or otherwise granted by, any Governmental Authority, professional accreditation organization, professional standards setting organization or any other similar body, in each case to which or by which such Person is subject or bound or to which or by which any property, business, operation or right of such Person is subject or bound.

“Permitted Liens” means (i) minor imperfections in title, restrictions, easements of record, rights of way and encumbrances on any real property and which are not, individually or in the aggregate, material in amount or do not or are not reasonably likely to materially detract from the value, use, occupancy or marketability of, or materially impair or interfere with the existing use of, the property affected by such encumbrances or imperfections; (ii) statutory liens for current Taxes, assessments or other governmental charges not yet delinquent as of the Closing Date or the amount or validity of which is being contested in good faith by appropriate proceedings and for which adequate reserves have been established on the books of the Seller in accordance with GAAP; (iii) mechanics’, carriers’, workers’, warehousemen’s, repairers’ and similar Liens arising or incurred in the ordinary course of business and for amounts that are not yet delinquent or are being contested in good faith by appropriate proceedings and for which adequate reserves have been established on the books and records of the Seller in accordance with GAAP; (iv) Liens securing Indebtedness as disclosed in the Disclosure Schedules; (v) non-exclusive licenses of Intellectual Property, and (vi) Liens arising in the ordinary course of business under worker’s compensation, unemployment insurance, social security, retirement and similar legislation for amounts which are not yet due and payable and for which adequate reserves have been established on the books and records of the Seller in accordance with GAAP.

“Person” means any individual, partnership, limited liability company, corporation, cooperative, association, joint stock company, trust, joint venture, unincorporated organization or Governmental Authority, body or entity or any department, agency or political subdivision thereof.

“Personal Information” means any information related to a natural individual or device that may be used, alone or in combination with other information, to identify such individual or device, or that is reasonably capable of being associated with, or could reasonably be linked, directly or indirectly, with such individual or device, along with any other information that constitutes personal data or personal information under any applicable Law.

“Practitioner” or “Practitioners” means any individual now or formerly employed or contracted by the Seller or any Affiliate to provide clinical services to patients.

“Pre-Closing Accounts Payable” means all accounts payable of the Seller solely to the extent such accounts payable arise out of the ordinary course operation or conduct of the Business during the period prior to the Closing.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and the portion of any Straddle Period ending on the Closing Date.

“Privacy Laws” means all Laws and industry self-regulatory programs concerning the collection, use, analysis, retention, storage, protection, transfer, disclosure and/or disposal of Personal Information including state consumer protection Laws, state laws regulating privacy and cybersecurity, state breach notification Laws, state social security number protection Laws, HIPAA, the Federal Trade Commission Act, the federal Privacy Act of 1974, the Telephone Consumer Protection Act, the CAN-SPAM Act, the Fair Credit Reporting Act and its state law equivalents, each as amended from time to time, as well as the Digital Advertising Alliance’s Self-Regulatory Principles for Online Behavioral Advertising, the Payment Card Industry Data Security Standard and all other requirements of the payment card brands and any state or federal Law or regulation or industry standard binding upon the Seller the purpose of which is to protect the privacy and/or security of Personal Information.

“Proceeding” means any action, arbitration, charge, claim, complaint, dispute, grievance, hearing, inquiry, investigation, litigation, unsealed qui tam action, suit (whether civil, criminal, administrative, judicial, or investigative) commenced, brought, conducted, or heard by or before, or otherwise involving, any (a) Governmental Authority, (b) Medicare fiscal intermediary or administrative contractor, recovery audit contractor, zone program integrity contractor, unified program integrity contractor or similar government program contractor or (c) arbitrator, whether at law or in equity.

“Professional” means any Person employed by, acting as an independent contractor or otherwise performing services, whether or not pursuant to a contract, for the Seller who is required under applicable Laws to hold a Permit in order to provide services or exercise his or her profession, including licensed healthcare providers.

“Purchase Price” means an amount equal to: (a) the Cash Consideration, plus (b) the Ordinary Course of Business Expenses Amount, minus (c) the amount of Indebtedness of the Seller outstanding as of immediately prior to Closing, minus (d) the amount of Transaction Expenses as of immediately prior to Closing.

“Release” shall have the meaning set forth in CERCLA.

“R&W Policy” means the representation and warranty insurance policy obtained by in connection with the transactions contemplated by this Agreement, a true and correct copy of which is attached hereto as Exhibit C.

“Seller Deductible” means an amount equal to $1,500,000.

“Straddle Period” shall mean any taxable period beginning on or before the Closing Date and ending after the Closing Date.

“Subsidiary” or “Subsidiaries” means with respect to any Person, any corporation, association, partnership, limited liability company, trust or other entity of which fifty percent (50%) or more of the outstanding voting securities or other voting Equity Interests are owned, directly or indirectly, by the pertinent Person.

“Tax” or “Taxes” means, without limitation, any federal, state, local or foreign income, gross receipts, capital gains, franchise, alternative or add-on minimum, estimated, sales, use, goods and services, transfer, registration, value added, excise, imputed underpayment, natural resources, severance, stamp, occupation, premium, unclaimed property or escheat, windfall profit, environmental, customs, duties, real property, ad valorem, special assessment, personal property, capital stock, social security, unemployment, employment, disability, payroll, license, employee or other withholding, contributions or other tax, fee, duty or charge of any kind whatsoever, whether disputed or not, imposed by any Governmental Authority, including any interest, penalties or additions to tax or additional amounts in respect of the foregoing and including any obligations to indemnify or otherwise assume or succeed to the Tax liability of any other Person.

“Tax Returns” means any returns, declarations, reports, claims for refund, information returns or other documents (including any amendments, related or supporting schedules, statements or other information) filed or required to be filed in connection with the determination, assessment, collection or payment of Taxes of any party or the administration, implementation or enforcement of or compliance with any laws, regulations or administrative requirements relating to any Taxes.

“Trade Secrets” has the meaning set forth in the definition of “Intellectual Property” contained in this Section 1.1.

“Transaction Expenses” means, without duplication, the following which have been both incurred and not paid at or prior to the Closing: (a) any fees, costs, expenses or other amounts incurred by the Seller or any Owner in connection with the negotiation of the Letter of Intent, this Agreement, performance of such Person’s and its pre-Closing Affiliates’ obligations hereunder and thereunder, including the consummation of the transactions contemplated hereby and thereby, including fees, costs and expenses of attorneys, auditors, brokers, investment bankers, and any other third party advisors of such Persons; (b) any change-of-control, retention, severance or similar payment to current or former directors, employees and other service providers of the Seller that is triggered in whole or in part by the transactions contemplated by this Agreement and any payment under deferred compensation plans, phantom stock plans, severance or bonus plans of the Seller made payable in whole or in part as a result of the transactions contemplated by this Agreement; (c) the employer portion of any payroll Taxes associated with the foregoing payments in clause (b) for which the Seller is liable (including any such Taxes deferred pursuant to the CARES Act); (d) fifty percent (50%) of the total premium, underwriting costs, brokerage commissions, taxes, and other fees and expenses of the R&W Policy; (e) any other fees, costs, expenses or other amounts that are triggered in whole or in part by the consummation of the transactions contemplated by this Agreement; provided however that Transaction Expenses shall not include any item (or the amounts related thereto) included in Indebtedness, any Bonus and Severance Payments, or Assumed Liabilities.

1.2 Other Definitions. Each of the following defined terms has the meaning given to such term in the Section set forth opposite such defined term:

Term	Section
Accountant	8.5
Affiliate Transactions	4.20
Agreement	Preamble
Anti-Kickback Statute	4.27(f)
Applicable Limitation Date	12.1(a)
Base Balance Sheet	4.5(a)
Base Balance Sheet Date	4.5(a)
Bill of Sale	9.1(f)
Business	Preamble
Buyer	Preamble
Buyer Indemnified Party	12.2(a)
Cano Health	Preamble
Claim Notice	12.2(g)(i)
Closing	3.1
Closing Date	3.1
Code	Recitals
Company Contracts	4.10(b)
Company Copyrights	4.11(a)
Company Marks	4.11(a)
Company Patents	4.11(a)
Company Payment Programs	4.27(h)
Competing Business	8.6(a)
Contingent Workers	4.16(a)
Dispute Statement	12.2(g)(i)
DMC Parent	Recitals
Employment Agreements	Recitals
Excluded Liabilities	2.2(b)
Financial Statements	4.5(a)
HSR Act	4.3
Indemnified Party	12.2(g)(i)
Indemnifying Party	12.2(g)(i)
Information Security Reviews	4.14(c)
Initial Tax Gross-up	8.6
Insiders	4.20
Lease Guaranties	8.10

Term	Section
Leases	4.8(b)
Licenses In	4.11(a)
Licenses Out	4.11(a)
Material Payor	4.6
Material Supplier	4.6
OIG	4.27(d)
Party	Preamble
Privacy Requirements	4.14(a)
Purchase Price	Recitals
Representatives	14.15
Restricted Party	8.7(b)
Restricted Period	8.6(a)
Restricted Territory	8.6(c)
Securities Act	4.4(a)
Seller	Preamble
Seller Indemnified Party	12.2(b)
Seller Medical Records	8.2(b)
Sellers Pre-Closing Privileged Communications	14.17
Owners’ Representative	Preamble
Third Party Claim	12.2(g)(i)
Third Party IP	4.11(b)
Transfer Taxes	8.4(a)
TSA	9.5(h)
Union	4.16(g)
WARN Act	4.16(h)

SECTION 2. THE TRANSACTION

2.1 Sale of Assets.

(a) Sale of Assets to Buyer. Subject to the other provisions of this Agreement, the Seller agrees to sell, assign, transfer and deliver to the Buyer, and the Buyer agrees to purchase at the Closing, all assets, rights and properties of any kind owned or held beneficially or on record by the Seller, including without limitation those used in the Business, any Cash Amounts from and after the Effective Time and any restricted cash, other than the Excluded Assets (such assets collectively, the “Purchased Assets”), in exchange for the consideration specified in this Section 2.

(b) Excluded Assets. Notwithstanding anything to the contrary contained in Section 2.1(a) or elsewhere in this Agreement, the Purchased Assets shall not include, and the Seller shall retain all of its rights, title and interest in and to, the following assets: (i) assets that may not be transferred to a Buyer under applicable Laws; (ii) all Cash Amounts as of immediately prior to the Effective Time, excluding the Ordinary Course of Business Expenses Amount; (iii) all of the Seller’s provider numbers under any Federal Health Care Programs and Payment Programs, including its National Provider Identifier (NPI) numbers and Medicaid and Medicare provider numbers; (iv) insurance policies and rights and benefits thereunder (except for any rights or benefits that relate to or arise out of any Purchased Assets and/or Assumed Liabilities, which rights and/or benefits shall be acquired by the Buyer pursuant to Section 2.1(a)); (v) all Tax Returns of the Seller and all rights to refunds of Excluded Taxes; (vi) all Company Employee Plans and all other employee benefit plans and programs; (vii) the capital stock of, or any membership interest, partnership interest or any similar equity interest in, any Person; (viii) the Seller’s rights under or pursuant to this Agreement or any Ancillary Agreement, including the rights to the Purchase Price; (ix) all personnel records and other records that the Seller is required by Law to retain in its possession (with access thereto and treatment thereof subject to Section 8.2); (x) all Sellers Pre-Closing Privileged Communications; (xi) all of the Seller’s company books and records, including all minute books, equity interest records, organizational documents and company seals; (xii) all rights to any Proceedings, rights of recovery and set-off of any nature available to or being pursued by the Seller with respect to any Excluded Asset or Excluded Liability, together with copies of all documents, records and other information relating to any such Proceedings and any Proceedings pending as of immediately prior to the Closing; and (xiii) all assets set forth on Schedule 2.1(c) of the Disclosure Schedule (such assets collectively, the “Excluded Assets”).

2.2 Assumption of Liabilities.

(a) At the Closing, the Buyer shall assume from the Seller, and shall agree to pay, discharge and perform as and when due and performable, only the following specific Liabilities of the Seller (the “Assumed Liabilities”), in exchange for the consideration specified in this Section 2:

(i) All of the Pre-Closing Accounts Payable listed on Schedule 2.2(a)(i) of the Disclosure Schedule;

(ii) All Ordinary Course of Business obligations of the Seller under the contracts listed on Section 2.2(a)(ii) of the Disclosure Schedule (the “Acquired Contracts”), but only to the extent such Ordinary Course of Business obligations were incurred in a manner consistent with past practice, and represent the customary operating expenses of the Seller; and

(iii) All service fund deficits with any Payor whether or not related to dates of service prior to the Closing (excluding, for the avoidance any Liabilities arising out of or related to coding and billing for dates of service prior to the Closing).

(b) Notwithstanding anything to the contrary contained herein, the Buyer is assuming only the Assumed Liabilities and is not assuming any other liability of the Seller or any Owner (or any predecessor owner of all or part of the Seller’s business or assets) of whatever nature whether currently in existence or arising or asserted hereafter, including for the avoidance of doubt any Excluded Taxes (collectively, the “Excluded Liabilities”).

2.3 Intentionally Omitted.

2.4 Non-Assignable Purchased Assets. Notwithstanding anything to the contrary contained in this Agreement, nothing in this Agreement or the consummation of the transactions contemplated hereby shall be construed as an attempt or agreement to sell, assign, transfer, convey or deliver to the Buyer any Purchased Asset which, by its terms or by applicable Law, is not assignable without the consent of or notice to a third party thereto, or a Governmental Authority, or a novation thereof or is cancelable by a third party in the event of an assignment or transfer without such consent or notice, unless and until such consent or novation is obtained or the requisite notice is given. If any such consent or novation shall not be obtained, such notice shall not be given in accordance with the requirements therefore or if any attempted assignment would be ineffective or would impair any rights of the Seller under the proposed Purchased Asset such that the Buyer would not, in effect, acquire the benefit of all such rights, then the Sellers shall use commercially reasonable efforts to cooperate with the Buyer as the Buyer may reasonably request until the end of the Management Period (as defined in the TSA) to promptly obtain such consents or novations or give such requisite notice for the assignment thereof to the Buyer or their designee (provided, however, that neither the Seller nor any of the Owners shall be required to pay any consideration or make any concession therefor). If such consent or novation is obtained or such notice is given in accordance with the requirements therefore, the Seller shall assign, transfer, convey or deliver any such Purchased Asset to the Buyer or their designee at no additional cost. If such consent or novation is not obtained or such notice is not able to be given in accordance with the requirements therefore despite the Seller complying with its obligations under this Section 2.4, the Seller will be deemed to have fulfilled its obligations related thereto under this Agreement and under no circumstances shall the Purchase Price be reduced or the Seller, the Owners or any of their respective Affiliates be subject to any Liability on account of the failure to obtain any such consent or novation or the failure to validly give such requisite notice. The Buyer further agrees that no representation, warranty or covenant of the Seller or Owners contained in this Agreement or any Ancillary Agreement shall be breached or deemed breached as a result of (i) the failure to obtain any such consent or novation or the failure to validly give such requisite notice; or (ii) any Proceeding commenced or threatened by or on behalf of any Person arising out of or relating to the failure to obtain any consent or novation, failure to validly give any requisite notice or any such default or termination, in each case, to the extent such consent, novation or notice is set forth on Section 4.3 of the Disclosure Schedule.

2.5 Purchase Price; Payments at Closing.

(a) Schedule of Deductions. A schedule, in form and substance reasonably acceptable to the Buyer, setting out the aggregate amount of (i) Indebtedness as of immediately prior to Closing and (ii) Transaction Expenses as of immediately prior to Closing (the “Schedule of Deductions”) shall be delivered to the Buyer by the Seller or the Owners’ Representative prior to the Closing.

(b) Payment of Purchase Price. At the Closing, the Buyer shall pay or cause to be paid, by wire transfer in immediately available funds to an account designated in writing by the Seller or the Owners’ Representative prior to the Closing (other than a Buyer Beneficiary Account), an aggregate amount in cash equal to the Purchase Price, which shall be calculated based upon the Schedule of Deductions.

(c) Satisfaction of Indebtedness. At the Closing, the Buyer shall pay or cause to be paid, by wire transfer in immediately available funds to an account designated in writing by the Seller or the Owners’ Representative prior to the Closing (other than a Buyer Beneficiary Account), all amounts necessary to satisfy all Indebtedness of the Seller set forth on the Schedule of Deductions (and consistent with the amounts of Indebtedness set forth on the Payoff Letters to the extent such portions of Indebtedness have applicable Payoff Letters). The Seller and the Owners’ Representative shall thereafter promptly, but in any event within two (2) Business Days, pay and satisfy or cause to be paid or satisfied all such Indebtedness.

(d) Payment of Transaction Expenses. At the Closing, the Buyer shall pay or cause to be paid, by wire transfer in immediately available funds to an account designated in writing by the Seller or the Owners’ Representative prior to the Closing (other than a Buyer Beneficiary Account), all amounts necessary to pay the Transaction Expenses set forth on the Schedule of Deductions. The Seller and the Owners’ Representative shall thereafter promptly, but in any event within two (2) Business Days, pay or cause to be paid the Transaction Expenses.

(e) Payment of Bonus and Severance Payments. At or promptly following Closing, the Owners’ Representative shall cause to be paid to a Buyer Beneficiary Account an amount equal to the Bonus and Severance Payments, which payments shall be processed through the Seller’s payroll (subject to any applicable withholding Taxes) pursuant to Section 8.9(c).

2.6 Withholding. Notwithstanding anything in this Agreement to the contrary, the Buyer shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Agreement such amounts as are required to be deducted and withheld with respect to the making of such payments under the Code, or any provision of any Tax law. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid in accordance with this Agreement to the Person in respect of which such withholding was made, and such amounts shall be delivered by the Buyer to the applicable Governmental Authority.

SECTION 3. THE CLOSING AND TRANSFER OF PURCHASED ASSETS.

3.1 Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall, unless otherwise mutually agreed to by the Parties, be consummated electronically and shall take place at 10:00 a.m., Eastern Time, on the date hereof, or at such other time or place as may be mutually agreed upon by the Parties (the “Closing Date”). All transactions contemplated herein to occur, proceedings to be taken, deliveries to be made (including payments and executed documents), in each case on and as of the Closing Date shall be deemed to have occurred simultaneously and to be effective as of 11:59 p.m. Eastern Time on the Closing Date and no transaction, proceeding, execution or delivery shall be deemed effective until and unless all have been taken, executed and delivered in accordance with this Agreement.

3.2 Closing Actions. At the Closing, (a) the Buyer shall make the payments referred to in Sections 2.5(b), 2.5(c), 2.5(d) and 2.5(e) and deliver the certificates, instruments and documents referred to in Section 10.1, and (b) the Seller shall deliver the Purchased Assets, and the certificates, instruments, and documents referred to in Section 9.1.

SECTION 4. REPRESENTATIONS AND WARRANTIES CONCERNING THE SELLER.

Subject to such exceptions as are set forth in the Disclosure Schedules and delivered herewith by the Seller to the Buyer with schedules and references qualifying the section or subsection they reference, the Seller and each Owner, hereby represent and warrant to the Buyer that:

4.1 Organization and Qualification. The Seller is an entity duly formed or incorporated, validly existing and in good standing under the Laws of the State of Delaware. The Seller is duly licensed or qualified to do business and is in good standing in the State of Delaware and State of Florida, which jurisdictions constitute all of the jurisdictions in which the ownership of properties or the conduct and nature of its business requires it to be so licensed, qualified and/or in good standing. The Seller has the requisite organizational power and authority to own, lease, operate and use its assets and properties and to carry on its business as now conducted and currently proposed to be conducted. The Seller is not in nor has been in default under or in violation of any provision of its organizational documents, as amended and currently in effect.

4.2 Authority, Power and Enforceability. The Seller has all requisite power and authority to execute and deliver this Agreement and the applicable Ancillary Agreements and to consummate the transactions contemplated hereunder and thereunder and to perform its obligations hereunder and thereunder. This Agreement and each Ancillary Agreement to which the Seller is or will be a party has been duly executed and delivered by the Seller, and this Agreement and the Ancillary Agreements, assuming due execution and delivery by the other parties hereto and thereto, constitute legal, valid and binding obligations of the Seller, enforceable against the Seller in accordance with their respective terms, subject to (i) bankruptcy, insolvency, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights or the relief of debtors and (ii) general principles of equity, including rules of law governing specific performance, injunctive relief and other equitable matters. The execution, delivery and performance of this Agreement and the Ancillary Agreements have been duly authorized by the Seller. No other proceedings on the part of the Seller are necessary to approve and authorize the execution, delivery and performance of this Agreement and the Ancillary Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby.

4.3 No Conflicts; Required Filings and Consents. Except as set forth on Schedule 4.3, the execution, delivery and performance by the Seller of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements do not and will not: (a) contravene, require any consent or notice under or violate or result in a violation of, conflict with or constitute or result in a breach or default (whether after the giving of notice, lapse of time or both) under, accelerate any obligation under, or give rise to a right of acceleration, cancellation or termination of, or result in the creation of a Lien on any of the Purchased Assets pursuant to, any Contract or Permit to which the Seller is a party or by which its assets are bound; (b) contravene, require any consent or notice under or violate or result in a violation of, conflict with or constitute or result in a breach or default (whether after the giving of notice, lapse of time or both) under, or accelerate any obligation under, any provision of the Seller’s organizational documents; (c) contravene or violate or result in a violation of, or constitute a breach or default (whether after the giving of notice, lapse of time or both) under, any provision of any Law or any Order of, or any restriction imposed by, any Governmental Authority applicable to the Seller; or (d) require from the Seller any notice to, declaration or filing with, or consent or approval of, any Governmental Authority or other third party (other than as required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”)).

4.4 Capitalization; Subsidiaries.

(a) Schedule 4.4(a) sets forth a true, correct and complete list of the number and class or series (as applicable) of all the authorized, issued and outstanding Seller Equity Interests, including the identity of the Persons that are the legal and record owners thereof. All of the Seller Equity Interests have been duly authorized, were validly issued, fully paid (as applicable), are free and clear of any and all Liens (other than any restrictions under the Securities Act of 1933 (the “Securities Act”) and applicable state securities Laws) and have been offered, issued, transferred, repurchased, sold and delivered in compliance with applicable federal and state securities Laws and the organizational documents of the Seller.

(b) Except for the Seller Equity Interests set forth on Schedule 4.4(a), no voting or non-voting units, other Equity Interests or other voting securities of the Seller are issued, reserved for issuance or outstanding. None of the Seller Equity Interests is subject to any purchase option, call option, right of first refusal, first offer, co-sale or participation, preemptive right, subscription right or any similar right. Except for the organizational documents of the Seller, there are no documents, instruments or agreements relating to the voting of any Seller Equity Interests.

(c) The Seller does not own or hold (of record, beneficially, legally or otherwise), directly or indirectly, any Equity Interests in any other Person or the right to acquire any such Equity Interests, and the Seller is not a partner or member of any partnership, limited liability company or joint venture.

(d) Except as described in Sections 4.4(a) and (c) or as set forth on Schedule 4.4(d), there are no existing, authorized, issued or outstanding securities, options, warrants, calls, rights (including conversion rights, preemptive rights, co-sale rights, rights of first refusal and similar rights), convertible or exchangeable securities or Contracts or obligations of any kind (contingent or otherwise) to which the Seller or any equityholder of the Seller, is a party or by which it is bound obligating the Seller, directly or indirectly, to issue, deliver or sell, or cause to be issued, delivered or sold, additional Equity Interests of the Seller. There are no outstanding obligations of the Seller (contingent or otherwise) to (i) repurchase, redeem or otherwise acquire, directly or indirectly, any Equity Interests of the Seller or (ii) make any investment (in the form of a loan, capital contribution or otherwise) in, or to provide any guarantee with respect to the obligations of, any Person. There are no equity-appreciation rights, “phantom” equity rights, profit participation rights or other Contracts or obligations of any character (contingent or otherwise) of the Seller pursuant to which any Person is or may be entitled to receive any payment or other value based on the revenues, earnings, financial performance or equity value of the Seller (except for bonuses paid to employees of the Seller in the ordinary course of business) or its business or assets or calculated in accordance therewith.

(e) Except as set forth on Schedule 4.4(e), there are no bonds, debentures, notes or other Indebtedness of the Seller having the right to vote or consent (or, convertible into, or exercisable or exchangeable for, securities having the right to vote or consent) on any matters on which the equityholders of the Seller may vote. There are no voting trusts, irrevocable proxies or other Contracts to which the Seller or any equityholder of the Seller, is a party or is bound with respect to the voting or consent of Seller Equity Interests.

(f) The Seller has delivered to Buyer true, correct and complete copies of the organizational documents of the Seller (including the Seller’s certificate of incorporation or formation, its stockholders agreement or operating agreement (if any), and all amendments thereto), as in effect on the date hereof, which organizational documents are in full force and effect.

4.5 Financial Statements.

(a) The Seller has delivered to Buyer, as set forth on Schedule 4.5, true, correct and complete copies of: (i) the unaudited consolidated balance sheets of the Seller as of December 31, 2018, December 31, 2019, and December 31, 2020 and the related statements of operations, securityholders’ equity and cash flows for the Seller for the respective fiscal years then ended and (ii) the unaudited consolidated balance sheet of the Seller as of March 31, 2021 (the “Base Balance Sheet” and such date, the “Base Balance Sheet Date”) and the related statements of operations, securityholders’ equity and cash flows for the three (3) month period then ended. Each of the foregoing financial statements (including in all cases the notes included therein, if any) (the “Financial Statements”) has been prepared in accordance with GAAP on a consistent basis across periods and presents fairly in all material respects the financial condition and results of operations and cash flows of the Seller as of and for the periods referred to therein in accordance with GAAP, subject to changes resulting from normal and customary year-end adjustments (none of which will be material individually or in the aggregate) and the lack of footnotes.

(b) There are no Liabilities of the Seller other than (i) Liabilities reflected on the Base Balance Sheet, (ii) Liabilities that have arisen after the Base Balance Sheet Date in the Ordinary Course of Business, (iii) Liabilities under Contracts (none of which relate to the breach of such Contracts) and (iv) Liabilities set forth on Schedule 4.5(b).

(c) All of the accounts receivable of the Seller are valid and enforceable claims, and are subject to no set-off or counterclaim. Since the Base Balance Sheet Date, the Seller has collected its accounts receivable in the ordinary course of business and in a manner which is consistent with past practices and has not accelerated any such collections. The Seller has no accounts receivable or loans receivable from any Person who is an Insider.

(d) Except as set forth on Schedule 4.5(d), all accounts payable of the Seller arose in bona fide arm’s length transactions in the ordinary course of business and no such account payable is delinquent in its payment. Since the Base Balance Sheet Date, the Seller has paid its accounts payable in the ordinary course of business and in a manner which is consistent with its past practices. Except as set forth on Schedule 4.5(d) and for payroll payments or amounts paid or owed in the ordinary course of business, the Seller has no accounts payable or notes payable to any Person who is an Insider.

(e) The Seller has not entered into any transactions involving the use of special purpose entities for any off-balance sheet activity other than as specifically described in the Financial Statements. The revenue recognition policies of the Seller, and the application of those policies, are in compliance with the applicable standards under GAAP and such policies have not changed in the prior three (3) years. The books and records of the Seller accurately and fairly reflect, in reasonable detail, all material transactions and material dispositions of funds and assets.

(f) The Seller has established and maintains a system of internal accounting controls and procedures that are sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of reviewed financial statements for external purposes in accordance with GAAP, and includes policies and procedures that ensure that (i) access to material assets is, and receipts and expenditures are, permitted only in accordance with management’s authorization and (ii) accounts, notes and other receivables are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis. Neither the Seller, nor any personnel or independent accountants who have a role in the preparation of financial statements or the internal accounting controls utilized by the Seller, has identified or been made aware of (x) any fraud, whether or not material, that involves the management of the Seller or its personnel or (y) any claim or allegation regarding any of the foregoing.

4.6 Material Payors and Material Suppliers. Schedule 4.6 sets forth a true, correct and complete list of (i) the top ten (10) Payors of the Seller (each, a “Material Payor” and collectively, the “Material Payors”) for the twelve-month periods ended December 31, 2018, December 31, 2019 and December 31, 2020, determined based on the aggregate amounts received from such Payors during each such period and (ii) the top twenty (20) vendors, suppliers or service providers to the Seller (each, a “Material Supplier” and collectively, the “Material Suppliers”) for the twelve-month periods ended December 31, 2018, December 31, 2019 and December 31, 2020 based on the aggregate amounts paid to each such vendor, supplier or service provider for each such period. No Material Payor or Material Supplier for the twelve-month periods ended December 31, 2020 has failed to renew, terminated or materially modified its relationship (whether pricing or other terms thereof) with the Seller, the Seller has not received any written notice thereof and, to the Knowledge of the Seller, no such action is threatened, and there is no pending or, to the Knowledge of the Seller threatened, dispute between any Material Payor or Material Supplier, on the one hand, and the Seller, on the other hand.

4.7 Absence of Changes. Except as set forth on Schedule 4.7 or as expressly contemplated by this Agreement, since December 31, 2020, the Seller has conducted its business only in the ordinary course of business consistent with past practice and, as amplification but not limitation of the foregoing, the Seller has not:

(a) suffered a Company Material Adverse Effect; or suffered any theft, damage, destruction or casualty loss in excess of $50,000 in the aggregate to its assets, whether or not covered by insurance;

(b) reclassified, split, combined, redeemed, purchased or otherwise acquired, or pledged, sold or otherwise subjected to any Lien any of its equity interests or securities;

(c) issued, sold or transferred any notes, bonds or other debt securities, any equity interests, or any securities convertible, exchangeable or exercisable into, directly or indirectly, or any subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue, any of its equity interests;

(d) borrowed, incurred or guaranteed any Indebtedness (including contingently as a guarantor or otherwise) or other Liabilities, in any case, in excess of $50,000, except for draws in the ordinary course of business under already existing letters or lines of credit and current Liabilities incurred in the ordinary course of business;

(e) waived, canceled, compromised or released any rights or claims in excess of $50,000, whether or not in the ordinary course of business;

(f) entered into any Company Contracts or amended, modified, waived or terminated any Contract or the Seller’s rights thereunder or consented to such amendment, modification, waiver or termination;

(g) made any change in the compensation payable or to become payable to the Seller’s directors, managers, officers, employees or Contingent Workers other than normal merit increases in accordance with the Seller’s usual practices;

(h) established or created any employment (other than hiring employees in the ordinary course of business), deferred compensation or severance arrangement or employee benefit plan (other than newly hired employees being included in pre-existing employee benefit plans) with respect to such Persons or the amendment of any of the foregoing;

(i) entered into or negotiated any collective bargaining agreement or similar agreement;

(j) made any material change in its business practices, including any change in accounting methods (including with respect to reserves) or practices or collection, credit, pricing or payment policies of the Seller;

(k) made any loans or advances to, or guarantees for the benefit of, any Persons (other than advances to employees for travel and business expenses incurred in the ordinary course of business that do not exceed $50,000 in the aggregate);

(l) received any pre-suit or pre-claim notice or complaint by any third party or has commenced or instituted or waived, released, assigned, compromised, settled or agreed to settle any claim or lawsuit other than waivers, releases, compromises or settlements in the ordinary course of business consistent with past practice that (i) involve only the payment of monetary damages not in excess of $10,000 in the aggregate and (ii) do not involve equitable or injunctive relief or the admission of wrongdoing by the Seller;

(m) made or changed any material Tax election, filed any amended Tax Return, entered into any closing agreement with respect to Taxes, settled any Tax claim, assessment or deficiency, made or requested any Tax ruling, or consented to any extension or waiver of the limitations period applicable to any Tax claim or assessment;

(n) made any change to the organizational documents of the Seller;

(o) entered into or adopted any plan or agreement of complete or partial liquidation or dissolution, or filed a voluntary petition in bankruptcy or commenced a voluntary legal procedure for reorganization, arrangement, adjustment, release or composition of Indebtedness in bankruptcy or other similar Laws now or hereafter in effect;

(p) made any capital expenditures, capital additions or capital improvements in excess of $10,000 in the aggregate per month, for each full or partial calendar month for such applicable period;

(q) merged, consolidated or combined with, acquired or agreed to acquire by merging with, or by purchasing a portion of the stock or assets of, or by any other manner, any business or any entity, or otherwise make any capital contribution or investment in, or loan to, any entity;

(r) sold or otherwise disposed of, leased or licensed any properties or assets of the Seller that are material to the Seller, other than sales of inventory and disposition of obsolete furniture, fixtures and equipment in the ordinary course of business;

(s) declared, set aside, made or paid any non-cash dividend or other non-cash distribution on or with respect to any of the Seller Equity Interests or ownership interest in the Seller;

(t) permitted the lapse of any material intangible asset used in the Business;

(u) entered into any Contract that restricts the ability of the Seller to sell its products or services to any Person;

(v) accelerated the collection of or gave a material discount on any accounts receivable, delay the payment of material accounts payable or defer material expenses, materially reduce inventories or otherwise materially increase cash on hand, except in the ordinary course of business consistent with past practices;

(w) created or permitted any Liens on any assets, properties or equity interests of the Seller except for Permitted Liens;

(x) materially modified its cash management activities (including the timing of, invoicing and collection of receivables and the accrual and payment of payables and other current liabilities) or materially modified the manner in which the books and records of the Seller are maintained other than in the ordinary course of business;

(y) terminated or closed any facility, business or operation;

(z) experienced any material business interruptions or material Liabilities arising out of, resulting from or related to COVID-19 or COVID-19 Measures, whether directly or indirectly, including: (i) disruptions to the Seller’s supply chains, (ii) the failure of the Seller’s agents and service providers to timely perform services in any material respect, (iii) labor shortages, (iv) any material reductions in demand, (v) any claim of force majeure by the Seller or a counterparty to any contractual obligation, (vi) any default under a contractual obligation to which the Seller is a party, (vii) non-fulfillment of services, (viii) restrictions on the Seller’s operations, (ix) any material reduction of hours of operations or reduced aggregate labor hours, (x) reduced compensation, (xi) restrictions on uses of the Leased Real Property, or (xii) the failure of the Seller to comply with any COVID-19 Measures in any material respect.

(aa) received any written or oral notice, from any Governmental Authority of an investigation with respect to any potential material violation with respect to any Law, Order, Permit, policy or guideline that has not been fully resolved to the satisfaction of the applicable Governmental Authority;

(bb) received any written or oral notice from any Payment Program of an inquiry, audit or other investigation with respect to any potential material violation of a Payment Program term, condition, policy, guideline or other requirement that has not been fully resolved to the satisfaction of the applicable Payment Program; or

(cc) committed or agreed, in writing or otherwise, to any of the foregoing, except as expressly contemplated by this Agreement.

4.8 Leased Real Property.

(a) The Seller does not own any real property, nor does the Seller have the option to acquire any real property.

(b) Schedule 4.8(c) sets forth a list of all Leased Real Property. Such Leased Real Property constitutes all of the real property occupied, operated or used in connection with the business of the Seller as presently conducted. True, correct and complete copies of all leases (including all amendments, extensions, renewals, guaranties and other agreements with respect thereto) relating to Leased Real Property identified on Schedule 4.8(c) (the “Leases”) have been made available to Buyer. With respect to each Lease listed on Schedule 4.8(c): (i) the Seller has a valid, subsisting and enforceable leasehold interest to the leasehold estate in the Leased Real Property granted to the Seller pursuant to each pertinent Lease, subject to (x) bankruptcy, insolvency, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights or the relief of debtors and (y) general principles of equity, including rules of law governing specific performance, injunctive relief and other equitable matters; (ii) each of the Leases has been duly authorized and executed by the Seller and is in full force and effect, and the Seller has not received any written or, to the Seller’s Knowledge, oral notice of any intention to terminate or not renew any Lease; (iii) the Seller is not, and, to the Seller’s Knowledge, no other party to any Lease is in, default or breach under any of the Leases, nor, to the Seller’s Knowledge, has any event occurred which, with notice or the passage of time, or both, would give rise to such a default or breach by the Seller or any other party to any Lease; (iv) any security deposit required pursuant to each such Lease has been fully paid and not withdrawn, and no security deposit or portion thereof has been applied in respect of a breach of or default under any such Lease that has not been redeposited in full; and (v) except as set forth on Schedule 4.8(c), the Seller has not, whether in writing or orally, assigned, subleased, conceded, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in any Lease or otherwise granted any other Person the right to occupy or use any Leased Real Property.

(c) To the Seller’s Knowledge, there are no material defects in the physical condition of any improvements constituting a part of the Leased Real Property, including structural elements, mechanical systems, HVAC systems, roofs or parking and loading areas, and all of such improvements are in reasonable operating condition and repair taking into account the reasonably anticipated useful lives thereof and subject to reasonable wear and tear and routine necessary maintenance and repair of similar assets of like age and use. None of the Leased Real Property is subject to special flood or mudslide hazards or within the one hundred (100) year flood plain. All water, sewer, gas, electric, telephone, drainage and other utilities required by Law or necessary for the current or currently planned operation of the Leased Real Property have been installed and connected pursuant to valid Permits, and are sufficient to service the Leased Real Property as currently used and planned to be used.

(d) The Seller has not received written notice from any Governmental Authority of any material violation of any Law, Order or Permit issued with respect to any of the Leased Real Property that has not been corrected heretofore and no such material violation now exists. All improvements constituting a part of the Leased Real Property are and have been for the past six (6) years in material compliance with all applicable Laws, Orders and Permits, and there are presently in effect all material Permits required by Law for the use of the Leased Real Property as currently used by the Seller. The Seller has not received any notice of any pending or threatened eminent domain proceedings, real estate Tax deficiency or reassessment or condemnation or similar proceeding relating to all or any portion of any of the Leased Real Property.

(e) The Seller has not received any written notice of, and, to the Knowledge of the Seller, there is not currently pending, any condemnation, environmental, planning, zoning or other land use regulation adversely affecting any of the Leased Real Property or any part thereof, or any sale or other disposition of any of the Leased Real Property, and, to the Knowledge of the Seller, no such regulations or sales or other dispositions are contemplated. To the Knowledge of the Seller, the Leased Real Property possesses all Permits from any Governmental Authority having jurisdiction necessary for the continued operation and use of any of the Leased Real Property as it is currently used and operated. The Leased Real Property is in material compliance with all federal, state and local zoning and general land use plan designations and the use and improvements on the Leased Real Property are not “grandfathered” or other legal nonconforming uses or structures. To the Knowledge of the Seller, none of the Leased Real Property is located in a redevelopment or other area proposed for special land use designations, including historical or other overlay zones and moratoria or interim control ordinances, and to the Knowledge of the Seller, none of the Leased Real Property is currently proposed to be included in a redevelopment or other special land use area. The Seller has not received any written notice of any special assessment action or proceeding affecting any of the Leased Real Property and, to the Knowledge of the Seller, no such action or proceeding is contemplated.

4.9 Title to Purchased Assets; Sufficiency and Condition of Assets; Equipment. The Seller owns good and valid title to, or a valid leasehold interest in all of the Purchased Assets, free and clear of all Liens other than Permitted Liens. All Purchased Assets are reflected on the Base Balance Sheet or have been acquired by the Seller after the date thereof, other than properties and assets disposed of in the Ordinary Course of Business consistent with past practice since the Base Balance Sheet Date and in an amount not to exceed $25,000. All such Purchased Assets necessary and sufficient for the conduct of the Business as currently conducted or currently proposed to be conducted on the date hereof. Except for immaterial and minor exceptions, and except as set forth on Schedule 4.9, all Purchased Assets are operated in material conformity with all applicable Laws, are structurally sound (in the case of the buildings and improvements), are in reasonable condition and repair taking into account the reasonably anticipated useful lives thereof, except for reasonable wear and tear not caused by neglect, and are usable in the ordinary course of business.

4.10 Agreements, Contracts and Commitments.

(a) Except as set forth on Schedule 4.10, the Seller is not a party to or bound by, nor are any of its properties or assets bound by, whether written or oral, any Contract that is a:

(i) Contract involving payments by or to the Seller in excess of an aggregate of $100,000 in any calendar year;

(ii) Contract which is not cancelable by the Seller without penalty on ninety (90) days’ or shorter notice (other than any Contract with a Payor or medical Professional employed by the Seller);

(iii) Contract (A) evidencing Indebtedness of the Seller or providing for the creation of or granting any Lien (other than Permitted Liens) upon any of the property, Equity Interests or assets of the Seller; (B) constituting any guaranty, surety or performance bond or letter of credit issued or posted, as applicable, by the Seller; (C) (1) relating to any loan or advance to any Person, including to any of its directors, officers, employees or consultants in excess of $10,000 (other than under the Seller’s 401(k) plan(s)) or (2) obligating or committing the Seller to make any such loans or advances; and (D) constituting any currency, commodity or other hedging or swap contract;

(iv) Contract which contains any provisions requiring the Seller to indemnify any other party, except as entered into in the ordinary course of business consistent with past practice;

(v) Contract involving fixed price or fixed volume arrangements;

(vi) Contract under which the Seller is lessee of, or holds or operates any personal property owned by any other party calling for payments in excess of $50,000 annually;

(vii) Contract relating to the Seller’s ownership of or investment in any business or enterprise (including joint ventures and minority equity investments) or creating or purporting to create any partnership, joint marketing, collaboration, franchise or similar arrangement or any sharing of profits or losses by the Seller with a third party;

(viii) Contract containing any covenant limiting or purporting to limit in any respect the right of the Seller to (A) freely engage in any line of business or activity (including prohibiting or limiting the right of the Seller to make, sell or distribute any products or services), to compete with any Person in any line of business or activity or to compete with any Person or the manner or locations in which any of them may engage, or (B) solicit any employees, customers or suppliers of any other Person;

(ix) Contract pursuant to which the Seller has agreed to provide “most favored nation” status, “best pricing” or any other arrangement whereby the Seller has agreed with any Person that such Person will (or could be entitled to) receive at least as favorable terms and conditions that are provided by the Seller to any other Person;

(x) Contract or group of Contracts in which the Seller has granted “exclusivity” or agreed to deal exclusively with, or granted exclusive rights or rights of first refusal to, any customer, vendor, supplier, distributor, contractor or other Person, or requiring the purchase of all or substantially all of the Seller’s requirements of a particular product from a vendor, supplier or other Person;

(xi) Contract for employment, independent contractor or consulting services to which the Seller is a party and (A) provides for annual compensation in excess of $200,000, or (B) is not cancelable by the Seller without penalty on not less than thirty (30) days’ notice;

(xii) Contract containing a severance, change of control payment, retention payment, or other similar-type provision;

(xiii) Contract pursuant to which the Seller subcontracts work to third parties calling for payments by the Seller in excess of $50,000 annually;

(xiv) Contract with any Governmental Authority;

(xv) Contract with a Material Payor or a Material Supplier;

(xvi) Contract with, or relating to participation in, a Payment Program;

(xvii) Contract (A) with any health care facility, provider, physician, dentist, dental group, massage therapist, massage therapy group, optometrist or optometrist group or other licensed medical professional, (B) with any other potential source of referrals (including with any Person in a position to influence referrals) or (C) that involves direct or indirect payments to or from physicians who are not employees of the Seller or other potential sources of referrals (or Persons owned or controlled, in whole or in part, by physicians in a position to influence referrals or other potential sources of referrals);

(xviii) Contract providing for material liquidated damages or liquidated penalties on event of transfer, assignment or default;

(xix) Contract (A) relating to the acquisition or disposition by the Seller of any operating business or substantially all of the assets of an operating business or relating to the acquisition or disposition by the Seller of any operating business or substantially all the assets of any operating business (B) or acquisition agreement, whether by merger, equity interest, asset sale, or otherwise, in each case (i) under which the Seller has any outstanding obligation to pay any purchase price or under which the Seller has any contingent obligation to pay any contingent purchase price or (ii) under which the Seller has any executory covenants or indemnification or other obligations (including any outstanding obligation to pay any purchase price, whether contingent or not) or rights (including put or call options);

(xx) a lease, sublease, rental or occupancy agreement, license, installment, or conditional sale agreement or agreement under which the Seller is lessee or lessor of, or owns, uses or operates any leasehold or other interest in any real or personal property (except personal property leases and installment and conditional sales agreements having aggregate payments of less than $25,000 annually);

(xxi) Contract containing any power of attorney or grant of agency, in either case granted by the Seller that is currently in effect;

(xxii) Contract with executory covenants or indemnification or other obligations relating to the settlement of any actions, suits, proceedings, orders, judgments, decrees, claims or investigations, including administrative charge or investigation by a Governmental Authority or other dispute;

(xxiii) collective bargaining agreement or similar Contract with any labor organization, union or association to which the Seller is a party;

(xxiv) Contract not executed in the ordinary course of business that is not otherwise set forth on Schedule 4.10; or

(xxv) Contract not otherwise referred to in this Section 4.10 that if terminated or expired without being renewed would have or be reasonably likely to result in a Company Material Adverse Effect.

(b) The Contracts required to be disclosed on Schedule 4.10, Schedule 4.11 or Schedule 4.20 are referred to herein as the “Company Contracts.” The Seller has delivered to Buyer true, correct and complete copies of each Company Contract, together with all amendments, waivers and other changes thereto (all of which are disclosed on Schedule 4.10, Schedule 4.11 or Schedule 4.20, as applicable). Except as disclosed on Schedule 4.10, Schedule 4.11 or Schedule 4.20, as applicable: (i) no Company Contract has been canceled or, to the Seller’s Knowledge, is in a material default or being materially breached by the other party thereto, (ii) the Seller has performed, in all material respects, all of its obligations required to be performed by it in connection with the Company Contracts and is not in material default under, or in breach of, any Company Contract, and no event or condition has occurred or arisen which with the passage of time or the giving of notice or both would result in a default or breach thereunder and (iii) each Company Contract is legal, valid, binding, enforceable and in full force and effect, subject to (i) bankruptcy, insolvency, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights or the relief of debtors and (ii) general principles of equity, including rules of law governing specific performance, injunctive relief and other equitable matters, and except as set forth on Schedule 4.3, will continue as such immediately following the consummation of the transactions contemplated hereby. The Seller has not received any written or, to the Seller’s Knowledge, oral notice of the intention of any other party to a Company Contract to terminate any Company Contract prior to the expiration of the term (including renewal terms) thereof, or to amend the material terms of any Company Contract outside of the ordinary course of business consistent with past practice.

4.11 Intellectual Property.

(a) Schedule 4.11(a) contains a complete and accurate list of all: (i) Patents owned or purported to be owned by the Seller or filed in or issued under the name of the Seller (“Company Patents”), registered Marks owned or purported to be owned by the Seller or filed in or issued under the name of the Seller and material unregistered Marks owned or purported to be owned by the Seller (“Company Marks”), and registered Copyrights owned or purported to be owned by and filed in or issued under the name of the Seller (“Company Copyrights”), in each case including, to the extent applicable, the date of filing, issuance or registration, the filing, issuance or registration number and the name of the body where the filing, issuance or registration was made and the owner of such filing, issuance or registration, (ii) licenses, sublicenses or other agreements under which the Seller is granted rights by others in Intellectual Property (“Licenses In”) (other than commercial off the shelf software that is made available for a cost of less than $50,000 annually) and (iii) licenses, sublicenses or other agreements under which the Seller has granted rights to others in Intellectual Property (“Licenses Out”).

(b) Unless otherwise set forth on Schedule 4.11(b): (i) with respect to the Company Intellectual Property owned or purported to be owned by the Seller, the Seller exclusively owns such Company Intellectual Property, free and clear of all Liens; (ii) all Company Intellectual Property owned or purported to be owned by the Seller that has been issued by, or registered with, or the subject of an application filed with, as applicable, the U.S. Patent and Trademark Office, the U.S. Copyright Office or any similar office or agency anywhere in the world are registered in the name of the Seller; (iii) all Company Intellectual Property owned by the Seller that have been issued by, or registered with, or the subject of an application filed with, as applicable, the U.S. Patent and Trademark Office, the U.S. Copyright Office or any similar office or agency anywhere in the world are currently in material compliance with formal legal requirements (including, as applicable, payment of filing, examination and maintenance fees, inventor declarations, timely post-registration filing of affidavits of use and incontestability, and renewal applications), and, to the Knowledge of the Seller, all Company Intellectual Property owned by the Seller is valid and enforceable; (iv) there are no pending or, to the Knowledge of the Seller, threatened claims against the Seller alleging that any of the operation of the Business or any activity by the Seller infringes or violates (or in the past infringed or violated) the rights of others in or to any Intellectual Property (“Third Party IP”) or constitutes a misappropriation of (or in the past constituted a misappropriation of) any subject matter of any Third Party IP or that any of the Company Intellectual Property is invalid or unenforceable; (v) neither the operation of the Business, nor any activity by the Seller, infringes or violates (or in the past infringed or violated) any Third Party IP or constitutes a misappropriation of (or in the past constituted a misappropriation of) any subject matter of any Third Party IP; (vi) the Seller has no obligation to compensate any person for the use of any Company Intellectual Property; (vii) the Seller has obtained and possesses valid licenses to use all of the software programs present on the computers and other software-

enabled electronic devices that it owns or leases or that it has otherwise provided to its employees and contractors for their use; (viii) all former and current employees, consultants and contractors of the Seller that have made material contributions to the Company Intellectual Property have executed written instruments with the Seller that assign to the Seller all rights, title and interest in and to any and all (A) inventions, improvements, ideas, discoveries, developments, writings, works of authorship, know-how, processes, methods, technology, data, information and other Intellectual Property relating to the Business or any of the products or services being researched, developed, manufactured or sold by the Seller or that may be used with any such products or services and (B) Intellectual Property relating thereto; (ix) there is no, nor has there been any, to the Seller’s Knowledge (A) infringement or violation by any person or entity of any of the Company Intellectual Property or the Seller’s rights therein or thereto or (B) misappropriation by any person or entity of any of the Company Intellectual Property or the subject matter thereof; (x) the Seller has taken all reasonable security measures to protect the confidentiality and value of all Trade Secrets owned or purported to be owned by the Seller or used or held for use by the Seller in its business; and (xi) following the Closing Date, the Seller will have the same rights and privileges in the Company Intellectual Property as the Seller had in the Company Intellectual Property immediately prior to the Closing Date.

4.12 Absence of Litigation; Proceedings.

(a) Except as set forth on Schedule 4.12, there are no, and within the past five (5) years there have been no, actions, suits, proceedings, Orders or, to the Seller’s Knowledge, investigations pending or, to the Seller’s Knowledge, threatened (i) against or affecting (1) the Seller or any of its members, securityholders, managers, directors, officers or employees, in their capacity as such, or any of the assets or property owned or used by the Seller or (2) any Person whose liability the Seller has retained or assumed, either contractually or by operation of law, or (ii) that challenge, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the transactions contemplated by this Agreement or the Ancillary Agreements to which the Seller is or will be a party, in each case at law or in equity, or before or by any Governmental Authority, and to the Seller’s Knowledge, there is no reasonable basis for any of the foregoing. Except as set forth on Schedule 4.12, neither the Seller nor any of the assets or property owned or used by the Seller is currently, or has been during the past five (5) years, subject to any outstanding Order or, to the Seller’s Knowledge, investigation issued by any Governmental Authority. To the Seller’s Knowledge, no director, member, manager, officer or employee of the Seller is, or since January 1, 2017 has been, subject to any order, writ, injunction, judgment or decree that prohibits such director, member, manager, officer or employee from engaging in or continuing any conduct, activity or practice relating to the Seller’s business.

(b) To the Seller’s Knowledge, no current officer, director or manager of the Seller has been: (i) subject to voluntary or involuntary petition under the federal bankruptcy Laws or any state insolvency Law or the appointment of a receiver, fiscal agent or similar officer by a court for his or her business or property or that of any partnership of which he or she was a general partner or any corporation or business association of which he or she was an executive officer; (ii) convicted in a criminal proceeding or named as a subject of a pending criminal proceeding (excluding traffic violations and other minor offenses) or been otherwise accused of any act of moral turpitude; (iii) the subject of any order, judgment, or decree (not subsequently reversed, suspended or vacated) of any court of competent jurisdiction permanently or temporarily enjoining him or her from, or otherwise imposing limits or conditions on his or her ability to engage in any securities, investment advisory, banking, insurance or other type of business or acting as an officer or director of a public company; or (iv) found by a court of competent jurisdiction in a civil action to have violated any federal or state commodities, securities or unfair trade practices Law, which judgment or finding has not been subsequently reversed, suspended, or vacated.

4.13 Compliance with Laws and Regulations; Permits.

(a) The Seller is, and for the past six (6) years has been, in compliance with all applicable Laws in all material respects. The Seller is not, and has not been in the past six (6) years, in violation in any material respect of any Law or Order by which the Seller is bound, whether by operation of Law or by Contract, or to which the Seller is subject. The Seller has not, nor has it in the past six (6) years, received any written or, oral, notice, from any Governmental Authority of an investigation with respect to any violation with respect to any such Law or Order that has not been fully resolved to the satisfaction of the applicable Governmental Authority. There is no, and there has not been for the past six (6) years, pending regulatory action, investigation or inquiry or threatened regulatory action, investigation or inquiry of any sort (other than non-material routine or periodic inspections or reviews) against or affecting the Seller for any material non-compliance with a Law or Order. The Seller has not received any written opinion, memorandum or written advice from any attorney or other legal advisor to the effect that it is exposed to any liability or disadvantage that could materially prohibit or materially restrict the Seller from, or otherwise adversely affect the Seller in, conducting business in any jurisdiction in which it is now conducting business or in which it plans to conduct business. In the past six (6) years, the Seller has not received any written notices or other communications regarding any actual or alleged material violation of, or any material failure to comply with, any Laws, or orders or instructions of any Governmental Authority.

(b) The Seller currently owns or possesses, and has owned or possessed at all times during the past six (6) years, all right, title and interest in and to all Permits necessary to conduct its business as currently conducted or previously conducted during such six-year time period, and the Seller has provided copies of all such current Permits to Buyer. Each Professional owns or possesses and has owned or possessed at all times while providing services for the Seller during the past six (6) years, all right, title and interest in and to all Permits necessary to conduct his or her business as currently conducted or previously conducted during such six-year time period. Schedule 4.13(b) sets forth a true, correct and complete list of all Permits (other than Professional Permits) necessary for the conduct of the Seller’s business as currently conducted. The Seller is in compliance in all material respects with the terms and conditions of its Permits and all such Permits are valid, in full force and effect and sufficient for the services provided by the Seller. No loss, expiration, withdrawal, suspension, revocation, cancellation, termination, rescission, modification or refusal to renew of any Permit issued or granted to the Seller is pending or threatened (including as a result of the transactions contemplated hereby). Except as set forth on Schedule 4.13(b), no Permit issued or granted to the Seller has been lost, expired, withdrawn, suspended, revoked, cancelled, terminated, rescinded, modified or been subject to a refusal to renew during the past six (6) years, other than routine expiration in accordance with the terms of any such Permit (and replacement with a new Permit as necessary for the conduct of the Seller’s business within the time period required by applicable Laws). No event has occurred or condition or state of facts exists which constitutes or, after notice or lapse of time or both, would constitute a material breach or default under any such Permit of the Seller or which permits or, after notice or lapse of time or both, would permit restriction, limitation, deactivation, suspension, refusal to renew, revocation or termination of any such Permit. (i) The Seller has not received written notice or oral communication of the pending or threatened revocation, suspension, lapse, modification, or limitation of any such Permit; (ii) there are no provisions in, or Contracts relating to, any such Permits that preclude or limit the Seller from operating and carrying on its business as currently conducted; and (iii) no notice of cancellation, breach, termination, revocation or default or of any dispute concerning any Permit of the Seller set forth on Schedule 4.13(b) has been received in writing by the Seller, in each case, other than routine expiration in accordance with the terms of any such Permit.

(c) The Seller maintains a compliance program that meets all requirements under applicable Law. The Seller is, and has been in the last six (6) years, in compliance in all material respects with its compliance program. The Seller (1) has appointed a Compliance Officer, (2) maintains a compliance hotline, (3) conducts training and education programs, auditing and monitoring reviews, (4) has promptly and thoroughly investigated any reports of alleged compliance violations and has taken corrective actions as determined to be warranted, including repayment of any overpayments, and (5) has no current material compliance problems.

(d) Schedule 4.13(b) sets forth an accurate and complete list of all accreditations held by the Seller. All accreditations held by the Seller are and will be effective, unrestricted and in good standing as of the date hereof and as of the Closing Date. There is no pending or threatened Proceeding by any accrediting body to revoke, cancel, rescind, suspend, restrict, modify, or not renew any such accreditation, and no such Proceedings, surveys or actions are pending, or threatened or imminent.

(e) To the Seller’s Knowledge, there is no proposed change in any applicable Law that would require the Seller to obtain any Permit not set forth on Schedule 4.13(b) in order to conduct the Business as presently conducted.

(f) The Seller is, and has been for the last six (6) years, in compliance in all material respects with all Health and Welfare Laws, HIPAA, all federal and state Laws governing money transmitters, payment processors, and other money services applicable to the Seller, and all applicable rules and guidelines of Payment Programs and payment industry self-regulatory organizations applicable to the Seller.

4.14 Information Privacy and Data Security.

(a) The Seller is in compliance and has at all times complied in all respects with all applicable Privacy Laws governing the privacy, security, integrity, accuracy, creation, transmission, receipt, maintenance, use, disclosure, or other protection of Personal Information created, received, maintained, transmitted, or destroyed by the Seller, all policies and procedures of the Seller, all contractual obligations to which the Seller is bound and all industry standards binding upon the Seller (collectively, the “Privacy Requirements”).

(b) The Seller has not suffered any information security or privacy breach or other incident that has resulted in any unauthorized access to, use of and/or disclosure of any Personal Information or any information technology systems on or through which the Personal Information is processed or stored. The Seller has posted to its website and each of its online sites and services, including all mobile applications, terms of use or service and a privacy policy that complies with Privacy Laws and that accurately reflects its practices concerning the collection, use, and disclosure of Personal Information in such online sites, services, and mobile applications. The Seller has sufficient controls in place to ensure the information security needs and address the risks and vulnerabilities of the Seller in light of the Seller’s business, technology and information systems and the Personal Information processed by the Seller.

(c) The Seller has: (i) regularly conducted and regularly conducts vulnerability testing, risk assessments, and external audits of, and tracks security incidents related to the Seller’s systems and products (collectively, “Information Security Reviews”); (ii) timely corrected any material exceptions or vulnerabilities identified in such Information Security Reviews; (iii) made available true and accurate copies of all Information Security Reviews; and (iv) timely installed software security patches and other fixes to identified technical information security vulnerabilities. The Seller provides its employees with regular training on privacy and data security matters. The Seller has not made, or been required by Privacy Laws to make, any disclosures or other notification to any Person or Governmental Authority regarding an actual or potential use or disclosure of information in violation of Privacy Laws.

(d) In connection with each third-party servicing, outsourcing, processing, or otherwise using Personal Information collected, held, or processed by or on behalf of any of the Seller, the Seller has in accordance with all applicable Privacy Requirements, entered into valid, binding and enforceable written data processing agreements with any such third party to (i) comply with applicable Privacy Requirements with respect to Personal Information, (ii) act only in accordance with the instructions of the Seller, (iii) take appropriate steps to protect and secure Personal Information from data security incidents, (iv) restrict use of Personal Information to those authorized or required under the servicing, outsourcing, processing, or similar arrangement, and (v) certify or guarantee the return or adequate disposal or destruction of Personal Information.

(e) There have not been any claims or proceedings related to any data security incidents or any violations of any Privacy Requirements, and there are no facts or circumstances which could reasonably serve as the basis for any such allegations or claims, and the Seller has not received any correspondence relating to, or notice of any proceedings, claims, investigations or alleged violations of, Privacy Laws, or any subject access or other individual rights requests made pursuant to the Privacy Laws, with respect to Personal Information from any Person or Governmental Authority, and there is no such ongoing proceeding, claim, investigation or allegation. The consummation of any of the transactions contemplated hereby will not violate any applicable Privacy Requirements as they currently exist or as they existed at any time during which any of the Personal Information was collected or obtained. The Seller is not subject to the European General Data Protection Regulation or other privacy or data protection laws from any jurisdiction outside of the United States.

(f) The Company IT Assets are adequate for, and operate and perform in all material respects in accordance with their documentation and functional specifications and otherwise as required in connection with, the operation of the Business as currently conducted. The Company IT Assets have not malfunctioned or failed at any time since the Seller’s inception in a manner that resulted in significant or chronic disruptions to the operation of the Seller’s business, except to the extent that any such failures have been adequately remedied. The Company IT Assets do not contain any computer code designed to disrupt, disable or harm in any manner the operation of any software or hardware. None of the Company IT Assets contain any unauthorized feature (including any worm, bomb, backdoor, clock, timer or other disabling device, code, design or routine) that causes the software or any portion thereof to be erased, inoperable or otherwise incapable of being used, either automatically, with the passage of time or upon command by any Person. The Seller has implemented reasonable backup, security and disaster recovery technology consistent with industry practices, and, to the Seller’s Knowledge, no Person has gained unauthorized access to any Company IT Assets.

4.15 Taxes.

(a) The Seller has duly and timely filed all Tax Returns that it was required to file under applicable Laws. All such Tax Returns were true, correct and complete in all material respects and were prepared and filed in compliance with all applicable Laws. All Taxes due and owing by the Seller (whether or not shown on any Tax Return) have been paid. The Seller is not currently the beneficiary of any extension of time within which to file any Tax Returns.

(b) No claim has ever been made by a Governmental Authority in writing in a jurisdiction where the Seller does not file Tax Returns or pay Taxes that the Seller is or may be subject to taxation by that jurisdiction.

(c) There are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the Purchased Assets.

(d) The Seller has timely and properly deducted, withheld or collected (as required by applicable Law): (i) all required amounts from payments to its employees, officers, directors, agents, contractors, nonresidents, members, lenders and other Persons and (ii) all sales, use, ad valorem, and value added Taxes. The Seller has timely remitted and reported all withheld Taxes to the proper Governmental Authority in accordance with all applicable Laws.

(e) No Tax audits or administrative or judicial Tax proceedings are pending, being conducted or, to the Knowledge of the Seller, threatened with regard to any Tax or Tax Returns of or with respect to the Seller. The Seller has not received in writing from any Governmental Authority (including jurisdictions where the Seller has not filed Tax Returns) any: (i) notice indicating an intent to open an audit or other review, (ii) request for information related to Tax matters or (iii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any Governmental Authority against the Seller. The Seller has delivered or made available to Buyer correct and complete copies of all U.S. federal and material state, local and non-U.S. income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by the Seller in connection with any taxable periods since calendar year 2017.

(f) The Seller has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(g) The Seller is not a party to or member of any joint venture, partnership, limited liability company or other arrangement or contract which could reasonably be expected to be treated as a partnership for federal income Tax purposes.

(h) The Seller is not nor has it been a party to any “reportable transaction,” as defined in Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011-4(b). The Seller has disclosed on its Tax Returns all positions taken therein that would give rise to a substantial understatement of Tax within the meaning of Section 6662 of the Code (or any similar provision of state, local or non-U.S. Law).

(i) The Seller would not be a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code if it were taxed as a corporation and held no assets other than the Purchased Assets.

(j) The Seller is not subject to Tax in any jurisdiction other than the United States and political subdivisions thereof.

(k) The Seller is not a party to, or bound by, any Tax indemnity, Tax sharing or Tax allocation agreement (other than any commercial agreement entered into in the ordinary course of business, the principal purposes of which is not related to Taxes), and the Seller has no other obligation to pay any Tax on behalf of any other Person or indemnify or reimburse any other Person for any Tax. The Seller has not ever been a member of an affiliated group (within the meaning of Section 1504(a) of the Code) filing a consolidated federal income Tax Return or has any Liability for the Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or non-U.S. Law), as a transferee or successor, by Contract or otherwise.

(l) No private letter rulings, technical advice memoranda or similar agreement or rulings have been requested, entered into or issued by any taxing authority with respect to the Purchased Assets, and no power of attorney with respect to Taxes with respect to the Seller is in effect.

(m) The Seller is, and always has been, a cash method taxpayer for U.S. federal (and applicable state and local) income tax purposes.

(n) The Seller has not made an election to defer any Tax payments under Section 2302 of the CARES Act or IRS Notice 2020-65 (or any similar election under federal, state or local Law). The Seller has properly complied with all applicable Laws and duly accounted for any available Tax credits under Sections 7001 through 7005 of the Families First Coronavirus Response Act for 2020 (or any similar election under federal, state or local Law) and Section 2301 of the CARES Act (or any similar election under federal, state or local Law).

4.16 Employees.

(a) Schedule 4.16(a) contains a complete and accurate list of all of the employees of the Seller, setting forth for each employee his or her position or title; Permits held in relation to their role with the Seller; whether classified as exempt or non-exempt for wage and hour purposes; whether paid on a salary, hourly or commission basis and the employee’s actual annual base salary or other rates of compensation; bonus or commission potential; date of hire; business location; status (i.e., active or inactive and if inactive, the type of leave and estimated duration); and any visa or work permit status and the date of expiration, if applicable. Schedule 4.16(a) also contains a complete and accurate list of all of the independent contractors, consultants, temporary employees or leased employees of the Seller or other agents employed or used by the Seller and classified by the Seller as other than employees (“Contingent Workers”), showing for each Contingent Worker such individual’s role in the business, initial date retained by the Seller, the primary location from which services are performed, fee or compensation arrangements, average hours worked per week and any notice period required for termination without cause by the Seller of the relationship.

(b) Except as set forth on Schedule 4.16(b), in the past 3 months (i) no officer or key employee’s employment with the Seller has been terminated for any reason; and (ii) to the Knowledge of the Seller, no employee or Contingent Worker, or group of employees or Contingent Workers, have expressed any plans to terminate his, her or their employment or service arrangement with the Seller.

(c) Except as set forth on Schedule 4.16(c): (i) the Seller is, and for the past five (5) years has been, in compliance in all material respects with all applicable Laws respecting labor and employment matters, fair employment practices, pay equity, restrictive covenants, equal opportunity, harassment, discrimination, retaliation, the classification of independent contractors, workplace safety and health, work authorization and immigration, unemployment compensation, workers’ compensation, affirmative action, terms and conditions of employment and wages and hours, including with respect to the classification of employees for purposes of federal, state and local Law and payment of minimum wage and overtime, (ii) the Seller is not delinquent in any payments to any employee or Contingent Worker for any wages, salaries, commissions, bonuses, fees or other direct compensation due with respect to any services performed for it or amounts required to be reimbursed to such employees or Contingent Workers, (iii) there are no, and within the last five (5) years there have been no, formal grievances, complaints or charges with respect to employment or labor matters (including allegations of employment discrimination, retaliation or unfair labor practices) pending or, to the Knowledge of the Seller, threatened against the Seller in any judicial, regulatory or administrative forum, under any private dispute resolution procedure or internally, (iv) none of the employment policies or practices of the Seller is currently being audited or investigated, (v) neither the Seller nor any of its respective officers or employees, is, or within the last five (5) years has been, subject to any Order by any Governmental Authority or private settlement contract in respect of any labor or employment matters and (vi) the Seller is in material compliance with the requirements of the Immigration Reform Control Act of 1986.

(d) Except as set forth on Schedule 4.16(d), currently and within the five (5) years preceding the date of this Agreement, the Seller is not, nor has been involved in any way in, any form of litigation, governmental audit, governmental investigation, administrative agency proceeding, private dispute resolution procedure, or investigation of alleged employee misconduct, in each case with respect to employment or labor matters (including but not limited to allegations of employment discrimination, retaliation, noncompliance with wage and hour laws, the misclassification of independent contractors, violation of restrictive covenants, sexual harassment, other unlawful harassment or unfair labor practices).

(e) Except as set forth on Schedule 4.16(e), the Seller currently classifies and has properly classified each of its employees as exempt or non-exempt for the purposes of the Fair Labor Standards Act and state, local and foreign wage and hour Laws, and is and has been otherwise during the past five (5) years in compliance in all material respects with such Laws. To the extent that any Contingent Workers are employed or used, the Seller has properly classified and treated them in accordance with applicable Laws.

(f) The Seller is not a joint employer with any of its vendors, suppliers or any other Person.

(g) Except as set forth on Schedule 4.16(g): (i) there is no, and during the past five (5) years there has not been, any labor strike, picketing of any nature, organizational campaigns, multi-employee labor dispute, slowdown or any other concerted interference with normal operations, stoppage or lockout pending or, to the Knowledge of the Seller, threatened against or affecting the business of the Seller; (ii) the Seller has no duty to bargain with any union or labor organization or other person purporting to act as exclusive bargaining representative (“Union”) of any employees or Contingent Workers with respect to the wages, hours or other terms and conditions of employment of any employee or Contingent Worker; (iii) there is no collective bargaining agreement or other contract with any Union, or work rules or practices agreed to with any Union, binding on the Seller, or being negotiated, with respect to the Seller’s operations or any employee or Contingent Worker; and (iv) the Seller has not engaged in any unfair labor practice.

(h) The Seller has not experienced a “plant closing,” “business closing,” or “mass layoff” or similar group employment loss as defined in the federal Worker Adjustment and Retraining Notification Act (the “WARN Act”) or any similar state, local or foreign law or regulation affecting any site of employment of the Seller or one or more facilities or operating units within any site of employment or facility of the Seller. During the ninety (90) day period preceding the date hereof, no employee or Contingent Worker has suffered an “employment loss” as defined in the WARN Act with respect to the Seller.

(i) Schedule 4.16(i) identifies each employee of the Seller who is subject to a non-competition, non-solicitation, confidentiality and/or invention assignment agreement with the Seller, other than Seller’s Professional employees (all of whom are subject to non-competition, non-solicitation, and confidentiality obligations in their respective employment agreements with the Seller, copies of which have been delivered or made available to the Buyer).

(j) Except as set forth on Schedule 4.16(j), all employees of the Seller are employed at-will and no employee is subject to any employment Contract with the Seller.

(k) In the last five (5) years, no allegations of sexual harassment have been made to the Seller against any employee or Contingent Worker of the Seller and the Seller has not otherwise become aware of any such allegations. To the Knowledge of the Seller, there are no facts that would reasonably be expected to give rise to claim of sexual harassment, other unlawful harassment or unlawful discrimination or retaliation against or involving the Seller or any of its respective employees, directors or independent contractors.

(l) The consummation of the transactions contemplated in this Agreement will not (i) except as set forth on Schedule 4.16(a), entitle any employee of the Seller to severance pay, unemployment compensation, bonus payment or any other payment, (ii) accelerate the time of payment for vesting of, or increase the amount of compensation due to, any such employee, or (iii) entitle any such employee to terminate, shorten or otherwise change the terms of his or her employment.

(m) During the five (5) year period preceding the date hereof, to the Knowledge of the Seller, the Seller has paid and continues to pay each of its employees in a manner that materially complies with the requirements of the Equal Pay Act and/or any other federal, state, or local Laws or regulations pertaining to the equal pay of employees. Except as set forth on Schedule 4.16(m), the Seller has not conducted a self-evaluation of its employee pay practices for purposes of assessing material compliance with the requirements of any federal, state, or local Laws or regulations permitting an affirmative defense to claims for the violation of equal pay-related Laws or regulations.

(n) (i) The Seller is and at all relevant times has been in compliance in all material respects with COVID-19 related safety and health standards and regulations issued and enforced by the Occupational Safety and Health Administration (OSHA) and any applicable OSHA-approved state plan; (ii) the Seller is and has at all relevant times been in material compliance with the paid and unpaid leave requirements of the Families First Coronavirus Response Act and the COBRA premium subsidy requirements of the American Rescue Plan Act; and (iii) to the extent the Seller has granted employees paid sick leave or paid family leave under the Families First Coronavirus Response Act or paid COBRA premiums under the American Rescue Plan Act, the Seller has obtained and retained all required documentation required to substantiate eligibility for sick leave, family leave, or premium subsidy tax credits.

4.17 Employee Benefit Plans.

(a) Schedule 4.17(a) sets forth a true, complete and correct list of every Company Employee Plan.

(b) True, complete and correct copies of the following documents, with respect to each Company Employee Plan, where applicable, have previously been delivered or made available to Buyer: (i) the most recent plan documents embodying or governing such Company Employee Plan (or for unwritten Company Employee Plans a written description of the material terms of such Company Employee Plan); (ii) the most recent IRS determination or opinion letter; (iii) the most recently filed Form 5500; and (iv) the most recent summary plan description and all material modifications thereto.

(c) Each Company Employee Plan that is intended to qualify under Section 401(a) of the Code is so qualified and has received a favorable determination or approval letter from the IRS with respect to such qualification, or may rely on an opinion letter issued by the IRS with respect to a prototype plan adopted in accordance with the requirements for such reliance, or has time remaining for application to the IRS for a determination of the qualified status of such Company Employee Plan for any period for which such Company Employee Plan would not otherwise be covered by an IRS determination and, to the Knowledge of the Seller, no event or omission has occurred that would cause any Company Employee Plan to lose such qualification or require corrective action to the IRS or Employee Plan Compliance Resolution System to maintain such qualification.

(d) (i) Each Company Employee Plan is and has been established, operated, and administered in all material respects in accordance with applicable Laws and regulations and with its terms, including ERISA, the Code, and the Affordable Care Act. (ii) All payments and/or contributions required to have been timely made with respect to all Company Employee Plans either have been made or have been accrued in accordance with the terms of the applicable Company Employee Plan and applicable Law.

(e) Neither the Seller nor any ERISA Affiliate has ever maintained, contributed to, or been required to contribute to or had any Liability or obligation (including on account of any ERISA Affiliate) with respect to (whether contingent or otherwise) (i) any employee benefit plan that is or was subject to Title IV of ERISA, Section 412 of the Code, Section 302 of ERISA, (ii) a Multiemployer Plan, (iii) any funded welfare benefit plan within the meaning of Section 419 of the Code, (iv) any “multiple employer plan” (within the meaning of Section 210 of ERISA or Section 413(c) of the Code), or (v) any “multiple employer welfare arrangement” (as such term is defined in Section 3(40) of ERISA), and neither the Seller nor any ERISA Affiliate has ever incurred any liability under Title IV of ERISA that has not been paid in full.

(f) Neither the Seller nor any ERISA Affiliate provides or has any obligation to provide health care or any other non-pension benefits to any employees after their employment is terminated (other than as required by Part 6 of Subtitle B of Title I of ERISA or similar state Law) and the Seller has not ever promised to provide such post-termination benefits.

(g) Each Company Employee Plan that constitutes in any part a nonqualified deferred compensation plan within the meaning of Section 409A of the Code has been operated and maintained in all material respects in operational and documentary compliance with Section 409A of the Code and applicable guidance thereunder. No payment to be made under any Company Employee Plan is, or to the Knowledge of the Seller, will be, subject to the penalties of Section 409A(a)(1) of the Code.

(h) No Company Employee Plan is subject to the Laws of any jurisdiction outside the United States.

(i) No Company Employee Plan provides for any Tax “gross-up” or similar “make-whole” payments.

(j) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby could (either alone or in conjunction with any other event) (i) result in, or cause the accelerated vesting payment, funding or delivery of, or increase the amount or value of, any payment or benefit to any employee, officer, director or other service provider of the Seller or any of its ERISA Affiliates; (ii) further restrict any rights of the Seller to amend or terminate any Company Employee Plan; (iii) result in any “parachute payment” as defined in Section 280G(b)(2) of the Code (whether or not such payment is considered to be reasonable compensation for services rendered).

4.18 Insurance. Schedule 4.18 contains a true, correct and complete list of each insurance policy maintained by or on behalf of the Seller, including the policy type, coverage form, policy number, insurer name and expiration date, together with a claims history for the past two (2) years. All of such insurance policies are valid, binding and in full force and effect, all premiums due and payable with respect to such insurance policies have been paid on a timely basis to date, and for the past six (6) years the Seller has not ever been: (i) in default with respect to its Liabilities under any such insurance policies or (ii) denied insurance coverage. Except as set forth on Schedule 4.18, the Seller has not, does not maintain, establish, sponsor, participate in or contribute to and has never had, maintained, established, sponsored, participated in or contributed to any self-insurance or co-insurance program.

4.19 Environmental Matters.

(a) The Seller is, and has been for the past five (5) years, in compliance in all material respects with all Environmental Requirements and has no material Liabilities, including corrective, investigatory or remedial obligations arising under Environmental Requirements, and the Seller has not received any written, or to the Knowledge of the Seller, oral notice, report or information regarding any material Liabilities, including corrective, investigatory or remedial obligations arising under Environmental Requirements which relate to the Seller or any of its properties or facilities.

(b) Without limiting the generality of the foregoing, the Seller has obtained and materially complied with, and is currently in material compliance with, all material Permits and other authorizations that are required pursuant to any Environmental Requirements for the occupancy of its properties or facilities or the operation of its business as currently conducted.

4.20 Affiliate Transactions. Except as disclosed on Schedule 4.20, no current or former officer, director, manager, securityholder or other Affiliate of the Seller or Owner, any individual related by blood, marriage or adoption to any such Person or any entity in which any such Person owns any beneficial interest, current employee of the Seller and, to the Seller’s Knowledge, any former employee of the Seller or any individual related by blood, marriage or adoption to any current or former employee of the Seller (collectively with the Seller and Owners, the “Insiders”), is, or has been within the past five (5) years, directly or indirectly, a party to any Contract or transaction with the Seller or which is pertaining to the business of the Seller, in either case other than any arrangement entered into as a direct result of their being engaged as an employee, officer, director or manager of the Seller reflecting fair market, arms’-length terms (each, an “Exempted Arrangement”), or has any interest in any property, real or personal or mixed, tangible or intangible, used in or pertaining to the business of the Seller other than as a securityholder of the Seller (collectively, “Affiliate Transactions”). Schedule 4.20 hereto describes: all services provided to or on behalf of the Seller by any Insider and to or on behalf of any Insider by the Seller and all transactions or Contracts among the Seller, on the one hand, and any Insider, on the other hand (including, in each case, the costs charged to or by the Seller) and a description of all relationships and affiliations among all parties to any such arrangements or transactions, in each case, other than any bona fide Exempted Arrangement. Except as disclosed on Schedule 4.20, each of the Affiliate Transactions is on fair market, arms’-length terms.

4.21 No Brokers. Except as set forth on Schedule 4.21, no broker, finder, agent or similar intermediary has acted on behalf of the Seller in connection with this Agreement or the transactions contemplated hereby, and no broker, finder, agent or similar intermediary is entitled to any brokerage commissions, finders’ fees or similar fees or commissions payable in connection herewith based on any agreement, arrangement or understanding with the Seller, or any action taken by or on behalf of the Seller.

4.22 Indebtedness. Except as set forth on Schedule 4.22, the Seller has no Indebtedness.

4.23 Illegal Payments. Neither the Seller nor any of its respective directors, officers, owners, employees, Professionals, or agents have offered, authorized, made or received on behalf of the Seller any payment or contribution of any kind in violation of any Laws, directly or indirectly, including payments, gifts or gratuities, to any Person. Neither the Seller nor any of its respective directors, officers, owners, employees, Professionals or agents in their capacity as such are the subject of any allegation, voluntary disclosure, to the Knowledge of the Seller, investigation, prosecution or other enforcement action related to any payment or contribution of any kind in violation of any Laws.

4.24 Intentionally Omitted.

4.25 Investment Company Status. The Seller is not an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended.

4.26 Pandemic Funding.

(a) Schedule 4.26 contains a true and complete description of all Pandemic Funding received by the Seller. Without limiting the foregoing, the Seller complies, and has at all times complied, in all material respects with all applicable requirements of all Pandemic Funding under related guidance available as of the relevant time, including, but not limited to, all information presented and certifications made to obtain Pandemic Funding, and the rules and regulations regarding the Seller’s eligibility to apply for, receive and defer amounts thereunder. The Seller maintains policies and controls to verify and document all relevant and material aspects of any applications and certifications made to obtain and retain any material funds, and the use of any funds received or taxes deferred under all Pandemic Funding and to demonstrate material compliance therewith resulting out of a government audit of such Pandemic Funding, or otherwise. The Seller has not received any notice to the effect that, or otherwise been advised that, it is not in compliance with the statutory and regulatory requirements of any Pandemic Funding, and the Seller has no reason to anticipate that any existing circumstances are likely to result in a material violation of any Pandemic Funding.

(b) If applicable, the Seller complies, and has at all times complied, in all material respects with all applicable requirements of the Employee Retention Tax Credit program under the CARES Act. Without limiting the forgoing, if the Seller received or requested any Employee Retention Tax Credit funds it did so by properly and timely, filing all necessary forms, including IRS Form 941 and, if applicable, IRS Form 7200. The Seller has not received any notice to the effect that, or otherwise been advised that, it is not in compliance with the statutory and regulatory requirements of the Employee Retention Tax Credit program, and the Seller has no reason to anticipate that any existing circumstances are likely to result in a material violation of any aspect of such program.

4.27 Health and Welfare Laws; Payment Programs.

(a) Schedule 4.27(a) lists all claims, statements, notices, or correspondence (including all correspondence or communications with Governmental Authorities, intermediaries or carriers) provided to the Seller in the past six (6) years concerning or relating to any Governmental Healthcare Program that involves, relates to or alleges: (i) any violation of any applicable Law, rule, regulation, policy or requirement of any such program or any deficiency or irregularity with respect to any activity, practice or policy of the Seller; or (ii) any violation of any applicable Law, rule, regulation, policy or requirement of any such program or any deficiency or irregularity with respect to any claim for payment or reimbursement made by the Seller or any payment or reimbursement paid to the Seller (other than for immaterial repayments, refunds or recoupments related to ordinary adjustments in the ordinary course of business) and except as listed in Schedule 4.27(a), there are no such violations, deficiencies, or irregularities nor are there any grounds to reasonably anticipate the commencement of any investigation or inquiry, or the assertion of any claim or demand by any Governmental Authority, intermediary or carrier, or any person acting on any Governmental Authority’s behalf, with respect to any of the activities, practices, policies or claims of the Seller, claims prepared, coded, or submitted, or any payments or reimbursements claimed by the Seller. The Seller is not currently subject to any outstanding audit or claims reviews by any such Governmental Authority, intermediary or carrier other than routine audits or claim reviews, and there are no grounds to reasonably anticipate any such audit in the foreseeable future, except for immaterial repayments, refunds or recoupments related to ordinary claims determination decisions in the ordinary course of business.

(b) Except as set forth in Schedule 4.27(a), the Seller has not violated in any material respect any, and the Seller is in compliance in all material respects with all, applicable Health and Welfare Laws. The Seller has not received any notice to the effect that it is not in compliance with any Health and Welfare Laws, and there is no reason to anticipate that any existing facts or circumstances are reasonably likely to result in a violation in any material respect of any Health and Welfare Law by the Seller.

(c) Neither the Seller nor its Affiliates has made or is preparing to make any voluntary or self-disclosure to any Governmental Authority regarding any potential material non-compliance with any Health and Welfare Laws.

(d) The Seller maintains a compliance program consistent with applicable Law, including the Department of Health and Human Services, Office of the Inspector General (“OIG”) requirements and conducts, and has at all times conducted its operations in accordance with such compliance program in all material respects. The Seller has provided to the Buyer an accurate and complete copy of its current compliance program materials, including, to the extent applicable, all program descriptions, compliance officer and committee descriptions, ethics and risk area policy materials, training and education materials, auditing and monitoring protocols, reporting mechanisms and disciplinary policies.

(e) All reports, statements, or other filings required to be filed by the Seller with any Governmental Authority have been filed and when filed were truthful and complied with the applicable requirements of the Governmental Authority in all material respects.

(f) The Seller has not knowingly or willfully solicited, received, paid or offered to pay any remuneration, directly or indirectly, overtly or covertly, in cash or kind for the purpose of making or receiving any referral which violated any applicable anti-kickback Law, including the Federal Anti-Kickback Statute, 42 U.S.C. § 1320a-7b(b) (the “Anti-Kickback Statute”), or any applicable state anti-kickback Law.

(g) No person has filed or has threatened to file against the Seller any claim under any federal or state whistleblower statute, including without limitation, the Federal False Claims Act (31 U.S.C. §§ 3729 et. seq.).

(h) All Payment Programs in which the Seller or its Affiliates currently participates are set forth on Schedule 4.27(h) (the “Company Payment Programs”) by listing the name of each agreement with a Company Payment Program, and the parties, the effective date, and any amendments to such agreement. The Seller is duly enrolled, a participating provider, and in good standing, in each Company Payment Program in which the Seller provides services or products, and the Seller complies in all material respects with all applicable conditions of payment and of participation in and receipt of reimbursement under such Company Payment Program. There is no threatened, pending or concluded investigation, and there is no pending or concluded, threatened civil, administrative or criminal proceeding relating to the participation by the Seller, or any Professional (in relation to their role with the Seller), in any Company Payment Program. Except as disclosed in Schedule 4.27(h), neither the Seller nor any Professional is subject to, nor has it, he or she been subjected to, any pre-payment review or other review by any Company Payment Program (other than any reviews occurring in the ordinary course of business). No Company Payment Program has requested or threatened any recoupment, refund, or set-off from the Seller or Professional and there is no basis therefor, except for refunds, repayments or recoupments in the ordinary course of business. No Company Payment Program has imposed a fine, penalty or other sanction on the Seller or any Professional (in relation to their role with the Seller). Neither the Seller nor any Professional, nor any Affiliates, directors, managers, members, shareholders, general partners, officers, employees, vendors, independent contractors, or agents, has been suspended, excluded or debarred from participation in any Payment Program, including any Company Payment Program, nor are any such actions pending or threatened. Neither the Seller nor any Professional (in relation to their role with the Seller), nor any Affiliates, directors, managers, shareholders, members, general partners, officers, employees or agents has submitted to any Payment Program, including any Company Payment Program, any false or fraudulent claim for payment, nor has the Seller, any Professional (in relation to their role with the Seller), nor any Affiliates, directors, managers, shareholders, members, general partners, officers, employees or agents at any time violated any condition for participation, or any rule, regulation, policy or standard of, any such Payment Program except for routine surveys, inspections and other regular inspections that have been resolved to the satisfaction of such surveyor or inspector with immaterial liabilities or obligations of the Seller. Neither the Seller, any Professional (in relation to their role with the Seller), nor any Affiliates, directors, managers, shareholders, members, general partners, officers, employees or agents has received written notice during the past six (6) years of any actual or alleged violation of, or failure to be in compliance with, in any respect, any Company Payment Programs or any such contracts with or for such Company Payment Programs, nor to the effect that any Company Payment Programs intend to cease or alter its business relationship with the Seller (whether as a result of the contemplated transaction or otherwise). No Company Payment Program (i) has indicated its intent to cancel or otherwise substantially modify its relationship with the Seller, or (ii) has advised the Seller of any problem or dispute.

(i) Neither the Seller nor any of its Affiliates, directors, shareholders, managers, members, general partners, officers, employees or agents has, directly or indirectly, in the past six (6) years: (a) offered to pay to or solicited any remuneration from, in cash, property or in kind, or made any financial arrangements with, any past or present patient or customer, past or present medical director, physician, other health care provider, supplier, contractor, third party, or Payment Program in order to induce or directly or indirectly obtain business or payments from such Person, including any item or service for which payment may be made in whole or in part under any Payment Program, or for purchasing, leasing, ordering or arranging for or recommending, purchasing, leasing, or ordering any good, facility, service or item for which payment may be made in whole or in part under any Payment Program except for those permitted by or excluded from Health and Welfare Laws; (b) given or received, or agreed to give or receive, or is aware that there has been made or that there is any agreement to make or receive, any gift or gratuitous payment or benefit of any kind, nature or description (including in money, property or services) to any past, present or potential patient or customer, medical director, physician, other health care provider supplier or potential supplier, contractor, Payment Program or any other Person except for those in compliance with Health and Welfare Laws; (c) made or agreed to make, or has been made, or, to the Knowledge of the Seller, is aware that there is any agreement to make, any contribution, payment or gift of funds or property to, or for the private use of, any governmental official, employee or agent where either the contribution, payment or gift or the purpose of such contribution, payment or gift is or was illegal under the Laws of the United States or under the Laws of any state thereof or any other jurisdiction in which such payment, contribution or gift was made; (d) established or maintained any unrecorded fund or asset for any purpose or made any false or artificial entries on any of its books or records for any reason; (e) made or received or agreed to make or receive, or, to the Knowledge of the Seller, is aware that there has been made or received or that there has been any intention to make or receive, any payment to any Person with the intention or understanding that any part of such payment would be used for any purpose other than that described in the documents supporting such payment; (f) been reprimanded, sanctioned or disciplined by any licensing board or any federal or state Governmental Authority, or professional society or specialty board and with regard to any Payor received written notice of any material overpayments or termination of any associated Company Payment Programs; (g) had a final judgment or settlement without judgment entered against it in connection with a malpractice or similar action except for those that have been resolved without any material liability or obligation of such Person; (h) been the subject of any criminal complaint, indictment or criminal proceedings; (i) received written or oral notice of any investigation or proceeding, whether administrative, civil or criminal, relating to an allegation of filing false health care claims, violating Health and Welfare Laws, or engaging in other billing improprieties; (j) been a party to a Corporate Integrity Agreement with the OIG or is a party to a monitoring agreement or deferred prosecution agreement; (k) reporting obligations pursuant to any settlement agreement entered into with any Governmental Authority; (l) been the subject of any Federal Health Care Program investigation conducted by any federal or state Governmental Authority that has not been resolved or that was resolved with material liability or obligations of such person; (m) been a defendant in any qui tam/False Claims Act litigation; (n) been served with or received any search warrant, subpoena, civil investigation demand, contact letter, or telephone or personal contact by or from any federal or state enforcement agency (except in connection with medical services provided to third-parties who may be defendants or the subject of investigation into conduct unrelated to the Business); or (o) received any complaints through the Seller’s compliance “hotline” from employees, independent contractors, vendors, or any other Persons that could reasonably be considered to indicate that the Seller materially violated, or is currently in material violation of, any Law; or (p) received written or oral notice of any allegation, or any investigation or proceeding based on any allegation of the Seller’s employees or agents violating professional ethics or standards relating to his or her medical practice.

(j) Neither the Seller nor any of its Affiliates, nor any current or previous officer, director, manager, member, shareholder, owner, independent contractor, employee or agent, of the Seller or any of its Affiliates, has been, during the past six (6) years: (i) assessed a civil monetary penalty under Section 1128A of the Social Security Act or any other Health and Welfare Law; (ii) excluded, debarred, suspended or been otherwise determined to be, or identified as, ineligible to participate in any Payment Programs, disqualified under 21 C.F.R. 812.119 or any similar Health and Welfare Law, or been convicted of a crime described at 42 U.S.C. § 1320a-7b, subject to sanction pursuant to 42 U.S.C. § 1320a-7a or § 1320a-8, or been convicted of a crime described at 42 U.S.C. § 1320a-7b, nor are any such exclusions, sanctions or charges pending or threatened; (iii) convicted of, formally charged with or received written or oral notice of any investigations for a Payment Program-related offense or violation of federal or state Law related to fraud, theft, embezzlement, breach of fiduciary responsibility, financial misconduct, or obstruction of an investigation relating to the unlawful manufacture, distribution, prescription or dispensing of controlled substances, or is currently or has in the past been debarred, excluded or suspended from participation in any Payment Program or any federal government procurement program, for, or been subject to any order or consent decree of, or criminal or civil fine or penalty imposed by, any Governmental Authority related to, fraud, theft, embezzlement, breach of fiduciary responsibility, financial misconduct or obstruction of an investigation relating to the unlawful manufacture, distribution, prescription or dispensing of controlled substances; or (iv) convicted of, charged with, or investigated for, or has engaged in conduct that would constitute, an offense related to Medicaid or Medicare fraud, or other offenses related to the delivery of items or services under Medicare, Medicaid or other Payment Programs, patient abuse or neglect, felony convictions for other health-care fraud, theft, other financial misconduct.

(k) To the extent required by applicable Health and Welfare Laws, any employees and agents of the Seller who provide professional medical services (i) are licensed healthcare providers who maintain and have maintained, an active and unrestricted license in the state in which they provide such services without being subject to any disciplinary or corrective action at all times when rendering services on behalf of the Seller and (ii) have been at all relevant times when rendering services on behalf of the Seller validly registered with the United States Drug Enforcement Administration (“DEA”) under Title II of the Comprehensive Drug Abuse Prevention and Control Act of 1970, 21 U.S.C. § 801, et seq. (commonly known as the Controlled Substances Act). The Seller has provided to the Buyer complete copies of all such professional licenses and registrations of the health care professionals that are in the Seller’s possession or under the Seller’s control.

(l) All billing practices, including but not limited to, diagnosis and procedure coding and risk adjustment claims submission of the Seller with respect to all Payment Programs have been true and correct and in compliance in all material respects with all applicable Laws, and all regulations and policies of all such Payment Programs. The Seller has not billed for or received any payment or reimbursement in excess of amounts permitted by Law or the rules and regulations of Payment Programs. Except as set forth on Schedule 4.27(l), the Seller has not received notice of any potential overpayment from any Payment Program and there are no pending or accepted self-disclosures by the Seller to any Payment Program for any overpayment.

(m) The Seller does not possess or hold any property or obligation, including uncashed checks to customers, patients, or employees, non-refunded overpayments, credits or unclaimed amounts or intangibles, that is escheatable or reportable as unclaimed property to any Governmental Authority under any applicable escheatment, unclaimed property or similar Laws.

4.28 No Other Representations or Warranties.

(a) EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS SECTION 4 AND SECTION 5, THE SELLER AND THE OWNERS DISCLAIM ALL LIABILITY AND RESPONSIBILITY FOR ANY REPRESENTATION, WARRANTY, STATEMENT MADE OR INFORMATION COMMUNICATED (WHETHER ORALLY OR IN WRITING) TO BUYER AND/OR ITS AFFILIATES OR REPRESENTATIVES (INCLUDING ANY OPINION, INFORMATION OR ADVICE WHICH MAY HAVE BEEN PROVIDED TO BUYER AND/OR ITS AFFILIATES OR REPRESENTATIVES BY ANY DIRECTOR, MANAGER, OFFICER, EMPLOYEE, ACCOUNTING FIRM, LEGAL COUNSEL, OR OTHER AGENT, CONSULTANT, OR REPRESENTATIVE OF ANY OF THE SELLER OR THE OWNERS).

(b) THE SELLER AND THE OWNERS DO NOT MAKE ANY REPRESENTATIONS OR WARRANTIES TO BUYER EXCEPT AS CONTAINED IN THIS SECTION 4 AND IN SECTION 5, AND ANY AND ALL STATEMENTS MADE OR INFORMATION COMMUNICATED BY THE SELLER, THE OWNERS, ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES OUTSIDE OF THIS AGREEMENT (INCLUDING BY WAY OF THE DOCUMENTS PROVIDED IN RESPONSE TO BUYER’S WRITTEN DILIGENCE REQUESTS AND ANY MANAGEMENT PRESENTATIONS PROVIDED), WHETHER VERBALLY OR IN WRITING, ARE DEEMED TO HAVE BEEN SUPERSEDED BY THIS AGREEMENT, IT BEING AGREED THAT NO SUCH PRIOR OR CONTEMPORANEOUS STATEMENTS OR COMMUNICATIONS OUTSIDE OF THIS AGREEMENT SHALL SURVIVE THE EXECUTION AND DELIVERY OF THIS AGREEMENT.

SECTION 5. REPRESENTATIONS AND WARRANTIES CONCERNING OWNERS.

Each Owner, severally and not jointly (such that no Owner is making a representation or warranty on behalf of any other Owner and with each Owner being fully liable and responsible for its respective breaches or inaccuracies), hereby represent and warrant to Buyer that:

5.1 Authority, Power and Enforceability. Such Owner has full power and authority to execute and deliver this Agreement and each Ancillary Agreement to which it is a party and to consummate the transactions contemplated hereunder and thereunder and to perform its obligations hereunder and thereunder. Such Owner has duly approved, executed and delivered this Agreement and the Ancillary Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby. No other proceedings on the part of such Owner are necessary to approve and authorize the execution, delivery and performance of this Agreement and the Ancillary Agreements to which such Owner is a party and the consummation of the transactions contemplated hereby and thereby. This Agreement and the Ancillary Agreements to which such Owner is a party, assuming due execution and delivery by the other parties hereto and thereto, constitute the legal, valid and binding agreements of such Owner, enforceable against such Owner, in accordance with their terms, subject to (i) bankruptcy, insolvency, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights or the relief of debtors and (ii) general principles of equity, including rules of law governing specific performance, injunctive relief and other equitable matters.

5.2 No Conflicts; Required Filings and Consents. The execution, delivery and performance by such Owner of this Agreement and all Ancillary Agreements to which it is a party and the performance of the transactions contemplated hereby and thereby do not and will not: (a) contravene, require any consent or notice under or violate or result in a violation of, conflict with or constitute or result in a breach or default (whether after the giving of notice, lapse of time or both) under any Contract to which such Owner is a party or by which any of its assets are bound, or result in the creation of a Lien (except for Permitted Liens) on any of the properties or assets of the Seller pursuant to any Contract to which such Owner is a party or by which any of its assets are bound; (b) contravene or violate or result in a violation of, or constitute a breach or default (whether after the giving of notice, lapse of time or both) under, any provision of any Law, or any judgment or order of, or any restriction imposed by, any court or Governmental Authority applicable to such Owner; or (c) require from such Owner any notice to, declaration or filing with, or consent or approval of, any Governmental Authority.

5.3 DMC Parent Equity Interests. As of the date hereof, such Owner holds of record and beneficially owns the DMC Parent Equity Interests set forth opposite his, her or its name on Schedule 5.3. Such Owner shall immediately prior to the Closing hold of record and beneficially own the DMC Parent Equity Interests set forth opposite his, her or its name on Schedule 5.3, free and clear of any Lien (other than any restrictions under the Securities Act and applicable state securities Laws). Such Owner is not a party to any option, warrant, purchase right or other Contract that could require such Owner to sell, transfer or otherwise dispose of any DMC Parent Equity Interests, or that gives any other Person any rights with respect to the DMC Parent Equity Interests owned by such Owner. Such Owner is not a party to any voting trust, proxy or other Contract with respect to the voting of any DMC Parent Equity Interests. Except for the DMC Parent Equity Interests set forth on Schedule 5.3, no other equity interests or other voting securities of DMC Parent are issued, reserved for issuance or outstanding.

5.4 Litigation. There are no actions, suits, proceedings, Orders or, or to such Owner’s knowledge, investigations pending or, to such Owner’s knowledge, threatened against or affecting such Owner, at law or in equity, or before or by any Governmental Authority, and to such Owner’s knowledge, there is no reasonable basis for any of the foregoing, and such Owner is not subject to any outstanding Order issued by any Governmental Authority, in each case, which would adversely affect the ability of such Owner to consummate in any material respect the transactions contemplated by this Agreement and the Ancillary Agreements and perform all of its material obligations hereunder and thereunder.

5.5 No Brokers. Except as disclosed on Schedule 5.5, there is no investment banker, broker, finder or other intermediary whom has been retained by or is authorized to act on behalf of such Owner or any of its Affiliates who might be entitled to any brokerage, finder’s fee, commission or similar fee from such Owner in connection with the transactions contemplated by this Agreement or any of the Ancillary Agreements.

5.6 Illegal Payments. No Owner nor any of their respective trustees, directors, officers, employees or agents have offered, authorized, made or received on behalf of any Owner any illegal payment or contribution of any kind, including any payment in violation of any Laws of any Governmental Authority, directly or indirectly, including payments, gifts or gratuities, to any Person, entity, or United States or foreign national, state or local government officials, employees or agents or candidates therefor or other Persons. No Owner, nor any of their respective trustees, directors, officers, employees or agents, are the subject of any allegation, voluntary disclosure, investigation, prosecution or other enforcement action related to illegal payment Laws.

5.7 Regulatory Matters. No Owner is a party to any corporate integrity agreements, monitoring agreements, deferred prosecution agreements, consent decrees, settlement Orders, or similar agreements imposed by any Governmental Authority. No Owner is currently debarred, suspended, or excluded from participation in any Payment Program nor are any such actions pending or, to the knowledge of such Seller or such Beneficial Owner, threatened.

5.8 No Other Representations or Warranties.

(a) EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN SECTION 4 AND THIS SECTION 5, THE SELLER AND THE OWNERS DISCLAIM ALL LIABILITY AND RESPONSIBILITY FOR ANY REPRESENTATION, WARRANTY, STATEMENT MADE OR INFORMATION COMMUNICATED (WHETHER ORALLY OR IN WRITING) TO BUYER AND/OR ITS AFFILIATES OR REPRESENTATIVES (INCLUDING ANY OPINION, INFORMATION OR ADVICE WHICH MAY HAVE BEEN PROVIDED TO BUYER AND/OR ITS AFFILIATES OR REPRESENTATIVES BY ANY DIRECTOR, MANAGER, OFFICER, EMPLOYEE, ACCOUNTING FIRM, LEGAL COUNSEL, OR OTHER AGENT, CONSULTANT, OR REPRESENTATIVE OF ANY OF THE SELLER AND THE OWNERS).

(b) THE SELLER AND THE OWNERS DO NOT MAKE ANY REPRESENTATIONS OR WARRANTIES TO BUYER EXCEPT AS CONTAINED IN SECTION 4 AND THIS SECTION 5, AND ANY AND ALL STATEMENTS MADE OR INFORMATION COMMUNICATED BY THE SELLER AND THE OWNERS OR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES OUTSIDE OF THIS AGREEMENT (INCLUDING BY WAY OF THE DOCUMENTS PROVIDED IN RESPONSE TO BUYER’S WRITTEN DILIGENCE REQUESTS AND ANY MANAGEMENT PRESENTATIONS PROVIDED), WHETHER VERBALLY OR IN WRITING, ARE DEEMED TO HAVE BEEN SUPERSEDED BY THIS AGREEMENT, IT BEING AGREED THAT NO SUCH PRIOR OR CONTEMPORANEOUS STATEMENTS OR COMMUNICATIONS OUTSIDE OF THIS AGREEMENT SHALL SURVIVE THE EXECUTION AND DELIVERY OF THIS AGREEMENT.

SECTION 6. REPRESENTATIONS AND WARRANTIES CONCERNING BUYER.

The Buyer hereby represents and warrants to the Seller and Owners that:

6.1 Organization. The Buyer is duly formed and organized, validly existing and in good standing under the Laws of the jurisdiction of its organization and of the jurisdictions in which it does business.

6.2 Authority, Power and Enforceability. The Buyer has all necessary authority and power to execute and deliver this Agreement and the Ancillary Agreements to which it is a party and to consummate the transactions contemplated hereunder and thereunder and to perform its obligations hereunder and thereunder. The Buyer has duly approved, executed and delivered this Agreement and the Ancillary Agreements to which it is a party. This Agreement and the Ancillary Agreements to which the Buyer is a party, assuming due authorization, execution and delivery by the other parties thereto constitute the valid and binding agreements of the Buyer, enforceable against the Buyer in accordance with their respective terms, subject to (i) bankruptcy, insolvency, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights or the relief of debtors and (ii) general principles of equity, including rules of law governing specific performance, injunctive relief and other equitable matters.

6.3 No Conflicts; Required Filings and Consents. The execution, delivery and performance by the Buyer of this Agreement and the Ancillary Agreements to which it is a party and the performance of the transactions contemplated hereby and thereby do not and will not: (a) violate or result in a violation of, conflict with or constitute or result in a default (whether after the giving of notice, lapse of time or both) under, accelerate any obligation under, or give rise to a right of termination of, any contract, agreement, obligation, permit, license or authorization to which the Buyer is a party or by which any of its assets are bound, (b) violate or result in a violation of, conflict with or constitute or result in a default (whether after the giving of notice, lapse of time or both) under, or accelerate any obligation under, any provision of the Buyer’s organizational documents, (c) violate or result in a violation of, or constitute a default (whether after the giving of notice, lapse of time or both) under, any provision of any Law, or any order of, or any restriction imposed by, any court or Governmental Authority applicable to the Buyer or (d) require from the Buyer any notice to, declaration or filing with, or consent or approval of, any Governmental Authority (other than as required by the HSR Act).

6.4 Litigation. There are no actions, suits, proceedings, Orders or, or to the Buyer’s knowledge, investigations pending or, to the Buyer’s knowledge, threatened against or affecting the Buyer, at law or in equity, or before or by any Governmental Authority, and to the Buyer’s knowledge, there is no reasonable basis for any of the foregoing, and the Buyer is not subject to any outstanding Order issued by any Governmental Authority, in each case, which would adversely affect the ability of the Buyer to consummate in any material respect the transactions contemplated by this Agreement and the Ancillary Agreements and perform all of its material obligations hereunder and thereunder.

6.5 No Brokers. There is no investment banker, broker, finder or other intermediary who has been retained by or is authorized to act on behalf of the Buyer who might be entitled to any fee or commission from the Buyer in connection with the transactions contemplated by this Agreement.

6.6 No Other Representations or Warranties.

(a) EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS SECTION 6, BUYER DISCLAIMS ALL LIABILITY AND RESPONSIBILITY FOR ANY REPRESENTATION, WARRANTY, STATEMENT MADE OR INFORMATION COMMUNICATED (WHETHER ORALLY OR IN WRITING) TO THE SELLER, OWNERS AND/OR THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES (INCLUDING ANY OPINION, INFORMATION OR ADVICE WHICH MAY HAVE BEEN PROVIDED TO THE SELLER, OWNERS AND/OR THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES BY ANY DIRECTOR, OFFICER, EMPLOYEE, ACCOUNTING FIRM, LEGAL COUNSEL, OR OTHER AGENT, CONSULTANT, OR REPRESENTATIVE OF THE BUYER).

(b) BUYER DOES NOT MAKE ANY REPRESENTATIONS OR WARRANTIES TO THE SELLER OR THE OWNERS EXCEPT AS CONTAINED IN THIS SECTION 6, AND ANY AND ALL STATEMENTS MADE OR INFORMATION COMMUNICATED BY THE BUYER OR ANY OF ITS AFFILIATES OR REPRESENTATIVES OUTSIDE OF THIS AGREEMENT, WHETHER VERBALLY OR IN WRITING, ARE DEEMED TO HAVE BEEN SUPERSEDED BY THIS AGREEMENT, IT BEING AGREED THAT NO SUCH PRIOR OR CONTEMPORANEOUS STATEMENTS OR COMMUNICATIONS OUTSIDE OF THIS AGREEMENT SHALL SURVIVE THE EXECUTION AND DELIVERY OF THIS AGREEMENT.

SECTION 7. RESERVED.

SECTION 8. POST-CLOSING COVENANTS AND AGREEMENTS.

8.1 Further Assurances. From and after the Closing, upon the reasonable request of the other Parties and at such Parties’ expense, each of the Buyer, the Seller and the Owners shall execute, acknowledge, and deliver, or cause to be executed, acknowledged, and delivered, all such further documents and instruments and shall take, or cause to be taken, all such further actions as the requesting Parties may reasonably deem necessary or desirable to evidence and effectuate the transactions contemplated by this Agreement.

8.2 Preservation of Records; Treatment of Medical Records.

(a) The Seller agrees that it shall not until the end of the Management Period (as defined in the TSA), without the prior written consent of the Buyer, take any action to change, alter, amend, fail to keep in good standing, close, or terminate any national provider identifiers or enrollments that are required under the Seller’s Payor agreements, Payment Programs, or any other federal or state insurance program, unless such change, alteration, amendment, failure to keep in good standing, closure or termination is due to the arrangement between the Seller and the Buyer pursuant to the TSA or required by applicable Law. Except as expressly provided to the contrary herein (including pursuant to Section 8.2(b)), the Seller shall preserve and keep a copy of (i) all books and records (including Tax Returns and other Tax records) relating to the Business as conducted and the Purchased Assets owned prior to the Closing Date for a period of seven (7) years (or for such longer period that may be required under applicable Law) after the Closing, and (ii) all contracts and books and records relating thereto entered into prior to the Closing Date for a period of five (5) years after the Closing. The Seller shall provide the Buyer and its Representatives with reasonable access (for the purpose of examining and copying at the Buyer’s sole cost and expense), during normal business hours, to the materials described above as soon as practicable after written request from the Buyer or its Representatives.

(b) Upon Closing, the Buyer shall assume possession and custody of the medical records of the Seller’s patients for services provided on or after the date hereof and before the Closing Date (the “Seller Medical Records”). Thereafter, upon the Seller’s request and subject to any requirements or restrictions related to disclosure of medical records under applicable Law, the Buyer will permit the Seller or its Representatives to have access to the Seller Medical Records for reasonable purposes, including but not limited to complying with a valid request to disclose the Seller Medical Records and as otherwise permitted by applicable Law. The Buyer shall provide access to the Seller Medical Records during normal business hours and as soon as practicable after request, and the Seller and its Representative shall have the right to inspect and copy the Seller Medical Records at the Seller’s sole expense. To the extent that any further authorization or activity is required from the Seller in relation to the transfer of ownership of medical records subject to this Section 8.2, the Seller will cooperate with the Buyer in providing such necessary authorization or activity. Except as expressly set forth in this Section 8.2, the Buyer shall bear no costs and provide no administrative or other support to the Seller with respect to the Seller’s access to such records, nor shall any Buyer have any obligation to assist in any response to a request for the disclosure of the Seller Medical Records.

8.3 Confidentiality. During the Restricted Period, each Seller and Owner agrees to, and shall take commercially reasonable measures to cause its respective agents, representatives, Affiliates, employees, officers and directors (in each case, as applicable) to, treat and hold as confidential all of the Confidential Information and refrain from using any Confidential Information except in connection with this Agreement. Notwithstanding the foregoing, Confidential Information shall not include information that, at the time of disclosure, is available publicly other than due to a disclosure by the Seller or an Owner in breach of this Agreement. In the event that the Seller, any Owner, or any of their agents, representatives, Affiliates, employees, officers or directors (as applicable) becomes legally compelled to disclose any Confidential Information, such Person shall to the extent permitted by Law provide the Buyer with prompt written notice of such requirement so that the Buyer (at its cost and expense) may seek a protective order or other remedy or waive compliance with the provisions of this Section 8.3. In the event that a protective order or other remedy is not obtained within the time before such disclosure is required or if the Buyer waives compliance with this Section 8.3, such Person shall furnish only that portion of such Confidential Information that is legally required to be provided and shall cooperate with any reasonable requests of the

Buyer (at the Buyer’s sole cost and expense) so that the Buyer may seek to obtain reasonable assurances that confidential treatment will be accorded such information. Notwithstanding anything to the contrary in this Agreement, the Seller and each Owner shall be able to disclose and use Confidential Information in connection with the enforcement of the rights and remedies of such Party pursuant to this Agreement or any of the other Ancillary Agreements or in any claim, action or proceeding between the Seller or Owner, on the one hand, and a Buyer Indemnified Party (including the Seller following the Closing), on the other hand. Notwithstanding the foregoing, each Seller and each Owner that is a party to the TSA may use Confidential Information to the extent reasonably necessary to perform the services set forth in the TSA.

8.4 Tax Matters.

(a) Transfer Taxes. The Seller shall pay any transfer, documentary, sales, use, value added, excise, stock transfer, stamp, recording, registration and any similar Taxes and fees, including any penalties and interest thereon, that become payable in connection with the transactions contemplated by this Agreement (“Transfer Taxes”). The applicable Parties shall cooperate preparing and in filing such forms and documents as may be necessary to permit any such Transfer Tax to be assessed and paid on or prior to the Closing Date with any available pre-sale filing procedure, and to obtain any exemption or refund of any such Transfer Tax.

(b) Tax Cooperation. The Buyer and the Seller will cooperate fully, as and to the extent reasonably requested by the other Parties, in connection with the filing and preparation of Tax Returns pursuant to this Agreement and any proceeding related thereto. Such cooperation will include the retention and (upon the other Parties’ request) the provision of records and information that are reasonably relevant to any such proceeding and making employees or representatives available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Buyer and the Seller agree that the Seller will retain all books and records with respect to Tax matters pertinent to the Seller relating to any taxable period beginning before the Closing Date until the expiration of the statute or period of limitations of the respective taxable periods.

(c) Straddle Periods. In the case of any taxable period that includes (but does not end on) the Closing Date (a “Straddle Period”), the amount of any Taxes based on or measured by income or receipts, sales, payroll, withholding or transfers, that is attributable to the Pre-Closing Tax Period portion of the Straddle Period shall be determined based on an interim closing of the books as of the close of business on the Closing Date (and for such purpose, the taxable period of any partnership, other pass through entity or any non-U.S. entity owned by the Seller shall be deemed to terminate at such time) and the amount of other Taxes for a Straddle Period which relates to the Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period.

8.5 Allocation of Purchase Price. Within sixty (60) days following the Closing, the Buyer shall provide the Seller with an allocation for Tax purposes of the Purchase Price (plus any other relevant items) among the Purchased Assets (the “Purchase Price Allocation”), which allocation shall be prepared in accordance with the Code (including Code Section 1060) and the Treasury Regulations promulgated thereunder and in a manner consistent with the purchase price allocation methodology set forth in Annex 8.5. The Buyer shall permit the Seller to review and comment on the Purchase Price Allocation and shall consider such comments in good faith. If the Buyer does not receive written notice from the Seller within thirty (30) days after the Seller receives the proposed draft of the Purchase Price Allocation notifying the Buyer of any objection to such draft of the Purchase Price Allocation, then the draft Purchase Price Allocation shall be conclusive and binding on the parties. If the Buyer receives written notice of an objection to the draft of the Purchase Price Allocation from the Seller within such thirty (30) day period, the Seller and the Buyer shall negotiate in good faith to resolve any such objections, but if they do not reach a final resolution with sixty (60) days after the delivery of the written notice of objection, the Seller and the Buyer shall submit such dispute to an independent firm of accountants of national and/or regional repute, so long as such firm is independent as of such date with respect to the Seller, the Owners, the Buyer and each of their respective Affiliates (the “Accountant”), to act as an expert to review and resolve only the issues in dispute. Each of the Parties shall file all Tax Returns (including IRS Form 8594, amended returns and claims for refund) and information reports in a manner consistent with the Purchase Price Allocation.

8.6 Non-Competition; Non-Solicitation.

(a) During the five (5) year period immediately following the Closing Date (the “Restricted Period”), each Restricted Party will not: (i) directly or indirectly, anywhere in the Restricted Territory, whether as owner, partner, stockholder, consultant, agent, employee or co-venturer, engage (or actively prepare to engage), render services for or invest in any Person that is engaged, in a primary care clinic setting, in the performance of professional medical services, diagnostic, therapeutic and ancillary services, nursing and other clinical services, outpatient managed care and fee-for-service healthcare services across multi-specialties and all other services incidental to the operation of a primary care medical practice (collectively, the “Competing Business”); provided, however, that no Restricted Party shall be prohibited from (A) owning up to (x) five percent (5%) of the outstanding equity securities of a company engaged in the Competing Business that is publicly traded on a national securities exchange or in the over the counter market so long as such Person has no active participation in connection with the business of such company or (y) three percent (3%) of the outstanding equity interests in a broadly held private equity investment fund with at least $100 million in committed capital raised in its most recent fund in which such Restricted Party does not, directly or indirectly, hold any investment decision-making authority or in any other way participates in the management, direction or operation of such fund, provided that no Restricted Party shall advise or consult with any such private equity investment fund’s portfolio companies with respect to any Competing Business, (B) acting as an employee of the Seller, the Buyer or their respective Affiliates (but with respect to the Seller, only the Affiliates of the Seller following the Closing), (C) providing goods or services that are unrelated to the Competing Business to any Person engaged in a Competing Business, or (D) engaging in any Permitted Activities; (ii) directly or indirectly, recruit or attempt to recruit any person that is employed or engaged by the Seller, any Buyer or any of their respective Affiliates or otherwise solicit, induce or influence, or attempt to solicit, induce or influence, any such person, in each case, to leave employment or engagement with the Seller, any Buyer or any of their Affiliates; provided, however, that a general solicitation not specifically targeted at the employees of the Seller, the Buyer or any of their Affiliates shall not be a violation of this clause (ii); or (iii) directly or indirectly, solicit or encourage, or attempt to solicit or encourage, any referral source, customer, supplier, patient, provider client, integration partner or vendor of any Buyer or any of their respective Affiliates to terminate or otherwise modify adversely its business relationship with the Buyer or any of their respective Affiliates.

(b) A “Restricted Party” means each of the Seller and Ventura De Paz.

(c) “Restricted Territory” means the State of Florida, the territory of Puerto Rico, San Antonio, Texas and Las Vegas, Nevada.

(d) “Permitted Activities” means any of the following: (i) with the prior written consent of the Buyer (not to be unreasonably withheld, conditioned or delayed), serving on the board of directors, trustees or equivalent governing body of any non-profit civic, charitable or educational organization which are not engaged in a Competing Business; (ii) managing personal financial investments not involving the Business or any Competing Business in the Restricted Territory; (iii) owning or selling (or otherwise transferring) any direct or indirect interest in, or selling all or substantially all of the assets of,

Health Practice Management, LLC, a Florida limited liability company (the “MSO”), and exercising any rights incidental thereto, so long as no Restricted Party (nor any Affiliate of such Restricted Party) (A) participates, directly or indirectly, in any respect in the management, direction or operation of the MSO (other than in connection with the sale of the MSO) and (B) increases (whether directly or indirectly) his, her, or its ownership interest in the MSO, determined as of the date of this Agreement; (iv) owning or selling (or otherwise transferring) any direct or indirect interest in any entity that owns or leases, or managing, operating and leasing, any real property; (v) owning, selling (or otherwise disposing) and operating Kidney Doctor’s Dialysis Centers Inc. or Affiliates thereof, but only to the extent such Persons are engaged solely in the provision of dialysis and related services (including nephrology services) and do not involve the provision of primary care services; and (vi) foreclosing on any security interests with respect to, and repurchasing, owning, operating and disposing of, the equity interests in or all or substantially all the assets of Center for Pediatric Care, Inc.; provided, however, that any such ownership or operation of Center for Pediatric Care, Inc. or the purchaser of substantially all of its assets shall be for the sole purpose of selling as soon as reasonably practicable such business to a third party to secure payment on account of amounts financed in connection with the prior sale of such business by one or more of the Restricted Parties or their Affiliates.

(e) Each Restricted Party understands that the restrictions set forth in this Section 8.6 are intended to protect the interests of the Seller, Buyer and their respective Affiliates in the Seller’s proprietary information, goodwill and established employee, customer, supplier, consultant and vendor relationships, and agree that such restrictions are reasonable and appropriate for this purpose. Each Restricted Party further acknowledges and agrees that the time, scope, geographic area and other provisions of this Section 8.6 have been specifically negotiated by sophisticated parties and absent each Restricted Party’s agreement to comply with the restrictions set forth in this Section 8.6, Buyer would not have entered into the transactions contemplated by this Agreement. Each Restricted Party’s obligations under this Section 8.6 are independent of any other obligation the Seller, Buyer or their respective Affiliates has to such Restricted Party, including any such obligation under this Agreement. The existence of any claim or cause of action by the Seller or any Owner against Buyer, or Buyer against the Seller, as applicable, whether predicated on this Agreement or otherwise, will not constitute a defense to the enforcement by any Buyer or the Seller, as applicable, of the restrictive covenants contained in this Section 8.6.

(f) The Parties expressly agree that the subject matter, length of time, geographical scope, and range of activities, as applicable, contained in this Section 8.6 are reasonable in light of the circumstances as they exist on the date upon which this Agreement has been executed. However, should a determination nonetheless be made by a court of competent jurisdiction at a later date that the character, duration or geographical scope of the restrictive covenants set forth in this Section 8.6 is unreasonable in light of the circumstances as they then exist, then it is the intention and the agreement of the Parties hereto that this Agreement shall be construed by the court in such a manner as to impose only those restrictions on the conduct of any Restricted Party that may be enforceable under applicable Law, to the fullest extent of such enforceability to assure Buyer of the intended benefit of this Agreement. If, in any judicial proceeding, a court shall refuse to enforce all of the separate covenants deemed included herein because, taken together, they are more extensive than necessary to assure Buyer of the intended benefit of this Agreement, it is expressly understood and agreed among the Parties hereto that those of such covenants that, if eliminated, would permit the remaining separate covenants to be enforced in such proceeding shall be deemed eliminated from the provisions hereof.

8.7 Employees.

(a) At the Employment Termination Date (as defined in the TSA), Buyer shall extend offers of employment on an “at-will” basis to each of the Designated Workers other than the Non-Continuing Workers (as each is defined in the TSA) (the “Continuing Personnel”) with cash compensation and benefits applicable to the Continuing Personnel (including cash compensation, salary, cash incentive compensation opportunities, medical benefits, other welfare benefits, and employee fringe benefits) that are substantially comparable, in the aggregate, to the terms and conditions of employment of each Continuing Personnel provided by the Seller immediately prior to the Closing. Notwithstanding the foregoing, nothing in this Section 8.7 shall guarantee any Continuing Personnel the right to continued employment or retention for any period of time.

(b) Buyer shall use commercially reasonably efforts to (i) waive or cause to be waived any waiting periods, evidence of insurability requirements, or pre-existing condition limitations and similar limitations with respect to participation and coverage requirements applicable to the Continuing Personnel and (ii) provide each Continuing Personnel with credit for any co-payments and deductibles paid prior to the Employment Termination Date (as defined in the TSA) in satisfying any applicable deductible or out-of-pocket requirements under such group health plan. For vesting and eligibility (other than benefits under a defined benefit pension plan), all service of the Continuing Personnel with the Seller (including any predecessors thereof) shall be recognized by Buyer as if such service were with Buyer; provided, however, that such service shall not be recognized to the extent that (i) such recognition would result in a duplication of benefits or (ii) such service was not recognized under the corresponding Company Employee Plan that such Company Personnel participated in or was a member or beneficiary of as of the Closing. To the extent that any Continuing Personnel are not immediately eligible to enroll in the Buyer’s group medical, vision and/or dental insurance plans on the Employment Termination Date (as defined in the TSA) as a result of a probationary or waiting period or pre-existing condition limitations and similar limitations, then Buyer shall reimburse such Continuing Personnel for Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), COBRA premiums paid by such Continuing Personnel to maintain medical, vision and dental insurance coverage through the date the such Continuing Personnel is eligible to enroll in Buyer’s medical, vision and dental insurance plans, in each case at the same percentage of premiums as were paid by the Seller prior to the Employment Termination Date.

(c) This Section 8.7 shall be binding upon and inure solely to the benefit of each of the Parties, and nothing in this Section 8.7, express or implied, shall confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 8.7. Nothing contained herein, express or implied, shall be construed to establish, amend or modify any benefit plan, program, agreement or arrangement. The Parties acknowledge and agree that the terms set forth in this Section 8.7 shall not create any right in any employee, independent contractor or any other Person to any continued employment with the Seller, Buyer, or any of their respective Affiliates or compensation or benefits of any nature or kind whatsoever.

8.8 Real Property Under Development. An Affiliate of Ventura de Paz intends to develop (but shall not operate, other than as a landlord) a medical center of approximately 18,000 square foot at 1200 N.W. 119 Street, Miami, Florida 33167 to replace and upgrade the existing medical and activity centers located at 1240, 1248 and 1272 N.W. 119 Street, Miami, Florida 33167 (collectively, the “119th Street Development and Upgrade”). During such development and upgrade, Ventura de Paz shall keep the Buyer reasonably informed about anticipated timing of completion of the project and notify Buyer upon completion of the 119th Street Development and Upgrade (the “Completion Notice”). In the event that Buyer notifies Ventura de Paz in writing within thirty (30) days after the Completion Notice that Buyer or one of its Affiliates desires to lease the real property subject to the 119th Street Development and Upgrade, Ventura de Paz shall cause the landlord to enter into a triple net lease with respect to such real property at fair market value as reasonably determined by mutual agreement of the Buyer and the applicable landlord, or if such parties cannot agree on the fair market value, by an independent commercial real property appraiser selected by such landlord (the costs of which shall be borne equally by the Buyer and the landlord) and on other terms and conditions as mutually agreed upon by such landlord and the Buyer. Ventura de Paz and his Affiliates shall cause the applicable landlord of the real property subject to the 119th Street

Development and Upgrade not to offer to lease, or accept any offer to lease, any portion of such premises from any Person other than Buyer or its Affiliates prior to the date that is thirty (30) days after completion of the 119th Street Development and Upgrade, unless Buyer has declined in writing the opportunity to lease such premises in accordance with the terms and conditions of this Section 8.8, Buyer fails to notify Ventura de Paz of its desire to lease such real property within thirty (30) days after the Completion Notice or the parties do not enter into a real estate lease with respect to such property within sixty (60) days after the Completion Notice.

8.9 Seller Bank Accounts.

(a) Prior to the Closing, the Seller and the Owners shall have used commercially reasonable efforts to the fullest extent possible to distribute the Cash Amount as of immediately prior to the Effective Time (but excluding an amount equal to the Ordinary Course of Business Expenses Amount) from the Seller to the DMC Parent. For the avoidance of doubt, as of the Closing, the Cash Amount in the Buyer Beneficiary Accounts (as defined below) shall contain an aggregate amount equal to the sum of (i) any Cash Amount deposited therein from and after the Effective Time and (ii) the Ordinary Course of Business Expenses Amount (except to the extent such Ordinary Course of Business Expenses Amount has been paid by the Seller in satisfaction of those expenses on or after the Closing).

(b) The Seller and Owners hereby agree that the bank accounts of the Seller that were used in the Business prior to the Closing, including any accounts which contain any Cash Amount as of the Effective Time or that are associated with the service funds of any Payor, shall in each case (together with any Cash Amount deposited therein from and after the Effective Time and a Cash Amount equal to the Ordinary Course of Business Expenses Amount) be deemed as Purchased Assets hereunder (the “Buyer Beneficiary Accounts”), and accordingly, none of the Seller or Owners shall, directly or indirectly, effect any transactions with regards to the Buyer Beneficiary Accounts, including but not limited to, the withdrawal or transfer of any funds from such bank accounts or the grant or pledge of any security interest or Lien in such bank accounts to any Person, in each case without the prior written consent of the Buyer. The Seller and Owners further agree that, to the extent the Buyer or its Representatives have not been given full access and control of any of the Buyer Beneficiary Accounts as of the Closing, they shall each reasonably cooperate with the Buyer to provide Buyer or any of its Representatives such access and control as are necessary for the Buyers to take control of such Buyer Beneficiary Accounts, subject to Section 8.9(c). Notwithstanding anything contained herein to the contrary, Buyer shall maintain in the name of the Seller any Buyer Beneficiary Accounts that contain cash collateral supporting any letters of credit issued pursuant to any payor agreement with the Seller until such payor agreement is assigned to Buyer or its Affiliates or is otherwise terminated pursuant to the TSA.

(c) From and after the Closing, Buyer shall use commercially reasonable efforts to cooperate with the Seller, at the Seller’s sole expense, as necessary to allow Seller to pay any Bonus and Severance Payments out of funds deposited into any Buyer Beneficiary Account pursuant to Section 2.5(e) and process payroll with respect to such payments; provided that, for the avoidance of doubt, Buyer shall not have any obligation to disburse any funds from the Buyer Beneficiary Account with respect to the Bonus and Severance Payments except to the extent that the funds for such payments have been deposited pursuant to Section 2.5(e). Buyer further agrees that Buyer shall use commercially reasonable efforts to allow the Seller to process payroll with respect to any payments required to be made to employees and included within, and to make the payments in respect of, the Ordinary Course of Business Expenses Amount out of the Buyer Beneficiary Accounts.

8.10 Termination of Lease Guaranty Obligations. Ventura de Paz has provided a personal guaranty on behalf of the Seller with respect to its obligations under that certain South Florida Water Management District Lease, dated as of June 4, 2013, by and between the South Florida Water Management

District and the Seller and that certain Lease Agreement, dated May 1, 2020, between Seller and 4840 MGC, LLC for the property located at 4888 NW 183rd Street, as amended (the “Lease Guaranties”). Following the Closing, Buyer and the Seller shall use commercially reasonable efforts to obtain a full and unconditional termination and release of the Lease Guaranties, in form and substance reasonably acceptable to Ventura de Paz.

8.11 R&W Policy. The Buyer and its Affiliates will not amend, waive or otherwise modify the R&W Policy, without the written consent of Owners’ Representative (such consent not to be unreasonably withheld, delayed or conditioned, provided that Owners’ Representative withholding consent for any reason or no reason to the extent such amendment, waiver or modification relates to subrogation rights against the Seller or the Owners shall not be deemed unreasonable).

SECTION 9. SELLER CLOSING DELIVERABLES.

9.1 Seller Deliveries. At or prior to the Closing, the Seller shall have delivered to the Buyer each of the following:

(a) An IRS Form W-9 validly executed by Seller;

(b) the Funds Flow, duly executed by the Seller and the Owners;

(c) a copy of the articles of organization of the Seller, certified by the Secretary of State of Delaware, and a certificate of good standing from the Secretary of State of Delaware, in each case, dated not more than ten (10) Business Days prior to the Closing Date;

(d) copies of resolutions or written consent duly adopted by the manager of the Seller authorizing the execution, delivery, and performance of this Agreement and Ancillary Agreements to which the Seller is a party, and the consummation of all transactions contemplated hereby and thereby;

(e) the Schedule of Deductions;

(f) a bill of sale and assignment of contracts between the Seller and the Buyer, in substantially the form attached hereto as Exhibit D (the “Bill of Sale”), duly executed by the Seller;

(g) a transition services agreement, in substantially the form attached hereto as Exhibit E (the “TSA”), duly executed by the Seller;

(h) the Consulting Agreement, duly executed by Ventura de Paz;

(i) intentionally omitted;

(j) the lease agreements, substantially in the form attached hereto as Exhibit F, duly executed by the applicable landlord, with respect to each of the premises listed on Annex 9.5(k) (the “Related Party Leases”);

(k) a release of claims, in substantially the form attached hereto as Exhibit G, duly executed by the Seller and each Owner;

(l) executed counterparts of each Ancillary Agreement to which the Seller, any Owner or any of their respective Affiliates is a party, including executed counterparts of each Employment Agreement (executed by the respective employee); and

(m) at least three (3) Business Days prior to the Closing, fully-executed customary payoff and release letters (the “Payoff Letters”) in form and substance reasonably acceptable to the Buyer from the holders of the Indebtedness set forth on Schedule 9.1(m), in each case which (x) reflect the amounts required in order to pay in full all such Indebtedness outstanding as of the Closing (including the outstanding principal, accrued and unpaid interest and prepayment and other penalties), (y) wire transfer instructions for the payment of such amounts and (z) provide that, upon payment in full of the amounts indicated therein, all guarantees by the Seller and Liens with respect to the assets of the Seller shall be automatically and without further action permanently released, terminated and of no further force and effect, together with all instruments and other documentation (in each case in form and substance reasonably satisfactory to the Buyer and delivered to the Buyer at least three (3) Business Days prior to the Closing), necessary or desirable to release all guarantees by the Seller and any Liens on the assets of the Seller, including appropriate UCC financing statement amendments (termination statements) in form and substance reasonably acceptable to the Buyer; and

(n) copies of each of the consents, approvals or authorizations of any Governmental Authority or any other Person, and each of the filings, registrations and notices, in each case as set forth on Annex 7.2.

SECTION 10. BUYER CLOSING DELIVERABLES.

10.1 Buyer Deliveries. At or prior to the Closing, the Buyer shall have delivered to the Seller each of the following:

(a) a copy of the Funds Flow, duly executed by the Buyer;

(b) copies of resolutions or written consent duly adopted by the sole member and manager of the Buyer authorizing the execution, delivery, and performance of this Agreement and Ancillary Agreements to which the Buyer is a party, and the consummation of all transactions contemplated hereby and thereby;

(c) a copy of the Bill of Sale, duly executed by the Buyer;

(d) a copy of the TSA, duly executed by the Buyer; and

(e) lease assignments for each of the premises listed on Annex 9.5(j), each in form and substance reasonably acceptable to the applicable landlords, duly executed by the Buyer;

(f) the Related Party Leases, duly executed by the Buyer;

(g) executed counterparts of each Ancillary Agreement to which the Buyer or any of its Affiliates is a party; and

(h) the Consulting Agreement, duly executed by the Buyer.

SECTION 11. RESERVED.

SECTION 12. INDEMNIFICATION AND RELATED MATTERS.

12.1 Survival.

(a) Survival. All representations, warranties, covenants and agreements set forth in this Agreement, the Disclosure Schedules or in any certificate or instrument delivered in connection herewith shall survive the Closing Date until the Applicable Limitation Date of such representation, warranty, covenant or agreement. For purposes of this Agreement, the “Applicable Limitation Date” (i) for the representations and warranties set forth in this Agreement or in any certificate or instrument delivered in connection herewith, shall be the date that is twelve (12) months following the Closing Date, and (ii) for all covenants and agreements set forth in this Agreement, the Disclosure Schedules or in any certificate or instrument delivered in connection herewith (including, for the avoidance of doubt, with respect to Excluded Taxes), and for the certifications underlying all certificates delivered hereunder, shall be the end of the period contemplated by their respective terms or if such covenant or agreement does not specify an applicable time period, such covenant or agreement shall survive until the later of (x) the date that is thirty (30) days after the expiration of the applicable statute of limitations (giving effect to any waiver, mitigation or extension thereof) and (y) the six (6) year anniversary of the Closing Date. The Parties hereto acknowledge and agree that with respect to any claims for indemnification pursuant to this Agreement, the survival periods set forth above shall govern when any such claim may be brought and shall replace and supersede any statute of limitations that may otherwise be applicable. Except as provided in Section 12.1(b), immediately following the last day of each Applicable Limitation Date, the representations, warranties, covenants and agreements to which such Applicable Limitation Date applies shall expire automatically and be of no further force or effect thereafter.

(b) Claims Notices. No Claim Notice for indemnification pursuant to this Section 12 may be delivered by a Buyer Indemnified Party or Seller Indemnified Party in relation to a representation, warranty, covenant or agreement after the expiration of the Applicable Limitation Date for such representation, warranty, covenant or agreement; provided, that if Buyer or Owners’ Representative, as applicable, deliver a Claim Notice in accordance with Section 12.2(g) prior to the Applicable Limitation Date for the representation(s), warranty(ies), covenant(s) or agreement(s) with respect to which the claim set forth in such Claim Notice relates, such claim shall survive until resolved or judicially determined.

12.2 Indemnification.

(a) Seller Indemnification Parameters. Subject to each of the limitations, terms and conditions set forth in this Section 12, the Seller and the Owners shall, jointly and severally, indemnify and hold harmless the Buyer and its Affiliates, officers, directors, managers, employees, stockholders, members, agents, representatives, successors and permitted assigns (each, a “Buyer Indemnified Party,” and together, the “Buyer Indemnified Parties”) from and against any Losses that a Buyer Indemnified Party suffers or sustains as a result of or arising out of, without duplication:

(i) any inaccuracy or breach of any representation or warranty made by the Seller and/or the Owners contained in Section 4;

(ii) any failure to perform or breach of any covenant or agreement by the Seller;

(iii) any Indebtedness, Bonus and Severance Payments or Transaction Expenses, in each case, that was not paid in full at the Closing or was not taken into account in the determination of the Purchase Price; or

(iv) any Excluded Asset or Excluded Liability, but expressly excluding Excluded Taxes; provided, however, that to the extent the same set of facts, events or circumstances constituting an Excluded Liability (other than Excluded Taxes) would also give rise to an indemnification claim pursuant to Section 12.2(a)(i), the Buyer Indemnified Parties shall be required to first assert a claim for indemnification pursuant to Section 12.2(a)(i) and exhaust the recourse available to the Buyer Indemnified Parties hereunder in respect to a claim for indemnification pursuant to Section 12.2(a)(i) before asserting a claim for indemnification pursuant to this Section 12.2(a)(iv), it being expressly understood that the Applicable Limitation Date for a claim for indemnification pursuant to this Section 12.2(a)(iv) shall toll during, and be extended by, such time as such claim for indemnification pursuant to Section 12.2(a)(i) is being asserted and is ongoing;

(v) any of the matters set forth on Schedule 4.12; or

(vi) Excluded Taxes.

(b) Owners Indemnification Parameters. Subject to each of the limitations, terms and conditions set forth in this Section 12, each Owner shall severally (and not jointly), indemnify and hold harmless the Buyer Indemnified Parties from and against any Losses that a Buyer Indemnified Party suffers or sustains as a result of or arising out of, without duplication:

(i) any inaccuracy or breach of any representation or warranty made by and with respect to such Owner contained in Section 5; or

(c) any failure to perform or breach by such Owner of any covenant or agreement of such Owner.

(d) Buyer Indemnification Parameters. Subject to each of the limitations, terms and conditions set forth in this Section 12, the Buyer shall, jointly and severally, indemnify and hold harmless Seller, the Owners and their respective Affiliates, officers, directors, managers, employees, stockholders, members, agents, representatives, successors and permitted assigns (each, a “Seller Indemnified Party,” and together, the “Seller Indemnified Parties”) from and against any Losses that a Seller Indemnified Party suffers or sustains as a result of or arising out of, without duplication:

(i) any inaccuracy or breach of any representation or warranty made by any Buyer contained in Section 6;

(ii) any failure to perform or breach of any covenant or agreement by any Buyer; or

(iii) any Assumed Liability.

(e) Manner of and Limitations on Recovery; Determination of Losses. Notwithstanding anything to the contrary contained in this Agreement or in any Ancillary Agreement:

(i) Any Losses claimed by a Buyer Indemnified Party in respect of a claim for indemnification under this Section 12 with respect to claims for indemnification pursuant to Section 12.2(a)(i), Section 12.2(a)(iv) (but solely to the extent the same set of facts, events or circumstances constituting an Excluded Liability would also give rise to an indemnification claim pursuant to Section 12.2(a)(i)) or Section 12.2(a)(vi) shall, except as to Fraud, (A) first be applied against the Buyer Deductible until the aggregate amount of Losses sustained by the Buyer Indemnified Parties exceeds the Buyer Deductible, (B) second be recoverable from the Seller and the Owners in an aggregate amount not to exceed the Seller Deductible until the retention under the R&W Policy is satisfied, and (C) thereafter be recoverable solely from the R&W Policy in accordance with the terms thereof.

(ii) Any Losses claimed by a Buyer Indemnified Party in respect of a claim for indemnification under this Section 12 with respect to claims for indemnification pursuant to Section 12.2(b)(i) shall, except as to Fraud, (A) first be applied against the Buyer Deductible until the aggregate amount of Losses sustained by the Buyer Indemnified Parties exceeds the Buyer Deductible, (B) second be recoverable from the applicable Owner in an aggregate amount not to exceed the Seller Deductible until the retention under the R&W Policy is satisfied, and (C) thereafter be recoverable solely from the R&W Policy in accordance with the terms thereof.

(iii) Additional Limitations.

(1)

In the case of Fraud in a representation or warranty set forth in Section 5, the Buyer Indemnified Parties shall only be entitled to recover indemnifiable Losses hereunder that the Buyer Indemnified Parties suffer or sustain as a result of or arising out of such Fraud from the Seller or Owner that committed such Fraud.

(2)

The maximum aggregate Liability arising out of or related to Section 12.2(a) (but not, for the sake of clarity, with respect to Fraud) of the Seller and the Owners collectively shall in no event exceed an aggregate amount greater than the Cash Consideration; provided, however, that (x) the maximum aggregate Liability arising out of or related to Section 12.2(a)(i), Section 12.2(a)(iv) (but solely to the extent the same set of facts, events or circumstances constituting an Excluded Liability would also give rise to an indemnification claim pursuant to Section 12.2(a)(i)), Section 12.2(a)(vi) and Section 12.2(b)(i) (but not in any case, for the sake of clarity, with respect to Fraud) of the Seller and Owners shall in no event exceed an aggregate amount equal to the Seller Deductible and (y) in no event shall any Owner’s Liability under this Agreement exceed an amount equal to the product of the Cash Consideration multiplied by such Owner’s percentage ownership interest set forth on Schedule 5.3 (except in the case of Fraud committed by such Owner).

(iv) The amount of any Losses for which indemnification is provided to any Buyer Indemnified Party pursuant to this Section 12 shall be net of any insurance proceeds other than the R&W Policy (after accounting for any resulting premium increases) or any indemnity, contribution or other payments, recoveries or offsets of a like nature actually received by any Buyer Indemnified Party with respect thereto, provided, however, that if any Buyer Indemnified Party subsequently receives any such proceeds, payments, recoveries, offsets relating to a claim the Losses for which Buyer Indemnified Party has already been indemnified with respect thereto pursuant to this Section 12, solely to the extent the aggregate amount recovered by the Buyer Indemnified Parties for such claim (net of costs of such recovery) exceed their Losses, the Buyer Indemnified Parties shall, promptly after the receipt thereof, reimburse cash payments made as indemnification for such Losses by wire transfer of immediately available U.S. funds to the accounts designated by the Owners’ Representative.

(v) If any claim for recovery under this Section 12 is based upon a Liability which is contingent only, no Party shall be liable to pay any amounts relating to such claim unless and until such contingent Liability gives rise to an actual obligation to make a payment (but the Buyer Indemnified Parties have the right to give notice of such a claim for recovery before such time).

(vi) The Buyer Indemnified Party shall promptly take all reasonable steps to mitigate any Losses eligible for indemnification hereunder upon becoming aware of any event or circumstance that would be reasonably expected to, or does, give rise thereto.

(f) For purposes of this Section 12, all of the representations and warranties set forth in this Agreement or any certificate or schedule that are so qualified as to “material,” “materiality,” “material respects,” “Company Material Adverse Effect” or words of similar import or effect shall be deemed to have been made without such qualification for purposes of determining (other than the references to Company Material Adverse Effect in Section 4.7(a) and Section 4.10(a)(xxv)): (A) whether a breach of such representation or warranty has occurred and (B) the amount of Losses resulting from or arising out of any such breach of such representation or warranty.

(g) Procedures.

(i) Any Seller Indemnified Party or Buyer Indemnified Party seeking indemnification under this Section 12 (an “Indemnified Party”) shall, in accordance with Section 14.5, give prompt written notice thereof to the Party or Parties from whom it seeks indemnification (the “Indemnifying Party”) (including if any action or lawsuit is brought or asserted by a third party (a “Third Party Claim”) that would entitle the Indemnified Party to indemnity hereunder); provided, that the failure to so notify the Indemnifying Party promptly shall not relieve the Indemnifying Party of its indemnification obligation hereunder except to the extent that the Indemnifying Party has been materially prejudiced thereby. Any request for indemnification made by an Indemnified Party shall be in writing, shall specify in reasonable detail the basis for such claim, the facts pertaining thereto, and, if known and quantifiable, the amount thereof (a “Claim Notice”). The recipient of a Claim Notice may, within thirty (30) Business Days after delivery by the Indemnified Party of such Claim Notice object to the indemnification of an Indemnified Party in respect of any claim or claims specified in any Claim Notice or dispute any amount claimed in any Claim Notice by delivering a written notice specifying in reasonable detail the basis for such objection to, if a Buyer Indemnified Party delivered the applicable Claim Notice, Buyer (on behalf of the Buyer Indemnified Parties) or if a Seller Indemnified Party delivered the applicable Claim Notice, the Owners’ Representative (on behalf of the Seller Indemnified Parties) (a “Dispute Statement”). The Indemnified Party shall reasonably allow the Indemnifying Party and its Representatives to investigate the matter or circumstance alleged to give rise to the claim(s) set forth in a Claim Notice, and whether and to what extent any amount is payable in respect of such claim(s) and the Indemnified Party shall reasonably assist the Indemnifying Party’s investigation by giving such information as the Indemnifying Party or any of its professional advisors may reasonably request. If a Dispute Statement is not received by the Indemnified Party that delivered a Claim Notice within such thirty (30) Business Day period after delivery of the Claim Notice in accordance with this Section 12.2(g)(i), the Indemnifying Party shall be deemed to have rejected such Claim Notice, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement. If the Indemnifying Party delivers to Buyer a Dispute Statement applicable to all or any portion of a claim within the period for delivery of the same set forth above or a Claim Notice is deemed to be rejected pursuant to the immediately preceding sentence, then no amounts related to the portion of the claim in dispute by such Indemnifying Party in such Dispute Statement or no amount for a claim deemed to be rejected (as applicable) shall be payable to the Indemnified Party until either (x) Buyer and Owners’ Representative jointly agree in writing to the resolution of the amounts owed in relation to the portions of such claim disputed in such Dispute

Statement or deemed to be rejected (as applicable), or (y) a court of competent jurisdiction pursuant to Section 14.12(b) enters a final non-appealable order regarding the claim and the amount therefore in dispute in such Dispute Statement or deemed to be rejected (as applicable) accompanied by a written opinion of a counsel of the presenting party to the effect that the court award, judgment or order is from a court of competent jurisdiction pursuant to Section 14.12(b) and that such court award, judgment or order is final and non-appealable.

(ii) So long as the Indemnifying Party acknowledges in writing that it will be liable for any such Third Party Claim subject to the indemnification amount limitations in this Agreement, the Indemnifying Party shall be entitled at its option to assume the defense of such Third Party Claim and the Indemnified Party shall cooperate fully with reasonable requests of the Indemnifying Party related thereto, at the Indemnifying Party’s sole cost and expense, and shall be entitled reasonably to consult with the Indemnifying Party with respect to such defense; provided, that the Indemnifying Party shall not be entitled to assume the defense of any Third Party Claim if: (i) the Indemnifying Party would be required to indemnify the Indemnified Party for less than half of the Losses that are reasonably foreseeable to result from any such Third Party Claim, (ii) such Third Party Claim relates to or arises in connection with any criminal proceeding, criminal action, criminal indictment, criminal allegation or criminal investigation or (iii) such Third Party Claim seeks an injunction, equitable or other non-monetary relief against the Indemnified Party. Notwithstanding the foregoing, if the defendants in any such action include both the Indemnifying Party and the Indemnified Party, and the Indemnified Party reasonably shall have concluded that there may be a conflict between the positions of the Indemnifying Party and the Indemnified Party in conducting the defense of any such action or that there may be legal defenses available to it that are different from or additional to those available to the Indemnifying Party, then the Indemnified Party shall have the right to select separate counsel to assume such legal defenses and to otherwise participate in the defense of such action on behalf of such Indemnified Party, in which case the reasonable fees and expenses of such counsel shall be at the expense of the Indemnifying Party. If the Indemnifying Party does not assume the defense of any Third Party Claim or litigation resulting therefrom in accordance with this Section 12.2(g)(ii), the Indemnified Party shall have the right to defend against such claim or litigation; provided, however, that the Indemnified Party shall keep the Indemnifying Party reasonably informed with respect to such action and any determinations made with respect thereto, and that in settling any action in respect of which indemnification is payable under this Section 12, the Indemnified Party shall act reasonably and in good faith and shall not so settle such action without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld, conditioned or delayed. The Indemnifying Party shall not, without the written consent of the Indemnified Party, (A) settle or compromise any Third Party Claim or consent to the entry of any judgment that provides for relief other than the payment of monetary damages that are fully indemnified by the Indemnifying Party hereunder or (B) settle or compromise any claim or consent to the entry of any judgment which does not include as an unconditional term thereof the giving by the claimant to the Indemnified Party a release from all liability in respect to such claim.

(h) Exclusive Remedy. The Parties acknowledge and agree that the indemnification provided pursuant to this Section 12 shall be the sole and exclusive remedy for any monetary damages with respect to any and all claims for any breach of this Agreement or any Ancillary Agreement, including those caused by any breach or inaccuracy in any representation or warranty or any breach, nonfulfillment or default in the performance of any covenant, agreement or other obligation set forth in this Agreement or the Ancillary Agreements; provided, that, subject to the liability limitations and other terms in Section 12.2(e), nothing in this Agreement shall limit or restrain (whether a temporal limitation, a dollar limitation (including the Buyer Deductible) or otherwise) the ability of a Buyer Indemnified Party or Seller Indemnified Party to seek remedies against the Seller or the Owners for Fraud. The Parties shall not be entitled to a rescission of this Agreement, or to any further indemnification rights or other claims of any nature whatsoever in respect thereof (whether by contract, common law, statute, law, regulation or otherwise, including, without limitation, under the Racketeer Influence and Corrupt Organizations Act of 1970, as amended), all of which the Parties hereby waive. In furtherance of the foregoing, the Indemnified Parties hereby waive and release to the fullest extent permitted under applicable Law, the Indemnifying Parties and each of their respective Non-Recourse Parties, whether in any individual, corporate or any other capacity, from and against any and all other rights, claims and causes of action it may have against each such Person relating (directly or indirectly) to the subject matter of this Agreement, the Ancillary Agreements (other than the Employment Agreements, TSA or the Related Party Leases) or the transactions contemplated hereby and/or by reason of the fact that such Indemnifying Party or any of each of their respective Non-Recourse Parties is or was a stockholder, equityholder, officer, director, member, partner or Representative of an Indemnifying Party is or was serving at the request of an Indemnifying Party as a stockholder, equityholder, member, partner or Representative of another Person (whether such claim is for Losses or otherwise), including whether arising under or based upon any federal, state, local or foreign statute, Law or ordinance or otherwise, including any rights, claims or causes of action with respect to any environmental, health or safety matters. The provisions in this Agreement relating to indemnification, and the limits imposed on the Indemnified Parties’ remedies with respect to this Agreement and the transactions contemplated hereby were specifically bargained for between sophisticated parties and were specifically taken into account in the determination of the consideration hereunder. No Indemnified Party may avoid the limitations on liability set forth in this Section 12 by seeking damages for breach of contract, tort or pursuant to any other theory of liability.

(i) No Effect on R&W Policy. Notwithstanding anything to the contrary contained herein, no limitations (including any survival limitations and other limitations set forth in this Section 12), qualifications or procedures in this Agreement shall be deemed to limit or modify the ability of Buyer or the Buyer Indemnified Parties to make claims under or recover under the R&W Policy; it being understood that any matter for which there is coverage available under the R&W Policy shall be subject to the terms, conditions and limitations, if any, set forth in the R&W Policy.

(j) Adjustment to Purchase Price. All indemnification payments made pursuant to this Agreement shall be deemed to be adjustments to the Purchase Price to the extent permitted by applicable Law.

SECTION 13. OWNERS’ REPRESENTATIVE.

13.1 Appointment. The Owners’ Representative shall have full power and authority to take all actions under this Agreement that are to be taken by the Owners’ Representative, the Seller or any Owner. The Owners’ Representative shall take any and all actions which it believes are necessary or appropriate under this Agreement, including giving and receiving any notice or instruction permitted or required under this Agreement by the Owners’ Representative, the Seller or any Owner, interpreting all of the terms and provisions of this Agreement, authorizing payments to be made with respect hereto, obtaining reimbursement as provided for herein for all out-of-pocket fees and expenses and other obligations of or incurred by the Owners’ Representative in connection with this Agreement, dealing with the Buyer under this Agreement, taking any and all other actions specified in or contemplated by this Agreement and engaging counsel, accountants or other representatives in connection with the foregoing matters. Without limiting the generality of the foregoing, the Owners’ Representative shall have the full power and authority to interpret all the terms and provisions of this Agreement and to consent to any amendment hereof or thereof in its capacity as the Owners’ Representative.

13.2 Authorization. The Owners’ Representative shall have the authority to:

(a) receive all notices or documents given or to be given to the Owners’ Representative, the Seller or any Owner pursuant hereto or in connection herewith and to receive and accept services of legal process in connection with any suit or proceeding arising under this Agreement;

(b) engage counsel, and such accountants and other advisors and incur such other expenses in connection with this Agreement and the transactions contemplated hereby as the Owners’ Representative may in its sole discretion deem appropriate; or

(c) after the Closing Date, take such action as the Owners’ Representative may in his or her sole discretion deem appropriate in respect of: (i) waiving any inaccuracies in the representations or warranties of any Buyer contained in this Agreement or in any document delivered by any Buyer pursuant hereto, (ii) taking such other action as the Owners’ Representative is authorized to take under this Agreement, (iii) receiving all documents or certificates and making all determinations, in its capacity as the Owners’ Representative, required under this Agreement and (iv) all such actions as may be necessary to carry out any of the transactions contemplated by this Agreement, including the defense or settlement of any claims for which indemnification is sought pursuant to Section 12 and any waiver of any obligation of any Buyer.

13.3 Indemnification of the Owners’ Representative. The Owners’ Representative shall be indemnified by the Seller and Owners (and not any Buyer) for and shall be held harmless against any loss, liability or expense incurred by the Owners’ Representative or any of its Affiliates and any of their respective partners, managers, directors, officers, employees, agents, stockholders, consultants, attorneys, accountants, advisors, brokers, representatives or controlling persons, in each case relating to the Owners’ Representative’s conduct as the Owners’ Representative, other than losses, liabilities or expenses resulting from the Owners’ Representative’s gross negligence or willful misconduct in connection with its performance under this Agreement. The costs of such indemnification (including the costs and expenses of enforcing this right of indemnification) shall be individual obligations of the Seller and Owners, which obligations may be satisfied as contemplated by Section 13.7. The Owners’ Representative may, in all questions arising under this Agreement, rely on the advice of counsel and for anything done, omitted or suffered in good faith by the Owners’ Representative in accordance with such advice, the Owners’ Representative shall not be liable to the Seller, Owners or any other Person. In no event shall the Owners’ Representative be liable hereunder or in connection herewith for any indirect, punitive, special or consequential damages.

13.4 Reasonable Reliance. In the performance of its duties hereunder, the Owners’ Representative shall be entitled to: (a) rely upon any document or instrument reasonably believed to be genuine, accurate as to content and signed by the Seller, any Owner or any Party hereunder and (b) assume that any Person purporting to give any notice in accordance with the provisions hereof has been duly authorized to do so.

13.5 Limitations. Notwithstanding anything to the contrary in this Agreement or any document related to this Agreement, the Owners’ Representative will only have the power or authority to act regarding matters pertaining to the Seller and Owners as a group and not regarding matters pertaining to an individual Owner in a manner different from Owners generally, and the powers conferred on the Owners’ Representative in this Agreement shall not authorize or empower the Owners’ Representative to do or cause to be done any action (including by amending, modifying or waiving any provision of this Agreement or any Ancillary Agreement) that (i) results in the amounts payable hereunder or thereunder to the Seller or any Owner being distributed in any manner other than as permitted pursuant to this Agreement, (ii) alters the consideration payable to the Seller or any Owner pursuant to this Agreement or any Ancillary Agreement, or (iii) adds to or results in an increase of the Seller’s or any Owner’s indemnity or other obligations or liabilities under this Agreement or any Ancillary Agreement (including, for the avoidance of doubt, any change to the nature of the indemnity obligations); provided, however, that defense or settlement (or negotiations related thereto) of an indemnification matter and the calculation of the Purchase Price, in each case otherwise in accordance with this Agreement, shall not constitute a breach of the limitations set forth in clauses (i) through (iii) of this sentence.

13.6 Removal of the Owners’ Representative; Authority of Owners’ Representative. A majority-in-interest of Owners shall have the right at any time to remove the then-acting Owners’ Representative to appoint a successor Owners’ Representative; provided, that neither such removal of the then-acting Owners’ Representative nor such appointment of a successor Owners’ Representative shall be effective until the delivery of a signed acknowledgment by the successor Owners’ Representative to the Buyer and the Seller that the successor Owners’ Representative accepts the responsibility of successor Owners’ Representative and agrees to perform and be bound by all of the provisions of this Agreement applicable to Owners’ Representative. For all purposes hereunder, a “majority-in-interest of Beneficial Owners” shall be determined on the basis of their respective record and beneficial ownership of the Seller Equity Interests immediately prior to the Closing. In the event of the Owners’ Representative’s resignation as the Owners’ Representative, death or disability, “Owners’ Representative” shall mean Venus de Paz. Each successor Owners’ Representative shall have all of the power, authority, rights and privileges conferred by this Agreement upon the original Owners’ Representative, and the term “Owners’ Representative” as used herein shall be deemed to include any interim or successor Owners’ Representative.

13.7 Expenses. The Owners’ Representative shall be entitled to reimbursement by the Seller and Owners for out-of-pocket fees and expenses (including legal, accounting and other advisors’ fees and expenses, if applicable) incurred by the Owners’ Representative in performing its obligations under this Agreement, and the Seller and each Owner shall be obligated to pay their respective share of any such out-of-pocket fees and expenses.

13.8 Irrevocable Appointment. Subject to Section 13.6, the appointment of the Owners’ Representative hereunder is irrevocable and any action taken by the Owners’ Representative pursuant to the authority granted in this Section 13 shall be effective and absolutely binding as the action of the Owners’ Representative under this Agreement.

SECTION 14. MISCELLANEOUS.

14.1 Amendment. This Agreement may not be amended, modified or supplemented except: (a) by an instrument in writing signed by or on behalf of the Buyer and the Owners’ Representative; or (b) by a waiver in accordance with Section 14.2.

14.2 Waiver. Any Party to this Agreement may waive compliance or performance of any provision of this Agreement that is intended for the benefit of such waiving Party. Any such extension or waiver shall be valid only if set forth in a writing executed by the Party to be bound thereby. No waiver by any Party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. Except where a specific period for action or inaction is provided in this Agreement, no failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. No course of dealing between or among any persons having any interest in this Agreement shall be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any Party under or by reason of this Agreement. All rights and remedies existing under this Agreement are cumulative with, and not exclusive of, any rights or remedies otherwise available.

14.3 Specific Performance. Each Party agrees that in the event of a breach of this Agreement by such Party, money damages may be inadequate and the other Parties may have no adequate remedy at law. Accordingly, each Party agrees that each other Party shall have the right, in addition to any other rights and remedies existing in its favor, to enforce its rights and the other Party’s obligations hereunder not only by an action or actions for damages but also by an action or actions for equitable relief, including injunction and specific performance. If any such action is brought by a Party to enforce this Agreement, each other Party, as applicable, hereby waives the defense that there is an adequate remedy at law or the requirement for the posting of any bond or similar security.

14.4 Expenses. Except as otherwise expressly provided herein, each of the Parties hereto shall pay all of its own fees, costs and expenses (including fees, disbursements, costs and expenses of legal counsel, investment bankers, brokers, financial advisors, auditors, accountants or other third party advisors, representatives and consultants) incurred in connection with the negotiation of this Agreement, the Ancillary Agreements and the consummation of the transactions contemplated hereby. The Buyer shall pay or cause to be paid, all costs and expenses related to the R&W Policy, including the total premium, underwriting costs, brokerage commissions, taxes, and other fees and expenses of such R&W Policy; provided, that fifty percent (50%) of such total premium, underwriting costs, brokerage commissions, taxes, and other fees and expenses payable to the issuer of the R&W Policy (including fees paid to the broker involved in the issuance of the R&W Policy out of amounts paid to the issuer of the R&W Policy) shall be characterized as a Transaction Expense and paid as such at the Closing.

14.5 Notices. All notices, requests, consents, claims, demands, waivers and other communications given or delivered under this Agreement shall be in writing and shall be deemed to have been duly made or given: (a) when personally delivered (with written confirmation of receipt), (b) two Business Days after being mailed by first class mail, return receipt requested, (c) when delivered by express courier service (receipt requested) or (d) when sent via electronic mail to the respective Parties, in each case, at the following addresses (or such other address for a Party as shall be specified in a notice given in accordance with this Section 14.5):

If to the Seller, Owners or Owners’ Representative:	with a copy to (which shall not constitute notice):

c/o Ventura de Paz 307 Holiday Drive Hallandale Beach, FL 33009	Holland & Knight LLP 701 Brickell Avenue, Suite 3300 Miami, FL 33131 Attention: Roberto R. Pupo and Henry R. Roque Email: roberto.pupo@hklaw.com;henry.roque@hklaw.com

If to the Buyer: c/o Cano Health, LLC 9725 NW 117 Avenue, Second Floor Miami, FL 33178 Attn: Dr. Marlow Hernandez, CEO E-mail: mhernandez@canohealth.com	with a copy to (which shall not constitute notice): Goodwin Procter LLP 100 Northern Avenue Boston, MA 02110 Attn: Chris Wilson, Esq. E-mail: cwilson@goodwinlaw.com

14.6 Binding Agreement; Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns; provided, that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by operation of law or otherwise without the prior written consent of the Buyer and the Owners’ Representative, and any attempted assignment in violation of this Section 14.6 shall be null and void ab initio; provided, further, that the Buyer may, without the prior written consent of the Owners’ Representative, assign all or any portion of its rights under this Agreement to one or more of its direct or indirect wholly-owned subsidiaries; provided, further, that this Agreement may be assigned as collateral by the Buyer, and the Buyer may grant a security interest in their respective rights in, to and under this Agreement, in each case, to or for the benefit of any lenders to the Buyer or any of its Affiliates. No assignment shall relieve the assigning party of any of its obligations hereunder.

14.7 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable Law or public policy, such provision shall be ineffective only to the extent of such prohibition or invalidity, and all other terms of this Agreement shall remain in full force and effect for so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Except as provided in Section 8.6, upon such determination that any term or other provision of this Agreement is invalid, illegal or unenforceable, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

14.8 Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement and the other agreements, documents and instruments executed and delivered in connection herewith with sophisticated counsel. In the event an ambiguity or question of intent or interpretation arises, this Agreement and the agreements, documents and instruments executed and delivered in connection herewith shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provisions of this Agreement and the agreements, documents and instruments executed and delivered in connection herewith. The Parties intend that each representation, warranty and covenant contained herein shall have independent significance. If any Party has breached any representation, warranty or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) that the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty or covenant. For purposes of this Agreement unless otherwise explicitly specified to the contrary herein, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. The use in this Agreement of a pronoun in reference to a Party hereto shall be deemed to include the corresponding masculine, feminine or neuter form, as the context may require and each definition herein includes the singular and plural and words in the singular or plural form include the plural and singular form, respectively. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Disclosure Schedules, Annexes and Exhibits mean the Articles and Sections of, and Disclosure Schedules, Annexes and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified through the date of this Agreement to the extent permitted by the provisions thereof and (z) to a statute means such statute as amended from time to time through the date of this Agreement and includes any successor legislation thereto and any regulations promulgated thereunder in effect as of the date of this Agreement. Any reference herein to “dollars” or “$” shall mean United States dollars. All references herein to any period of days shall mean the relevant number of calendar days unless otherwise specified. Whenever any action must be taken hereunder on or by a day that is not a Business Day, then such action may be validly taken on or by the next day that is a Business Day. When calculating the period of time before which, within which or following which any act is to be done, notice given or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded and if the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day. Any capitalized terms used in any Schedule or Exhibit attached hereto and not otherwise defined therein shall have the meanings set forth in this Agreement. The phrases “date of this Agreement,” “date hereof” and terms of similar import, unless the context otherwise requires, shall be deemed to refer to the date set forth in the preamble of this Agreement. Notwithstanding anything to the contrary contained in the Disclosure Schedules or in this Agreement, the information and disclosures contained in any Disclosure Schedule shall be deemed to be disclosed and incorporated by reference in any other Disclosure Schedule or representation or warranty contained in Section 4 or Section 5, as applicable, as though fully set forth in such Disclosure Schedule or representation or warranty for which applicability of such information and disclosure is reasonably apparent notwithstanding the absence of a cross reference contained therein. The information set forth in the Disclosure Schedules is disclosed solely for the purposes of this Agreement, and no information set forth therein shall be deemed to be an admission by any Party to any third party of any matter whatsoever, including of any violation of Law or breach of any Contract. The specification of any dollar amount or the inclusion of any item in the representations and warranties contained in this Agreement, the Disclosure Schedules or exhibits is not intended to imply that the amounts, or higher or lower amounts, or the items so included, or other items, are or are not required to be disclosed (including whether such amounts or items are required to be disclosed as material or threatened) or are within or outside of the ordinary course of business, and no Party shall use the fact of the setting of the amounts or the fact of the inclusion of any item in this Agreement, the Disclosure Schedules or exhibits in any dispute or controversy between the Parties hereto as to whether any obligation, item or matter not set forth or included in this Agreement, the Disclosure Schedules or exhibits is or is not required to be disclosed (including whether the amount or items are required to be disclosed as material or threatened) or is within or outside of the ordinary course of business for purposes of this Agreement. In addition, matters reflected in the Disclosure Schedules are not necessarily limited to matters required by this Agreement to be reflected in the Disclosure Schedules and such additional matters are set forth for informational purposes only and do not necessarily include other matters of a similar nature. Nothing in the Disclosure Schedules is intended to broaden the scope of any representation or warranty contained in this Agreement or create any covenant. The information in the Disclosure Schedules and the dollar thresholds set forth herein shall not be used as a basis for interpreting the terms “material” or “Company Material Adverse Effect” or other similar terms in this Agreement. Whenever a disclosure summarizes an agreement, contract or other document, such summary is qualified in its entirety by the terms, provisions and conditions of such agreement or other document. Any capitalized term used in the Disclosure Schedules and not otherwise defined therein, has the meaning given to such term in this Agreement. Any headings set forth in the Schedules are for convenience of reference only and do not affect the meaning or interpretation of any of the disclosures set forth in the Disclosure Schedules.

14.9 Headings and Captions. The headings and captions used in this Agreement are for convenience of reference only and do not constitute a part of this Agreement and shall not be deemed to limit, characterize or in any way affect any provision of this Agreement, and all provisions of this Agreement shall be enforced and construed as if no heading or caption had been used in this Agreement.

14.10 Entire Agreement. This Agreement, the Exhibits, Annexes and Disclosure Schedules attached to this Agreement and the Ancillary Agreements contain the sole and entire agreement between the Parties relating to the subject matter hereof an thereof and supersede any prior and contemporaneous understandings, agreements or representations by or between the Parties, written or oral, which may have related to the subject matter hereof in any way. The Disclosure Schedules, Annexes and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

14.11 Counterparts. This Agreement may be executed in two (2) or more counterparts, in each case including by facsimile or portable document format (.pdf), each of which shall be deemed an original but all of which taken together shall constitute one and the same instrument.

14.12 Governing Law; Exclusive Jurisdiction; Waiver of Jury Trial.

(a) The law, including the statutes of limitation, of the State of Delaware shall govern this Agreement, the interpretation and enforcement of its terms and any claim or cause of action (in law or equity), controversy or dispute arising out of or related to it or its negotiation, execution or performance, whether based on contract, tort, statutory or other law, in each case without giving effect to any conflicts-of-law or other principle requiring the application of the law of any other jurisdiction.

(b) Each of the Parties irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement or for recognition and enforcement of any judgment in respect hereof brought by any other Party or its successors or assigns may be brought and determined by the Court of Chancery of the State of Delaware or if jurisdiction is not proper in such court, in Superior Court seated in New Castle County Delaware, and each of the Parties hereby irrevocably submits to the exclusive jurisdiction of the aforesaid court for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby (and agrees not to commence any action, suit or proceeding relating thereto except in such courts). Each of the Parties further agrees to accept service of process in any manner permitted by such court. Each of the Parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby: (i) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure lawfully to serve process, (ii) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such court (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by Law, that (A) the suit, action or proceeding in any such court is brought in an inconvenient forum, (B) the venue of such suit, action or proceeding is improper or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

(c) EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

14.13 Parties in Interest. Nothing in this Agreement, express or implied, is intended to confer on any Person other than the Parties and their respective successors and assigns any rights or remedies under or by virtue of this Agreement, except that (x) any Person that is a Buyer Indemnified Party or Seller Indemnified Party shall have the right to enforce the obligations contained in Section 12, (y) Holland & Knight is an intended third party beneficiary of Section 14.17 and (z) the Non-Recourse Parties are intended third party beneficiaries of Section 12.2(h) and Section 14.14.

14.14 Non-Recourse. Notwithstanding any provision of this Agreement or otherwise, the Parties agree on their own behalf and on behalf of their respective Subsidiaries and Affiliates that no Non-Recourse Party of a Party shall have any Liability relating to this Agreement, the Ancillary Agreements or any of the transactions contemplated hereby or thereby, except to the extent agreed to in writing by such Non-Recourse Party.

14.15 Press Releases and Announcements; Confidentiality. Except as permitted or expressly contemplated herein, no Party or its Affiliates, directors, officers, employees, managers, advisors, representatives, trustees or agents (“Representatives”) will disclose to any third party the existence of this Agreement or the subject matter or terms hereof without the prior consent of the other Parties hereto; provided, that the Parties and their Affiliates will be permitted to disclose such information: (a) to their Representatives, stockholders or existing or prospective investors or other financing sources; (b) in connection with enforcing their rights under this Agreement or any Ancillary Agreements or in connection with any Proceeding between the Seller or Owner, on one hand, and a Buyer Indemnified Party, on the other hand; (c) if such information is generally available to, or known by, the public (other than as a result of disclosure in violation hereof); (d) to the extent required to make any notices, or obtain any consents or approvals, expressly required hereunder; (e) to the extent required by applicable Law (provided that, in such case, the disclosing Party shall provide the other Parties with prompt written notice of such requirement prior to disclosure thereof and shall, upon request therefor by such other Parties, reasonably cooperate with such other Parties to obtain, at such other Parties’ sole cost, a protective order or other remedy); or (f) in connection with a press release approved by the Buyer and the Owners’ Representative (provided that the approval of the Owners’ Representative shall not be unreasonably withheld). No press release or public announcement related to this Agreement or the transactions contemplated herein, and, except as expressly provided for in this Agreement, no other announcement or communication to the employees, patients, customers, payors, vendors, or referral sources of the Seller relating to the same, will be issued or made by any Party without the approval of the Buyer and the Owners’ Representative (provided that the approval of the Owners’ Representative shall not be unreasonably withheld). Upon request, each such disclosing Person shall inform the non-disclosing Persons of any disclosures made pursuant to this Section 14.15.

14.16 Attorneys’ Fees. If any action, suit or proceeding is commenced to construe this Agreement or enforce the rights and duties set forth herein (for the avoidance of doubt, any suit or other legal proceeding seeking declaratory relief shall be deemed to be brought for the enforcement of this Agreement), then the party prevailing in such action, suit or proceeding shall be entitled to recover its reasonable and documented out-of-pocket costs and fees incurred in connection with that action, suit or proceeding (including attorneys’ fees and expenses) whether incurred before litigation, during litigation, in an appeal or in connection with enforcing any judgment entered therein.

14.17 Legal Representation. In any proceeding by or against any Buyer Indemnified Party wherein any claim under this Agreement is asserted or this Agreement is otherwise sought to be enforced, the Buyer agrees in connection with such proceeding (a) that no Buyer Indemnified Party nor counsel therefor will move to seek disqualification of Holland & Knight, (b) to waive any right the Buyer Indemnified Parties may have to assert the attorney-client privilege against Holland & Knight, the Seller, any Owner or any of their respective Affiliates with respect to any communication or information contained in Holland & Knight’s possession or files and (c) to consent to the representation of the Seller, the Owners and their respective Affiliates by Holland & Knight, notwithstanding that Holland & Knight has or may have represented the Seller, the Owners or any of their respective Affiliates as counsel in connection with any matter, including any transaction (including the transactions contemplated hereby), negotiation, investigation, proceeding, claim or action, prior to the Closing. This consent and waiver extends to Holland & Knight representing the Seller or the Owners against any Buyer Indemnified Party in litigation, arbitration or mediation in connection with or arising out of this Agreement or the transactions contemplated hereby. In addition, all communications between the Seller or the Owners, on the one hand, and Holland & Knight, on the other hand, related to this Agreement or the transactions contemplated hereby properly subject to the protections of the attorney-client privilege shall belong solely to the Seller, the Owners and their respective Affiliates (the “Sellers Pre-Closing Privileged Communications”). Accordingly, no Buyer Indemnified Party shall have access to any such Sellers Pre-Closing Privileged Communications or to the files of Holland & Knight relating to such engagement from and after the Closing, and all books, records and other materials of the Seller in any medium (including electronic copies) containing or reflecting any of the Sellers Pre-Closing Privileged Communications or the work product of legal counsel with respect thereto, including any related summaries, drafts or analyses, and all rights with respect to any of the foregoing, are hereby retained by, assigned and transferred to the Seller effective as of the Closing. Such material and information shall be excluded from the transfer contemplated by this Agreement. From and after the Closing, the Buyer Indemnified Parties shall maintain the confidentiality of all such material and information. From and after the Closing, none of the Buyer Indemnified Parties shall knowingly access or in any way, directly or indirectly, knowingly use or rely upon any such materials or information. To the extent that any such materials or information are not delivered to the Owners’ Representative prior to the Closing, they will be held for the benefit of the Seller and the Owners. Without limiting the generality of the foregoing, from and after the Closing, (a) the Seller, the Owners and their respective Affiliates shall be the sole holders of the attorney-client privilege with respect to such engagement and the Sellers Pre-Closing Privileged Communications, (b) to the extent that files of Holland & Knight in respect of such engagement and with respect to the Sellers Pre-Closing Privileged Communications constitute property of the client, only the Seller, the Owners and their respective Affiliates shall hold such property rights and (c) Holland & Knight shall not have any duty whatsoever to reveal or disclose any such attorney-client communications, files or the Sellers Pre-Closing Privileged Communications to any Buyer Indemnified Party by reason of any attorney-client relationship between Holland & Knight and the Seller or otherwise. As to the Sellers Pre-Closing Privileged Communications, the Buyer Indemnified Parties and their respective Affiliates agree that they shall not knowingly use or rely on any of the Sellers Pre-Closing Privileged Communications in any action or claim against or involving the Seller, any Owner or any of their respective Affiliates or representatives after the Closing, except to the extent produced to the Buyer Indemnified Parties in connection with such action or claim. The Buyer hereby acknowledges and confirms that it has had the opportunity to review and obtain adequate information regarding the significance and risks of the waivers and other terms and conditions of this Section 14.17, including the opportunity to discuss with counsel such matters and reasonable alternatives to such terms. This Section 14.17 is for the benefit of the Seller, the Owners and Holland & Knight, and Holland & Knight is an intended third party beneficiary of this Section 14.17. This Section 14.17 shall be irrevocable, and no term of this Section 14.17 may be amended, waived or modified, without the prior written consent of the Owners’ Representative and Holland & Knight. The covenants and obligations set forth in this Section 14.17 shall survive for ten (10) years following the Closing Date.

14.18 Buyer’s Due Diligence Investigation.

(a) The Buyer acknowledges and agrees that none of the Seller, the Owners, each of their respective Affiliates nor their respective representatives has made any representations or warranties regarding the Seller, the Owners, the Seller’s business operations, the assets or operations of the Seller’s businesses, the Seller Equity Interests or otherwise in connection with the transactions contemplated by this Agreement, other than the representations and warranties set forth in Section 4 and Section 5. Without limiting the generality of the foregoing, the Buyer acknowledges and agrees that no projections, forecasts, predictions, other estimates, data, financial information, documents, reports, statements (oral or written), summaries, abstracts, descriptions, presentations (including any management presentation or facility tour), memoranda, or offering material with respect to the Seller’s businesses or the Seller Equity Interests, is or shall be deemed to be a representation or warranty by the Seller or the Owners under this Agreement, or otherwise, and that the Buyer have not relied thereon in determining to execute this Agreement and proceed with the transactions contemplated by this Agreement. The Buyer further acknowledges and agrees that materials it and its Representatives have received from the Seller, the Owners and their respective Representatives include projections, forecasts and predictions relating to the Seller’s businesses; that there are uncertainties inherent in attempting to make such projections, forecasts and predictions; that the Buyer is familiar with such uncertainties and is taking full responsibility for making its own evaluation of the adequacy and accuracy of all projections, forecasts, predictions and information so furnished; that the Buyer shall not have any claims against the Seller, the Owners, their respective Affiliates or their respective representatives with respect thereto; and that the Buyer has not relied thereon. The Buyer acknowledges that, except for the representations and warranties set forth in Section 4 and Section 5, no Person has been authorized by the Seller or the Owners to make any representation or warranty regarding the Seller, the Owners, the Seller’s businesses, the assets or operations of the Seller, the Seller Equity Interest or the transactions contemplated by this Agreement and, if made, such representation or warranty may not be relied upon as having been authorized by the Seller or the Owners.

(b) The Buyer acknowledges and agrees that it (i) has made its own inquiry and investigation into, and, based thereon, on the representations and warranties set forth in Section 4 and Section 5, and on the other covenants, agreements, terms, and conditions of this Agreement (and all other documents ancillary to this Agreement), has formed an independent judgment concerning, the Seller, the Seller’s businesses and the Seller Equity Interests, and (ii) has conducted such investigations of the Seller, the Seller’s businesses and the Seller Equity Interest as the Buyer deems necessary to satisfy itself as to the operations and conditions thereof, and will rely solely on such investigations and inquiries, the representations and warranties set forth in Section 4 and Section 5, and the other covenants, agreements, terms, and conditions of this Agreement (and any other documents ancillary to this Agreement).

* * * *

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed as of the date set forth above by their duly authorized representatives.

SELLER:

DOCTOR’S MEDICAL CENTER, LLC

By:	/s/ Ventura De Paz_
Name:	Ventura De Paz
Title:	President

OWNERS:

/s/ Ventura De Paz
Ventura de Paz

/s/ Franklin Llanes
Franklin Llanes

/s/ Patrick Gray
Patrick Gray

/s/ Venus De Paz
Venus De Paz

/s/ Magali Castaneda
Magali Castaneda

VDP Dynasty Trust dated December 23, 2016

By:	/s/ Nathalie De Paz
Name: Nathalie De Paz
Title: Trustee

OWNER’S REPRESENTATIVE:

/s/ Ventura De Paz
Ventura De Paz, in his capacity as Owners’
Representative and with respect to Section 8.6

[Signature Page to Asset Purchase Agreement]

BUYER:

Cano Health, LLC

By:	/s/ Marlow Hernandez
Name: Dr. Marlow Hernandez
Title: Chief Executive Officer

[Signature Page to Asset Purchase Agreement]

Exhibit A

Employment Agreements

(See attached.)

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”), is entered into as of July 2, 2021, between Cano Health, LLC (d/b/a Cano Health), a Florida limited liability company (the “Company”), and Camila Valverde, an individual (the “Executive”). This Agreement shall be effective upon the closing of the transaction contemplated by the Purchase Agreement (as defined below) (the “Effective Date”).

RECITALS

WHEREAS, reference is hereby made to that certain Asset Purchase Agreement, dated as of July 2, 2021 (the “Purchase Agreement”), made by and among the Company and certain other parties;

WHEREAS, if the transactions contemplated by the Purchase Agreement are not consummated, this Agreement shall be void ab initio; and

WHEREAS, the Company desires to employ the Executive and the Executive desires to be employed by the Company on the terms contained herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1. Employment.

(a) Term. The Company hereby employs the Executive, and the Executive hereby accepts such employment, on the terms set forth herein commencing on the Effective Date and continuing for a period of three (3) years from such Effective Date, unless otherwise terminated in accordance with the terms of this Agreement (the “Initial Term”); provided that the Company shall have the option to extend the Initial Term for successive one (1) year periods, each effective of as of the respective anniversary of the Effective Date (each an “Extension Term” and together with the Initial Term, the “Term”) by providing written notice of such extension to the Executive at least thirty (30) days prior to the end of the then-current Term.

(b) Position and Duties. During the Term, the Executive shall serve as Director of Payor contracts (Job Description attached as Exhibit “A”) and report directly to the Chief Executive Officer of the Company (the “CEO”). Executive shall also have such other powers and duties as may from time to time be prescribed by the CEO, provided that such duties are consistent with the Executive’s position or other positions that the Executive may hold from time to time. The Executive shall devote the Executive’s full working time and efforts to the business and affairs of the Company and shall engage in no outside work that may interfere with Executive’s duties under this Agreement or violate the terms of Section 5. Notwithstanding the foregoing, the Executive may engage in such activities that do not present a conflict-of-interest and are approved in writing by the CEO or the Board of Directors of Cano Health, Inc. (the “Board”) and may engage in religious, charitable or other community activities as long as such services and activities do not interfere with the Executive’s performance of the Executive’s duties to the Company as provided in this Agreement or violate the terms of Section 5. The Executive shall work primarily from the Company’s offices which will be located in Miami-Dade County, Florida; provided that the Executive will be required to travel to the Company’s offices in other locations, and otherwise to fulfill the duties of the Executive’s position.

Executive Employment Agreement	Executive Initials:____

2. Compensation and Related Matters.

(a) Base Salary. During the Term, the Executive’s initial annual base salary shall be $120,000 (One Hundred Eighty Thousand Dollars), subject to discretionary increases as a result of annual reviews according to Company policy (the “Base Salary”). The Base Salary shall be payable in a manner that is consistent with the Company’s usual payroll practices for senior executives.

(b) Annual Bonus. The Executive shall be eligible to receive an annual performance bonus for 2021 and each calendar year during the Term thereafter based upon the Company’s achievement of EBITDA targets and the Executive’s achievement of metrics relevant to the Executive’s position to be established jointly between the Company and the Executive, and achievement approved by the Board in its sole discretion (the “Annual Bonus”). The Executive’s target Annual Bonus for 2021 and each year of the Term thereafter shall be twenty percent (20%) of the Executive’s Base Salary. To earn any such Annual Bonus, the Executive must, among other things, be employed by the Company on the date such bonus is paid (and not having provided the Company with notice prior to or on the payment date of the Executive’s intent to terminate the Executive’s employment), which payment date shall be within thirty (30) after the completion of the Company’s financial audit for the calendar year to which the Annual Bonus pertains or as soon as reasonably practical as determined by Company.

(c) Incentive Equity Grant. As soon as reasonably practicable after the Commencement Date, the Executive will receive a grant of restricted stock units (the “Restricted Stock Units”) for a number of shares of class A common stock of Cano Health, Inc. (“Parent Stock”) with an aggregate value of $50,000 based on the closing price of one share of Parent Stock on or about the grant date as determined by the Board. The Restricted Stock Units will be subject to the terms and conditions of the Cano Health, Inc. 2021 Stock Option and Incentive Plan then in effect and the applicable equity award agreement (the “Equity Documents”), and subject to vesting as determined by the Board and set forth in the applicable Equity Documents.

(d) Business Expenses. The Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by the Executive during the Term in performing services hereunder, in accordance with the policies and procedures then in effect and established by the Company for its senior executives.

(e) Other Benefits. From the Executive’s commencement of employment through December 31, 2021, the Executive shall be entitled to participate in the benefits offered to employees of Doctor’s Medical Center, LLC (“DMC”) as contemplated in that certain Transition Services and Management Agreement dated as of July 2, 2021 by and between Ventura de Paz, DMC and the Company. Beginning on January 1, 2022 (or earlier as permitted by plan documents and company policy) and continuing through the remainder of the Term, the Executive shall be eligible to participate in or receive benefits under the Company’s employee benefit plans (including health, dental, vision, and 401K) that are offered to other senior executives of the Company and that are in effect from time to time, subject to the terms of such plans.

Executive Employment Agreement	Executive Initials:____

(f) Paid Time Off; Holidays. During the Term, the Executive shall be entitled to accrue up to twenty (20) days of paid time off (“PTO”) in each calendar year which shall be accrued ratably per pay period. Unused PTO cannot be carried over to the next calendar year and all unused PTO remaining at the end of a calendar year, or upon the termination of this Agreement by either party with or without cause, will be forfeited without payment. The Executive shall also be entitled to all paid holidays given by the Company to its senior executives.

(g) Indemnification. The Executive shall be entitled to receive the same coverage under the Company’s applicable insurance policies as other similarly situated executives and shall also be entitled to customary officers’ and directors’ indemnification coverage (including for the costs of any litigation incurred in the Executive’s capacity as a director or officer of the Company) under the Company’s respective limited liability company agreements on the same terms and conditions as other similarly situated executives.

3. Termination. Notwithstanding anything to the contrary contained in this Agreement, the Executive’s employment hereunder may be terminated effective on the Date of Termination (defined below) under the following circumstances:

(a) Death. The Executive’s employment hereunder shall immediately and automatically terminate upon the Executive’s death.

(b) Disability. The Company may terminate the Executive’s employment if the Executive is disabled and unable to perform the essential functions of the Executive’s then existing position or positions under this Agreement with or without reasonable accommodation for a period of one hundred eighty (180) days (which need not be consecutive) in any twelve (12) month period or the period required by law. If any question shall arise as to whether during any period the Executive is disabled so as to be unable to perform the essential functions of the Executive’s then existing position or positions with reasonable accommodation, the Executive may, and, at the request of the Company, shall, submit to the Company a certification in reasonable detail by a physician selected by the Company, in the Company’s reasonable discretion, as to whether the Executive is so disabled or how long such disability is expected to continue, and such certification shall for the purposes of this Agreement be conclusive of the issue. The Executive shall cooperate with any reasonable request of the physician in connection with such certification. If such question shall arise and the Executive shall fail to submit such certification, then the Company’s determination of such issue shall be binding on the Executive. Nothing in this Section 3(b) shall be construed to waive the Executive’s rights, if any, under existing law including, without limitation, the Family and Medical Leave Act of 1993, 29 U.S.C. § 2601, et seq. and the Americans with Disabilities Act, 42 U.S.C. § 12101, et seq.

(c) Termination by the Company. The Company may terminate the Executive’s employment hereunder at any time, for any reason or for no reason.

(d) Termination by the Executive. The Executive may terminate the Executive’s employment hereunder at any time, for any reason or for no reason.

Executive Employment Agreement	Executive Initials:____

(e) Notice of Termination. Except for termination as specified in Section 3(a), any termination of the Executive’s employment by the Company or by the Executive shall be communicated by delivery to the other party hereto of a written notice (a “Notice of Termination”).

(f) Accrued Obligations. If the Executive’s employment with the Company is terminated for any reason, then the Company shall pay or provide to the Executive (or to the Executive’s authorized representative or estate) (i) any Base Salary earned through the Date of Termination; (ii) any unpaid expense reimbursements (subject to, and in accordance with, Section 2(d) of this Agreement); and (iii) any vested benefits the Executive may have under any employee benefit plan of the Company through the Date of Termination, which vested benefits shall be paid and/or provided in accordance with the terms of such employee benefit plans (collectively, the “Accrued Obligations”).

(g) Resignation of all Other Positions. To the extent applicable, upon the termination of the Executive’s employment with the Company for any reason, the Executive shall be deemed to have resigned from all officer and board member positions that the Executive holds with the Company or any of its respective subsidiaries and affiliates. The Executive shall execute any documents in reasonable form as may be requested by the Company from time to time to confirm or effectuate any such resignations.

4. Code Section 409A Compliance.

(a) The intent of the parties is that payments and benefits under this Agreement will not be subject to gross income inclusion, additional tax and interest provided for in Internal Revenue Code Section 409A and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”) and this Agreement shall be interpreted accordingly. To the extent that any provision hereof is modified in order to avoid application of Code Section 409A, the modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to the Executive and the Company of the applicable provision without subjecting any payment hereunder to Code Section 409A.

(b) A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amount or benefit that constitutes “nonqualified deferred compensation” upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or similar terms shall mean “separation from service.”

(c) Notwithstanding anything to the contrary in this Agreement, if the Executive is deemed on the Date of Termination to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), i.e., is a key employee (as defined in Code Section 416(i) without regard to paragraph (5) thereof) of a corporation any stock in which is publicly traded on an established securities market or otherwise, then with regard to any payment or the provision of any benefit under this Agreement that is considered “nonqualified deferred compensation” under Code Section 409A payable on account of a “separation from service,” such payment or benefit shall not be made or provided until the date that is the earlier of (A) the expiration of the six (6)-

Executive Employment Agreement	Executive Initials:____

month period measured from the date of such “separation from service” of the Executive, and (B) the date of the Executive’s death, to the extent required under Code Section 409A. Upon the expiration of the foregoing delay period, all payments and benefits delayed pursuant to this Section 4(c)) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to the Executive in a lump sum without interest from the original due date, and all remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein. If any payment hereunder following termination of employment constitutes nonqualified deferred compensation under Code Section 409A and is contingent on Executive’s execution of a release, if the period for Executive’s review and execution of the release begins and ends in different tax years, then the payment contingent on execution of the Separation Agreement shall be paid to Executive in the later tax year to occur.

(d) To the extent that reimbursements or other in-kind benefits under this Agreement constitute “nonqualified deferred compensation” for purposes of Code Section 409A, (A) all expenses or other reimbursements hereunder shall be made on or prior to the last day of the taxable year following the taxable year in which the Executive incurs such expenses, (B) any right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (C) no such reimbursement, expenses eligible for reimbursement, or in-kind benefits provided in any taxable year shall in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided in any other taxable year.

(e) For purposes of Code Section 409A, the Executive’s right to receive installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Company.

(f) Notwithstanding any other provision of this Agreement to the contrary, in no event shall any payment or benefit under this Agreement that constitutes “nonqualified deferred compensation” for purposes of Code Section 409A be subject to offset by any other amount unless otherwise permitted by Code Section 409A.

(g) Without in any way limiting the effect of the foregoing provisions of this Section 4:

(i) if Code Section 409A requires that any special terms, provisions or conditions be included in this Agreement, then such terms, provisions and conditions shall, to the extent practicable, be deemed to be made a part of this Agreement; and

(ii) in the event that this Agreement shall be deemed to subject any payment hereunder to application of Code Section 409A, then, to the extent the Board considers it reasonable to do so, the Board and the Executive may attempt to amend the deferred compensation provided for herein, and the provisions of this Agreement related thereto, to avoid application of Code Section 409A, but, in any event, none of the Company, the Board nor its or their designees or agents shall be liable to the Executive or to any other person for actions, decisions or determinations made in good faith.

Executive Employment Agreement	Executive Initials:____

5. Restrictive Covenants.

(a) Confidentiality. The Executive understands and agrees that the Executive’s employment creates a relationship of confidence and trust between the Executive and the Company with respect to all Confidential Information (defined below). At all times, both during the Executive’s employment with the Company and after its termination, the Executive will keep in confidence and trust all such Confidential Information, and will not use or disclose any such Confidential Information without the prior written consent of the Company, except as may be necessary in the ordinary course of performing the Executive’s duties to the Company. For avoidance of doubt, nothing in this Agreement shall be interpreted or applied to prohibit the Executive from making any good faith report to any governmental agency or other governmental entity concerning any act or omission that the Executive reasonably believes constitutes a possible violation of federal or state law or making other disclosures that are protected under the anti-retaliation or whistleblower provisions of applicable federal or state law or regulation. In addition, for the avoidance of doubt, pursuant to the federal Defend Trade Secrets Act of 2016, the Executive shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (i) is made (A) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

“Confidential Information” means all information belonging to the Company or any of its subsidiaries or affiliates which is of any value to the Company or any of its subsidiaries or affiliates in the course of conducting its business and the disclosure of which, in Company’s reasonable discretion, could result in a competitive or other disadvantage to the Company or any of its subsidiaries or affiliates. Confidential Information includes, without limitation, financial information, reports, and forecasts; inventions, improvements and other intellectual property; trade secrets; know-how; designs, processes or formulae; software; market or sales information or plans; customer lists; and business plans, prospects and opportunities (such as possible acquisitions or dispositions of businesses or facilities) which have been discussed or considered by the management of the Company or any of its subsidiaries or affiliates. Confidential Information includes information developed by the Executive in the course of the Executive’s employment by the Company, as well as other information to which the Executive may have access in connection with the Executive’s employment. Confidential Information also includes the confidential information of others with which the Company has a business relationship. Notwithstanding the foregoing, Confidential Information does not include information in the public domain, unless due to breach of the Executive’s duties under this Section 5(a).

(b) Documents, Records, etc. All documents, records, data, apparatus, equipment and other physical property, whether or not pertaining to Confidential Information, which are furnished to the Executive by the Company or are produced by the Executive in connection with the Executive’s employment will be and remain the sole property of the Company. The Executive will return to the Company all such materials and property as and when requested by the Company. In any event, the Executive will return all such materials and property immediately upon termination of the Executive’s employment for any reason. The Executive will not retain with the Executive any such material or property or any copies thereof after such termination.

Executive Employment Agreement	Executive Initials:____

(c) Noncompetition; Nonsolicitation.

(i) During the Term and for two (2) years thereafter (the “Noncompete Period”), regardless of the reason for the termination of the Executive’s employment, the Executive will not, without the express written approval of the CEO or the Board, directly or indirectly, whether as owner, partner, shareholder, consultant, agent, employee, co-venturer or otherwise, engage, participate, assist or invest in any Competing Business. “Competing Business” shall mean a business conducted in the Restricted Territory (defined below) that is engaged primarily in the ownership and operation, directly or indirectly, of a primary care medical practice or the delivery of primary care medical services professional medical services, diagnostic, therapeutic and ancillary services, nursing and other clinical services, outpatient managed care and fee-for-service healthcare across multi-specialties, pharmacy services and all other services pertaining to the operation of a primary care medical practice or the delivery of primary care medical services and that competes with the Company or any of its subsidiaries or affiliates within a Restricted Territory. “Restricted Territory” shall mean the State of Florida. Notwithstanding the foregoing, the Executive may passively invest in the outstanding stock of a publicly held corporation which constitutes or is affiliated with a Competing Business. The running of the Noncompete Period shall be extended by the time during which the Executive engages in a violation of this Section 5(c)(i).

(ii) During the Term and for two (2) years thereafter (the “Non-solicit Period”), regardless of the reason for the termination of the Executive’s employment, the Executive will refrain from (A) directly or indirectly employing, attempting to employ, recruiting or otherwise soliciting, inducing or influencing any person performing services in the Restricted Territory to leave such person’s employment with the Company or any of its subsidiaries or affiliates (other than terminations of employment of subordinate employees undertaken in the course of the Executive’s employment with the Company); and (B) soliciting or encouraging any referral source, customer, supplier or payer in the Restricted Territory to terminate or otherwise modify adversely its business relationship with the Company or any of its subsidiaries or affiliates or any company included as of the Date of Termination in the then-current acquisition pipeline of the Company or any of its subsidiaries or affiliates. The running of the Non-solicit Period shall be extended by the time during which the Executive engages in a violation of this Section 5(c)(ii).

(iii) The Executive understands that the restrictions set forth in this Section 5(c) are intended to protect the Company’s legitimate business interest in, among other things, its Confidential Information and established employee, customer and supplier relationships and goodwill, and agrees that such restrictions are reasonable and appropriate for this purpose. Executive agrees that the rights of Company under this Section 5 may be assigned in the Company’s discretion.

(d) Third-Party Agreements and Rights. The Executive hereby confirms that the Executive is not bound by the terms of any agreement with any previous employer or other party which restricts in any way the Executive’s use or disclosure of information or the Executive’s engagement in the Company’s business. The Executive represents and warrants to the Company

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that the Executive’s execution of this Agreement, the Executive’s employment with the Company and the performance of the Executive’s proposed duties for the Company do not and will not violate any obligations the Executive may have to any such previous employer or other party. In the Executive’s work for the Company, the Executive will not disclose or make use of any information in violation of any agreements with or rights of any such previous employer or other party, and the Executive will not bring to the premises of the Company any copies or other tangible embodiments of non-public information belonging to or obtained from any such previous employment or other party.

(e) Litigation and Regulatory Cooperation. During and after the Term, the Executive shall cooperate fully with the Company in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company which relate to events or occurrences that transpired while the Executive was employed by the Company. The Executive’s full cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of the Company at mutually convenient times. During and after the Executive’s employment, the Executive also shall cooperate fully with the Company in connection with any investigation or review of any federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while the Executive was employed by the Company.

(f) Injunction. The Executive agrees that it would be difficult to measure any damages caused to the Company which might result from any breach by the Executive of the promises set forth in this Section 5, and that in any event money damages would be an inadequate remedy for any such breach. Accordingly, if the Executive breaches, or proposes to breach, any portion of this Section 5, then the Company shall be entitled, in addition to all other remedies that it may have, to an injunction or other appropriate equitable relief to restrain any such breach without showing or proving any actual damage to the Company.

6. Arbitration of Disputes.

(a) Arbitration Generally. Any controversy or claim arising out of or relating to this Agreement or the breach thereof or otherwise arising out of the Executive’s employment or the termination of that employment (including, without limitation, any claims of unlawful employment discrimination or retaliation, whether based on race, color, religion, national origin, sex, pregnancy, gender, age, disability, sexual orientation, or any other protected class under applicable law) shall, to the fullest extent permitted by law, be settled by arbitration, with a single arbitrator, in any forum and form agreed upon by the parties or, in the absence of such an agreement, under the auspices of JAMS in Miami, Florida in accordance with the JAMS Employment Arbitration Rules, including, but not limited to, the rules and procedures applicable to the selection of arbitrators. The Executive understands that the Executive may only bring such claims in the Executive’s individual capacity, and not as a plaintiff or class member in any purported class proceeding or any purported representative proceeding. The Executive further understands that, by signing this Agreement, the Company and the Executive are giving up any right they may have to a jury trial on all claims they may have against each other. Judgment upon the award rendered by the single arbitrator may be entered in any court having jurisdiction thereof. This Section 6

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shall be specifically enforceable. Notwithstanding the foregoing, this Section 6 shall not preclude either party from pursuing a court action for the sole purpose of obtaining a restraining order or injunction in circumstances in which such relief is appropriate, including without limitation relief sought under Section 5; provided that any other relief shall be pursued through an arbitration proceeding pursuant to this Section 6.

(b) Arbitration Fees and Costs. The Executive shall be required to pay an arbitration fee to initiate any arbitration equal to what the Executive would be charged as a first appearance fee in court. The Company shall advance the remaining fees and costs of the arbitrator. However, to the extent permissible under the law, and following the arbitrator’s ruling on the matter, the arbitrator may rule that the arbitrator’s fees and costs be distributed in an alternative manner. Each party shall pay its own costs and attorneys’ fees, if any. If, however, any party prevails on a statutory or contractual claim that affords the prevailing party attorneys’ fees (including pursuant to this Agreement), then the arbitrator may award attorneys’ fees to the prevailing party to the extent permitted by law.

7. Consent to Jurisdiction. To the extent that any court action is permitted consistent with or to enforce Section 6 of this Agreement, the parties hereby consent to the jurisdiction of the state and federal courts located in Miami-Dade county Florida. Accordingly, with respect to any such court action, the Executive (a) submits to the personal jurisdiction of such courts; (b) consents to service of process; and (c) waives any other requirement (whether imposed by statute, rule of court, or otherwise) with respect to personal jurisdiction or service of process.

8. Waiver of Jury Trial. Each of the Executive and the Company irrevocably and unconditionally WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE EXECUTIVE’S EMPLOYMENT BY THE COMPANY, INCLUDING WITHOUT LIMITATION THE EXECUTIVE’S OR THE COMPANY’S PERFORMANCE UNDER, OR THE ENFORCEMENT OF, THIS AGREEMENT.

9. Integration. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements between the parties concerning such subject matter.

10. Withholding. All payments made by the Company to the Executive under this Agreement shall be net of any tax or other amounts required to be withheld by the Company under applicable law. Nothing in this Agreement shall be construed to require the Company to make any payments to compensate the Executive for any adverse tax effect associated with any payments or benefits or for any deduction or withholding from any payment or benefit.

11. Successors and Assigns. Neither the Executive nor the Company may make any assignment of this Agreement or any interest in it, by operation of law or otherwise, without the prior written consent of the other; provided, however, that the Company may assign its rights and obligations under this Agreement without the Executive’s consent to any subsidiary or affiliate or to any person or entity with whom the Company shall hereafter effect a reorganization or consolidation, into which the Company merges or to whom the Company transfers all or

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substantially all of its properties or assets; provided further that if the Executive remains employed or becomes employed by the Company, the purchaser or any of their respective subsidiaries or affiliates in connection with any such transaction, then the Executive shall not be entitled to any payments, benefits or vesting pursuant to Section 4 of this Agreement solely as a result of such transaction. This Agreement shall inure to the benefit of and be binding upon the Executive and the Company, and each of the Executive’s and the Company’s respective successors, executors, administrators, heirs and permitted assigns. In the event of the Executive’s death, after the Executive’s termination of employment but prior to the completion by the Company of all payments due to the Executive under this Agreement, the Company shall continue such payments to the Executive’s beneficiary designated in writing to the Company prior to the Executive’s death (or to the Executive’s estate, if the Executive fails to make such designation).

12. Enforceability; Effectiveness. If any portion or provision of this Agreement (including, without limitation, any portion or provision of any section of this Agreement) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law. If a court of competent jurisdiction determines that any covenant, agreement or provision contained in Section 5 is unreasonable as to its duration or geographic scope, or is otherwise unenforceable, then the parties hereto desire such court to reform such covenant, agreement or provision so that it covers the maximum period of time and geographic scope as to which it can be enforced under law, and to enforce such covenant, or portion thereof, to the fullest extent permissible under law. The Company’s agreement to employ the Executive is contingent on the Company’s completing a background check of the Executive, to the satisfaction of the Company, prior to the Effective Date. Accordingly, if the Executive fails to complete a background check to the satisfaction of the Company, then this Agreement shall automatically become null and void and of no further force and effect.

13. Survival. The provisions of this Agreement shall survive the termination of this Agreement and/or the termination of the Executive’s employment to the extent necessary to effectuate the terms contained herein.

14. Waiver. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of any party to require the performance of any term or obligation of this Agreement, or the waiver by any party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

15. Notices. Any notices, requests, demands and other communications provided for by this Agreement shall be sufficient if in writing and delivered in person or sent by a nationally recognized overnight courier service or by registered or certified mail, postage prepaid, return receipt requested, to the Executive at the last address the Executive has filed in writing with the Company or, in the case of the Company, at its main offices, attention of the CEO or the Board.

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16. Amendment. This Agreement may be amended or modified only by a written instrument signed by the Executive and by a duly authorized representative of the Company.

17. Governing Law. This Agreement shall be construed under and be governed in all respects by the laws of the State of Florida, without giving effect to the conflict of laws principles of such State. With respect to any disputes concerning federal law, such disputes shall be determined in accordance with the law as it would be interpreted and applied by the United States Court of Appeals for the Eleventh Circuit.

18. Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be taken to be an original; but such counterparts shall together constitute one and the same document. Signed counterparts of this Agreement may be delivered by facsimile, email or scanned .PDF image, and the facsimile, email or scanned signature of any party shall be considered to have the same binding legal effect as an original signature.

[signature page follows]

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IN WITNESS WHEREOF, the parties have executed this Agreement effective as of date and year first above written.

CANO HEALTH, LLC

By:
Name:	Marlow Hernandez
Title:	Chief Executive Officer

EXECUTIVE

Name: Camila Valverde

Executive Employment Agreement

EXHIBIT “A”

JOB DESCRIPTION

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EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”), is entered into as of July 2, 2021, between Cano Health, LLC (d/b/a Cano Health), a Florida limited liability company (the “Company”), and Javier Machin, an individual (the “Executive”). This Agreement shall be effective upon the closing of the transaction contemplated by the Purchase Agreement (as defined below) (the “Effective Date”).

RECITALS

WHEREAS, reference is hereby made to that certain Asset Purchase Agreement, dated as of July 2, 2021 (the “Purchase Agreement”), made by and among the Company and certain other parties;

WHEREAS, if the transactions contemplated by the Purchase Agreement are not consummated, this Agreement shall be void ab initio; and

WHEREAS, the Company desires to employ the Executive and the Executive desires to be employed by the Company on the terms contained herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1. Employment.

(a) Term. The Company hereby employs the Executive, and the Executive hereby accepts such employment, on the terms set forth herein commencing on the Effective Date and continuing for a period of three (3) years from such Effective Date, unless otherwise terminated in accordance with the terms of this Agreement (the “Initial Term”); provided that the Company shall have the option to extend the Initial Term for successive one (1) year periods, each effective of as of the respective anniversary of the Effective Date (each an “Extension Term” and together with the Initial Term, the “Term”) by providing written notice of such extension to the Executive at least thirty (30) days prior to the end of the then-current Term.

(b) Position and Duties. During the Term, the Executive shall serve as VP of Information Technology (Job Description attached as Exhibit “A”) and report directly to the Chief Executive Officer of the Company (the “CEO”). Executive shall also have such other powers and duties as may from time to time be prescribed by the CEO, provided that such duties are consistent with the Executive’s position or other positions that the Executive may hold from time to time. The Executive shall devote the Executive’s full working time and efforts to the business and affairs of the Company and shall engage in no outside work that may interfere with Executive’s duties under this Agreement or violate the terms of Section 5. Notwithstanding the foregoing, the Executive may engage in such activities that do not present a conflict-of-interest and are approved in writing by the CEO or the Board of Directors of Cano Health, Inc. (the “Board”) and may engage in religious, charitable or other community activities as long as such services and activities do not interfere with the Executive’s performance of the Executive’s duties to the Company as provided in this Agreement or violate the terms of Section 5. The Executive shall work primarily from the Company’s offices which will be located in Miami-Dade County, Florida; provided that the Executive will be required to travel to the Company’s offices in other locations, and otherwise to fulfill the duties of the Executive’s position.

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2. Compensation and Related Matters.

(a) Base Salary. During the Term, the Executive’s initial annual base salary shall be $180,000 (One Hundred Eighty Thousand Dollars), subject to discretionary increases as a result of annual reviews according to Company policy (the “Base Salary”). The Base Salary shall be payable in a manner that is consistent with the Company’s usual payroll practices for senior executives.

(b) Annual Bonus. The Executive shall be eligible to receive an annual performance bonus for 2021 and each calendar year during the Term thereafter based upon the Company’s achievement of EBITDA targets and the Executive’s achievement of metrics relevant to the Executive’s position to be established jointly between the Company and the Executive, and achievement approved by the Board in its sole discretion (the “Annual Bonus”). The Executive’s target Annual Bonus for 2021 and each year of the Term thereafter shall be twenty-five percent (25%) of the Executive’s Base Salary. To earn any such Annual Bonus, the Executive must, among other things, be employed by the Company on the date such bonus is paid (and not having provided the Company with notice prior to or on the payment date of the Executive’s intent to terminate the Executive’s employment), which payment date shall be within thirty (30) after the completion of the Company’s financial audit for the calendar year to which the Annual Bonus pertains or as soon as reasonably practical as determined by Company.

(c) Incentive Equity Grant. As soon as reasonably practicable after the Commencement Date, the Executive will receive a grant of restricted stock units (the “Restricted Stock Units”) for a number of shares of class A common stock of Cano Health, Inc. (“Parent Stock”) with an aggregate value of $75,000 based on the closing price of one share of Parent Stock on or about the grant date as determined by the Board. The Restricted Stock Units will be subject to the terms and conditions of the Cano Health, Inc. 2021 Stock Option and Incentive Plan then in effect and the applicable equity award agreement (the “Equity Documents”), and subject to vesting as determined by the Board and set forth in the applicable Equity Documents.

(d) Business Expenses. The Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by the Executive during the Term in performing services hereunder, in accordance with the policies and procedures then in effect and established by the Company for its senior executives.

(e) Other Benefits. From the Executive’s commencement of employment through December 31, 2021, the Executive shall be entitled to participate in the benefits offered to employees of Doctor’s Medical Center, LLC (“DMC”) as contemplated in that certain Transition Services and Management Agreement dated as of July 2, 2021 by and between Ventura de Paz, DMC and the Company. Beginning on January 1, 2022 (or earlier as permitted by plan documents and company policy) and continuing through the remainder of the Term, the Executive shall be eligible to participate in or receive benefits under the Company’s employee benefit plans (including health, dental, vision, and 401K) that are offered to other senior executives of the Company and that are in effect from time to time, subject to the terms of such plans.

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(f) Paid Time Off; Holidays. During the Term, the Executive shall be entitled to accrue up to twenty (20) days of paid time off (“PTO”) in each calendar year which shall be accrued ratably per pay period. Unused PTO cannot be carried over to the next calendar year and all unused PTO remaining at the end of a calendar year, or upon the termination of this Agreement by either party with or without cause, will be forfeited without payment. The Executive shall also be entitled to all paid holidays given by the Company to its senior executives.

(g) Indemnification. The Executive shall be entitled to receive the same coverage under the Company’s applicable insurance policies as other similarly situated executives and shall also be entitled to customary officers’ and directors’ indemnification coverage (including for the costs of any litigation incurred in the Executive’s capacity as a director or officer of the Company) under the Company’s respective limited liability company agreements on the same terms and conditions as other similarly situated executives.

3. Termination. Notwithstanding anything to the contrary contained in this Agreement, the Executive’s employment hereunder may be terminated effective on the Date of Termination (defined below) under the following circumstances:

(a) Death. The Executive’s employment hereunder shall immediately and automatically terminate upon the Executive’s death.

(b) Disability. The Company may terminate the Executive’s employment if the Executive is disabled and unable to perform the essential functions of the Executive’s then existing position or positions under this Agreement with or without reasonable accommodation for a period of one hundred eighty (180) days (which need not be consecutive) in any twelve (12) month period or the period required by law. If any question shall arise as to whether during any period the Executive is disabled so as to be unable to perform the essential functions of the Executive’s then existing position or positions with reasonable accommodation, the Executive may, and, at the request of the Company, shall, submit to the Company a certification in reasonable detail by a physician selected by the Company, in the Company’s reasonable discretion, as to whether the Executive is so disabled or how long such disability is expected to continue, and such certification shall for the purposes of this Agreement be conclusive of the issue. The Executive shall cooperate with any reasonable request of the physician in connection with such certification. If such question shall arise and the Executive shall fail to submit such certification, then the Company’s determination of such issue shall be binding on the Executive. Nothing in this Section 3(b) shall be construed to waive the Executive’s rights, if any, under existing law including, without limitation, the Family and Medical Leave Act of 1993, 29 U.S.C. § 2601, et seq. and the Americans with Disabilities Act, 42 U.S.C. § 12101, et seq.

(c) Termination by the Company. The Company may terminate the Executive’s employment hereunder at any time, for any reason or for no reason.

(d) Termination by the Executive. The Executive may terminate the Executive’s employment hereunder at any time, for any reason or for no reason.

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(e) Notice of Termination. Except for termination as specified in Section 3(a), any termination of the Executive’s employment by the Company or by the Executive shall be communicated by delivery to the other party hereto of a written notice (a “Notice of Termination”).

(f) Accrued Obligations. If the Executive’s employment with the Company is terminated for any reason, then the Company shall pay or provide to the Executive (or to the Executive’s authorized representative or estate) (i) any Base Salary earned through the Date of Termination; (ii) any unpaid expense reimbursements (subject to, and in accordance with, Section 2(d) of this Agreement); and (iii) any vested benefits the Executive may have under any employee benefit plan of the Company through the Date of Termination, which vested benefits shall be paid and/or provided in accordance with the terms of such employee benefit plans (collectively, the “Accrued Obligations”).

(g) Resignation of all Other Positions. To the extent applicable, upon the termination of the Executive’s employment with the Company for any reason, the Executive shall be deemed to have resigned from all officer and board member positions that the Executive holds with the Company or any of its respective subsidiaries and affiliates. The Executive shall execute any documents in reasonable form as may be requested by the Company from time to time to confirm or effectuate any such resignations.

4. Code Section 409A Compliance.

(a) The intent of the parties is that payments and benefits under this Agreement will not be subject to gross income inclusion, additional tax and interest provided for in Internal Revenue Code Section 409A and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”) and this Agreement shall be interpreted accordingly. To the extent that any provision hereof is modified in order to avoid application of Code Section 409A, the modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to the Executive and the Company of the applicable provision without subjecting any payment hereunder to Code Section 409A.

(b) A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amount or benefit that constitutes “nonqualified deferred compensation” upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or similar terms shall mean “separation from service.”

(c) Notwithstanding anything to the contrary in this Agreement, if the Executive is deemed on the Date of Termination to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), i.e., is a key employee (as defined in Code Section 416(i) without regard to paragraph (5) thereof) of a corporation any stock in which is publicly traded on an established securities market or otherwise, then with regard to any payment or the provision of any benefit under this Agreement that is considered “nonqualified deferred compensation” under Code Section 409A payable on account of a “separation from service,” such payment or benefit shall not be made or provided until the date that is the earlier of (A) the expiration of the six (6)-

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month period measured from the date of such “separation from service” of the Executive, and (B) the date of the Executive’s death, to the extent required under Code Section 409A. Upon the expiration of the foregoing delay period, all payments and benefits delayed pursuant to this Section 4(c)) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to the Executive in a lump sum without interest from the original due date, and all remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein. If any payment hereunder following termination of employment constitutes nonqualified deferred compensation under Code Section 409A and is contingent on Executive’s execution of a release, if the period for Executive’s review and execution of the release begins and ends in different tax years, then the payment contingent on execution of the Separation Agreement shall be paid to Executive in the later tax year to occur.

(d) To the extent that reimbursements or other in-kind benefits under this Agreement constitute “nonqualified deferred compensation” for purposes of Code Section 409A, (A) all expenses or other reimbursements hereunder shall be made on or prior to the last day of the taxable year following the taxable year in which the Executive incurs such expenses, (B) any right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (C) no such reimbursement, expenses eligible for reimbursement, or in-kind benefits provided in any taxable year shall in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided in any other taxable year.

(e) For purposes of Code Section 409A, the Executive’s right to receive installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Company.

(f) Notwithstanding any other provision of this Agreement to the contrary, in no event shall any payment or benefit under this Agreement that constitutes “nonqualified deferred compensation” for purposes of Code Section 409A be subject to offset by any other amount unless otherwise permitted by Code Section 409A.

(g) Without in any way limiting the effect of the foregoing provisions of this Section 4:

(i) if Code Section 409A requires that any special terms, provisions or conditions be included in this Agreement, then such terms, provisions and conditions shall, to the extent practicable, be deemed to be made a part of this Agreement; and

(ii) in the event that this Agreement shall be deemed to subject any payment hereunder to application of Code Section 409A, then, to the extent the Board considers it reasonable to do so, the Board and the Executive may attempt to amend the deferred compensation provided for herein, and the provisions of this Agreement related thereto, to avoid application of Code Section 409A, but, in any event, none of the Company, the Board nor its or their designees or agents shall be liable to the Executive or to any other person for actions, decisions or determinations made in good faith.

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5. Restrictive Covenants.

(a) Confidentiality. The Executive understands and agrees that the Executive’s employment creates a relationship of confidence and trust between the Executive and the Company with respect to all Confidential Information (defined below). At all times, both during the Executive’s employment with the Company and after its termination, the Executive will keep in confidence and trust all such Confidential Information, and will not use or disclose any such Confidential Information without the prior written consent of the Company, except as may be necessary in the ordinary course of performing the Executive’s duties to the Company. For avoidance of doubt, nothing in this Agreement shall be interpreted or applied to prohibit the Executive from making any good faith report to any governmental agency or other governmental entity concerning any act or omission that the Executive reasonably believes constitutes a possible violation of federal or state law or making other disclosures that are protected under the anti-retaliation or whistleblower provisions of applicable federal or state law or regulation. In addition, for the avoidance of doubt, pursuant to the federal Defend Trade Secrets Act of 2016, the Executive shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (i) is made (A) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

“Confidential Information” means all information belonging to the Company or any of its subsidiaries or affiliates which is of any value to the Company or any of its subsidiaries or affiliates in the course of conducting its business and the disclosure of which, in Company’s reasonable discretion, could result in a competitive or other disadvantage to the Company or any of its subsidiaries or affiliates. Confidential Information includes, without limitation, financial information, reports, and forecasts; inventions, improvements and other intellectual property; trade secrets; know-how; designs, processes or formulae; software; market or sales information or plans; customer lists; and business plans, prospects and opportunities (such as possible acquisitions or dispositions of businesses or facilities) which have been discussed or considered by the management of the Company or any of its subsidiaries or affiliates. Confidential Information includes information developed by the Executive in the course of the Executive’s employment by the Company, as well as other information to which the Executive may have access in connection with the Executive’s employment. Confidential Information also includes the confidential information of others with which the Company has a business relationship. Notwithstanding the foregoing, Confidential Information does not include information in the public domain, unless due to breach of the Executive’s duties under this Section 5(a).

(b) Documents, Records, etc. All documents, records, data, apparatus, equipment and other physical property, whether or not pertaining to Confidential Information, which are furnished to the Executive by the Company or are produced by the Executive in connection with the Executive’s employment will be and remain the sole property of the Company. The Executive will return to the Company all such materials and property as and when requested by the Company. In any event, the Executive will return all such materials and property immediately upon termination of the Executive’s employment for any reason. The Executive will not retain with the Executive any such material or property or any copies thereof after such termination.

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(c) Noncompetition; Nonsolicitation.

(i) During the Term and for two (2) years thereafter (the “Noncompete Period”), regardless of the reason for the termination of the Executive’s employment, the Executive will not, without the express written approval of the CEO or the Board, directly or indirectly, whether as owner, partner, shareholder, consultant, agent, employee, co-venturer or otherwise, engage, participate, assist or invest in any Competing Business. “Competing Business” shall mean a business conducted in the Restricted Territory (defined below) that is engaged primarily in the ownership and operation, directly or indirectly, of a primary care medical practice or the delivery of primary care medical services professional medical services, diagnostic, therapeutic and ancillary services, nursing and other clinical services, outpatient managed care and fee-for-service healthcare across multi-specialties, pharmacy services and all other services pertaining to the operation of a primary care medical practice or the delivery of primary care medical services and that competes with the Company or any of its subsidiaries or affiliates within a Restricted Territory. “Restricted Territory” shall mean the State of Florida. Notwithstanding the foregoing, the Executive may passively invest in the outstanding stock of a publicly held corporation which constitutes or is affiliated with a Competing Business. The running of the Noncompete Period shall be extended by the time during which the Executive engages in a violation of this Section 5(c)(i).

(ii) During the Term and for two (2) years thereafter (the “Non-solicit Period”), regardless of the reason for the termination of the Executive’s employment, the Executive will refrain from (A) directly or indirectly employing, attempting to employ, recruiting or otherwise soliciting, inducing or influencing any person performing services in the Restricted Territory to leave such person’s employment with the Company or any of its subsidiaries or affiliates (other than terminations of employment of subordinate employees undertaken in the course of the Executive’s employment with the Company); and (B) soliciting or encouraging any referral source, customer, supplier or payer in the Restricted Territory to terminate or otherwise modify adversely its business relationship with the Company or any of its subsidiaries or affiliates or any company included as of the Date of Termination in the then-current acquisition pipeline of the Company or any of its subsidiaries or affiliates. The running of the Non-solicit Period shall be extended by the time during which the Executive engages in a violation of this Section 5(c)(ii).

(iii) The Executive understands that the restrictions set forth in this Section 5(c) are intended to protect the Company’s legitimate business interest in, among other things, its Confidential Information and established employee, customer and supplier relationships and goodwill, and agrees that such restrictions are reasonable and appropriate for this purpose. Executive agrees that the rights of Company under this Section 5 may be assigned in the Company’s discretion.

(d) Third-Party Agreements and Rights. The Executive hereby confirms that the Executive is not bound by the terms of any agreement with any previous employer or other party which restricts in any way the Executive’s use or disclosure of information or the Executive’s engagement in the Company’s business. The Executive represents and warrants to the Company

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that the Executive’s execution of this Agreement, the Executive’s employment with the Company and the performance of the Executive’s proposed duties for the Company do not and will not violate any obligations the Executive may have to any such previous employer or other party. In the Executive’s work for the Company, the Executive will not disclose or make use of any information in violation of any agreements with or rights of any such previous employer or other party, and the Executive will not bring to the premises of the Company any copies or other tangible embodiments of non-public information belonging to or obtained from any such previous employment or other party.

(e) Litigation and Regulatory Cooperation. During and after the Term, the Executive shall cooperate fully with the Company in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company which relate to events or occurrences that transpired while the Executive was employed by the Company. The Executive’s full cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of the Company at mutually convenient times. During and after the Executive’s employment, the Executive also shall cooperate fully with the Company in connection with any investigation or review of any federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while the Executive was employed by the Company.

(f) Injunction. The Executive agrees that it would be difficult to measure any damages caused to the Company which might result from any breach by the Executive of the promises set forth in this Section 5, and that in any event money damages would be an inadequate remedy for any such breach. Accordingly, if the Executive breaches, or proposes to breach, any portion of this Section 5, then the Company shall be entitled, in addition to all other remedies that it may have, to an injunction or other appropriate equitable relief to restrain any such breach without showing or proving any actual damage to the Company.

6. Arbitration of Disputes.

(a) Arbitration Generally. Any controversy or claim arising out of or relating to this Agreement or the breach thereof or otherwise arising out of the Executive’s employment or the termination of that employment (including, without limitation, any claims of unlawful employment discrimination or retaliation, whether based on race, color, religion, national origin, sex, pregnancy, gender, age, disability, sexual orientation, or any other protected class under applicable law) shall, to the fullest extent permitted by law, be settled by arbitration, with a single arbitrator, in any forum and form agreed upon by the parties or, in the absence of such an agreement, under the auspices of JAMS in Miami, Florida in accordance with the JAMS Employment Arbitration Rules, including, but not limited to, the rules and procedures applicable to the selection of arbitrators. The Executive understands that the Executive may only bring such claims in the Executive’s individual capacity, and not as a plaintiff or class member in any purported class proceeding or any purported representative proceeding. The Executive further understands that, by signing this Agreement, the Company and the Executive are giving up any right they may have to a jury trial on all claims they may have against each other. Judgment upon the award rendered by the single arbitrator may be entered in any court having jurisdiction thereof. This Section 6

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shall be specifically enforceable. Notwithstanding the foregoing, this Section 6 shall not preclude either party from pursuing a court action for the sole purpose of obtaining a restraining order or injunction in circumstances in which such relief is appropriate, including without limitation relief sought under Section 5; provided that any other relief shall be pursued through an arbitration proceeding pursuant to this Section 6.

(b) Arbitration Fees and Costs. The Executive shall be required to pay an arbitration fee to initiate any arbitration equal to what the Executive would be charged as a first appearance fee in court. The Company shall advance the remaining fees and costs of the arbitrator. However, to the extent permissible under the law, and following the arbitrator’s ruling on the matter, the arbitrator may rule that the arbitrator’s fees and costs be distributed in an alternative manner. Each party shall pay its own costs and attorneys’ fees, if any. If, however, any party prevails on a statutory or contractual claim that affords the prevailing party attorneys’ fees (including pursuant to this Agreement), then the arbitrator may award attorneys’ fees to the prevailing party to the extent permitted by law.

7. Consent to Jurisdiction. To the extent that any court action is permitted consistent with or to enforce Section 6 of this Agreement, the parties hereby consent to the jurisdiction of the state and federal courts located in Miami-Dade county Florida. Accordingly, with respect to any such court action, the Executive (a) submits to the personal jurisdiction of such courts; (b) consents to service of process; and (c) waives any other requirement (whether imposed by statute, rule of court, or otherwise) with respect to personal jurisdiction or service of process.

8. Waiver of Jury Trial. Each of the Executive and the Company irrevocably and unconditionally WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE EXECUTIVE’S EMPLOYMENT BY THE COMPANY, INCLUDING WITHOUT LIMITATION THE EXECUTIVE’S OR THE COMPANY’S PERFORMANCE UNDER, OR THE ENFORCEMENT OF, THIS AGREEMENT.

9. Integration. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements between the parties concerning such subject matter.

10. Withholding. All payments made by the Company to the Executive under this Agreement shall be net of any tax or other amounts required to be withheld by the Company under applicable law. Nothing in this Agreement shall be construed to require the Company to make any payments to compensate the Executive for any adverse tax effect associated with any payments or benefits or for any deduction or withholding from any payment or benefit.

11. Successors and Assigns. Neither the Executive nor the Company may make any assignment of this Agreement or any interest in it, by operation of law or otherwise, without the prior written consent of the other; provided, however, that the Company may assign its rights and obligations under this Agreement without the Executive’s consent to any subsidiary or affiliate or to any person or entity with whom the Company shall hereafter effect a reorganization or consolidation, into which the Company merges or to whom the Company transfers all or

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substantially all of its properties or assets; provided further that if the Executive remains employed or becomes employed by the Company, the purchaser or any of their respective subsidiaries or affiliates in connection with any such transaction, then the Executive shall not be entitled to any payments, benefits or vesting pursuant to Section 4 of this Agreement solely as a result of such transaction. This Agreement shall inure to the benefit of and be binding upon the Executive and the Company, and each of the Executive’s and the Company’s respective successors, executors, administrators, heirs and permitted assigns. In the event of the Executive’s death, after the Executive’s termination of employment but prior to the completion by the Company of all payments due to the Executive under this Agreement, the Company shall continue such payments to the Executive’s beneficiary designated in writing to the Company prior to the Executive’s death (or to the Executive’s estate, if the Executive fails to make such designation).

12. Enforceability; Effectiveness. If any portion or provision of this Agreement (including, without limitation, any portion or provision of any section of this Agreement) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law. If a court of competent jurisdiction determines that any covenant, agreement or provision contained in Section 5 is unreasonable as to its duration or geographic scope, or is otherwise unenforceable, then the parties hereto desire such court to reform such covenant, agreement or provision so that it covers the maximum period of time and geographic scope as to which it can be enforced under law, and to enforce such covenant, or portion thereof, to the fullest extent permissible under law. The Company’s agreement to employ the Executive is contingent on the Company’s completing a background check of the Executive, to the satisfaction of the Company, prior to the Effective Date. Accordingly, if the Executive fails to complete a background check to the satisfaction of the Company, then this Agreement shall automatically become null and void and of no further force and effect.

13. Survival. The provisions of this Agreement shall survive the termination of this Agreement and/or the termination of the Executive’s employment to the extent necessary to effectuate the terms contained herein.

14. Waiver. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of any party to require the performance of any term or obligation of this Agreement, or the waiver by any party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

15. Notices. Any notices, requests, demands and other communications provided for by this Agreement shall be sufficient if in writing and delivered in person or sent by a nationally recognized overnight courier service or by registered or certified mail, postage prepaid, return receipt requested, to the Executive at the last address the Executive has filed in writing with the Company or, in the case of the Company, at its main offices, attention of the CEO or the Board.

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16. Amendment. This Agreement may be amended or modified only by a written instrument signed by the Executive and by a duly authorized representative of the Company.

17. Governing Law. This Agreement shall be construed under and be governed in all respects by the laws of the State of Florida, without giving effect to the conflict of laws principles of such State. With respect to any disputes concerning federal law, such disputes shall be determined in accordance with the law as it would be interpreted and applied by the United States Court of Appeals for the Eleventh Circuit.

18. Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be taken to be an original; but such counterparts shall together constitute one and the same document. Signed counterparts of this Agreement may be delivered by facsimile, email or scanned .PDF image, and the facsimile, email or scanned signature of any party shall be considered to have the same binding legal effect as an original signature.

[signature page follows]

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IN WITNESS WHEREOF, the parties have executed this Agreement effective as of date and year first above written.

CANO HEALTH, LLC

By:
Name: Marlow Hernandez
Title: Chief Executive Officer

EXECUTIVE Name: Javier Machin

Executive Employment Agreement

EXHIBIT “A”

JOB DESCRIPTION

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EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”), is entered into as of July 2, 2021, between Cano Health, LLC (d/b/a Cano Health), a Florida limited liability company (the “Company”), and Samuel Nodal, MD, an individual (the “Executive”). This Agreement shall be effective upon the closing of the transaction contemplated by the Purchase Agreement (as defined below) (the “Effective Date”).

RECITALS

WHEREAS, reference is hereby made to that certain Asset Purchase Agreement, dated as of July 2, 2021 (the “Purchase Agreement”), made by and among the Company and certain other parties;

WHEREAS, if the transactions contemplated by the Purchase Agreement are not consummated, this Agreement shall be void ab initio; and

WHEREAS, the Company desires to employ the Executive and the Executive desires to be employed by the Company on the terms contained herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1. Employment.

(a) Term. The Company hereby employs the Executive, and the Executive hereby accepts such employment, on the terms set forth herein commencing on the Effective Date and continuing for a period of three (3) years from such Effective Date, unless otherwise terminated in accordance with the terms of this Agreement (the “Initial Term”); provided that the Company shall have the option to extend the Initial Term for successive one (1) year periods, each effective of as of the respective anniversary of the Effective Date (each an “Extension Term” and together with the Initial Term, the “Term”) by providing written notice of such extension to the Executive at least thirty (30) days prior to the end of the then-current Term.

(b) Position and Duties. During the Term, the Executive shall serve as Senior Medical Director (Job Description attached as Exhibit “A”) and report directly to the Chief Executive Officer of the Company (the “CEO”). Executive shall also have such other powers and duties as may from time to time be prescribed by the CEO, provided that such duties are consistent with the Executive’s position or other positions that the Executive may hold from time to time. The Executive shall devote the Executive’s full working time and efforts to the business and affairs of the Company and shall engage in no outside work that may interfere with Executive’s duties under this Agreement or violate the terms of Section 5. Notwithstanding the foregoing, the Executive may engage in such activities that do not present a conflict-of-interest and are approved in writing by the CEO or the Board of Directors of Cano Health, Inc. (the “Board”) and may engage in religious, charitable or other community activities as long as such services and activities do not interfere with the Executive’s performance of the Executive’s duties to the Company as provided in this Agreement or violate the terms of Section 5. The Executive shall work primarily from the Company’s offices which will be located in Miami-Dade County, Florida; provided that the Executive will be required to travel to the Company’s offices in other locations, and otherwise to fulfill the duties of the Executive’s position.

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2. Compensation and Related Matters.

(a) Base Salary. During the Term, the Executive’s initial annual base salary shall be $350,000 (Three Hundred Sixty Thousand Dollars), subject to discretionary increases as a result of annual reviews according to Company policy (the “Base Salary”). The Base Salary shall be payable in a manner that is consistent with the Company’s usual payroll practices for senior executives.

(b) Annual Bonus. The Executive shall be eligible to receive an annual performance bonus for 2021 and each calendar year during the Term thereafter based upon the Company’s achievement of EBITDA targets and the Executive’s achievement of metrics relevant to the Executive’s position to be established jointly between the Company and the Executive, and achievement approved by the Board in its sole discretion (the “Annual Bonus”). The Executive’s target Annual Bonus for 2021 and each year of the Term thereafter shall be twenty-five (25%) of the Executive’s Base Salary. To earn any such Annual Bonus, the Executive must, among other things, be employed by the Company on the date such bonus is paid (and not having provided the Company with notice prior to or on the payment date of the Executive’s intent to terminate the Executive’s employment), which payment date shall be within thirty (30) after the completion of the Company’s financial audit for the calendar year to which the Annual Bonus pertains or as soon as reasonably practical as determined by Company.

(c) Incentive Equity Grant. As soon as reasonably practicable after the Commencement Date, the Executive will receive a grant of restricted stock units (the “Restricted Stock Units”) for a number of shares of class A common stock of Cano Health, Inc. (“Parent Stock”) with an aggregate value of $75,000 based on the closing price of one share of Parent Stock on or about the grant date as determined by the Board. The Restricted Stock Units will be subject to the terms and conditions of the Cano Health, Inc. 2021 Stock Option and Incentive Plan then in effect and the applicable equity award agreement (the “Equity Documents”), and subject to vesting as determined by the Board and set forth in the applicable Equity Documents.

(d) Business Expenses. The Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by the Executive during the Term in performing services hereunder, in accordance with the policies and procedures then in effect and established by the Company for its senior executives.

(e) Other Benefits. From the Executive’s commencement of employment through December 31, 2021, the Executive shall be entitled to participate in the benefits offered to employees of Doctor’s Medical Center, LLC (“DMC”) as contemplated in that certain Transition Services and Management Agreement dated as of July 2, 2021 by and between Ventura de Paz, DMC and the Company. Beginning on January 1, 2022 (or earlier as permitted by plan documents and company policy) and continuing through the remainder of the Term, the Executive shall be eligible to participate in or receive benefits under the Company’s employee benefit plans (including health, dental, vision, and 401K) that are offered to other senior executives of the Company and that are in effect from time to time, subject to the terms of such plans.

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(f) Paid Time Off; Holidays. During the Term, the Executive shall be entitled to accrue up to twenty (20) days of paid time off (“PTO”) in each calendar year which shall be accrued ratably per pay period. Unused PTO cannot be carried over to the next calendar year and all unused PTO remaining at the end of a calendar year, or upon the termination of this Agreement by either party with or without cause, will be forfeited without payment. The Executive shall also be entitled to all paid holidays given by the Company to its senior executives.

(g) Indemnification. The Executive shall be entitled to receive the same coverage under the Company’s applicable insurance policies as other similarly situated executives and shall also be entitled to customary officers’ and directors’ indemnification coverage (including for the costs of any litigation incurred in the Executive’s capacity as a director or officer of the Company) under the Company’s respective limited liability company agreements on the same terms and conditions as other similarly situated executives.

3. Termination. Notwithstanding anything to the contrary contained in this Agreement, the Executive’s employment hereunder may be terminated effective on the Date of Termination (defined below) under the following circumstances:

(a) Death. The Executive’s employment hereunder shall immediately and automatically terminate upon the Executive’s death.

(b) Disability. The Company may terminate the Executive’s employment if the Executive is disabled and unable to perform the essential functions of the Executive’s then existing position or positions under this Agreement with or without reasonable accommodation for a period of one hundred eighty (180) days (which need not be consecutive) in any twelve (12) month period or the period required by law. If any question shall arise as to whether during any period the Executive is disabled so as to be unable to perform the essential functions of the Executive’s then existing position or positions with reasonable accommodation, the Executive may, and, at the request of the Company, shall, submit to the Company a certification in reasonable detail by a physician selected by the Company, in the Company’s reasonable discretion, as to whether the Executive is so disabled or how long such disability is expected to continue, and such certification shall for the purposes of this Agreement be conclusive of the issue. The Executive shall cooperate with any reasonable request of the physician in connection with such certification. If such question shall arise and the Executive shall fail to submit such certification, then the Company’s determination of such issue shall be binding on the Executive. Nothing in this Section 3(b) shall be construed to waive the Executive’s rights, if any, under existing law including, without limitation, the Family and Medical Leave Act of 1993, 29 U.S.C. § 2601, et seq. and the Americans with Disabilities Act, 42 U.S.C. § 12101, et seq.

(c) Termination by the Company. The Company may terminate the Executive’s employment hereunder at any time, for any reason or for no reason.

(d) Termination by the Executive. The Executive may terminate the Executive’s employment hereunder at any time, for any reason or for no reason.

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(e) Notice of Termination. Except for termination as specified in Section 3(a), any termination of the Executive’s employment by the Company or by the Executive shall be communicated by delivery to the other party hereto of a written notice (a “Notice of Termination”).

(f) Accrued Obligations. If the Executive’s employment with the Company is terminated for any reason, then the Company shall pay or provide to the Executive (or to the Executive’s authorized representative or estate) (i) any Base Salary earned through the Date of Termination; (ii) any unpaid expense reimbursements (subject to, and in accordance with, Section 2(d) of this Agreement); and (iii) any vested benefits the Executive may have under any employee benefit plan of the Company through the Date of Termination, which vested benefits shall be paid and/or provided in accordance with the terms of such employee benefit plans (collectively, the “Accrued Obligations”).

(g) Resignation of all Other Positions. To the extent applicable, upon the termination of the Executive’s employment with the Company for any reason, the Executive shall be deemed to have resigned from all officer and board member positions that the Executive holds with the Company or any of its respective subsidiaries and affiliates. The Executive shall execute any documents in reasonable form as may be requested by the Company from time to time to confirm or effectuate any such resignations.

4. Code Section 409A Compliance.

(a) The intent of the parties is that payments and benefits under this Agreement will not be subject to gross income inclusion, additional tax and interest provided for in Internal Revenue Code Section 409A and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”) and this Agreement shall be interpreted accordingly. To the extent that any provision hereof is modified in order to avoid application of Code Section 409A, the modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to the Executive and the Company of the applicable provision without subjecting any payment hereunder to Code Section 409A.

(b) A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amount or benefit that constitutes “nonqualified deferred compensation” upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or similar terms shall mean “separation from service.”

(c) Notwithstanding anything to the contrary in this Agreement, if the Executive is deemed on the Date of Termination to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), i.e., is a key employee (as defined in Code Section 416(i) without regard to paragraph (5) thereof) of a corporation any stock in which is publicly traded on an established securities market or otherwise, then with regard to any payment or the provision of any benefit under this Agreement that is considered “nonqualified deferred compensation” under Code Section 409A payable on account of a “separation from service,” such payment or benefit shall not be made or provided until the date that is the earlier of (A) the expiration of the six (6)-

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month period measured from the date of such “separation from service” of the Executive, and (B) the date of the Executive’s death, to the extent required under Code Section 409A. Upon the expiration of the foregoing delay period, all payments and benefits delayed pursuant to this Section 4(c)) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to the Executive in a lump sum without interest from the original due date, and all remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein. If any payment hereunder following termination of employment constitutes nonqualified deferred compensation under Code Section 409A and is contingent on Executive’s execution of a release, if the period for Executive’s review and execution of the release begins and ends in different tax years, then the payment contingent on execution of the Separation Agreement shall be paid to Executive in the later tax year to occur.

(d) To the extent that reimbursements or other in-kind benefits under this Agreement constitute “nonqualified deferred compensation” for purposes of Code Section 409A, (A) all expenses or other reimbursements hereunder shall be made on or prior to the last day of the taxable year following the taxable year in which the Executive incurs such expenses, (B) any right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (C) no such reimbursement, expenses eligible for reimbursement, or in-kind benefits provided in any taxable year shall in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided in any other taxable year.

(e) For purposes of Code Section 409A, the Executive’s right to receive installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Company.

(f) Notwithstanding any other provision of this Agreement to the contrary, in no event shall any payment or benefit under this Agreement that constitutes “nonqualified deferred compensation” for purposes of Code Section 409A be subject to offset by any other amount unless otherwise permitted by Code Section 409A.

(g) Without in any way limiting the effect of the foregoing provisions of this Section 4:

(i) if Code Section 409A requires that any special terms, provisions or conditions be included in this Agreement, then such terms, provisions and conditions shall, to the extent practicable, be deemed to be made a part of this Agreement; and

(ii) in the event that this Agreement shall be deemed to subject any payment hereunder to application of Code Section 409A, then, to the extent the Board considers it reasonable to do so, the Board and the Executive may attempt to amend the deferred compensation provided for herein, and the provisions of this Agreement related thereto, to avoid application of Code Section 409A, but, in any event, none of the Company, the Board nor its or their designees or agents shall be liable to the Executive or to any other person for actions, decisions or determinations made in good faith.

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5. Restrictive Covenants.

(a) Confidentiality. The Executive understands and agrees that the Executive’s employment creates a relationship of confidence and trust between the Executive and the Company with respect to all Confidential Information (defined below). At all times, both during the Executive’s employment with the Company and after its termination, the Executive will keep in confidence and trust all such Confidential Information, and will not use or disclose any such Confidential Information without the prior written consent of the Company, except as may be necessary in the ordinary course of performing the Executive’s duties to the Company. For avoidance of doubt, nothing in this Agreement shall be interpreted or applied to prohibit the Executive from making any good faith report to any governmental agency or other governmental entity concerning any act or omission that the Executive reasonably believes constitutes a possible violation of federal or state law or making other disclosures that are protected under the anti-retaliation or whistleblower provisions of applicable federal or state law or regulation. In addition, for the avoidance of doubt, pursuant to the federal Defend Trade Secrets Act of 2016, the Executive shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (i) is made (A) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

“Confidential Information” means all information belonging to the Company or any of its subsidiaries or affiliates which is of any value to the Company or any of its subsidiaries or affiliates in the course of conducting its business and the disclosure of which, in Company’s reasonable discretion, could result in a competitive or other disadvantage to the Company or any of its subsidiaries or affiliates. Confidential Information includes, without limitation, financial information, reports, and forecasts; inventions, improvements and other intellectual property; trade secrets; know-how; designs, processes or formulae; software; market or sales information or plans; customer lists; and business plans, prospects and opportunities (such as possible acquisitions or dispositions of businesses or facilities) which have been discussed or considered by the management of the Company or any of its subsidiaries or affiliates. Confidential Information includes information developed by the Executive in the course of the Executive’s employment by the Company, as well as other information to which the Executive may have access in connection with the Executive’s employment. Confidential Information also includes the confidential information of others with which the Company has a business relationship. Notwithstanding the foregoing, Confidential Information does not include information in the public domain, unless due to breach of the Executive’s duties under this Section 5(a).

(b) Documents, Records, etc. All documents, records, data, apparatus, equipment and other physical property, whether or not pertaining to Confidential Information, which are furnished to the Executive by the Company or are produced by the Executive in connection with the Executive’s employment will be and remain the sole property of the Company. The Executive will return to the Company all such materials and property as and when requested by the Company. In any event, the Executive will return all such materials and property immediately upon termination of the Executive’s employment for any reason. The Executive will not retain with the Executive any such material or property or any copies thereof after such termination.

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(c) Noncompetition; Nonsolicitation.

(i) During the Term and for two (2) years thereafter (the “Noncompete Period”), regardless of the reason for the termination of the Executive’s employment, the Executive will not, without the express written approval of the CEO or the Board, directly or indirectly, whether as owner, partner, shareholder, consultant, agent, employee, co-venturer or otherwise, engage, participate, assist or invest in any Competing Business. “Competing Business” shall mean a business conducted in the Restricted Territory (defined below) that is engaged primarily in the ownership and operation, directly or indirectly, of a primary care medical practice or the delivery of primary care medical services professional medical services, diagnostic, therapeutic and ancillary services, nursing and other clinical services, outpatient managed care and fee-for-service healthcare across multi-specialties, pharmacy services and all other services pertaining to the operation of a primary care medical practice or the delivery of primary care medical services and that competes with the Company or any of its subsidiaries or affiliates within a Restricted Territory. “Restricted Territory” shall mean the State of Florida. Notwithstanding the foregoing, the Executive may passively invest in the outstanding stock of a publicly held corporation which constitutes or is affiliated with a Competing Business. The running of the Noncompete Period shall be extended by the time during which the Executive engages in a violation of this Section 5(c)(i).

(ii) During the Term and for two (2) years thereafter (the “Non-solicit Period”), regardless of the reason for the termination of the Executive’s employment, the Executive will refrain from (A) directly or indirectly employing, attempting to employ, recruiting or otherwise soliciting, inducing or influencing any person performing services in the Restricted Territory to leave such person’s employment with the Company or any of its subsidiaries or affiliates (other than terminations of employment of subordinate employees undertaken in the course of the Executive’s employment with the Company); and (B) soliciting or encouraging any referral source, customer, supplier or payer in the Restricted Territory to terminate or otherwise modify adversely its business relationship with the Company or any of its subsidiaries or affiliates or any company included as of the Date of Termination in the then-current acquisition pipeline of the Company or any of its subsidiaries or affiliates. The running of the Non-solicit Period shall be extended by the time during which the Executive engages in a violation of this Section 5(c)(ii).

(iii) The Executive understands that the restrictions set forth in this Section 5(c) are intended to protect the Company’s legitimate business interest in, among other things, its Confidential Information and established employee, customer and supplier relationships and goodwill, and agrees that such restrictions are reasonable and appropriate for this purpose. Executive agrees that the rights of Company under this Section 5 may be assigned in the Company’s discretion.

(d) Third-Party Agreements and Rights. The Executive hereby confirms that the Executive is not bound by the terms of any agreement with any previous employer or other party which restricts in any way the Executive’s use or disclosure of information or the Executive’s engagement in the Company’s business. The Executive represents and warrants to the Company that the Executive’s execution of this Agreement, the Executive’s employment with the Company

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and the performance of the Executive’s proposed duties for the Company do not and will not violate any obligations the Executive may have to any such previous employer or other party. In the Executive’s work for the Company, the Executive will not disclose or make use of any information in violation of any agreements with or rights of any such previous employer or other party, and the Executive will not bring to the premises of the Company any copies or other tangible embodiments of non-public information belonging to or obtained from any such previous employment or other party.

(e) Litigation and Regulatory Cooperation. During and after the Term, the Executive shall cooperate fully with the Company in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company which relate to events or occurrences that transpired while the Executive was employed by the Company. The Executive’s full cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of the Company at mutually convenient times. During and after the Executive’s employment, the Executive also shall cooperate fully with the Company in connection with any investigation or review of any federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while the Executive was employed by the Company.

(f) Injunction. The Executive agrees that it would be difficult to measure any damages caused to the Company which might result from any breach by the Executive of the promises set forth in this Section 5, and that in any event money damages would be an inadequate remedy for any such breach. Accordingly, if the Executive breaches, or proposes to breach, any portion of this Section 5, then the Company shall be entitled, in addition to all other remedies that it may have, to an injunction or other appropriate equitable relief to restrain any such breach without showing or proving any actual damage to the Company.

6. Arbitration of Disputes.

(a) Arbitration Generally. Any controversy or claim arising out of or relating to this Agreement or the breach thereof or otherwise arising out of the Executive’s employment or the termination of that employment (including, without limitation, any claims of unlawful employment discrimination or retaliation, whether based on race, color, religion, national origin, sex, pregnancy, gender, age, disability, sexual orientation, or any other protected class under applicable law) shall, to the fullest extent permitted by law, be settled by arbitration, with a single arbitrator, in any forum and form agreed upon by the parties or, in the absence of such an agreement, under the auspices of JAMS in Miami, Florida in accordance with the JAMS Employment Arbitration Rules, including, but not limited to, the rules and procedures applicable to the selection of arbitrators. The Executive understands that the Executive may only bring such claims in the Executive’s individual capacity, and not as a plaintiff or class member in any purported class proceeding or any purported representative proceeding. The Executive further understands that, by signing this Agreement, the Company and the Executive are giving up any right they may have to a jury trial on all claims they may have against each other. Judgment upon the award rendered by the single arbitrator may be entered in any court having jurisdiction thereof. This Section 6 shall be specifically enforceable. Notwithstanding the foregoing, this Section 6 shall not preclude either party from pursuing a court action for the sole purpose of obtaining a restraining order or injunction in circumstances in which such relief is appropriate, including without limitation relief sought under Section 5; provided that any other relief shall be pursued through an arbitration proceeding pursuant to this Section 6.

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(b) Arbitration Fees and Costs. The Executive shall be required to pay an arbitration fee to initiate any arbitration equal to what the Executive would be charged as a first appearance fee in court. The Company shall advance the remaining fees and costs of the arbitrator. However, to the extent permissible under the law, and following the arbitrator’s ruling on the matter, the arbitrator may rule that the arbitrator’s fees and costs be distributed in an alternative manner. Each party shall pay its own costs and attorneys’ fees, if any. If, however, any party prevails on a statutory or contractual claim that affords the prevailing party attorneys’ fees (including pursuant to this Agreement), then the arbitrator may award attorneys’ fees to the prevailing party to the extent permitted by law.

7. Consent to Jurisdiction. To the extent that any court action is permitted consistent with or to enforce Section 6 of this Agreement, the parties hereby consent to the jurisdiction of the state and federal courts located in Miami-Dade county Florida. Accordingly, with respect to any such court action, the Executive (a) submits to the personal jurisdiction of such courts; (b) consents to service of process; and (c) waives any other requirement (whether imposed by statute, rule of court, or otherwise) with respect to personal jurisdiction or service of process.

8. Waiver of Jury Trial. Each of the Executive and the Company irrevocably and unconditionally WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE EXECUTIVE’S EMPLOYMENT BY THE COMPANY, INCLUDING WITHOUT LIMITATION THE EXECUTIVE’S OR THE COMPANY’S PERFORMANCE UNDER, OR THE ENFORCEMENT OF, THIS AGREEMENT.

9. Integration. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements between the parties concerning such subject matter.

10. Withholding. All payments made by the Company to the Executive under this Agreement shall be net of any tax or other amounts required to be withheld by the Company under applicable law. Nothing in this Agreement shall be construed to require the Company to make any payments to compensate the Executive for any adverse tax effect associated with any payments or benefits or for any deduction or withholding from any payment or benefit.

11. Successors and Assigns. Neither the Executive nor the Company may make any assignment of this Agreement or any interest in it, by operation of law or otherwise, without the prior written consent of the other; provided, however, that the Company may assign its rights and obligations under this Agreement without the Executive’s consent to any subsidiary or affiliate or to any person or entity with whom the Company shall hereafter effect a reorganization or consolidation, into which the Company merges or to whom the Company transfers all or substantially all of its properties or assets; provided further that if the Executive remains employed or becomes employed by the Company, the purchaser or any of their respective subsidiaries or

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affiliates in connection with any such transaction, then the Executive shall not be entitled to any payments, benefits or vesting pursuant to Section 4 of this Agreement solely as a result of such transaction. This Agreement shall inure to the benefit of and be binding upon the Executive and the Company, and each of the Executive’s and the Company’s respective successors, executors, administrators, heirs and permitted assigns. In the event of the Executive’s death, after the Executive’s termination of employment but prior to the completion by the Company of all payments due to the Executive under this Agreement, the Company shall continue such payments to the Executive’s beneficiary designated in writing to the Company prior to the Executive’s death (or to the Executive’s estate, if the Executive fails to make such designation).

12. Enforceability; Effectiveness. If any portion or provision of this Agreement (including, without limitation, any portion or provision of any section of this Agreement) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law. If a court of competent jurisdiction determines that any covenant, agreement or provision contained in Section 5 is unreasonable as to its duration or geographic scope, or is otherwise unenforceable, then the parties hereto desire such court to reform such covenant, agreement or provision so that it covers the maximum period of time and geographic scope as to which it can be enforced under law, and to enforce such covenant, or portion thereof, to the fullest extent permissible under law. The Company’s agreement to employ the Executive is contingent on the Company’s completing a background check of the Executive, to the satisfaction of the Company, prior to the Effective Date. Accordingly, if the Executive fails to complete a background check to the satisfaction of the Company, then this Agreement shall automatically become null and void and of no further force and effect.

13. Survival. The provisions of this Agreement shall survive the termination of this Agreement and/or the termination of the Executive’s employment to the extent necessary to effectuate the terms contained herein.

14. Waiver. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of any party to require the performance of any term or obligation of this Agreement, or the waiver by any party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

15. Notices. Any notices, requests, demands and other communications provided for by this Agreement shall be sufficient if in writing and delivered in person or sent by a nationally recognized overnight courier service or by registered or certified mail, postage prepaid, return receipt requested, to the Executive at the last address the Executive has filed in writing with the Company or, in the case of the Company, at its main offices, attention of the CEO or the Board.

16. Amendment. This Agreement may be amended or modified only by a written instrument signed by the Executive and by a duly authorized representative of the Company.

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17. Governing Law. This Agreement shall be construed under and be governed in all respects by the laws of the State of Florida, without giving effect to the conflict of laws principles of such State. With respect to any disputes concerning federal law, such disputes shall be determined in accordance with the law as it would be interpreted and applied by the United States Court of Appeals for the Eleventh Circuit.

18. Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be taken to be an original; but such counterparts shall together constitute one and the same document. Signed counterparts of this Agreement may be delivered by facsimile, email or scanned .PDF image, and the facsimile, email or scanned signature of any party shall be considered to have the same binding legal effect as an original signature.

[signature page follows]

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IN WITNESS WHEREOF, the parties have executed this Agreement effective as of date and year first above written.

CANO HEALTH, LLC

By:
Name: Marlow Hernandez
Title: Chief Executive Officer

EXECUTIVE

Name: Samuel Nodal, MD

Executive Employment Agreement

EXHIBIT “A”

JOB DESCRIPTION

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EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”), is entered into as of July 2, 2021, between Cano Health, LLC (d/b/a Cano Health), a Florida limited liability company (the “Company”), and Venus de Paz, an individual (the “Executive”). This Agreement shall be effective upon the closing of the transaction contemplated by the Purchase Agreement (as defined below) (the “Effective Date”).

RECITALS

WHEREAS, reference is hereby made to that certain Asset Purchase Agreement, dated as of even date herewith (the “Purchase Agreement”), made by and among the Company, Doctor’s Medical Center, LLC, the Executive and certain other parties;

WHEREAS, if the transactions contemplated by the Purchase Agreement are not consummated, this Agreement shall be void ab initio; and

WHEREAS, the Company desires to employ the Executive and the Executive desires to be employed by the Company on the terms contained herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1. Employment.

(a) Term. The Company hereby employs the Executive, and the Executive hereby accepts such employment, on the terms set forth herein commencing on the Effective Date and continuing for a period of five (5) years from such Effective Date (the “Initial Term”); provided that the Company shall have the option to extend the Initial Term for successive one (1) year periods, each effective of as of the respective anniversary of the Effective Date (each an “Extension Term” and together with the Initial Term, the “Term”) by providing written notice of such extension to the Executive at least thirty (30) days prior to the end of the then-current Term; and provided, further, that the Executive’s employment under this Agreement may be terminated at any time subject to the provisions of Section 3.

(b) Position and Duties. During the Term, the Executive shall serve as Director of Operations (Job Description attached as Exhibit “A”) and report directly to the Chief Executive Officer of the Company (the “CEO”). Executive shall also have such other powers and duties as may from time to time be prescribed by the CEO, provided that such duties are consistent with the Executive’s position or other positions that the Executive may hold from time to time. The Executive shall devote the Executive’s full working time and efforts to the business and affairs of the Company and shall engage in no outside work that may interfere with Executive’s duties under this Agreement or violate the terms of Section 7. Notwithstanding the foregoing, the Executive may engage in such activities that do not present a conflict-of-interest and are approved in writing by the CEO or the Board of Directors of Cano Health, Inc. (the “Board”) and may engage in religious, charitable or other community activities as long as such services and activities do not interfere with the Executive’s performance of the Executive’s duties to the Company as provided in this Agreement or violate the terms of Section 7. The Executive shall work primarily from the Company’s offices which will be located in Miami-Dade County, Florida; provided that the Executive will be required to travel to the Company’s offices in other locations, and otherwise to fulfill the duties of the Executive’s position.

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2. Compensation and Related Matters.

(a) Base Salary. During the Term, the Executive’s initial annual base salary shall be $180,000, less applicable taxes, withholdings and authorized deductions, subject to discretionary increases as a result of annual reviews according to Company policy (the “Base Salary”). The Base Salary shall be payable in a manner that is consistent with the Company’s usual payroll practices for senior executives.

(b) Annual Bonus. The Executive shall be eligible to receive an annual performance bonus for 2021 and each calendar year during the Term thereafter based upon the Company’s achievement of EBITDA targets and the Executive’s achievement of metrics relevant to the Executive’s position to be established jointly between the Company and the Executive, and achievement approved by the Board in its sole discretion (the “Annual Bonus”). The Executive’s target Annual Bonus for 2021 and each year of the Term thereafter shall be twenty-five percent (25%) of the Executive’s Base Salary. To earn any such Annual Bonus, the Executive must, among other things, be employed by the Company on the date such bonus is paid (and not having provided the Company with notice prior to or on the payment date of the Executive’s intent to terminate the Executive’s employment), which payment date shall be within thirty (30) after the completion of the Company’s financial audit for the calendar year to which the Annual Bonus pertains or as soon as reasonably practicable as determined by Company.

(c) Incentive Equity Grant. As soon as reasonably practicable after the Commencement Date, the Executive will receive a grant of restricted stock units (the “Restricted Stock Units”) for a number of shares of class A common stock of Cano Health, Inc. (“Parent Stock”) with an aggregate value of $75,000 based on the closing price of one share of Parent Stock on or about the grant date as determined by the Board. The Restricted Stock Units will be subject to the terms and conditions of the Cano Health, Inc. 2021 Stock Option and Incentive Plan then in effect and the applicable equity award agreement (the “Equity Documents”), and subject to vesting as determined by the Board and set forth in the applicable Equity Documents.

(d) Business Expenses. The Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by the Executive during the Term in performing services hereunder, in accordance with the policies and procedures then in effect and established by the Company for its senior executives.

(e) Other Benefits. From the Executive’s commencement of employment through December 31, 2021, the Executive shall be entitled to participate in the benefits offered to employees of Doctor’s Medical Center, LLC (“DMC”) as contemplated in that certain Transition Services and Management Agreement dated as of even date herewith by and between Ventura de Paz, DMC and the Company. Beginning on January 1, 2022 (or on the earliest date as permitted by plan documents) and continuing through the remainder of the Term, the Executive shall be

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eligible to participate in or receive benefits under the Company’s employee benefit plans (including health, dental, vision, and 401K) that are offered to other senior executives of the Company and that are in effect from time to time, subject to the terms of such plans. If on the Effective Date Executive is not eligible to participate in or receive benefits under the Company’s employee benefit plans, based on the relevant plan documents, and Executive elects to obtain coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), from the Effective Date until Executive is eligible to participate in the Company’s benefit plans, Company will reimburse Executive for all COBRA payments made by Executive within 30 days of presentation of documentation evidencing such COBRA payments made by Executive.

(f) Paid Time Off; Holidays. During the Term, the Executive shall be entitled to accrue up to twenty (20) days of paid time off (“PTO”) in each calendar year which shall be accrued ratably per pay period. Unused PTO cannot be carried over to the next calendar year and all unused PTO remaining at the end of a calendar year, or upon the termination of this Agreement by either party with or without cause, will be forfeited without payment. The Executive shall also be entitled to all paid holidays given by the Company to its senior executives.

(g) Indemnification. The Executive shall be entitled to receive the same coverage under the Company’s applicable insurance policies as other similarly situated executives and shall also be entitled to customary officers’ and directors’ indemnification coverage (including for the costs of any litigation incurred in the Executive’s capacity as a director or officer of the Company or of the Parent) under the Company’s and the Parent’s respective limited liability company agreements on the same terms and conditions as other similarly situated executives.

3. Termination. Notwithstanding anything to the contrary contained in this Agreement, the Executive’s employment hereunder may be terminated effective on the Date of Termination (defined below) under the following circumstances:

(a) Non-Extension. The Executive’s employment hereunder shall automatically terminate upon the expiration date of the Initial Term or any Extension Term. Termination of the Executive’s employment upon the expiration date of the Initial Term or any Extension Term resulting from the Company’s option not to extend the Initial Term or any Extension Term shall not constitute a termination of Executive’s employment without Cause.

(b) Death. The Executive’s employment hereunder shall immediately and automatically terminate upon the Executive’s death.

(c) Disability. The Company may terminate the Executive’s employment if the Executive is disabled and unable to perform the essential functions of the Executive’s then existing position or positions under this Agreement with or without reasonable accommodation for a period of one hundred eighty (180) days (which need not be consecutive) in any twelve (12) month period or the period required by law. If any question shall arise as to whether during any period the Executive is disabled so as to be unable to perform the essential functions of the Executive’s then existing position or positions with reasonable accommodation, the Executive may, and, at the request of the Company, shall, submit to the Company a certification in reasonable detail by a physician selected by the Company, in the Company’s reasonable discretion, as to whether the

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Executive is so disabled or how long such disability is expected to continue, and such certification shall for the purposes of this Agreement be conclusive of the issue. The Executive shall cooperate with any reasonable request of the physician in connection with such certification. If such question shall arise and the Executive shall fail to submit such certification, then the Company’s determination of such issue shall be binding on the Executive. Nothing in this Section 3(c) shall be construed to waive the Executive’s rights, if any, under existing law including, without limitation, the Family and Medical Leave Act of 1993, 29 U.S.C. § 2601, et seq. and the Americans with Disabilities Act, 42 U.S.C. § 12101, et seq.

(d) Termination by the Company. The Company may terminate the Executive’s employment hereunder at any time, for any reason or for no reason, and with or without Cause (defined below) or notice. Any termination by the Company of the Executive’s employment under this Agreement that does not constitute a termination for Cause under this Section 3(d) and does not result from non-extension of the Initial Term or any Extension Term under Section 3(a) or the death or disability of the Executive under Sections 3(b) or (c) shall be deemed a termination without Cause.

(e) Termination by the Executive. The Executive may terminate the Executive’s employment hereunder at any time, for any reason or for no reason, and for Good Reason (defined below).

(f) Notice of Termination. Except for termination as specified in Sections 3(a) and 3(b), any termination of the Executive’s employment by the Company or by the Executive shall be communicated by delivery to the other party hereto of a written notice (a “Notice of Termination”).

(g) Definitions.

(i) “Cause” shall mean: (A) conduct by the Executive constituting a material act of misconduct in connection with the performance of the Executive’s duties, including, without limitation, misappropriation of funds or property of the Company or any of its subsidiaries or affiliates other than the occasional, customary and de minimis use of Company property for personal purposes; (B) the Executive’s conviction of or plea of guilty or not contest to any felony or a misdemeanor involving moral turpitude, deceit, dishonesty or fraud; (C) any conduct by the Executive that in the Company’s reasonable discretion would be expected to result in material injury or reputational harm to the Company or any of its subsidiaries and affiliates if the Executive was retained in the Executive’s position; (D) continued non-performance by the Executive of the Executive’s duties hereunder (other than by reason of the Executive’s physical or mental illness, incapacity or disability) which has continued for more than fifteen (15) days following written notice of such non-performance from the Board or the CEO; (E) a material breach by the Executive of any of the provisions contained in Section 7 of this Agreement; (F) a material violation by the Executive of the Company’s written policies as determined in the reasonable discretion of the Company which, if curable, is not cured within fifteen (15) days following written notice of such non-performance from the Board or the CEO; (G) the Executive’s failure to cooperate with a bona fide internal investigation or an

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investigation by regulatory or law enforcement authorities, after being instructed by the Company to cooperate, or the willful destruction or failure to preserve documents or other materials known to be relevant to such investigation or the inducement of others to fail to cooperate or to produce documents or other materials in connection with such investigation; (H) inability of the Executive to perform the Executive’s duties due to the abuse of alcohol, illegal drugs, or illegal controlled substances; or (I) the Executive’s willful misconduct or gross negligence of the Executive’s duties, in any case, that in the Company’s reasonable discretion would be expected to materially injure the reputation, business, financial condition, or operations of the Company.

(ii) “Date of Termination” shall mean: (A) if the Executive’s employment is terminated under Section 3(a), the expiration date of the Initial Term or Extension Term, as applicable; (B) if the Executive’s employment is terminated by the Executive’s death, then the date of the Executive’s death; (C) if the Executive’s employment is terminated on account of disability under Section 3(c) or by the Company with or without Cause under Section 3(d), then the date on which a Notice of Termination is given; if the Executive’s employment is terminated by the Executive for Good Reason under Section 3(e), then the date on which a Notice of Termination is given after the Cure Period has expired; (C) if the Executive’s employment is terminated by the Executive other than for Good Reason under Section 3(e), then the date that is thirty (30) days after the date on which a Notice of Termination is given. Notwithstanding the foregoing, if the Executive gives a Notice of Termination to the Company for termination by the Executive other than for Good Reason under Section 3(e), then the Company may unilaterally accelerate the Date of Termination and such acceleration shall not result in a termination by the Company for purposes of this Agreement.

(iii) “Good Reason” shall mean that the Executive has completed all steps of the Good Reason Process (defined below) following the occurrence of any of the following events without the Executive’s consent (each, a “Good Reason Condition”):

(A) a material diminution in the Executive’s responsibilities, authority or duties, provided that a mere change in title or reporting relationships following any merger or consolidation of the Company with another entity shall not constitute a material diminution;

(B) a material diminution in the Executive’s Base Salary except for across-the-board salary reductions based on the Company’s financial performance similarly affecting all or substantially all similarly situated senior management employees/senior executives of the Company;

(C) a material change in the geographic location at which the Company requires Executive to provide services to the Company, such that there is an increase of at least thirty (30) miles of driving distance to such location from the Executive’s principal residence as of such change (provided that the requirement that the Executive provide services at the location of the current Company headquarters shall not trigger “Good Reason”); or

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(D) a material breach of this Agreement by the Company.

(iv) The “Good Reason Process” shall consist of the following steps:

(A) the Executive reasonably determines in good faith that a Good Reason Condition has occurred;

(B) the Executive notifies the Company in writing of the first occurrence of such Good Reason Condition within sixty (60) days after the first occurrence of such Good Reason Condition;

(C) the Executive cooperates in good faith with the Company’s efforts, for a period of not less than thirty (30) days following such notice (the “Cure Period”), to remedy such Good Reason Condition;

(D) notwithstanding such efforts, such Good Reason Condition continues to exist at the end of the Cure Period; and

(E) after the end of the Cure Period, the Executive terminates the Executive’s employment by delivering a Notice of Termination;

For the avoidance of doubt, if the Company cures the Good Reason Condition during the Cure Period, then Good Reason shall be deemed not to have occurred.

(h) Accrued Obligations. If the Executive’s employment with the Company is terminated for any reason (including non-extension), then the Company shall pay or provide to the Executive (or to the Executive’s authorized representative or estate) (i) any Base Salary earned through the Date of Termination; (ii) any unpaid expense reimbursements (subject to, and in accordance with, Section 2(d) of this Agreement); and (iii) any vested benefits the Executive may have under any employee benefit plan of the Company through the Date of Termination, which vested benefits shall be paid and/or provided in accordance with the terms of such employee benefit plans (collectively, the “Accrued Obligations”).

(i) Resignation of all Other Positions. To the extent applicable, upon the termination of the Executive’s employment with the Company for any reason, the Executive shall be deemed to have resigned from all officer and board member positions that the Executive holds with the Company or any of its respective subsidiaries and affiliates. The Executive shall execute any documents in reasonable form as may be requested by the Company from time to time to confirm or effectuate any such resignations.

4. Severance Pay and Benefits Upon Termination Without Cause or Resignation for Good Reason. If the Executive’s employment is terminated by the Company under Section 3(c) other than for Cause or by the Executive under Section 3(d) for Good Reason, then, in addition to the Accrued Obligations, and subject to (i) the Executive signing and delivering to the Company (and not revoking) a separation agreement and general release in a form and manner satisfactory to the Company, which shall include, without limitation, (A) a general release of claims against the Company and all related persons and entities, (B) a reaffirmation of all of the obligations set

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forth in Section 7 (collectively, the “Continuing Obligations”), (C) a non-disparagement provision, and (D) that if the Executive breaches any of the Continuing Obligations, then all payments of the Severance Amount (defined below) shall immediately cease (the “Separation Agreement”), and (ii) the Separation Agreement becoming irrevocable and fully effective all within the time period required by the Separation Agreement but in no event later than sixty (60) days after the Date of Termination:

(a) the Company shall pay the Executive an amount equal to twelve (12) months of the Executive’s Base Salary(the “Severance Amount”); and

(b) subject to the Executive’s copayment of premium amounts at the applicable active employees’ rate and the Executive’s proper and timely election to receive benefits under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Company shall pay to the group health plan provider or the COBRA provider a monthly payment equal to the monthly employer contribution that the Company would have made to provide health insurance to the Executive if the Executive had remained employed by the Company until the earliest of (A) the twelve (12) month anniversary of the Date of Termination, (B) the date that the Executive becomes eligible for group medical plan benefits under any other employer’s group medical plan, or (C) the cessation of the Executive’s health continuation rights under COBRA; provided, however, that if the Company determines that it cannot pay such amounts to the group health plan provider or the COBRA provider (if applicable) without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then the Company shall convert such payments to payroll payments directly to the Executive for the time period specified above. Such payments to the Executive shall be subject to tax-related deductions and withholdings and paid on the Company’s regular payroll dates.

The amounts payable under this Section 4, to the extent taxable, shall be paid out in substantially equal installments, commencing within sixty (60) days of Executive’s execution of the Separation Agreement, and in accordance with the Company’s payroll practice over twelve (12) months; provided, however, that if the sixty (60) day period begins in one calendar year and ends in a second calendar year, then such payments, to the extent they qualify as “non-qualified deferred compensation” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), shall begin to be paid in the second calendar year by the last day of such sixty (60) day period; provided, further, that the initial payment shall include a catch-up payment to cover amounts retroactive to the day immediately following the Date of Termination. Each payment pursuant to this Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2).

5. Additional Limitation.

(a) Anything in this Agreement to the contrary notwithstanding, in the event that the amount of any compensation, payment or distribution by the Company to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, calculated in a manner consistent with Section 280G of the Code, and the applicable regulations thereunder (the “Aggregate Payments”), would be subject to the excise tax imposed by Section 4999 of the Code, then the Aggregate Payments shall be reduced

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(but not below zero) so that the sum of all of the Aggregate Payments shall be $1.00 less than the amount at which the Executive becomes subject to the excise tax imposed by Section 4999 of the Code; provided that such reduction shall only occur if it would result in the Executive receiving a higher After Tax Amount (defined below) than the Executive would receive if the Aggregate Payments were not subject to such reduction. In such event, the Aggregate Payments shall be reduced in the following order, in each case, in reverse chronological order beginning with the Aggregate Payments that are to be paid the furthest in time from consummation of the transaction that is subject to Section 280G of the Code: (1) cash payments not subject to Section 409A of the Code; (2) cash payments subject to Section 409A of the Code; (3) equity-based payments and acceleration; and (4) non-cash forms of benefits; provided that in the case of all the foregoing Aggregate Payments all amounts or payments that are not subject to calculation under Treas. Reg. §1.280G-1, Q&A-24(b) or (c) shall be reduced before any amounts that are subject to calculation under Treas. Reg. §1.280G-1, Q&A-24(b) or (c). The “After Tax Amount” means the amount of the Aggregate Payments less all federal, state, and local income, excise and employment taxes imposed on the Executive as a result of the Executive’s receipt of the Aggregate Payments. For purposes of determining the After Tax Amount, the Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation applicable to individuals for the calendar year in which the determination is to be made, and state and local income taxes at the highest marginal rates of individual taxation in each applicable state and locality, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.

(b) The determination as to whether a reduction in the Aggregate Payments shall be made pursuant to Section 5(a) shall be made by a nationally recognized accounting firm selected by the Company (the “Accounting Firm”), which shall provide detailed supporting calculations both to the Company and the Executive within fifteen (15) business days after the Date of Termination, if applicable, or at such earlier time as is reasonably requested by the Company or the Executive. Any determination by the Accounting Firm shall be binding upon the Company and the Executive.

6. Code Section 409A Compliance.

(a) The intent of the parties is that payments and benefits under this Agreement will not be subject to gross income inclusion, additional tax and interest provided for in Internal Revenue Code Section 409A and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”) and this Agreement shall be interpreted accordingly. To the extent that any provision hereof is modified in order to avoid application of Code Section 409A, the modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to the Executive and the Company of the applicable provision without subjecting any payment hereunder to Code Section 409A.

(b) A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amount or benefit that constitutes “nonqualified deferred compensation” upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or similar terms shall mean “separation from service.”

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(c) Notwithstanding anything to the contrary in this Agreement, if the Executive is deemed on the Date of Termination to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), i.e., is a key employee (as defined in Code Section 416(i) without regard to paragraph (5) thereof) of a corporation any stock in which is publicly traded on an established securities market or otherwise, then with regard to any payment or the provision of any benefit under this Agreement that is considered “nonqualified deferred compensation” under Code Section 409A payable on account of a “separation from service,” such payment or benefit shall not be made or provided until the date that is the earlier of (A) the expiration of the six (6)-month period measured from the date of such “separation from service” of the Executive, and (B) the date of the Executive’s death, to the extent required under Code Section 409A. Upon the expiration of the foregoing delay period, all payments and benefits delayed pursuant to this Section 6(c) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to the Executive in a lump sum without interest from the original due date, and all remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein. If any payment hereunder following termination of employment constitutes nonqualified deferred compensation under Code Section 409A and is contingent on Executive’s execution of a release, if the period for Executive’s review and execution of the release begins and ends in different tax years, then the payment contingent on execution of the Separation Agreement shall be paid to Executive in the later tax year to occur.

(d) To the extent that reimbursements or other in-kind benefits under this Agreement constitute “nonqualified deferred compensation” for purposes of Code Section 409A, (A) all expenses or other reimbursements hereunder shall be made on or prior to the last day of the taxable year following the taxable year in which the Executive incurs such expenses, (B) any right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (C) no such reimbursement, expenses eligible for reimbursement, or in-kind benefits provided in any taxable year shall in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided in any other taxable year.

(e) For purposes of Code Section 409A, the Executive’s right to receive installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Company.

(f) Notwithstanding any other provision of this Agreement to the contrary, in no event shall any payment or benefit under this Agreement that constitutes “nonqualified deferred compensation” for purposes of Code Section 409A be subject to offset by any other amount unless otherwise permitted by Code Section 409A.

(g) Without in any way limiting the effect of the foregoing provisions of this Section 6:

Executive Employment Agreement	Executive Initials:____

(i) if Code Section 409A requires that any special terms, provisions or conditions be included in this Agreement, then such terms, provisions and conditions shall, to the extent practicable, be deemed to be made a part of this Agreement; and

(ii) in the event that this Agreement shall be deemed to subject any payment hereunder to application of Code Section 409A, then, to the extent the Board considers it reasonable to do so, the Board and the Executive may attempt to amend the deferred compensation provided for herein, and the provisions of this Agreement related thereto, to avoid application of Code Section 409A, but, in any event, none of the Company, the Board nor its or their designees or agents shall be liable to the Executive or to any other person for actions, decisions or determinations made in good faith.

7. Restrictive Covenants.

(a) Confidentiality. The Executive understands and agrees that the Executive’s employment creates a relationship of confidence and trust between the Executive and the Company with respect to all Confidential Information (defined below). At all times, both during the Executive’s employment with the Company and after its termination, the Executive will keep in confidence and trust all such Confidential Information, and will not use or disclose any such Confidential Information without the prior written consent of the Company, except as may be necessary in the ordinary course of performing the Executive’s duties to the Company. For avoidance of doubt, nothing in this Agreement shall be interpreted or applied to prohibit the Executive from making any good faith report to any governmental agency or other governmental entity concerning any act or omission that the Executive reasonably believes constitutes a possible violation of federal or state law or making other disclosures that are protected under the anti-retaliation or whistleblower provisions of applicable federal or state law or regulation. In addition, for the avoidance of doubt, pursuant to the federal Defend Trade Secrets Act of 2016, the Executive shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (i) is made (A) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

“Confidential Information” means all information belonging to the Company or any of its subsidiaries or affiliates which is of any value to the Company or any of its subsidiaries or affiliates in the course of conducting its business and the disclosure of which, in Company’s reasonable discretion, could result in a competitive or other disadvantage to the Company or any of its subsidiaries or affiliates. Confidential Information includes, without limitation, financial information, reports, and forecasts; inventions, improvements and other intellectual property; trade secrets; know-how; designs, processes or formulae; software; market or sales information or plans; customer lists; and business plans, prospects and opportunities (such as possible acquisitions or dispositions of businesses or facilities) which have been discussed or considered by the management of the Company or any of its subsidiaries or affiliates. Confidential Information includes information developed by the Executive in the course of the Executive’s employment by the Company, as well as other information to which the Executive may have access in connection with the Executive’s employment. Confidential Information also includes the confidential information of others with which the Company has a business relationship. Notwithstanding the foregoing, Confidential Information does not include information in the public domain, unless due to breach of the Executive’s duties under this Section 7(a).

Executive Employment Agreement	Executive Initials:____

(b) Documents, Records, etc. All documents, records, data, apparatus, equipment and other physical property, whether or not pertaining to Confidential Information, which are furnished to the Executive by the Company or are produced by the Executive in connection with the Executive’s employment will be and remain the sole property of the Company. The Executive will return to the Company all such materials and property as and when requested by the Company. In any event, the Executive will return all such materials and property immediately upon termination of the Executive’s employment for any reason. The Executive will not retain with the Executive any such material or property or any copies thereof after such termination.

(c) Noncompetition; Nonsolicitation.

(i) During the Term and for two (2) years thereafter (the “Noncompete Period”), regardless of the reason for the termination of the Executive’s employment, the Executive will not, without the express written approval of the CEO or the Board, directly or indirectly, whether as owner, partner, shareholder, consultant, agent, employee, co-venturer or otherwise, engage, participate, assist or invest in any Competing Business (defined below). “Competing Business” shall mean a business conducted in any Restricted Territory (defined below) that is engaged primarily in the ownership and operation, directly or indirectly, of a primary care medical practice or the delivery of primary care medical services professional medical services, diagnostic, therapeutic and ancillary services, nursing and other clinical services, outpatient healthcare services, pharmacy services and all other services pertaining to the operation of a primary care medical practice or the delivery of primary care medical services and that competes with the Company or any of its subsidiaries or affiliates within a Restricted Territory. “Restricted Territory” shall mean [the State of Florida. Notwithstanding the foregoing, the Executive may passively invest in the outstanding stock of a publicly held corporation which constitutes or is affiliated with a Competing Business. The running of the Noncompete Period shall be extended by the time during which the Executive engages in a violation of this Section 7(c)(i).

(ii) During the Term and for two (2) years thereafter (the “Non-solicit Period”), regardless of the reason for the termination of the Executive’s employment, the Executive will refrain from (A) directly or indirectly employing, attempting to employ, recruiting or otherwise soliciting, inducing or influencing any person to leave such person’s employment with the Company or any of its subsidiaries or affiliates (other than terminations of employment of subordinate employees undertaken in the course of the Executive’s employment with the Company); and (B) soliciting or encouraging any customer, supplier or payer to terminate or otherwise modify adversely its business relationship with the Company or any of its subsidiaries or affiliates or any company included as of the Date of Termination in the then-current acquisition pipeline of the Company or any of its subsidiaries or affiliates of which the Executive had specific knowledge. The running of the Non-solicit Period shall be extended by the time during which the Executive engages in a violation of this Section 7(c)(ii).

Executive Employment Agreement	Executive Initials:____

(iii) The Executive understands that the restrictions set forth in this Section 7(c) are intended to protect the Company’s legitimate business interest in, among other things, its Confidential Information and established employee, customer and supplier relationships and goodwill, and agrees that such restrictions are reasonable and appropriate for this purpose. Executive agrees that the rights of Company under this Section 7 may be assigned in the Company’s discretion.

(d) Third-Party Agreements and Rights. The Executive hereby confirms that the Executive is not bound by the terms of any agreement with any previous employer or other party which restricts in any way the Executive’s use or disclosure of information or the Executive’s engagement in the Company’s business. The Executive represents and warrants to the Company that the Executive’s execution of this Agreement, the Executive’s employment with the Company and the performance of the Executive’s proposed duties for the Company do not and will not violate any obligations the Executive may have to any such previous employer or other party. In the Executive’s work for the Company, the Executive will not disclose or make use of any information in violation of any agreements with or rights of any such previous employer or other party, and the Executive will not bring to the premises of the Company any copies or other tangible embodiments of non-public information belonging to or obtained from any such previous employment or other party.

(e) Litigation and Regulatory Cooperation. During and after the Term, the Executive shall cooperate fully with the Company in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company which relate to events or occurrences that transpired while the Executive was employed by the Company. The Executive’s full cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of the Company at mutually convenient times. During and after the Executive’s employment, the Executive also shall cooperate fully with the Company in connection with any investigation or review of any federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while the Executive was employed by the Company.

(f) Injunction. The Executive agrees that it would be difficult to measure any damages caused to the Company which might result from any breach by the Executive of the promises set forth in this Section 7, and that in any event money damages would be an inadequate remedy for any such breach. Accordingly, if the Executive breaches, or proposes to breach, any portion of this Section 7, then the Company shall be entitled, in addition to all other remedies that it may have, to an injunction or other appropriate equitable relief to restrain any such breach without showing or proving any actual damage to the Company.

Executive Employment Agreement	Executive Initials:____

8. Arbitration of Disputes.

(a) Arbitration Generally. Any controversy or claim arising out of or relating to this Agreement or the breach thereof or otherwise arising out of the Executive’s employment or the termination of that employment (including, without limitation, any claims of unlawful employment discrimination or retaliation, whether based on race, color, religion, national origin, sex, pregnancy, gender, age, disability, sexual orientation, or any other protected class under applicable law) shall, to the fullest extent permitted by law, be settled by arbitration, with a single arbitrator, in any forum and form agreed upon by the parties or, in the absence of such an agreement, under the auspices of JAMS in Miami, Florida in accordance with the JAMS Employment Arbitration Rules, including, but not limited to, the rules and procedures applicable to the selection of arbitrators. The Executive understands that the Executive may only bring such claims in the Executive’s individual capacity, and not as a plaintiff or class member in any purported class proceeding or any purported representative proceeding. The Executive further understands that, by signing this Agreement, the Company and the Executive are giving up any right they may have to a jury trial on all claims they may have against each other. Judgment upon the award rendered by the single arbitrator may be entered in any court having jurisdiction thereof. This Section 8 shall be specifically enforceable. Notwithstanding the foregoing, this Section 8 shall not preclude either party from pursuing a court action for the sole purpose of obtaining a restraining order or injunction in circumstances in which such relief is appropriate, including without limitation relief sought under Section 7; provided that any other relief shall be pursued through an arbitration proceeding pursuant to this Section 8.

(b) Arbitration Fees and Costs. The Executive shall be required to pay an arbitration fee to initiate any arbitration equal to what the Executive would be charged as a first appearance fee in court. The Company shall advance the remaining fees and costs of the arbitrator. Each party shall pay its own costs and attorneys’ fees, if any. If, however, any party prevails on a statutory or contractual claim that affords the prevailing party attorneys’ fees (including pursuant to this Agreement), then the arbitrator may award attorneys’ fees to the prevailing party to the extent permitted by law.

9. Consent to Jurisdiction. To the extent that any court action is permitted consistent with or to enforce Section 8 of this Agreement, the parties hereby consent to the jurisdiction of the state and federal courts located in Miami-Dade County, Florida. Accordingly, with respect to any such court action, the Executive (a) submits to the personal jurisdiction of such courts; (b) consents to service of process; and (c) waives any other requirement (whether imposed by statute, rule of court, or otherwise) with respect to personal jurisdiction or service of process.

10. Waiver of Jury Trial. Each of the Executive and the Company irrevocably and unconditionally WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE EXECUTIVE’S EMPLOYMENT BY THE COMPANY, INCLUDING WITHOUT LIMITATION THE EXECUTIVE’S OR THE COMPANY’S PERFORMANCE UNDER, OR THE ENFORCEMENT OF, THIS AGREEMENT.

11. Integration. This Agreement, together with the Equity Documents, constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements between the parties concerning such subject matter.

12. Withholding. All payments made by the Company to the Executive under this Agreement shall be net of any tax or other amounts required to be withheld by the Company under applicable law. Nothing in this Agreement shall be construed to require the Company to make any payments to compensate the Executive for any adverse tax effect associated with any payments or benefits or for any deduction or withholding from any payment or benefit.

Executive Employment Agreement	Executive Initials:____

13. Successors and Assigns. Neither the Executive nor the Company may make any assignment of this Agreement or any interest in it, by operation of law or otherwise, without the prior written consent of the other; provided, however, that the Company may assign its rights and obligations under this Agreement without the Executive’s consent to any subsidiary or affiliate or to any person or entity with whom the Company shall hereafter effect a reorganization or consolidation, into which the Company merges or to whom the Company transfers all or substantially all of its properties or assets; provided further that if the Executive remains employed or becomes employed by the Company, the purchaser or any of their respective subsidiaries or affiliates in connection with any such transaction, then the Executive shall not be entitled to any severance payments or benefits pursuant to Section 4 of this Agreement solely as a result of such transaction. This Agreement shall inure to the benefit of and be binding upon the Executive and the Company, and each of the Executive’s and the Company’s respective successors, executors, administrators, heirs and permitted assigns. In the event of the Executive’s death, after the Executive’s termination of employment but prior to the completion by the Company of all payments due to the Executive under this Agreement, the Company shall continue such payments to the Executive’s beneficiary designated in writing to the Company prior to the Executive’s death (or to the Executive’s estate, if the Executive fails to make such designation).

14. Enforceability; Effectiveness. If any portion or provision of this Agreement (including, without limitation, any portion or provision of any section of this Agreement) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law. If a court of competent jurisdiction determines that any covenant, agreement or provision contained in Section 7 is unreasonable as to its duration or geographic scope, or is otherwise unenforceable, then the parties hereto desire such court to reform such covenant, agreement or provision so that it covers the maximum period of time and geographic scope as to which it can be enforced under law, and to enforce such covenant, or portion thereof, to the fullest extent permissible under law. The Company’s agreement to employ the Executive is contingent on the Company’s completing a background check of the Executive, to the satisfaction of the Company, prior to the Effective Date. Accordingly, if the Executive fails to complete a background check to the satisfaction of the Company, then this Agreement shall automatically become null and void and of no further force and effect.

15. Survival. The provisions of this Agreement shall survive the termination of this Agreement and/or the termination of the Executive’s employment to the extent necessary to effectuate the terms contained herein.

16. Waiver. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of any party to require the performance of any term or obligation of this Agreement, or the waiver by any party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

Executive Employment Agreement	Executive Initials:____

17. Notices. Any notices, requests, demands and other communications provided for by this Agreement shall be sufficient if in writing and delivered in person or sent by a nationally recognized overnight courier service or by registered or certified mail, postage prepaid, return receipt requested, to the Executive at the last address the Executive has filed in writing with the Company or, in the case of the Company, at its main offices, attention of the CEO or the Board.

18. Amendment. This Agreement may be amended or modified only by a written instrument signed by the Executive and by a duly authorized representative of the Company.

19. Governing Law. This Agreement shall be construed under and be governed in all respects by the laws of the State of Florida, without giving effect to the conflict of laws principles of such State. With respect to any disputes concerning federal law, such disputes shall be determined in accordance with the law as it would be interpreted and applied by the United States Court of Appeals for the Eleventh Circuit.

20. Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be taken to be an original; but such counterparts shall together constitute one and the same document. Signed counterparts of this Agreement may be delivered by facsimile, email or scanned .PDF image, and the facsimile, email or scanned signature of any party shall be considered to have the same binding legal effect as an original signature.

[signature page follows]

Executive Employment Agreement	Executive Initials:____

IN WITNESS WHEREOF, the parties have executed this Agreement effective as of date and year first above written.

CANO HEALTH, LLC

By:
Its: Chief Executive Officer

EXECUTIVE

Name: Venus de Paz
Date:

Executive Employment Agreement

EXHIBIT “A”

JOB DESCRIPTION

Executive Employment Agreement	Executive Initials:____

Exhibit B

Consulting Agreement

(See attached.)

CONSULTING AGREEMENT

This Consulting Agreement (“Agreement”) is made as of July 2, 2021(the “Effective Date”) between Cano Health, LLC (the “Company”) and Ventura de Paz (“Consultant”).

WHEREAS, reference is hereby made to that certain Asset Purchase Agreement, dated as of the date hereof (the “Purchase Agreement”), made by and among the Company, Consultant and certain other parties; and

WHEREAS, the Company desires to retain the services of Consultant with respect to transition and integration services in connection with the transactions contemplated by the Purchase Agreement, and Consultant is willing to so act, subject to the terms and conditions of this Agreement.

NOW THEREFORE, for the mutual promises of the parties, and other good and valuable consideration, including the compensation received by Consultant in connection with the transactions contemplated by the Purchase Agreement, the receipt and sufficiency of which is hereby acknowledged, the undersigned agree as follows:

1. Services. Consultant agrees to perform for the Company services reasonably requested by the Company, upon reasonable notice to Consultant, related to post-closing management and integration support (the “Services”). Consultant agrees that only Consultant, and no other person, will primarily provide the Services. Consultant shall only be required to provide the Services during regular business hours and in no event will Consultant be required to provide Services in excess of four hours per week.

2. Term and Termination. The engagement of Consultant pursuant to this Agreement will commence on the Effective Date and will continue until the earlier to occur of: (i) one (1) year from the Effective Date, or (ii) until this Agreement is terminated as provided below (the “Term”). The Company and Consultant may extend the Term upon mutual agreement. Otherwise the Company and the Consultant may terminate this Agreement by mutual agreement. Upon the termination of this Agreement, all rights and duties of the parties with respect to the Consultant’s provision of Services shall cease except as provided in Section 15 (Survival).

3. Compensation. As consideration for the Services, in addition to the compensation received by Consultant in connection with the transactions contemplated by the Purchase Agreement, as soon as reasonably practicable after the Effective Date, but in no event no later than five (5) business days after the Effective Date, Consultant will receive a grant of restricted stock units (the “Restricted Stock Units”) for a number of shares of class A common stock of Cano Health, Inc. (“Parent Stock”) with an aggregate value of $1,176,799.21 based on the closing price of one share of Parent Stock as of the Effective Date. The Restricted Stock Units will be subject to the terms and conditions of the Cano Health, Inc. 2021 Stock Option and Incentive Plan then in effect and the applicable equity award agreement (the “Equity Documents”), and shall vest on the one year anniversary of the Effective Date, provided that Consultant’s Restricted Stock Units shall not be subject to divestiture or forfeiture as a result of Consultant’s breach of this Agreement or as a result of the termination or expiration of this Agreement irrespective of whether such termination or expiration occurs prior to the vesting of the Restricted Stock Units.

4. Nondisclosure of Confidential Information. For the purposes of Sections 4 and 5, the term “Company” refers to the Company and any of its affiliates. “Confidential Information” means all trade secrets and confidential or proprietary information, whether or not in writing, concerning the Company’s business, technology, business relationships or financial affairs which the Company has not released to the general public. Confidential Information also includes information received in confidence by the Company from its customers or suppliers or other third parties. Consultant will not, at any time, without the Company’s prior written permission, either during or after the term of this Agreement, disclose any Confidential Information to anyone outside of the Company, or use or permit to be used any Confidential Information for any purpose other than the performance of the Services for or on behalf of the Company. Consultant will cooperate with the Company and use commercially reasonable efforts to prevent the unauthorized disclosure or use of any and all Confidential Information. Consultant understands that the Company is now and may hereafter be subject to non-disclosure or confidentiality agreements with third persons which require the Company to protect or refrain from use of Confidential Information. Consultant agrees to be bound by the terms of such agreements in the event Consultant has access to such Confidential Information. Consultant agrees that Consultant will not, during the term of this Agreement, improperly use or disclose any proprietary information or trade secrets of any former or current employer or other person or entity.

5. Company Property. Consultant will keep and maintain adequate and current records of all Confidential Information during the term of this Agreement, which records will be available to and remain the sole property of the Company at all times. Upon the Company’s written request and/or in the event of the termination of this Agreement for any reason, Consultant will promptly deliver to the Company all Company property, including without limitation all Confidential Information.

6. Indemnification. Consultant agrees to indemnify the Company and hold it harmless to the extent of any obligation imposed on the Company to pay withholding taxes or similar charges.

7. Assignment. The Consultant may not transfer any right or obligation under this Agreement. The Company may assign or transfer its rights and obligations under this Agreement without Consultant’s consent.

8. Independent Contractor. Nothing in this Agreement shall in any way be construed to render Consultant to be agent, employee or representative of the Company. Consultant shall perform the Services hereunder as an independent contractor. Consultant acknowledges and agrees that Consultant will not be eligible for any employee benefits, including without limitation health benefits, expense reimbursement and vacation pay (nor does Consultant desire any such benefits) and expressly waives any entitlement to such benefits.

Notwithstanding anything to the contrary in this Agreement, Consultant is free to perform services for any other person or entity.

9. Equitable Relief. Consultant and the Company agree that it would be impossible or inadequate to measure and calculate the Company’s damages from any breach by Consultant of any part(s) of Sections 4 and 5 of this Agreement. Accordingly, Consultant and the Company agree that if Consultant breaches such Sections, the Company will have available, in addition to any other right or remedy available, the right to obtain an injunction restraining such breach or threatened breach of Sections 4 and 5.

10. Severability. The parties agree that (i) any unenforceable provision shall be reformed and enforced to the fullest possible extent; (ii) if any provision is entirely unenforceable, that provisions shall be severed and the remainder of this Agreement enforced. In the event a provision is severed, the parties shall negotiate, in good faith, a substitute provision which most nearly effects the parties’ intent in entering into this Agreement.

11. Amendment; No Waiver. This Agreement may not be amended in any respect other than by written instrument executed by the party against whom enforcement is sought. No waiver of any term or condition of this Agreement shall be valid or binding on either party unless the same shall be been mutually assented to in writing by both parties.

12. Entire Agreement; Interpretation. The terms and conditions herein contained constitute the entire agreement between the parties and supersede all previous agreements and understandings, whether oral or written, between the parties hereto with respect to the subject matter hereof. Without limiting the Company’s legal or equitable remedies, a breach by the Company of this Agreement shall not serve as a defense to the enforcement of any provision of this Agreement, including Sections 4 through 6.

13. Governing Law and Personal Jurisdiction. This Agreement shall be governed by Florida law without reference to its principles of conflict of laws. Consultant hereby agrees and submits to the exclusive, personal jurisdiction and venue of the state and federal courts situated within Florida for purposes of enforcing this Agreement.

14. Defend Trade Secrets Act of 2016. Consultant understands that pursuant to the federal Defend Trade Secrets Act of 2016, Consultant shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

15. Survival. Sections 3 through 9 shall survive the termination of this Agreement.

2

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3

IN WITNESS WHEREOF, the parties hereto have executed this Consulting Agreement, effective as of the Effective Date.

Ventura de Paz	, CANO HEALTH, LLC By: Dr. Marlow Hernandez Title: Chief Executive Officer

[Signature Page to Consulting Agreement]

Exhibit C

R&W Policy

(See attached.)

LIBERTY SURPLUS INSURANCE CORPORATION

(A New Hampshire Stock Insurance Company, hereinafter the “Insurer”)

175 Berkeley Street, Boston, MA 02116

Toll-free number: 1-800-677-9163

Policy No. ACAYQT001

BUYER-SIDE REPRESENTATIONS AND WARRANTIES INSURANCE POLICY

THIS INSURANCE IS ISSUED PURSUANT TO THE FLORIDA SURPLUS LINES LAW. PERSONS INSURED BY SURPLUS LINES CARRIERS DO NOT HAVE THE PROTECTION OF THE FLORIDA INSURANCE GUARANTY ACT TO THE EXTENT OF ANY RIGHT OF RECOVERY FOR THE OBLIGATION OF AN INSOLVENT UNLICENSED INSURER.

THIS IS A CLAIMS MADE AND REPORTED POLICY; PLEASE READ IT CAREFULLY. SUBJECT TO THE TERMS AND CONDITIONS OF THIS POLICY, COVERAGE IS LIMITED TO CLAIMS THAT THE INSURED REPORTS TO THE INSURER IN ACCORDANCE WITH THE TERMS OF THIS POLICY. AMOUNTS INCURRED AS DEFENSE COSTS ARE PART OF LOSS AND SHALL REDUCE THE LIMIT OF LIABILITY AVAILABLE TO PAY JUDGMENTS OR SETTLEMENTS AND SHALL ALSO BE APPLIED AGAINST THE APPLICABLE RETENTION. THIS POLICY DOES NOT GIVE RISE TO ANY DUTY BY THE INSURER TO DEFEND THOSE INSURED UNDER THIS POLICY OR UNDER THE AGREEMENT.

ATTACHED TO THIS POLICY IS THE NO CLAIMS DECLARATION, WHICH, TOGETHER WITH THIS DECLARATION PAGE ARE DEEMED TO BE INCORPORATED IN THIS POLICY.

Declarations

ITEM 1.	NAMED INSURED:

Cano Health, LLC

9725 NW 117 Avenue, Second Floor

Miami, FL 33178

Attn: Dr. Marlow Hernandez, CEO

E-mail: mhernandez@canohealth.com

ADDITIONAL INSURED(S):

Buyer Indemnified Parties (other than the Named Insured).

The Named Insured and Additional Insureds, together with their successors and permitted assigns under the Agreement and this Policy, are collectively referred to herein as the Insured(s).

ITEM 2.	AGREEMENT:

Asset Purchase Agreement, dated as of July 2, 2021, by and among Doctor’s Medical Center, LLC, each Owner identified therein, Cano Health, LLC, and Ventura De Paz.

ITEM 3.	POLICY PERIOD

Effective Date:    July 2, 2021

Expiration Date: July 2, 2024, provided that the Expiration Date with respect to the Fundamental Representations and the Tax Indemnity shall be July 2, 2027.

In each case, at 11:59 p.m. both dates at the Principal Address in ITEM 1.

ITEM 4.	LIMIT OF LIABILITY (inclusive of Defense Costs):

$30,000,000, in the aggregate for the Policy Period.

ITEM 5.	RETENTION:

$3,000,000, in the aggregate until the Retention Dropdown Date (the “Initial Retention”).

Thereafter, the Retention shall be reduced to the lesser of: (i) $1,500,000 or (ii) the Initial Retention less the total amount of Loss incurred or reasonably expected to be incurred with respect to Claim Notices delivered on or before the Retention Dropdown Date.

ITEM 6.	PREMIUM: $1,365,000 plus applicable taxes.

ITEM 7.	BROKER COMMISSION: The Premium is inclusive of a 16.5% insurance brokerage commission.

ITEM 8.

TAXES:    The Premium is exclusive of any applicable surplus lines or premium tax and any other applicable tax or surcharge. It is the Broker’s responsibility to pay any applicable surplus lines or premium tax and any other applicable tax or surcharge.

In consideration of the payment of the premium and subject to all of the terms, conditions and exclusions of this Policy Insurer agrees with the Insureds as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1.	Definitions

In this Policy:

Actual Knowledge of a person means with respect to a particular fact, event or condition, that any such person has an actual conscious awareness of such fact, event or condition, and with respect to a Breach, that such fact, event or condition constitutes a Breach. The Insurer shall bear the burden of proving that any such person had Actual Knowledge of any underlying fact, event or condition and any Breach. For the avoidance of doubt, Actual Knowledge does not include (i) constructive or imputed knowledge or (ii) any actual, constructive or imputed knowledge of any advisor, consultant or agent of the Insured.

Additional Insureds means the persons or entities stated in Item 1 of the Declarations.

Agreement means the agreement stated in Item 2 of the Declarations, together with all attachments and Disclosure Schedules and any related exhibits, schedules and certificates (as such may be amended from time to time in accordance with the terms and conditions of this Policy), an executed copy of which is annexed at Appendix C.

Breach means (i) any inaccuracy in or breach of any of the Representations and Warranties as of the date of the execution of the Agreement (except for any Representation or Warranty made as of a certain date, which shall be as of such date) or (ii) any amount payable pursuant to the Tax Indemnity. For the purposes of determining whether a Breach has occurred any Liability Limitations or Materiality Qualifiers shall be disregarded and given no effect.

For purposes of this Policy, with respect to the Agreement:

1.

Where not otherwise qualified in Sections 4 and 5 of the Agreement, (i) each of the words “notice”, “threat”, “allegation” and “claim” shall be deemed to mean “written notice”, “written threat”, “written allegation” and “written claim”, respectively, and (ii) each of the words “notified”, “threatened” and “asserted” shall be deemed to mean “notified in writing”, “threatened in writing” and “asserted in writing”, respectively;

2.

The following provisions shall be deemed deleted in their entirety: (i) Section 4.7(z) (Absence of Changes), (ii) Section 4.15(n) (Taxes), (iii) Section 4.16(n) (Employees), and (iv) Section 4.26 (Pandemic Funding);

3.	The phrase “of any kind or nature whatsoever” in the definition of Liability and the phrase “or dispute between the Parties” in the definition of Losses shall be deemed deleted;

4.	The phrase “in each case, in the nature of a tax” shall be deemed added after the phrase “any kind whatsoever” in the definition of Tax;

5.	In Sections 4 and 5, where not otherwise qualified, the phrase “, to the Knowledge of the Seller,” shall be deemed added before each instance of the phrases “oral notice” and “oral communication”;

6.

The phrase “immediately after the Closing in the Ordinary Course of Business” shall be deemed added after each instance of the phrase “currently proposed to be conducted” in Sections 4 and 5 and the definition of “Company IT Assets”;

7.

The phrase “, to the Knowledge of the Seller,” shall be deemed added before each instance of the words “Professional”, “Professionals”, “agent”, “agents” and “independent contractor” in Sections 4.23 (Illegal Payments), 4.27 (Health and Welfare), and 5.6 (Illegal Payments);

8.

Section 4.5 (Financial Statements): in subsection (b), the phrase “and (v) liabilities to the extent included or to be included in the calculation of the working capital, Bonus and Severance Payments, Indebtedness or Transaction Expenses” shall be deemed added at the end of the sentence; in subsection (f), the word “sufficient” shall be deemed replaced with the word “effective”, the word “ensure” shall be deemed replaced with the word “provide”, and the phrase “To the Knowledge of the Seller,” shall be deemed added in the beginning of the last sentence;

9.

Section 4.7 (Absence of Changes): in subsection (l), the word “written” shall be deemed added before the word “complaint”; in subsection (cc), the phrase “, to the Knowledge of the Seller,” shall be deemed added before the word “otherwise”;

10.

Section 4.8(c) (Leased Real Property): in the last sentence, the word “sufficient” shall be deemed replaced with the word “effective” and the phrase “immediately prior to the Closing in the Ordinary Course of Business” shall be deemed added after the phrase “planned to be used”;

11.	Section 4.9 (Title): the word “sufficient” shall be deemed replaced with the word “effective”;

12.

Section 4.10(b)(iii) (Contracts): the phrase “of the Seller and, to the Knowledge of the Seller, any other party thereto” shall be deemed added after the phrase “legal, valid, binding, enforceable and in full force and effect”; the phrase “continue as such” shall be deemed replaced with the phrase “be as such”;

13.	Section 4.11(b)(xi) (Intellectual Property): the word “immediately” shall be deemed added before the phrase “following the Closing Date”;

14.

Section 4.13 (Compliance with Laws and Regulations; Permits): in subsection (b), the phrase “To the Knowledge of the Seller,” shall be deemed added before the phrase “No event has occurred or condition or state of facts”; in subsection (c)(4), the word “written” shall be deemed added before the word “reports”, and the phrase “including repayment of any overpayments” shall be deemed deleted;

15.

Section 4.15 (Taxes): in subsection (k), the phrase “other than any commercial agreement entered into in the ordinary course of business, the principal purposes of which is not related to Taxes” shall be deemed added after the phrase “for any Tax” and after the phrase “by Contract or otherwise; a claim under this Policy for any inaccuracy in or breach of the representations and warranties in Section 4.15 (Taxes) of the Agreement shall be solely with respect to the Purchased Assets;

16.

Section 4.16 (Employees): the phrase “(in writing)” shall be deemed added before the word “alleged” in subsection (d); in subsection (k), the word “written” shall be deemed added before each instance of the word “allegations”;

17.	Section 4.22 (Indebtedness) shall be deemed deleted in its entirety;

18.

Section 4.27 (Health and Welfare Laws; Payment Programs): subsection (l) shall be deemed deleted; in subsection (m), the phrase “, to the Seller’s Knowledge,” shall be deemed added before the phrase “contracted Practitioners”; and

19.	Section 5.7 (Regulatory): the last sentence shall be deemed deleted in its entirety.

For purposes of this Policy, the following shall be deemed disclosed on Section 4.5 of the Disclosure Schedules: the Target’s financial statements as of the Base Balance Sheet Date are maintained on a cash basis of accounting, and as a result do not reflect accruals.

Claim Notice means a notice of claim as described in Clauses 6.2 and 6.3.

Closing has the meaning attributed to it in the Agreement.

Closing Date has the meaning attributed to it in the Agreement.

[D&O Loss means any liability for any Third Party Demand arising out of or resulting from any wrongful decisions and/or actions by the Target Group’s officers and directors in their capacity as such.]1

Declarations means the “Declarations” set out at the beginning of this Policy.

[1]

This is a conditional provision. If shortly after the closing the Insured can provide evidence reasonably satisfactory to the Insurer that an underlying D&O/EPL insurance has been procured (in accordance with the criteria set forth in the binder agreement), then this conditional provision will be removed.

Defense Costs means the reasonable fees, costs and expenses and other amounts incurred by or on behalf of the Insureds (including reasonable attorneys’, accountants’, consulting, and experts’ fees and costs, premiums for any appeal bond, attachment bond or similar bond, but without any obligation to apply for or furnish any such bond) in the investigation, settlement, adjustment, defense or appeal of a Third Party Demand or a potential Third Party Demand, but only in the event that such potential Third Party Demand is thereafter made and reported to the Insurer pursuant to the terms herein. Defense Costs do not include any salaries, benefits or other compensation for directors, officers, employees or consultants of any of the Insureds (other than attorneys, advisors, accountants, consultants, experts or other professionals specifically retained in connection with the investigation, adjustment, settlement, defense or appeal of such Third Party Demand or potential Third Party Demand).

Diligence Reports means each of the following reports:

i.	Doctor’s Medical Center, Inc. Financial Due Diligence Final Report, dated May 4, 2021, prepared by Kaufman Rossin;

ii.	Tax Due Diligence Report: Doctor’s Medical Center, Inc., dated June 29, 2021, prepared by Kaufman Rossin;

iii.	Doctor’s Medical Center Coding Due Diligence, dated June 10, 2021, prepared by FTI Consulting;

iv.	Project DMC Insurance and U.S. Employee Benefits Due Diligence and Program Review, dated June 22, 2021, prepared by Lockton;

v.	Doctor’s Medical, LLC and its affiliated entities – Summary of Key Legal Considerations, dated June 25, 2021, prepared by Goodwin Procter LLP;

vi.	Project DMC Legal Due Diligence Memorandum, dated June 28, 2021, prepared by Nelson Mullins Riley & Scarborough LLP;

vii.	Background Report Summary, dated May 19, 2021, prepared by Capture Research;

viii.	Technology Due Diligence Report of DMC, dated May 28, 2021, prepared by Performance Improvement Partners; and

ix.	Fair market analysis, Lease summary, dated November 30, 2020, prepared by Colliers International.

Disclosure Schedules has the meaning attributed to the term “Disclosure Schedule,” “Disclosure Schedules” and “Schedule” in the Agreement.

Effective Date means the effective date stated in Item 3 of the Declarations.

[EPL Loss means any liability arising out of or resulting from claims or complaints by former, current, or prospective employees or independent contractors of the Target alleging discrimination, wrongful termination, retaliation, workplace harassment or other employment practices-related violations.]2

Expiration Date means the relevant expiration date of this Policy stated in Item 3 of the Declarations.

Finance Party means any bank, holder of debt securities, financial institution, hedge counterparties, lender, and/or any other person lending money, or making other banking facilities available, to the Insured or any Group Companies of the Insured in connection with the acquisition of the Target Group, and/or any refinancing of the debt of the Insured or its Group Companies, or any person from time to time appointed by any finance party to act as security trustee on behalf of such finance party.

Fundamental Representations means the representations and warranties set forth in Sections 4.1 (Organization and Qualification), 4.2 (Authority, Power and Enforceability), 4.3(b) (No Conflicts; Required Filings and Consent), 4.4 (Capitalization; Subsidiaries), 4.15 (Taxes), 4.21 (No Brokers), 5.1 (Authority, Power and Enforceability), 5.3 (DMC Parent Equity Interests) and 5.5 (No Brokers) of the Agreement.

[2]

This is a conditional provision. If shortly after the closing the Insured can provide evidence reasonably satisfactory to the Insurer that an underlying D&O/EPL insurance has been procured (in accordance with the criteria set forth in the binder agreement), then this conditional provision will be removed.

Group Company means in relation to any entity, any entity that, directly or indirectly, and by reason of ownership or management, controls or is controlled by or is under common control with, the indicated entity.

Insureds means, collectively, the Named Insured and the Additional Insured(s) stated in Item 1, and Insured means any one of them.

Insurer means Liberty Surplus Insurance Corporation.

Limitation Provisions means any deductible, dollar cap, dollar basket, dollar threshold, time limitation, survival (or non-survival) period, several liability, procedure or any other restriction or limitation imposed by the Agreement that limits recovery against the Sellers for a Breach, Third Party Demand or with respect to the Tax Indemnity, including, for the avoidance of doubt, Section 12 of the Agreement.

Limit of Liability means the Limit of Liability stated in Item 4 of the Declarations.

Loss has the meaning attributed to it in Clause 3 of this Policy.

Materiality Qualifier means any reference to “material,” “materiality,” “material respects,” “Company Material Adverse Effect” or words of similar import or effect; provided, that the foregoing shall not apply to the references to Company Material Adverse Effect in Sections 4.7(a) and 4.10(a)(xxiv) of the Agreement.

Most Favorable Jurisdiction means any jurisdiction, most favoring coverage under this Policy where (i) the act, error or omission giving rise to the Breach or the Loss took place, (ii) the Third Party Claim was made, (iii) any relief was awarded, (iv) any Insured is incorporated or has its principal place of business, or (v) the Insurer is incorporated or has its principal place of business. Notwithstanding the foregoing, this Most Favorable Jurisdiction definition may not be applied to the Insurer in a manner which would require the Insurer to violate any law that applies to this Policy; provided, that the Insurer shall use commercially reasonable efforts to take all actions reasonably necessary to be taken in order to apply this definition in a manner that would give effect to the definition and the intention of the parties without violating any such law.

Named Insured means the person or entity stated in Item 1 of the Declarations.

No Claims Declaration means the no claim declaration in the form annexed at Appendix A to this Policy signed by or on behalf of the Insured and dated as of the Effective Date.

Policy means this buyer’s-side representation and warranty insurance policy including all schedules and appendices.

Policy Claim means a claim under this Policy.

Policy Period means the relevant period of time stated in Item 3 of the Declarations, commencing on the Effective Date and ending on the relevant Expiration Date (all dates inclusive).

Premium means the amount of premium stated in Item 6 of the Declarations.

Recovered Amounts means, in relation to Loss, the net amount which is actually recovered or actually realized by any Insured or any member of the Insureds from any source (other than (i) amounts within the applicable Retention and amounts in excess of the Limit of Liability recovered from any party to the Agreement or any other third party and (ii) amounts recovered from the Insurer). For the avoidance of doubt, Recovered Amounts include, but are not limited to, recoveries or benefits resulting from any income tax benefit in the form of reduced cash taxes payable or increased rights to tax refunds received in cash or used to offset other taxes payable in cash, in each case solely to the extent actually recognized by the Insureds with respect to such amounts in the year of the loss giving rise to the Claim under the Policy or the immediately succeeding taxable year, which such amount shall be equal to the positive difference, if any, between (x) the Insureds’ liability for income taxes in the year the Loss is incurred (not taking into account such Loss or the payment under this Policy of such Loss) and (y) the Insureds’ liability for income taxes in such year (taking into account such Loss, any lost amortization from the Insureds’ reduced tax basis step up resulting from the payments hereunder (whether or not realized in such year), any indemnity (other than the Agreement),or other insurance policies (net of any costs of collection and retro premium adjustments), provided that such recoveries have arisen directly as a result of the matter giving rise to the Loss. For the avoidance of doubt, Recovered Amounts shall not include (i) any deductibles or other retention amounts paid by the Insureds under other insurance policies (ii) amounts recoverable under any such other insurance policy if such policy does not actually pay the Insured in respect of such Loss, or (iii) amounts actually received from or on behalf of the Seller.

Representations and Warranties means the representations and warranties in Sections 4 and 5 of the Agreement, and the Ancillary Documents set forth in Appendix D.

Retention means the retention stated Item 5 of the Declarations.

Retention Dropdown Date means the twelve (12) month anniversary of the Effective Date.

Seller(s) has the meaning attributed to the terms “Sellers” and “Owners” in the Agreement.

Specified Person shall mean (i) any person who is the chief executive officer, chief financial officer or general counsel at the Named Insured, at the time of a particular Loss, and (ii) any Team Member (to the extent such person is employed by the Named Insured or any Affiliate of the Named Insured at the time of a particular Loss).

Target means the Purchased Assets (as defined in the Agreement).

Target Group means the Target and any of its respective Group Companies acquired pursuant to the Agreement and any of them as the case requires.

Tax Indemnity means the indemnification obligation for Losses pursuant to Section 12.2(a)(vi) of the Agreement, but solely with respect to subsection (ii) of the Excluded Taxes definition in the Agreement, and within such subsection (x) writing-out “and Assumed Liabilities”. Notwithstanding the foregoing, Excluded Taxes shall not include (i) Taxes of Seller, DMC Parent and/or the Owners; (ii) Taxes arising out of Contracts that are commercial agreements the primary purpose of which is not taxes; (iii) Transfer Taxes; (iv) Taxes accrued or otherwise reflected on the books and records of Seller, DMC Parent and the Owners; and (v) Taxes disclosed on the disclosure schedules to the Agreement to the extent that it is reasonably apparent on its face that such disclosure relates to Taxes. For the avoidance of doubt the Tax Indemnity shall not include coverage for any Taxes resulting solely from an increase in any Tax rate enacted following the date of the Agreement.

Team Members means Alexander Heintz, Flavia Villamonte and Jason Robert Conger.

Third Party Demand means any demand, notice, subpoena, arbitration, claim, complaint, investigation, proceeding, legal action, examination or audit made against the Insured or the Target Group by any person (other than a Group Company of (a) the Insured, (b) the Target Group or (c) the Insurer in its capacity as such under this Policy) that, if the allegations were true, would constitute a Breach.

1.2.	Interpretation

i.	The headings of this Policy do not affect its interpretation.

ii.	Capitalized terms used in this Policy not otherwise defined herein shall have the respective meanings assigned to them in the Agreement giving rise to the particular Claim Notice.

iii.

No party to this Policy shall have the benefit of any presumption regarding the interpretation or construction of the terms of this Policy based on which party drafted it. Without limitation, where the language of this Policy is deemed to be ambiguous or otherwise unclear, the issues shall be resolved in the manner most consistent with the warranties, terms, conditions, exclusions and limitations viewed as a whole.

iv.

Words importing the singular include the plural and vice versa, words importing a gender include every gender and references to persons include corporations, partnerships and other unincorporated associations.

v.	The word “including” or similar expression in this Policy shall be deemed to mean “including without limitation”.

vi.	The word “person(s)”, wherever it appears, means legal or natural person(s) unless otherwise specified.

vii.	References in this Policy to the “Schedule”, a “Clause” or an “Appendix” shall mean the Policy Schedule, a Clause or an Appendix of or to this Policy unless otherwise stated.

viii.	“USD”, “USD$” and “$” all refer to United States dollars.

ix.	This Policy shall be interpreted in accordance with the legislation in force as at the date of this Policy.

2.	INSURING PROVISIONS

2.1.	Insuring Clause

Subject to the terms, conditions and limitations of this Policy, the Insurer shall, indemnify and reimburse the Insureds against, or pay on its behalf, all Loss in excess of the Retention, and in the aggregate up to the Limit of Liability.

2.2.	Claims Made and Reported Policy

This is a claims made and reported policy. The Insurer shall not be liable for any Loss unless a Claim Notice in respect of that Loss has been received by the Insurer in accordance with Clause 6.2 on or prior to the relevant Expiration Date for the Representations and Warranties or Tax Indemnity to which the Claim Notice relates or within thirty (30) Business Days immediately following such relevant Expiration Date.

2.3.	Aggregate Limit of Liability

The Limit of Liability is the limit of the Insurer’s aggregate liability for all Loss under this Policy. For the avoidance of doubt, (i) the Retention is not part of the Limit of Liability and (ii) Defense Costs are part of and not in addition to the Limit of Liability. The payment by the Insurer of Defense Costs erodes the Limit of Liability.

2.4.	Actions Against the Sellers

Loss shall erode the Retention and/or be recoverable as Loss under this Policy notwithstanding that the Insureds may have a right to claim against any Sellers in respect of the subject matter out of which such Loss arises pursuant to the Agreement. The Insureds shall not be required to proceed against, or seek any recovery from, any Seller before making a Policy Claim or recovering Loss hereunder.

Any amounts recovered pursuant to the Agreement in respect of any Loss which would be covered under this Policy but for the Retention shall erode the Retention and shall not be subject to offsetting recovery or reimbursement pursuant to the terms hereof, notwithstanding the fact that the Insured actually received a recovery for such Losses pursuant to the Agreement.

3.	CALCULATION OF LOSS

3.1.	Definition of Loss

Subject to the other provisions of this Clause 3, Loss means the sum of:

(a)	Loss (as defined in the Agreement) to the extent resulting from or arising out of a Breach or Third Party Demand; plus

(b)	the amount incurred by Insureds in respect of the Tax Indemnity; plus

(c)	any Defense Costs to the extent not included in (a) or (b) above; less

(d)	any Recovered Amounts; and

in each case disregarding (i) all Materiality Qualifiers and (ii) the effect of the Limitation Provisions on those amounts.

3.2.	Recovered Amounts

(a)

If any Recovered Amounts are actually recovered or realized by the Insureds after the Insurer has made a payment under a Policy Claim and before the later of (x) the one-year anniversary of the relevant Expiration Date and (y) the final resolution of all Claims or disputes relating to this Policy, the Insured shall notify the Insurer in writing within 20 Business Days of such recovery and reimburse any amounts paid by the Insurer in accordance with the procedure outlined in Clause 7.5 of this Policy.

(b)

To the extent the Insurer pays any Loss to the Named Insured, the Named Insured shall use commercially reasonable efforts to keep the Insurer informed of any potential rights of recovery of any Recovered Amounts.

3.3.	Non-Monetary Remedies

Any Loss payable by the Insurer shall only be in the form of a monetary payment and the Insurer shall not be obliged to seek, pursue or satisfy on behalf of the Insureds any non-monetary remedies or any injunctive or equitable or other non-monetary relief, other than any Defense Costs incurred in connection with a Breach or Third Party Demand related thereto.

3.4.	Exchange Rate

Subject to the terms of this Policy, Loss which is not in the currency stated in Clause 1.2(h) of the Policy, for the purposes of determining the extent to which the Retention or Limit of Liability is eroded by such Loss, shall be converted into United States Dollars at the spot rate of exchange (the closing mid-point) for the relevant currency as published in the Wall Street Journal on the date such Loss amount is agreed between the Insureds and the Insurer or as determined by a final judgment by a competent court or arbitration panel. If such day is not a Business Day, the date of Loss will be deemed to be the Business Day immediately preceding such day.

4.	RETENTION

4.1.	Liability in Excess of the Retention

The Insurer shall only be liable for Loss to the extent such Loss exceeds the Retention subject to the dropdown as set forth in Item 5 of the Declarations.

If on or prior to the Retention Dropdown Date, the Insurer has been notified by an Insured pursuant to this Policy of, or any Specified Person has Actual Knowledge of, any (a) Breach or matter under active investigation by any Specified Person that would reasonably be expected to give rise to a Breach, (b) Third Party Claim and/or (c) Loss, then the Initial Retention shall continue to apply solely with respect to any such Loss or any Loss that arises out of or results from such Breach, matter or Third Party Claim.

4.2.	Erosion of the Retention

The Retention is an aggregate one and:

(a)	shall be eroded by Loss (or the aggregate amount of all individual Losses) for which the Insurer would be liable under this Policy but for the Retention; and

(b)	in the event a Loss (or the aggregate amount of all individual Losses) exceeds the Retention, the Insurer shall then be liable for the amount of Loss which exceeds the Retention only.

5.	EXCLUSIONS

5.1.	The Insurer shall not be liable for that portion of any Loss, nor shall the Retention be eroded, to the extent that portion of Loss:

i.

arises out of or results from any (a) Breach of which any Team Member had Actual Knowledge prior to the Effective Date; (b) material inaccuracy in the No Claims Declaration (giving effect to the knowledge qualification language contained therein), but only to the extent such Loss is proximately related to the substantive content of such material inaccuracy and the Insurer is actually prejudiced by such material inaccuracy, with the Insurer bearing the burden of proving actual prejudice;

ii.

is for civil fines or penalties, only to the extent such fines or penalties are prohibited from being insured under the applicable law of the Most Favorable Jurisdiction; provided, however, that this exclusion shall not apply to Defense Costs;

iii.

is for criminal fines or penalties, punitive or exemplary damages, to the extent such fines, penalties or damages (i) are prohibited from being insured under the applicable law of the Most Favorable Jurisdiction or (ii) do not result from a Third Party Demand; provided, however, that this exclusion shall not apply to Defense Costs;

iv.	for the monetary amount by which any unfunded or underfunded defined benefit, pension, retiree medical, or multiemployer plan is unfunded or underfunded;

v.	arises out of or results from any asbestos or polychlorinated biphenyls;

vi.

if applicable, is for any purchase price adjustment payable under the Agreement (with the intent of this provision being to merely avoid “double counting” and not to limit any right to recover for Loss that arises out of or results from any Breach in excess of the amount of such Loss);

vii.

arises out of or results from any cyber breach or impermissible use or disclosure of HIPAA protected health information, Personal Information or personally identifiable information, including ransom or similar payments, any liabilities associated with breach investigation and notification expenses, administrative penalties or settlements;

viii.	[arises out of or results from D&O Loss and EPL Loss; provided, that this exclusion shall only apply for such losses up to $1,000,000 in the aggregate in D&O Loss and/or EPL Loss combined];[3]

ix.

arises out of or is increased by any disruptions or other adverse effects to the Target Group’s operations that are attributable in whole or in part to COVID-19 disease or the SARS-CoV-2 virus, or any evolution or mutation thereof (together “CV-19”) and arising out of or due to: (a) labor shortages, and/or any loss as a result any member of the Target Group’s workforce or patients having contracted CV-19 and/or breaches of employment law and/or regulations or the applicable employment contract(s) and/or contract(s) for services resulting from changes to working arrangements as a result of the Target Group’s response to CV-19; (b) government enforced business closures and quarantines (including any government advice that the Target Group’s staff work from home or government imposed travel restrictions) and/or the failure to comply therewith; (c) the Target Group’s acceptance of, use of the proceeds of, forgiveness of, or repayment of (or failure to repay) or otherwise related to any governmental assistance program and loan, tax credits, tax deferrals and other relief under the CARES Act or (d) and the Target Group’s receipt of Provider Relief Funds, to the extent that the company’s receipt of such funds are inconsistent with CMS requirements for retention of Provider Relief Funds;

x.

arises out of or results from any Loss or liability associated with failure to maintain appropriate documentation in support of, or failure to use appropriate coding in association with the Business’ and Purchase Assets’ claims for reimbursement, or failure to otherwise comply with coding and billing requirements applicable to the Business and the Purchase Assets;

xi.

arises out of or results from any Third Party Demand by or on behalf of a patient for medical malpractice or professional negligence liability asserting bodily or emotional harm or wrongful death arising out of medical or professional services and/or for material violation of the standard of professional care or negligence in the delivery of professional or medical services and mistreatment, abuse, molestation of or sexual contact with patients;

xii.	arises out of or results from matters set forth in Section 12.2(a)(v) of the Agreement; and

[3]	This exclusion is conditional. Remains subject to the Insured’s satisfying or not satisfying the subjectivity set forth in paragraph 7 of the binder agreement.

xiii.	[arises out of or attributable to (i) sales and use Taxes; (ii) employment Taxes; (iii) real property Taxes; and (iv) escheatable and unclaimed property][4]; and

xiv.	[arises out of or results from any compensation paid to Dr. Yuri Sanchez in violation of any federal or state fraud and abuse law or regulations].[5]

5.2.	Part Loss

If only part of any Loss is excluded under this Clause 5, the Insurer shall be liable for that part of any Loss which is not so excluded.

6.	CLAIMS

6.1.	General

All Policy Claims in respect of Loss and matters eroding the Retention must be dealt with in accordance with this Clause 6.

6.2.	Claim Notice

The Insureds shall deliver a notice (each, a “Claim Notice”) to the Insurer as soon as reasonably practicable after any Specified Person first obtains Actual Knowledge of any Breach, Third Party Demand or Loss; provided that, subject to Clause 6.5, a deficiency in the timing or content of a Claim Notice shall not limit any Insured’s rights, preclude or reduce the liability of the Insurer for the Loss to which the Claim Notice relates, or excuse the Insurer from performance hereunder, except to the extent the Insurer is actually prejudiced thereby (subject to the Insurer’s burden of proving actual prejudice).

6.3.	Claim Notice Contents

In order to allow the Insurer to assess the Policy Claim, the Claim Notice shall, in reasonable detail (in light of the information then reasonably available to the relevant Specified Person who obtained Actual Knowledge of the matter giving rise to the Policy Claim):

(a)	describe in reasonably sufficient detail the facts and circumstances relating to the Breach, Loss or Third Party Demand;

(b)	provide an estimate of the amount of Loss or potential Loss (to the extent reasonably practicable);

(c)	provide specific references to the relevant Representation and Warranty (where appropriate); and

(d)	enclose a copy of the relevant Third Party Demand (as appropriate).

Nothing in this Policy shall be construed or interpreted as preventing the Insured from supplementing a Claim Notice as additional facts and circumstances become known to the Insured.

[4]

This exclusion is conditional. Any or all of the subsections may be removed or narrowed upon completion of full scope tax diligence in such category, and our receipt of a written description of the diligence process from Kaufman Rossin, including confirmation that no Tax exposures were identified for such categories

[5]

This exclusion is conditional. Removal of this exclusion may be made conditional on satisfactory demonstration that the company’s payments to Dr. Sanchez are in compliance with all such laws, at the Insurer’s discretion

A deficiency in the content of a Claim Notice which is received on or before the date required under this Clause 6, shall not preclude or reduce the liability of the Insurer for the Loss to which the Claim Notice relates, except to the extent the Insurer can demonstrate actual prejudice as a result of any failure to comply with this Clause.

6.4.	Loss Subsequent

If a Claim Notice is delivered to the Insurer in accordance with Clause 6.2, any subsequent Loss materializing from the circumstances notified in the Claim Notice shall be deemed reported at the time such Claim Notice was received by the Insurer.

6.5.	Late Notification

The Insurer shall not be liable for Loss nor shall the Retention be eroded unless the respective Claim Notice has been delivered to the Insurer no later than 30 Business Days after the relevant Expiration Date to which the Claim Notice relates.

6.6.	Insurer’s Response

(a)

As soon as reasonably practicable, and in each case no later than 45 days after the Insurer receives a Claim Notice, the Insurer shall respond by acknowledging or denying the claimed Loss or claimed erosion of the Retention (including detailed reasons in the case where the Insurer has denied claimed Loss or claimed erosion of the Retention). The Insurer shall use commercially reasonable efforts to respond to any Claim Notice in a reasonably prompt and timely manner which provides the Insured sufficient time to satisfy any litigation or response deadlines of which the Insurer is made aware that relate to the subject matter of the Claim Notice.

(b)

If the Insurer cannot determine a final cover position on the information provided in a Claim Notice within the period specified in Clause 6.6(a), then the Insurer shall promptly request such additional information as it may reasonably require from the Insured in order to fully assess the Policy Claim, and following receipt of which additional information the time limit in Clause 6.6(a) shall apply.

6.7.	Claims Participation

The Insurer shall be entitled, at its sole expense, to effectively associate in the defense, negotiation, pursuit and settlement of any Third Party Demand for which it has acknowledged coverage, subject to a reservation of its rights under the Policy, such that the Insureds shall, to the extent not prohibited by the Agreement, and to the extent practicable cause each Group Company of the Insureds, as applicable (without limitation):

(a)

to the extent reasonably permitted by the circumstance, not incur any Loss in excess of $500,000 without the prior consent of the Insurer, such consent not to be unreasonably withheld, conditioned or delayed;

(b)

not settle, compromise or discharge any Breach or Third Party Demand without prior consent of the Insurer, such consent not to be unreasonably withheld, conditioned or delayed; provided however, such consent shall not be required if the amount of such settlement together with any Loss paid plus Losses alleged in any pending Claim Notices, is less than $500,000;

(c)

at the reasonable written request of the Insurer and to the extent reasonably practicable, provide the Insurer with copies of material correspondence and material documentation in the Insured’s possession and reasonably available to the Insured in connection with the Third Party Demand or Breach, and, to the extent practicable, use commercially reasonable efforts to afford the Insurer sufficient time to review such documentation;

(d)

at the reasonable written request of the Insurer and to the extent reasonably practicable, grant the Insurer access to material documentation and information of the Insured relevant to the Third Party Demand or Breach, including, on reasonable advance notice, access to the Named Insured’s representatives for interviews and witness statements upon reasonable advance notice during normal business hours and in reasonable locations, in a manner that does not unreasonably interfere with the operations of their respective businesses;

(e)

use commercially reasonable efforts to keep the Insurer reasonably informed of proposed meetings with the Seller or any other relevant third party in connection with any Third Party Demand or Breach and, where the Insurer reasonably requests in writing, provide a detailed written report to the Insurer of the outcome of meetings and discussions at which the Insurer was not present;

(f)

use commercially reasonable efforts to keep the Insurer reasonably informed and updated of any material matters which are relevant to the calculation of Loss in respect of a Policy Claim, including providing the Insurer with reasonable and timely updates regarding the progress of any action seeking Recovered Amounts as contemplated by Clause 3.2(a) of this Policy;

(g)

use commercially reasonable efforts to conduct all negotiations and proceedings in respect of any Third Party Demand (as to which the Insureds control the defense under the Agreement) or Breach with advisers consented to by the Insurer in writing (such consent not to be unreasonably withheld, delayed or conditioned and such consent shall not be required with respect to Goodwin Procter LLP) and take such action as the Insurer may reasonably request having regard to the circumstances of the Policy Claim, to contest, compromise or otherwise defend a Third Party Demand or Breach;

(h)

use commercially reasonable efforts to provide the Insurer with such other material information and cooperation in connection with any Third Party Demand in respect of a Policy Claim as the Insurer may reasonably request in writing.

With respect to any documents or information that are protected by the attorney-client privilege, work product doctrine or other privileges, the Insurer shall cooperate in good faith with the Insured to preserve the privileged status of any such document or information, including by signing a joint defense or similar agreement. Nothing in this Policy shall be construed to require the waiver of any Fifth Amendment or similar protection or require any action that could reasonably be expected to cause the loss of the attorney-client privilege, work product doctrine or other privileges. The Insurer shall engage with and cooperate in good faith with the Insured to structure any communications in order to minimize as much as possible the risk of waiver of attorney-client privilege, work-product doctrine or other privileges, and to ensure and preserve the privileged, protected or confidential status of any documents, information or communications shared in connection with this Policy.

6.8.	Failure to Comply

Any failure of the Insureds to comply with this Clause 6, other than Clause 6.5, shall not relieve the Insurer of its obligations under this Policy except to the extent that the Insurer can demonstrate that it has been actually prejudiced by such failure.

6.9.	Payment of Loss

Any Loss paid by the Insurer pursuant to this Policy shall be paid to the Named Insured as representative of all Insureds, unless otherwise directed in writing by the Named Insured. Once the Insureds’ Loss exceeds the Retention, the Insurer shall (i) within forty-five (45) days of the Insurer’s receipt of an invoice, pay Defense Costs; provided that Defense Costs are part of Loss and are subject to the Limit of Liability; and (ii) pay Loss other than Defense Costs within a reasonable time not to exceed forty-five (45) days.

The Insureds agree that the Insurer is authorized to rely on all written instructions of the Named Insured with respect to payment of Loss. Any payment made in accordance herewith shall constitute a discharge of Insured’s obligations under this Policy in respect of such payment, and the Insurer shall have no further obligations in respect of such payment to the Insured.

6.10.	No Duty to Defend

Notwithstanding any other provision of this Policy, the Insurer does not assume any duty to defend the Insureds or the Target Group with respect to any Third Party Demand.

7.	ADDITIONAL OBLIGATIONS OF THE INSURED

7.1.	Mitigation and Preservation of Rights

The Insured shall take commercially reasonable steps to mitigate any Loss as is required by law or the Agreement and to take commercially reasonable steps to preserve all rights against any other person in respect of any Loss after any Team Member or Specified Person has Actual Knowledge of any Breach, Third Party Demand, or matter under investigation by such person that would reasonably be expected to give rise to Loss; provided that the failure of any Insured to so mitigate shall only reduce the rights of the Insureds to recover for Loss under this Policy to the extent of the Loss that would have been avoided by such mitigation and the burden of proving such amount shall be on the Insurer. Notwithstanding the foregoing, the Insured shall not be required to initiate or pursue litigation or other claims against any Seller or seek any recovery from any Seller in connection with the Insured’s obligations under this Clause 7.1. There shall be no requirement of the Insureds to first pursue or exhaust such mitigation steps prior to making claims or receiving payment under this Policy.

7.2.	Maintenance of Records

Until the later of 60 days after the relevant Expiration Date and the final resolution of all Policy Claims or disputes relating to this Policy, the Insureds shall, and to the extent reasonably possible shall cause the Target Group to, take commercially reasonable steps to maintain their respective material documentation in their possession relating to the due diligence and the consummation of the transactions documented in the Agreement; provided that the Insureds may destroy documents in the ordinary course of their business consistent with past practice and their document retention guidelines so long as such destruction is not done with the intent to harm the Insurer.

7.3.	Failure to Comply

Any failure to comply with Clause 7.1 and 7.2 shall not relieve the Insurer of its obligations under this Policy, except the Insurer shall be entitled to reduce the amount of Loss payable under this policy to reflect the extent to which the Insurer’s position has been actually prejudiced thereby. It will be the burden of the Insurer to prove it has been actually prejudiced.

7.4.	Other Insurance Policies

The Insureds shall or, to the extent practicable, shall use commercially reasonable efforts to cause their Group Companies to, maintain insurance cover for the business operations of the Target Group of a reasonable nature for a business of the nature of the Target Group in a commercially reasonable manner as determined in the good faith business judgment of the Named Insured. The coverage provided under this Policy shall be excess of other valid and collectible insurance coverage available to the Insureds and applicable and responsive to any Loss. To the extent practicable, the Named Insured shall discuss with the Insurer, at the Insurer’s reasonable written request, whether any bond, indemnity or other insurance policy is applicable or available with respect to any Policy Claim. The Insureds shall use commercially reasonable efforts to collect under such other insurance policy; provided, (1) any dispute as to the applicability of, or delay in obtaining, coverage pursuant to such other insurance policy shall not be a basis for refusal of payment hereunder and (2) after such good faith efforts, the Insurer shall not use the second sentence of this Clause to deny coverage hereunder for the matters described in any Claim Notice under this Policy.

7.5.	Reimbursements

(a)	After any payment by the Insurer under this Policy, the Insureds shall reimburse to the Insurer as soon as reasonably practicable any amount paid by the Insurer in connection with this Policy:

i.	which is mutually agreed by the Insured and the Insurer, or finally determined by an arbitrator or court did not constitute Loss or should not otherwise have been paid under this Policy;

ii.	which constitutes any Recovered Amounts.

(b)	Any such reimbursement shall be made promptly but in no event later than 20 Business Days after such agreement, determination or receipt referred to in Clause 7.5(a) above.

(c)

Upon payment of such reimbursement, the unexhausted Limit of Liability under this Policy shall be restored accordingly. Notwithstanding anything to the contrary contained in this Clause 7.5, to the extent that the Limit of Liability is exceeded, the Insured shall not be required to reimburse the Insurer as provided herein for any amounts in excess of the amount such Loss exceeded the Limit of Liability.

7.6.	Acknowledgements and Representations

By accepting this Policy, the Named Insured, on behalf of itself and each of the Additional Insureds, acknowledges that (i) the Insureds were represented by competent and experienced legal counsel of their choice in connection with this Policy, and (ii) the Insureds are purchasing the coverage described in this Policy with full knowledge and acceptance of its terms and conditions without any reliance on any representation, warranty, advice or other statement by the Insurer or any of its representatives or advisors regarding any legal, tax or accounting implications or requirements of the coverage described in this Policy.

8.	SUBROGATION

8.1.	Right to Subrogate

In the event of any payment of Loss by the Insurer in connection with this Policy, except as otherwise provided in Clause 8.2, the Insurer shall be subrogated to, and the Insureds shall assign to the Insurer, all of the Insureds’ respective rights of recovery against any person or entity (other than any Insured or member of the Target Group) to the extent of the payment received by the Insured in respect of such Loss. If the Insureds are unable to assign such rights to the Insurer the Insureds shall use commercially reasonable efforts to allow the Insurer to bring suit in their name. The Insurer agrees not to enforce or pursue any subrogation rights it may have or come to have against any Insured or member of the Target Group.

Notwithstanding anything to the contrary, with respect to subrogation claims against customers, clients sales representatives, or suppliers of any Insured, the Insurer shall not be entitled to subrogate against such customers, clients, sales representatives, or suppliers for Losses without the express written consent of the Named Insured (such consent not to be unreasonably withheld, conditioned or delayed) until the aggregate amount of all such Losses exceeds $500,000 (“Subrogation Threshold”).

The Insureds shall take commercially reasonable steps to, execute all papers reasonably required and take steps reasonably necessary to secure and further such subrogation and assignment rights. In no event shall the Insureds knowingly and intentionally waive any rights that would reasonably be expected to affect such subrogation or assignment without prior written consent of the Insurer, provided, that, the Insurer shall not use as the sole basis for denying consent to any settlement or stipulated judgment the granting by the Insureds of an irrevocable and unconditional full and complete waiver and release to any person so long as, at the time of such waiver, the Insurer would not reasonably be expected to have any recoveries through subrogation against such person.

The Insurer shall bear all costs incurred in connection with any subrogation efforts or actions taken by the Insurer and the Insured (including any counter-claim or third party demand that arises out of, results from or relates to the same facts or allegations out of which such subrogation claim arose) and shall promptly reimburse the Insureds, and their Affiliates, for any reasonable costs incurred by the Insured arising out of, resulting from or relating to the same facts or allegations out of which such subrogation claim arose.

8.2.	Subrogation against the Seller

The Insurer shall only be entitled to exercise rights of subrogation, claims in contribution and rights acquired by assignment against any Seller or any Affiliate of such Seller (or their respective directors, officers, managers, members, employees, attorneys, and agents) to the extent and solely to the extent the Loss in respect of which the payment under the Policy was made to the Insureds arose out of the Fraud of such Seller. Sellers or their Affiliates (and their respective directors, officers, managers, members, employees, attorneys, and agents) are express third party beneficiaries of this provision with the right to enforce it, and this provision may not be amended, waived, or otherwise modified without the prior written consent of the Sellers.

8.3.	Application of Amounts Recovered from Subrogation

Any amounts recovered by the Insurer as a result of subrogation or assignment of rights shall be applied first to reimburse the Insured for any costs and expenses incurred in connection with such recovery; second, to reimburse the Insurer for any costs and expenses incurred in connection with such recovery, third to reimburse any Insured for any Loss incurred in excess of the Limit of Liability; fourth to reimburse the Insurer for any Loss paid by the Insurer pursuant to this Policy; and fifth the remainder of such recovered amounts shall be paid to the Insureds. Any amounts recovered by the Insurer shall serve to replenish the Limit of Liability.

8.4.	Costs of Defending Claim

The Insureds shall defend at their own expense and satisfy any liability with respect to any counterclaim or third party demand asserted in connection with any assignment or subrogation claim pursued by the Insurer, except to the extent such counterclaim or third party demand arises out of the same facts and allegations as the subrogation claim or would itself lead to a Breach, in which case, the Insureds shall be indemnified and held harmless by the Insurer from any liability with respect to any such counterclaim, third party demand or Breach

9.	MISCELLANEOUS

9.1.	Waiver and Amendment

The Insureds shall not knowingly and intentionally effect or give any waiver, consent, amendment or assignment under the Agreement without first obtaining the consent of the Insurer (such consent not to be unreasonably withheld, delayed or conditioned) if such proposed waiver, consent, amendment or assignment actually prejudices the Insurer’s rights or liability under this Policy (subject to the Insurer’s burden of proving actual material prejudice).

9.2.	Variation

No term of this Policy may be amended or waived without a prior written endorsement or other instrument duly signed by the Insurer (not to be unreasonably withheld, conditioned or delayed) and the Named Insured.

9.3.	Assignment

(a)

Subject to Clause 9.3(b) and 9.3(c), the Insureds may not assign any of its rights or interest, nor transfer its obligations under this Policy without first obtaining the written consent of the Insurer (such consent not to be unreasonably withheld, delayed or conditioned).

(b)

The Insureds may, provided that there is no increase in liability of the Insurer, at any time during the term of the Policy assign all its rights, interests and benefits in, to and under the proceeds of this Policy to a Group Company, or to any acquirer or successor in interest in connection with any direct or indirect sale of all or substantially all of the assets of the Named Insured or the Target subject to (i) the Named Insured giving the Insurer written notice of such assignment within 20 Business Days following such assignment in the substance of the form set out in Appendix B. It being acknowledged that the Insurer shall not be liable to pay any Loss to any such assignee unless the Insurer is satisfied with the results of any sanctions, money laundering and other compliance checks the Insurer is obliged to complete.

(c)

The Insureds may, upon written notice to the Insurer, assign the Insureds’ rights to receive proceeds payable under this Policy to a Finance Party (“Loss Payee”). The Loss Payee will have no rights or obligations under this Policy, and the Insurers will owe no duties to the Loss Payee in connection with this Policy, except to receive payment under this Policy as Loss Payee. Any payment to a Loss Payee pursuant to this Clause 9.3(c) will constitute payment under this Policy and discharge the Insurers’ obligations under this Policy with respect of such payment.

9.4.	Entire Agreement

This Policy constitutes the entire agreement between the Insurer and the Insureds concerning the subject matter of this Policy and supersedes any previous agreement, oral or written, between the Insurer and its Group Companies on the one hand, and the Insureds and their Group Companies on the other hand, concerning the subject matter of this Policy.

9.5.	Counterparts

This Policy may be executed in any number of counterparts and any party hereto may execute any such counterpart, each of which when executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument. The parties agree that the delivery of this Policy may be effected by means of an exchange of facsimile or by .pdf, .jpeg or similar attachment to electronic mail.

9.6.	Invalidity

If any provision of this Policy is or becomes invalid, illegal or unenforceable in any respect, the validity, legality or enforceability of any other provision shall not be affected or impaired in any way.

9.7.	Confidentiality

Except where agreed in writing by the Insurer, the Insureds and its advisors and agents, shall, keep this Policy and details of any dispute relating to it confidential and not disclose any part of this Policy to any third party other than any Finance Party, unless required by law, regulatory authority, or listing rules, or as necessary to support a defense in litigation or arbitration between the Insureds and the Insurer. This Clause 9.7 survives termination of this Policy.

9.8.	Notices

All Claims Notices and any other notice or communication under this Policy shall be made in writing, signed on behalf of the party giving it and delivered by prepaid express courier, certified mail or electronic mail. Notices delivered by courier or post shall be deemed to be received and effective upon actual receipt thereof by the addressee to the respective address set forth below (or at such other address for a party as shall be specified by similar notice), or if delivered by email, on receipt of an acknowledgement of receipt of such email (excluding any automated response).

Each such notice or communication shall be delivered:

(a)	if to the Insureds, to the Named Insured at its address in Item 1 of the Declarations, with a copy (which shall not constitute notice) to:

Goodwin Procter LLP

100 Northern Avenue

Boston, MA 02110

Attention: Chris Wilson and Ai Tajima

E-mail: cwilson@goodwinlaw.com; atajima@goodwinlaw.com

(b)	if to the Insurer, to the following address or email address:

Liberty Surplus Insurance Corporation

28 Liberty Street, 4th Floor

New York, NY 10005

ATTENTION: CLAIMS

Or

M&AClaims@libertygts.com

9.9.	Sanctions Limitations

The Insurer shall not be deemed to provide cover and the Insurer shall not be liable to pay any claim or provide any benefit hereunder to the extent that the provision of such cover, payment of such claim or provision of such benefit would expose the Insurer to any sanction, prohibition or restriction under United Nations resolutions or the trade or economic sanctions, laws or regulations of the European Union, United Kingdom or United States of America.

9.10.	Governing Law

This Policy shall be governed by and construed in accordance with the laws of Delaware law, without giving effect to its conflict of laws, rules or principles, except to the extent provided in Clause 5.1(ii) and (iii).

9.11.	Dispute Resolution

It is agreed that:

i.

Any dispute arising out of or relating to this Policy, including over its construction, application and validity, shall be resolved, at the Named Insured’s sole election, (i) in an arbitration before JAMS in New York, New York or (ii) in a judicial proceeding in a court of competent jurisdiction in the United States;

ii.

The arbitration panel shall consist of one arbitrator selected by Insurer, one arbitrator selected by the Insureds and a third arbitrator to be selected by the first two arbitrators. If the two arbitrators cannot agree on a third arbitrator, then JAMS shall appoint an arbitrator;

iii.	The arbitrator(s) shall be disinterested and shall have knowledge of the legal, corporate and insurance issues relevant to the matters in dispute;

iv.

The dispute resolution mechanisms referenced in this Clause are intended to be the sole and exclusive dispute resolution mechanisms for any dispute arising between the Insurer and the Insureds hereunder and shall survive the cancellation or termination of this Policy and the exhaustion of the Limit of Liability; and

v.	No award of the arbitrators or judgment of any court with respect to any award shall be entered in an amount exceeding the applicable limit of liability of this Policy.

9.12.	Cancellation

This policy is non-renewable.

This Policy is non-cancellable by the Insureds or Insurer, except that the Insurer shall be entitled to terminate this Policy for non-payment of premium within 20 Business Days of the Closing, in which case Insurer shall have no liability under this Policy in respect of any Loss or otherwise.

The premium shall be deemed fully earned from the inception date of the Policy.

PRESIDENT Matthew Dolan	VICE PRESIDENT AND SECRETARY Marc C. Touhey

Endorsement #1

Policy Number: ACAYQT001	Effective Date: July 2, 2021
Insured Name: Cano Health, LLC

OFAC COMPLIANCE NOTICE

Payment of Loss under this Policy shall only be made in full compliance with all United States of America economic or trade sanction laws or regulations, including, but not limited to, sanctions, laws and regulations administered and enforced by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”).

Date: ____________________
Authorized Signor

Endorsement #2

SERVICE OF PROCESS ENDORSEMENT

Named Insured:	Cano Health, LLC

Policy Number:	ACAYQT001

Effective Date:	July 2, 2021

THIS ENDORSEMENT CHANGES THE POLICY. PLEASE READ IT CAREFULLY.

SERVICE OF SUIT CLAUSE – FLORIDA

This endorsement modifies insurance provided under the following:

ALL COVERAGE PARTS IN THIS POLICY

Liberty Surplus Insurance Corporation hereby appoints the Superintendent, Commissioner or Director of Insurance or other officer specified for that purpose in the statute or his successor or successors in office, as the agent upon whom may be served any lawful process in any action, suit or proceeding instituted by or on behalf of the Insured or any beneficiary hereunder arising out of this contract of insurance.

Liberty Surplus Insurance Corporation furthermore designates Corporation Service Company, 1201 Hays Street, Tallahassee, FL 32301 as the agent to whom a copy of the Service of Process should be forwarded by the Superintendent, Commissioner or Director of Insurance or other officer specified for that purpose in the State of Florida. A copy of any process, “suit”, complaint or summons may be made upon the Office of the General Counsel, North America Specialty, Liberty Mutual Insurance, C/O Liberty Surplus Insurance Corporation, 175 Berkeley Street, Boston, MA 02116.

Endorsement #3

TERRORISM ENDORSEMENT

TERRORISM RISK INSURANCE ACT

CONFIRMATION OF ACCEPTANCE OF CERTIFIED ACTS OF TERRORISM

We previously notified you that in accordance with the federal Terrorism Risk Insurance Act, as amended (TRIA), we must make “certified acts of terrorism” coverage available in the policies we offer.

A “Certified act of terrorism” means an act that is certified by the Secretary of the Treasury in accordance with the provisions of TRIA to be an act of terrorism under TRIA. The criteria contained in TRIA for “certified act of terrorism” include the following:

1.	The act results in insured losses in excess of $5 million in the aggregate, attributable to all types of insurance subject to TRIA; and

2.	The act results in damage within the United States, or outside the United States in the case of certain air carriers or vessels or the premises of a United States mission; and

3.

The act is a violent act or an act that is dangerous to human life, property or infrastructure and is committed by an individual or individuals acting as part of an effort to coerce the civilian population of the United States or to influence the policy or affect the conduct of the United States Government by coercion.

The United States Department of the Treasury will reimburse insurers for 85% of that portion of insured losses attributable to certified acts of terrorism that exceeds the applicable insurer deductible. Effective January 1, 2016, this percentage will be reduced to 84%, effective January 1, 2017 to 83%, effective January 1, 2018 to 82%, effective January 1, 2019 to 81%, and effective January 1, 2020 to 80%. However, if aggregate insured losses under TRIA exceed $100 billion in a Calendar Year the Treasury shall not make any payment for any portion of the amount of such losses that exceeds $100 billion. The United States government has not charged any premium for their participation in covering terrorism losses.

If aggregate insured losses attributable to terrorist acts certified under TRIA exceed $100 billion in a Calendar Year and we have met, or will meet, our insurer deductible under TRIA, we shall not be liable for the payment of any portion of the amount of such losses that exceeds $100 billion. In such case, your coverage for terrorism losses may be reduced on a pro rata basis in accordance with procedures established by the Treasury, based on its estimates of aggregate industry losses and our estimate that we will exceed our insurer deductible. In accordance with the Treasury’s procedures, amounts paid for losses may be subject to further adjustments based on differences between actual losses and estimates.

At that time we advised you that you will not be required to pay a premium for “certified acts of terrorism” coverage at this time. As a result of our notification, you have accepted “certified acts of terrorism” coverage.

HG 00 H045 054 0212 0115

Includes copyrighted material of Insurance Services Office, Inc. with its permission.

Appendix A

NO CLAIMS DECLARATION

[To be printed and signed by the Named Insured at signing of the Agreement]

To: Liberty Surplus Insurance Corporation (the “Insurer”)

Project DMC

Policy No. ACAYQT001

On behalf of the Insured, in my capacity as an authorized representative of the Insured, I acknowledge that this No Claims Declaration is required to be provided in relation to Policy No. ACAYQT001 issued by the Insurer. Capitalized terms in this No Claims Declaration shall have the respective meaning assigned to them in the Policy. As an authorized representative of the Insured, I hereby declare as follows:

1.

The Agreement, together with the schedules and exhibits attached thereto, and any agreements referred to therein, represents as of the date hereof, the material documents executed and delivered by the parties thereto concerning the matters described therein;

2.	I have read the Agreement and the Diligence Reports;

3.	I do not have Actual Knowledge of any Breach;

4.

So far as I am aware, having made due enquiry of each Team Member, and having confirmed that each Team Member has read the Agreement and the Diligence Reports, no Team Member has Actual Knowledge of any Breach;

5.

I acknowledge that the Policy referenced above excludes Loss arising out of or resulting from (i) any material inaccuracy in this No Claims Declaration, but only to the extent such Loss is proximately related to the substantive content of such material inaccuracy and the Insurer is actually prejudiced by such material inaccuracy with the Insurer bearing the burden of proving any such actual prejudice or (ii) any disclosed Breach herein.

Sign Name:

Print Name:

Title:

Date:

Appendix B

Form of Assignment

[Date]

To:	Liberty Surplus Insurance Corporation

28 Liberty Street, 4th Floor

New York, NY 10005

To Whom It May Concern:

Re: Project DMC, Representation and Warranty Insurance Policy No. ACAYQT001 (the “Policy”)

We inform you that we have assigned as collateral to [●] (the “Finance Parties”) being represented by [●] as (facility agent/security trustee) (the “Facility Agent”) all our rights relating to payment of all and any proceeds received by or due to us under the Policy solely following the occurrence and continuation of an Event of Default (as defined in [●]).

Payment of any proceeds under the Policy to the Facility Agent constitutes full discharge of your obligations in respect thereof to the Insureds.

We kindly request that you confirm your receipt and acknowledgement of the above by returning signed copies of this notification to us and the Facility Agent.

Yours sincerely

(Details)

To: The Insured

To: The Facility Agent

We acknowledge receipt of the above letter.

Signed by:
Print Name:
Date:

For and on behalf of Liberty Surplus Insurance Corporation

Appendix C

Agreement and Disclosure Schedules

Appendix D

Ancillary Documents

Exhibit D

Bill of Sale

(See attached.)

BILL OF SALE AND ASSIGNMENT AND ASSUMPTION AGREEMENT

This Bill of Sale and Assignment and Assumption Agreement (this “Bill of Sale”), effective as of 11:59 p.m., Eastern Time on July 2, 2021, is by and among (i) Doctor’s Medical Center, LLC (“Seller”), and (ii) Cano Health, LLC, a Florida limited liability company (“Cano Health”). For the purposes of this Bill of Sale, unless the context shall otherwise require, capitalized terms used herein but not defined herein shall have the meanings ascribed to such terms in the Purchase Agreement (as defined below).

R E C I T A L S

WHEREAS, the parties hereto are, among others, parties to that certain Asset Purchase Agreement, dated as of the date hereof (the “Purchase Agreement”), pursuant to which (1) Seller has agreed to sell, assign, transfer and deliver to Cano Health, and Cano Health has agreed to purchase from Seller, all of Seller’s respective rights, titles and interests in and to the Purchased Assets and the Acquired Contracts and (2) simultaneously with the sale, assignment and transfer of the Purchased Assets and the Acquired Contracts, Cano Health has agreed to assume from the Seller and to pay, discharge, satisfy and perform as and when due and performable, all Assumed Liabilities of the Seller.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto covenant and agree as follows:

1.

On the terms and subject to the conditions of the Purchase Agreement, Seller does hereby assign, transfer, and deliver to Cano Health, and Cano Health hereby accepts and acquires from Seller, all of Seller’s rights, titles, and interests in and to the Purchased Assets and the Acquired Contracts.

2.

On the terms and subject to the conditions of the Purchase Agreement, simultaneously with the sale, assignment and transfer of the Purchased Assets and the Acquired Contracts, Seller does hereby assign, transfer, and deliver to Cano Health, and Cano Health hereby accepts, acquires and assumes from Seller, and agrees to pay, discharge, satisfy and perform as and when due and performable, all of the Assumed Liabilities.

3.

Seller acknowledges and agrees that the representations, warranties, covenants, agreements and indemnities contained in the Purchase Agreement shall not be superseded hereby but shall remain in full force and effect to the full extent provided therein. In the event of any conflict or inconsistency between the terms of the Purchase Agreement and the terms hereof, the terms of the Purchase Agreement shall govern. Seller make no representation or warranty with respect to the Purchased Assets, except as set forth in the Purchase Agreement.

4.	This Bill of Sale shall be construed in accordance with the internal laws of the State of Delaware.

5.

This Bill of Sale may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Bill of Sale delivered by facsimile, email or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Bill of Sale. This Bill of Sale may not be amended, modified or supplemented except by an instrument in writing signed by or on behalf of Cano Health and Seller.

[Remainder of Page Intentionally Left Blank – Signature Pages Follow]

IN WITNESS WHEREOF, the undersigned have executed this Bill of Sale as of the date first set forth above.

SELLER:

DOCTOR’S MEDICAL CENTER, LLC

By:
Name:
Title:

[Signature Page to Bill of Sale]

ACCEPTED as of the date first set forth above.

CANO HEALTH, LLC

By:
Name:	Dr. Marlow Hernandez
Title:	Chief Executive Officer

[Signature Page to Bill of Sale]

Exhibit E

TSA

(See attached.)

Execution Version

TRANSITION SERVICES AND MANAGEMENT AGREEMENT

THIS TRANSITION SERVICES AND MANAGEMENT AGREEMENT (this “Agreement”) is effective as of July 2, 2021 (the “Effective Date”) by and between (i) Ventura de Paz (the “Majority Owner”), (ii) Doctor’s Medical Center, LLC (the “DMC”, and together with the Majority Owner, the “DMC Parties”), and (iii) Cano Health, LLC, a Florida limited liability company (together with its subsidiaries, “Cano”). DMC, the Majority Owner and Cano are sometimes referred to herein collectively as the “Parties” and individually each of the DMC Parties and Cano may be referred to herein as a “Party.” Capitalized terms used herein but not defined herein shall have the meanings ascribed to such terms in the Purchase Agreement (as defined below).

WITNESSETH:

WHEREAS, Cano and the DMC Parties are parties to that certain Asset Purchase Agreement, dated as of the date hereof (the “Purchase Agreement”), whereby, among other things, Cano has acquired the Purchased Assets and assumed the Assumed Liabilities (collectively, the “Acquisition”) pursuant to the terms and subject to the conditions set forth in the Purchase Agreement;

WHEREAS, Cano desires to contract with the DMC Parties for the provision of certain transition services related to the Acquisition as set forth on Schedule I, for the consideration specified herein, and DMC desires to provide, and the Majority Owner shall cause DMC to provide, such services to Cano for the consideration specified in the Purchase Agreement and Schedule I hereto, and pursuant to the terms and subject to the conditions set forth herein; and

WHEREAS, in order to provide for an efficient and orderly transition of ownership and management of DMC’s business, the Parties have agreed that Cano will manage DMC’s performance of services under its agreements with Payors (collectively, “Payor Agreements”) to the extent permitted by applicable Law and the Payor Agreements and pursuant to the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing, the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree, intending to be legally bound, as follows:

ARTICLE I.

TRANSITION SERVICES TO BE PROVIDED

1.1 Performance of Services.

(a) Pursuant to the terms and subject to the conditions set forth herein, for each service listed on Schedule I (each, a “Service” and collectively, the “Services”), DMC shall provide, and the Majority Owner shall cause DMC to be provided, to Cano such Service during the Service Period (as such term is defined below). Notwithstanding the contents of Schedule I, the DMC Parties agree to reasonably promptly respond to, and consider in good faith, any reasonable request by Cano for access to any additional services that are necessary for Cano to operate the Business which are not currently contemplated in Schedule I and which DMC has the reasonable ability and assets to provide at such time, at a price to be agreed upon after good faith negotiations between the Parties (but which price shall at a minimum equal the cost to DMC to provide such requested additional services). Any such additional services so provided by DMC shall constitute Services under this Agreement and be subject in all respects to the provisions of this Agreement.

(b) DMC shall, and the Majority Owner shall cause DMC to, perform the Services in good faith exercising a reasonable degree of care. Subject to the other provisions of this Agreement, the Parties will reasonably cooperate with each other in all matters relating to the provision and receipt of the Services. Cano shall provide reasonable access during normal business hours to its and its Affiliates’ facilities, systems and equipment as necessary or appropriate in connection with DMC’s provision of the Services in accordance with the provisions of this Agreement, subject to Cano’s physical security procedures.

(c) Notwithstanding anything herein to the contrary, if any of the DMC Parties receives a notice or communication from any Payor, any Governmental Authority or any Governmental Health Care Program that the provision of any Service, any other action to be performed by the DMC Parties pursuant to this Agreement or any other arrangement pursuant to this Agreement (including the management arrangement pursuant to Article II) is prohibited by or in breach or contravention of any Law or Contract, the DMC Parties shall not be required to provide such Service, take such other action or participate in any such arrangement pursuant to this Agreement, as applicable, and may immediately cease providing such Service, in each case until such time as any such issue with any Payor, any Governmental Authority or any Governmental Health Care Program, as applicable, has been resolved; provided that in such case no additional Fees shall be payable for any such Service with respect to the period during which such Service has been suspended (unless to the extent the DMC Parties are unable to terminate or suspend the provision of such Services without incurring any cost, expense or other Liability).

1.2 Payment for Services; Payroll.

(a) In consideration of and with respect to each Service, Cano shall pay the DMC Parties the fees and expenses (“Fees”) for such Service set forth on Schedule I. All Fees under this Agreement shall be for the account of, on behalf of, and at the expense of Cano. The DMC Parties shall not (i) be obligated to make any advance to or for the account of Cano or to pay any sums related to the performance of the Services or other duties or arrangements under this Agreement unless such amounts have been provided by Cano in advance to the DMC Parties or (ii) be obligated to incur any Liability or obligation for the account of Cano without assurance reasonably satisfactory to such DMC Party that the necessary funds for the discharge of such Liability or obligation will be provided by Cano. The DMC Parties shall be entitled to charge and collect from Cano, in addition to any charges described herein, an amount equal to all state, local and/or foreign sales tax, value added tax or any other similar tax with respect to the provision of any Service provided hereunder and shall timely remit such taxes to the appropriate tax authorities.

(b) For each pay period through the end of the applicable Service Period, the DMC Parties shall deliver to Cano a statement (a “Payroll Statement”) no later than three (3) Business Days prior to each applicable payroll date setting forth the amount to be funded on the applicable payroll date, including the compensation payable for such pay period to, or on behalf of DMC’s employees (including all employer taxes) and contractors who performed Services for Cano for such pay period (the “Payroll Amount”), together with copies of any information used in the calculation of such Payroll Amount as reasonably requested by Cano. In the event that Cano disputes any of the calculations set forth in the Payroll Statement Cano shall pay the Payroll Statement in accordance with the terms hereof and the Parties agree to mutually cooperate in good faith to promptly resolve such dispute and the DMC Parties will promptly refund any overpaid amount to Cano upon the resolution of such dispute. Cano shall pay the Payroll Amount within two (2) Business Days prior to each payroll date by wire transfer of immediately available funds to the accounts(s) directed by the DMC Parties on such Payroll Statement in order for the DMC Parties to (or to have a payroll provider) process such Payroll Amount on the applicable payroll date.

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(c) No later than three (3) Business Days prior to each applicable date when a payment is due to be made to a benefit plan or insurance plan (including workers’ compensation insurance) providing coverage or benefits to employees or independent contractors of any DMC Party, the DMC Parties shall deliver to Cano a statement (a “Benefits Statement”) setting forth the amount to be funded on the applicable date, (the “Benefits Amount”), together with copies of any information used in the calculation of such Benefits Amount as reasonably requested by Cano. In the event that Cano disputes any of the calculations set forth in the Benefits Statement Cano shall pay the Benefits Statement in accordance with the terms hereof and the Parties agree to mutually cooperate in good faith to promptly resolve such dispute and the DMC Parties will promptly refund any overpaid amount to Cano upon the resolution of such dispute. Cano shall pay the Benefits Amount within two (2) Business Days prior to such due date by wire transfer of immediately available funds to the accounts(s) directed by the DMC Parties on such Benefits Statement in order for the DMC Parties to make such payments to the applicable benefit plans on the applicable due date.

(d) During the applicable Service Period, the DMC Parties shall (a) record and track all information reasonably necessary for the DMC Parties to process payroll on the applicable payroll dates and make payments to benefit plans on the applicable due dates and provide such information to Cano as reasonably requested and (b) be solely responsible for the payment and provision to their respective employees and contractors of all wages, bonuses and commissions, employee benefits, and the withholding and payment of applicable taxes relating to such employment and shall comply with and perform all employer responsibilities under all applicable federal, state and local government requirements with respect thereto; provided that in each case Cano funds the Payroll Amount and the Benefits Amount in accordance the terms of this Section 1.2.

(e) Cano may not setoff or withhold any payments to the Provider Parties under this Agreement notwithstanding any dispute, action, claim suit or proceeding that may be pending between the Parties, whether pursuant to the Purchase Agreement or otherwise.

(f) Cano shall be responsible for the prompt and timely payment and discharge of all Assumed Liabilities and any Liabilities of DMC arising as a result of Cano’s operation or management of the Business following the Closing, excluding, for the avoidance of doubt, (i) any Liabilities that are attributable to the period prior to the Closing other than Assumed Liabilities or (ii) any Liabilities of DMC unrelated to the Business unless such Liabilities were incurred at Cano’s written request or direction.

1.3 Transition of Services.

(a) The Parties hereto acknowledge the transitional nature of the Services. Effective upon the termination of the applicable Service Period (the “Employment Termination Date”), DMC shall terminate the employment and services of all employees and independent contractors of DMC (collectively, the “Designated Workers”) and shall pay any amounts due and owing to the Designated Workers through the Employment Termination Date (including any amounts resulting from the termination of such Designated Worker’s employment or independent contractor Contract, which for the avoidance of doubt shall be included in the calculation of the final Payroll Amount); provided that notwithstanding the forgoing, to the extent any Designated Worker has a written employment Contract or independent contractor Contract with DMC and such Contract has not expired by the Employment Termination Date, Cano may, at its discretion in lieu of DMC terminating such Contract pursuant to the foregoing clause of this Section 1.3(a), assume such Contract and use commercially reasonable efforts to cause such Designated Worker to assign such Contract to Cano (to the extent such consent is required under such Contract).

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(b) As of the Employment Termination Date, Cano shall extend offers of employment on an “at-will” basis to each of the Designated Workers (other than those listed on Schedule II hereto (the “Non-Continuing Workers”), which Schedule shall be provided by Cano at least three Business Days prior to the Employment Termination Date) in accordance with Section 8.7 of the Purchase Agreement. The employees of DMC shall be notified in writing by the benefits provider of their rights with regard to any group health plan coverage, shall timely collect and remit all premiums to the appropriate party, and perform all other actions mandated by Title X of the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), as codified in Section 4980B of the Code and that are required to be given, collected, or otherwise performed as a result of the transactions contemplated by this Agreement. Notwithstanding anything in this Agreement to the contrary, nothing express or implied in this Section 1.3 is (i) intended to confer upon any Person other than the Parties, including any Designated Workers, any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, or (ii) shall create any obligation on the part of Cano to employ any Designated Worker for any period following the Employment Termination Date.

(c) Cano shall use commercially reasonable efforts (i) waive or cause to be waived any waiting periods, evidence of insurability requirements, or pre-existing condition limitations and similar limitations with respect to participation and coverage requirements applicable to the Designated Workers and (ii) provide each Designated Worker with credit for any co-payments and deductibles paid prior to the Employment Termination Date in satisfying any applicable deductible or out-of-pocket requirements under such group health plan. For vesting and eligibility purposes (other than any benefits under a defined benefit pension plan), all service of the Designated Workers with DMC (including any predecessors thereof) shall be recognized by Cano as if such service were with Cano; provided, however, that such service shall not be recognized to the extent that (i) such recognition would result in a duplication of benefits or (ii) such service was not recognized under the corresponding benefit plan of DMC that such Designated Worker participated in or was a member or beneficiary of as of the Employment Termination Date. To the extent that any Designated Worker is not immediately eligible to enroll in Cano’s group medical, vision and/or dental insurance plans on the Employment Termination Date as a result of a probationary or waiting period or pre-existing condition limitations and similar limitations, then Cano shall reimburse such Designated Worker for COBRA premiums paid by such Designated Worker to maintain medical, vision and dental insurance coverage through the date that such Designated Worker is eligible to enroll in Cano’s medical, vision and dental insurance plans, in each case at the same percentage of premiums as were paid by the relevant employer prior to the Employment Termination Date.

(d) During the applicable Service Period, other than as required by applicable Law or a Contract in existence prior to the date hereof, DMC shall not, without Cano’s prior written consent: (i) increase the compensation payable to or grant profit sharing, retirement, deferred compensation, insurance or any other compensation or benefits to any of DMC’s employees or independent contractors; (ii) enter into or modify any employment, severance, change in control, consulting or similar agreement with any of DMC’s employees or independent contractors; or (iii) hire any new employees or independent contractors, or terminate the employment and/or services of DMC’s employees or independent contractors.

(e) Promptly after the Employment Termination Date, DMC shall purchase and maintain in effect for three (3) years after the Employment Termination Date tail insurance for any “claims made” based professional liability insurance policies held by the Seller as of such date.

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1.4 Non-Solicitation.

(a) During the Term of this Agreement, the Restricted Parties shall not, directly or indirectly, be permitted to solicit or encourage, or attempt to solicit or encourage, any referral source, customer, supplier, patient, provider client, integration partner or vendor of the Seller to terminate or otherwise modify adversely its business relationship with the Seller.

1.5 Limitation of Liability.

(a) The Parties acknowledge and agree that the Services are provided by the DMC Parties: (i) at the request of Cano in order to accommodate it following the closing of the Acquisition; and (ii) with the expectation that the DMC Parties are not assuming any financial or operational risks, including those usually assumed by a service provider, except for those risks explicitly set forth herein. The DMC Parties shall not be liable for any mistakes of fact, errors of judgment, Losses sustained by Cano or any acts or omissions of any kind (including acts or omissions of the DMC Parties’ employees or contractors), unless caused by and finally and judicially determined to have resulted from the gross negligence or willful misconduct of DMC’s officers or directors. The liability of the DMC Parties for any damages under this Agreement shall in no event exceed the amounts actually paid to the DMC Parties pursuant to this Agreement, except in the event of their Fraud or willful misconduct.

(b) Nothing in this Agreement shall prevent Cano from seeking recourse against the other Party for any breach of this Agreement relating to Fraud or a willful failure to perform the Services.

(c) IN NO EVENT SHALL ANY DMC PARTY BE LIABLE TO CANO OR ANY OTHER PERSON IN ANY WAY FOR ANY EXEMPLARY, PUNITIVE, INDIRECT, SPECIAL OR CONSEQUENTIAL DAMAGES, INCLUDING LOST BUSINESS OR LOST PROFITS, OF ANY KIND IN CONNECTION WITH THE PERFORMANCE BY THE DMC PARTIES OF THIS AGREEMENT, WHETHER BASED ON BREACH OF CONTRACT, TORT (INCLUDING NEGLIGENCE), PRODUCT LIABILITY, OR OTHERWISE, WHETHER FORESEEABLE OR NOT, EVEN IF INFORMED IN ADVANCE OF THE POSSIBILITY OF SUCH DAMAGES.

ARTICLE II.

MANAGEMENT

2.1 Management of the Clinical Business; Access to Premises. Commencing on the Effective Date until December 31, 2021 (the “Management Period”), Cano will supervise and manage the performance of services under the Payor Agreements as an agent for DMC, including employing personnel at its sole cost required to provide the services which are the subject of the Payor Agreements (including the services which payment is made under the Payor Agreements in relation to). During the Management Period, Cano shall, at its sole cost, provide DMC and its employees with access to the premises at which the Services are to be performed.

2.2 Billing; Collections. Cano shall manage and direct (and the DMC Parties will reasonably cooperate with Cano regarding) all relationships with Payors and all billing and collection functions required for the Payor Agreements in the name of the applicable DMC Party and under the provider number of the applicable DMC Party to request, demand, collect, receive, and post payments for items and services due to such DMC Party from the applicable Payor during the Management Period, in each case in accordance with applicable Law and the applicable Payor Agreement. With respect to claims submitted to

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any Payor during the Management Period, Cano and the DMC Parties shall request that payments for such claims be made to Cano’s designated account. To the extent the applicable Payor requires payments for claims to be submitted to an account owned or controlled by a DMC Party, DMC shall remit such payment to Cano after receipt thereof. Any payments received by any DMC Party from any Payor after the Effective Date shall be remitted to Cano on a weekly basis.

2.3 Compensation. Cano shall be entitled to receive as its fee all gross revenues and patient copayments or coinsurance received by the DMC Parties related to the provision of services provided under any Payor Agreements during the Management Period; provided, that Cano will be responsible for all expenses related to the provision of services provided and the actual provision of services provided pursuant to any Payor Agreement during the Management Period. Cano shall pay to the DMC Parties any documented reasonable costs and expenses of the DMC Parties in performing their respective obligations set forth in Section 2.2.

2.4 Approval. The DMC Parties hereby agree that during the Term of this Agreement, the DMC Parties shall not, without the prior written consent of Cano, take any action to change, alter, amend, fail to keep in good standing, close, or terminate (i) any Contracts with DMC’s Payors or (ii) DMC’s national provider identifier or employer identification number, in each case, unless required pursuant to applicable Law or the applicable Contract.

2.5 Governmental Terminations. After the end of the Management Period, and in any event within ninety (90) days thereof, DMC shall terminate any of its direct enrollments and/or contracts with Medicare, Medicaid, and any other federal or state insurance program and provide Cano with written evidence that the terminations applications and/or notices have been submitted or transmitted to the respective Medicare Administrative Contractor, Medicaid agency or Medicaid enrollment contractor, and any other federal or state insurance program.

2.6 Assignment of Payor Agreements. During the Management Period, DMC shall use commercially reasonable efforts, at Cano’s sole expense, to cooperate with Cano to (i) assign all of the members that are covered by any Payor Agreement to the applicable Contract of Cano Health or one of its Affiliates or (ii) assign, and obtain consent to assignment of, any Payor Agreements to Cano or one of its Affiliates from any Payor, in each case as determined by Cano in its sole discretion; provided, however that, notwithstanding anything contained herein to the contrary, Cano or one of its Affiliates shall assume DMC’s Payor Agreement with Humana Inc. and its Affiliates effective as of January 1, 2022 (or shall cause such Payor Agreement to be terminated and DMC shall be released of any obligations arising thereunder).

ARTICLE III.

MISCELLANEOUS

3.1 Term and Termination. This Agreement shall commence on the Effective Date and end upon completion of the Service Periods for all of the Services provided hereunder and completion of the Management Period (the “Term”). The “Service Period” for each Service shall commence on the Effective Date and end on December 31, 2021 or the earlier termination of the Service Period or this Agreement pursuant to this Section 3.1. Notwithstanding the foregoing, (i) Cano may terminate the Service Period for Services A-C on Schedule I (but only for all such Services A-C together) at any time upon prior written notice to the DMC Parties, (ii) Cano may terminate the Management Period at any time upon prior written notice to the DMC Parties and (iii) this Agreement may be terminated at any time:

(a) by the mutual consent of the DMC Parties and Cano;

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(b) by Cano in the event of any material breach by the DMC Parties of any of the DMC Parties’ obligations under this Agreement and, if capable of being cured, the failure of the DMC Parties to cure such breach within fifteen (15) days after receipt of written notice from Cano requesting such breach or default to be cured; or

(c) by the DMC Parties in the event of any material breach by Cano of any of Cano’s obligations under this Agreement and, if capable of being cured, the failure of Cano to cure such breach within fifteen (15) days after receipt of written notice from the DMC Parties requesting such breach or default to be cured.

Notwithstanding anything herein to the contrary, the obligations of the Parties under Section 1.2(a) (with respect to Fees owed for Services provided prior to termination or expiration), Section 1.2(e), Section 1.3(a), Section 2.3 (with respect to amounts owed for dates of service relating to the period prior to termination or expiration), Section 2.5 and Article III shall survive the expiration or termination of this Agreement and remain in full force and effect.

3.2 Relationship of Parties. The Parties have the relationship of independent contractors. Nothing herein contained shall be deemed or construed by Cano as creating the relationship of principal and agent, employer and employee, partnership, joint employers or joint venture between the Parties. The DMC Parties, on the one hand, and Cano, on the other hand, lack the right or authority to enter into any contract, warranty, guarantee or other undertaking in the name or for the account of the other such Party, or to assume or create any obligation or liability of any kind, express or implied, on behalf of the other Party, or to bind the other Party in any manner whatsoever, or to hold itself out as having any right, power or authority to create any such obligation or liability on behalf of the other or to bind the other Party in any manner whatsoever, or to act on behalf of the other Party as its broker, agent or otherwise for the purpose of committing, selling, conveying or transferring any of the other Party’s assets or property, contracting for or in the name of the other Party, or making any representation binding upon such other Party (except, in each case, as to any actions taken by either the DMC Parties or Cano at the express written request and direction of the other Party). Each Party will be solely responsible for any employment-related taxes, insurance premiums or other employment benefits respecting its own employees, other than as set forth in this Agreement. During the Term, none of the DMC Parties’ employees, agents or representatives shall be eligible to participate in any benefit programs or sales or other bonuses offered by Cano to its employees, or in any retirement plans, profit sharing plans, insurance plans, separation plans or any other employee welfare or benefit plans offered from time to time by Cano to its employees. The DMC Parties acknowledge that none of their respective employees, agents or representatives shall be eligible to participate in, and Cano does not and will not maintain or procure for or on such personnel’s behalf, any worker’s compensation or unemployment compensation insurance.

3.3 Indemnification of DMC Parties. Cano will indemnify and hold harmless each DMC Party and its present and future officers, directors, equity holders, Affiliates, employees, representatives and agents (“Indemnified Parties”) to the fullest extent permitted by Law against any and all Losses in connection with the provision of any Service, any other action to be performed by any DMC Party pursuant to this Agreement or any other arrangement pursuant to this Agreement, except to the extent that any Losses result from the gross negligence or willful misconduct of DMC’s officers or directors in performing its obligations hereunder. Cano further agrees to reimburse the Indemnified Parties on a monthly basis for any reasonable out of pocket cost of investigating, preparing to defend and defending any action, investigation, claims or other proceedings (including reasonable attorneys’ and other experts’ fees and expenses) relating to or arising from the provision of any Service, any other action to be performed by any DMC Party pursuant to this Agreement or any other arrangement pursuant to this Agreement, subject to an undertaking from such Indemnified Party to repay Cano if such party is finally and judicially determined not to be entitled to such indemnity. The indemnity obligations under this Section 3.3 shall be in addition to any liability which Cano may otherwise have and shall be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of Cano, any DMC Party or any of the other Indemnified Parties.

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3.4 Entire Agreement; Amendment. This Agreement (including the Schedules hereto) and the referenced definitions in the Purchase Agreement constitute the entire understanding between the Parties with respect to the subject matter hereof and supersedes all prior agreements and understandings relating to such subject matter. Except as otherwise provided herein, any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by the DMC Parties and Cano, or in the case of a waiver, by the Party against whom the waiver is to be effective.

3.5 Personal Information. DMC shall and shall cause its affiliates and subcontractor to comply with the Health Insurance Portability and Accountability Act of 1996, the Health Information Technology for Economic and Clinical Health Act, and the implementation regulations thereunder, including the “Standards for Privacy of Individually Identifiable Health Information” at 45 C.F.R. Parts 160 and 164, subparts A and E (the “Privacy Rule”), the “Health Insurance Reform: Security Standards” at 45 C.F.R. Parts 160, 162 and 164, subparts A and C (the “Security Rule”), and the “Breach Notification Rule” at 45 C.F.R. Part 164, subpart D (collectively, “HIPAA”) in its performance of the Services. In its performance of the Services, DMC functions as a “business associate” (as defined at 45 C.F.R. § 160.103) of Cano. Accordingly, all Services shall be provided in accordance with and subject to the Business Associate Agreement between DMC and Cano in a form mutually acceptable to the Parties (the “BAA”).

3.6 Disclaimer of Warranties. NO PARTY HERETO MAKES, AND EACH PARTY HERETO EXPRESSLY DISCLAIMS, ANY AND ALL REPRESENTATIONS OR WARRANTIES WHATSOEVER, WHETHER EXPRESS, IMPLIED OR STATUTORY, WITH RESPECT TO THE SERVICES TO BE PROVIDED UNDER THIS AGREEMENT, INCLUDING WARRANTIES WITH RESPECT TO MERCHANTABILITY, OR SUITABILITY OR FITNESS FOR A PARTICULAR PURPOSE, AND ANY WARRANTIES ARISING FROM COURSE OF DEALING, COURSE OF PERFORMANCE OR TRADE USAGE.

3.7 Headings. The article, section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

3.8 Counterparts; No Third Party Beneficiaries. This Agreement may be executed in one or more counterparts which, taken together, shall constitute the whole agreement. Executed signatures to this Agreement may be delivered by any standard electronic means and any such electronically delivered signatures shall be construed as manually executed signatures. Except as otherwise specifically set forth herein, no provision of this Agreement is intended to confer upon any person other than the Parties hereto any rights or remedies hereunder, except that the Indemnified Parties shall have the right to enforce the obligations contained in Section 3.3.

3.9 Severability. In the event that any provision or requirement of this Agreement is in violation of any law or regulation or otherwise found to be invalid or unenforceable in any jurisdiction, (a) such provision or requirement shall not be enforced except to the extent it is not in violation of such laws or regulations or otherwise invalid or unenforceable, (b) the Parties will promptly renegotiate to restore such provision or requirement of this Agreement as near as possible to its original interest and effect and (c) all other provisions and requirements of this Agreement shall remain in full force and effect.

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3.10 Notices. All notices, requests, consents, claims, demands, waivers and other communications given or delivered under this Agreement shall be in writing and shall be deemed to have been duly made or given: (a) when personally delivered (with written confirmation of receipt), (b) two Business Days after being mailed by first class mail, return receipt requested, (c) when delivered by express courier service (receipt requested) or (d) when sent via electronic mail to the respective Parties, in each case, at the following addresses (or such other address for a Party as shall be specified in a notice given in accordance with this Section 3.10):

To the DMC Parties:	c/o Ventura de Paz
307 Holiday Drive
Hallandale Beach, FL 33009

With a copy to:	Holland & Knight LLP
701 Brickell Avenue, Suite 3300
Miami, FL 33131
Attention: Roberto R. Pupo and Henry R. Roque.
Email: roberto.pupo@hklaw.com;henry.roque@hklaw.com

To Cano:	Cano Health, LLC
9725 NW 117 Avenue, Second Floor
Miami, FL 33178
Attention: Dr. Marlow Hernandez, CEO
Email: mhernandez@canohealth.com

With a copy to:	Goodwin Procter LLP
100 Northern Avenue
Boston, MA 02210
Attention: Chris Wilson
Email: cwilson@goodwinlaw.com

3.11 Governing Law; Exclusive Jurisdiction. This Agreement shall be construed and all the rights, powers and liabilities of the Parties hereunder shall be determined in accordance with the internal laws of the State of Florida, without regard to conflicts of laws principles. Each of the Parties irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement or for recognition and enforcement of any judgment in respect hereof brought by any other Party or its successors or assigns may be brought and determined by the state and federal courts located in Miami-Dade County Florida, and each of the Parties hereby irrevocably submits to the exclusive jurisdiction of the aforesaid court for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby (and agrees not to commence any action, suit or proceeding relating thereto except in such courts). Each of the Parties further agrees to accept service of process in any manner permitted by such court. Each of the Parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby: (i) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure lawfully to serve process, (ii) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such court (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by Law, that (A) the suit, action or proceeding in any such court is brought in an inconvenient forum, (B) the venue of such suit, action or proceeding is improper or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

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3.12 Waiver of Jury Trial. The Parties irrevocably and unconditionally waive any right they may have to a trial by jury in respect of any legal action arising out of or relating to this Agreement or the transactions contemplated hereby. Each Party to this Agreement certifies and acknowledges that (a) no representative of any other Party has represented, expressly or otherwise, that such other Party would not seek to enforce the foregoing waiver in the event of a legal action, (b) such Party has considered the implications of this waiver, (c) such Party makes this waiver voluntarily, and (d) such Party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 3.12.

3.13 Remedies. Each Party shall have the right, in addition to any other rights and remedies existing in such Party’s favor, to enforce its rights and each other Party’s obligations thereunder not only by an action or actions for damages but also by an action or actions for specific performance, injunctive and/or other equitable relief. If any such action is brought by a Party to enforce such section, each of the other Parties hereto waives the defense that there is an adequate remedy at law.

3.14 Access. The DMC Parties shall permit Cano, its affiliates and their respective employees and agents reasonable access during regular business hours to individuals responsible for the Services and shall provide Cano, at the sole cost and expense of Cano, with copies of such data and records as Cano may reasonably request with respect to any Service still being provided at the time of such request. Any information provided by the DMC Parties to Cano pursuant to this Agreement or related to providing the Services (including any information related to employees or independent contractors of the DMC Parties) shall be maintained by Cano in accordance with all applicable Laws and to the extent required by applicable Law maintained as confidential.

3.15 Records. The DMC Parties shall keep administrative records regarding the provision of the Services, and for each Service shall retain such records for a period of seven (7) years following the cessation of the DMC Parties’ provision of such Service to Cano and, at the sole cost and expense of Cano, permit Cano, its affiliates and their respective employees and agents, reasonable access during regular business hours to such records. Cano shall keep records relating to its supervision and management of the performance of services under the Payor Agreements as an agent for the DMC Parties during the Management Period, including all records required by (x) the applicable Payor Agreement for any services provided to patients related to such Payor Agreements and the billing and coding thereof and (y) Law, and shall retain such records for a period of seven (7) years following the cessation of the Management Period and, at the sole cost and expense of Cano, permit the DMC Parties, each of their respective affiliates and their respective employees and agents, reasonable access during regular business hours to such records.

3.16 Assignment; Binding Effect. This Agreement may not be assigned by any Party without the prior written consent of the other Parties, and any purported assignment in violation of this provision shall be null and void. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns.

3.17 Construction. For purposes of this Agreement unless otherwise explicitly specified to the contrary herein, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation” and (b) the word “or” is not exclusive. The use in this Agreement of a pronoun in reference to a Party hereto shall be deemed to include the corresponding masculine, feminine or neuter form, as the context may require and each definition herein includes the singular and plural and words in the singular or plural form include the plural and singular form, respectively. All references herein to any period of days shall mean the relevant number of calendar days unless otherwise specified. Whenever any

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action must be taken hereunder on or by a day that is not a Business Day, then such action may be validly taken on or by the next day that is a Business Day. When calculating the period of time before which, within which or following which any act is to be done, notice given or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded and if the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day.

3.18 Force Majeure. If a Party shall be hindered, delayed or prevented from performing its obligations under this Agreement (other than payment obligations), or if such performance is rendered impossible by reason of fire, explosion, earthquake, storm, flood, drought, embargo, pandemic, epidemic, wars or other hostilities, strike, lockout or other labor disturbance, mechanical breakdown, governmental action, or any other cause that is beyond the reasonable control of a Party (a “Force Majeure Event”), then the Party so hindered, delayed or prevented shall not be liable to the other Party for the resulting delay or failure to carry out its obligations hereunder. In any such event, such Party’s affected obligations hereunder shall be postponed for such time as its performance is suspended or delayed on account thereof. The affected Party will promptly notify the other party, either orally or in writing, upon learning of the occurrence of such Force Majeure Event. Upon the cessation of the Force Majeure Event, the affected Party will use commercially reasonable efforts to resume its performance with the least possible delay. Notwithstanding the foregoing, and notwithstanding anything to the contrary in this Agreement, Cano shall not be required to pay for the affected Services to the extent they are not provided during the pendency of a Force Majeure Event.

[Signature pages to follow]

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IN WITNESS WHEREOF, the Parties hereto have executed and delivered this Agreement as of the date first written above.

CANO:

CANO HEALTH, LLC

By:
Name: Dr. Marlow Hernandez
Title: Chief Executive Officer

[Signature Page to Transition Services and Management Agreement]

IN WITNESS WHEREOF, the Parties hereto have executed and delivered this Agreement as of the date first written above.

DMC PARTIES:

DOCTOR’S MEDICAL CENTER, LLC

By:

Name:
Title:

VENTURA DE PAZ

By:

Name:
Title:

[Signature Page to Transition Services and Management Agreement]

SCHEDULE I

Services

	Service	Service Fee	Service Period

A.

DMC shall retain the ultimate authority to direct and control each of their employees and independent contractors. DMC shall direct each of their employees and independent contractors to perform such employee’s or contractor’s duties and responsibilities with respect to the Business on behalf of Cano.

When performing their respective duties and responsibilities on behalf of Cano, such employees or contractors shall be under the direction, control and supervision of Cano, in reasonable consultation with the DMC Parties.

		The Payroll Amount plus any documented reasonable out of pocket costs and expenses of the DMC Parties in addition to the Payroll Amount in providing the Services in this row “A”.	Through December 31, 2021 or the earlier termination of the Service Period pursuant to Section 3.1

B.

Provide coverage for the employees and independent contractors of DMC under the same benefit plans and insurance plans of DMC in existence at the time of the Closing.

Provide coverage for any employee of DMC as of immediately prior to the Closing who signs an employment agreement with Cano effective as of the Closing, in each case under the same benefit plans and insurance plans of DMC in existence at the time of the Closing.

		Cano to promptly pay DMC for any premiums, employer contribution amounts or other costs payable to the benefit plans and insurance plans that DMC incur plus any other documented reasonable out of pocket costs and expenses of the DMC Parties in providing the Services in this row “B”.	Through December 31, 2021 or the earlier termination of the Service Period pursuant to Section 3.1

C.	DMC to process payroll for the employees and independent contractors of DMC for each pay period.	The documented reasonable out of pocket costs and expenses of the DMC Parties in providing the Services in this row “C” (for the avoidance of doubt, other than the Payroll Amount).	Through December 31, 2021 or the earlier termination of the Service Period pursuant to Section 3.1

SCHEDULE II

Non-Continuing Workers

(to be provided)

Exhibit F

Related Party Leases

(See attached.)

Exhibit G

Release of Claims

(See attached.)

RELEASE OF CLAIMS

This RELEASE OF CLAIMS (this “Release”) is entered into as of July 2, 2021, by (i) Doctor’s Medical Center, LLC (the “Seller”); and (ii) Ventura de Paz, Franklin Llanes, Patrick Gray, Venus de Paz, Magaly Castaneda and VDP Dynasty Trust dated December 23, 2016 (the “Owners”) in favor of Cano Health, LLC, a Florida limited liability company (the “Buyer”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in that certain Asset Purchase Agreement (the “Purchase Agreement”), dated as of July 2, 2021, by and among the Seller, the Owners, the Buyer and the other parties thereto.

W I T N E S S E T H:

WHEREAS, pursuant to the Purchase Agreement, among other things, the Seller shall sell to the Buyer, and the Buyer shall purchase from the Seller, the Purchased Assets pursuant the terms and conditions set forth therein;

WHEREAS, the Purchase Agreement requires the Seller and the Owners to deliver to the Buyer at the Closing a release of claims duly executed by the Seller and the Owners (the “Closing Deliverable”); and

WHEREAS, in satisfaction of the Closing Deliverable, the Seller and the Owners are delivering this Release to the Buyer.

NOW, THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, the Seller and the Owners, intending to be legally bound, hereby agree as follows:

(a) Effective as of the date hereof, the Seller and each Owner, and each of their past, present, and future beneficiaries, heirs (if applicable), executors, administrators, estates, representatives, affiliates, and assigns (such persons, the “Releasors”), severally and not jointly, hereby forever fully and irrevocably release and discharge the Buyer and its Affiliates and their respective past and present directors, shareholders, officers, members, managers, equity holders, partners, employees, agents, and other representatives (each, a “Releasee”), from and against any and all actions, causes of action, claims, demands, damages, judgments, debts, dues and suits of every kind, nature and description whatsoever, which the Releasors ever had, now have or may have had at any time in the past until and including the date of this Release on or by reason of any matter, cause or thing whatsoever with respect to the Purchased Assets (each, a “Released Claim”); provided, however, that in no event shall the foregoing release apply with respect to: (i) any obligation of any Releasee to any Releasor set forth in the Purchase Agreement, the Consulting Agreement or any of the Ancillary Agreements or (ii) as a result solely and exclusively of an action or event occurring after the Closing. The Releasors agree not to assert any Released Claim against the Releasees.

(b) The Seller and each Owner acknowledges that they: (i) have had the opportunity to ask representatives of the Buyer questions with regard to agreements, releases and consents in this Release, and that all such questions have been answered fully and to the satisfaction of such party; (ii) have had a reasonable time and opportunity to consult with such party’s financial, legal, tax and other advisors, if desired, before signing this Release; (iii) fully understands the terms of this Release; (iv) have executed this Release knowingly, voluntarily and without any coercion, undue influence, threat or intimidation of any kind whatsoever by any person or entity; and (v) have all necessary power and authority to execute and deliver this Release.

(c) The provisions of this Release shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby.

(d) This Release may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one and the same instrument.

[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, the undersigned have executed and delivered this Release as of the date first set forth above.

Seller:

Doctor’s Medical Center, LLC

By:
Name:	Ventura de Paz
Title:	President and Chief Executive Officer

Owners:

Ventura de Paz

Franklin Llanes

Patrick Gray

Venus de Paz

Magaly Castaneda

VDP Dynasty Trust dated December 23, 2016

By:
Name:
Title:	Trustee

[Signature Page to Release]

Buyer:

Cano Health, LLC

By:
Name:	Marlow Hernandez
Title:	Chief Executive Officer

[Signature Page to Release]